As filed with the Securities and Exchange Commission on February 15, 2011

Registration No. 333-170370

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4

TO

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GAMMON GOLD INC.

(Exact Name of Registrant as Specified in Its Charter)

Quebec, Canada	1040	None
(Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1701 Hollis Street

Suite 400, Founders Square, P.O. Box 2067

Halifax, Nova Scotia, B3J 2Z1

(902) 468-0614

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(212) 894-8700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Jeffrey D. Symons Jason K. Zachary Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 (212) 446-4800	Justin P. Klein Ballard Spahr LLP 1735 Market Street Philadelphia, Pennsylvania 19103 (215) 665-8500	Barry I. Grossman Sarah E. Williams Ellenoff Grossman & Schole LLP 150 East 42nd Street New York, New York 10017 (212) 370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement and upon completion of the merger described in the enclosed proxy statement/prospectus.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

The Registrant hereby amends this Registration Statement on such date as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The proxy statement/prospectus is not an offer to sell these securities nor a solicitation of an offer to buy these securities in any jurisdiction where the offer and sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 15, 2011

PROPOSED MERGER TRANSACTION — YOUR VOTE IS VERY IMPORTANT

Capital Gold Corporation, or CGC or Capital Gold, has entered into an Agreement and Plan of Merger, dated October 1, 2010, as amended on October 29, 2010, which we refer to collectively as the merger agreement, among CGC, Gammon Gold Inc., or Gammon Gold, and Capital Gold AcquireCo, Inc., a wholly-owned subsidiary of Gammon Gold, which provides for Gammon Gold to acquire CGC. If the merger is completed, you will receive 0.5209 common shares of Gammon Gold and a cash payment in the amount of U.S.$0.79 per share (plus cash in lieu of any fractional share interests) for each share of CGC common stock you hold immediately prior to the completion of the merger, unless you exercise and perfect your appraisal rights under the Delaware General Corporation Law, or DGCL. The exchange ratio of 0.5209 Gammon Gold common shares for the stock consideration portion is fixed and will only be adjusted in limited circumstances. The exchange ratio will not be adjusted to reflect changes in the stock price of Gammon Gold or CGC. The dollar value of the stock consideration portion CGC stockholders may receive will change depending upon changes in the market price of Gammon Gold common shares and will not be known at the time you vote on the merger.

Based upon the closing price of Gammon Gold common shares of U.S.$7.26 as reported on the New York Stock Exchange, or NYSE, on September 24, 2010, the last trading day preceding the announcement by Timmins Gold Corp. detailing its previous non-binding proposal to merge with CGC, the merger consideration represented approximately U.S.$4.57 in value for each share of CGC common stock. Based upon the closing price of Gammon Gold common shares of U.S.$7.01 as reported on the NYSE on September 30, 2010, the last trading day before public announcement of the proposed merger, the merger consideration represented approximately U.S.$4.44 in value for each share of CGC common stock, and based upon the closing price of Gammon Gold common shares as reported on the NYSE on February 14, 2011, the last practicable date before the date of this document, the merger consideration represented approximately U.S.$5.34 in value for each share of CGC common stock. Gammon Gold’s common shares are listed on the NYSE and the Toronto Stock Exchange, or TSX, under the symbols “GRS” and “GAM”, respectively, and CGC’s common stock is listed on the NYSE Amex Equities market, or NYSE Amex, and the TSX under the symbol “CGC”. You should obtain current market quotations for both securities. As of the closing of the merger, it is expected that current CGC stockholders will own approximately 20% of Gammon Gold’s outstanding shares on a fully diluted basis. If the merger is completed, CGC’s common shares will no longer be traded on the NYSE Amex or the TSX.

You are invited to attend a special meeting of CGC’s stockholders to be held at Ballard Spahr LLP, 1735 Market Street, 51st Floor, Philadelphia, Pennsylvania 19103, on March 18, 2011, at 10:00 a.m. local time. At the special meeting, you will have the opportunity to vote on the proposal to approve and adopt the plan of merger contained in the merger agreement. The CGC board of directors unanimously recommends that you vote “FOR” the proposal to approve the plan of merger and “FOR” the proposal to approve any adjournment or postponement of the special meeting, if necessary or appropriate, including to permit further solicitation of proxies. Once the proposed merger has been approved by CGC’s stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Capital Gold AcquireCo, Inc. will merge with and into CGC, and the separate corporate existence of Capital Gold AcquireCo, Inc. will cease and CGC will survive as a wholly-owned subsidiary of Gammon Gold.

Your vote is very important. Holders of a majority of CGC shares of common stock issued and outstanding and entitled to vote at the special meeting must be present in person or by proxy in order to hold the special meeting and conduct business. Approval of the plan of merger contained in the merger agreement requires (i) the affirmative vote of a majority of the votes entitled to be cast at the special meeting by the holders of CGC common stock and (ii) the affirmative vote of a majority of the votes cast by holders of CGC common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter, excluding the votes cast by certain persons entitled to receive change of control payments in connection with the merger. An abstention or failure to vote or to instruct your broker how to vote will have the same effect as voting against the plan of merger contained in the merger agreement. Whether or not you plan to attend the meeting, please promptly return your completed proxy so that your shares are voted at the meeting. If your shares are held in “street name,” you must instruct your broker in order to vote. The merger does not require the approval of Gammon Gold’s shareholders.

This proxy statement/prospectus contains detailed information about the special meeting, the proposed merger, documents related to the merger and other related matters, and we urge you to read it carefully, including the section entitled “Risk Factors” beginning on page 19.

We appreciate your continued support.

Sincerely,

Chairman of the Board of Directors

NEITHER THE SECURITIES AND EXCHANGE COMMISSION, OR SEC, NOR ANY U.S. STATE OR CANADIAN PROVINCIAL OR TERRITORIAL SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this proxy statement/prospectus is February 16, 2011, and it is first being mailed or otherwise delivered to CGC stockholders on or about February 17, 2011.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about CGC and Gammon Gold from documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can also obtain the documents incorporated by reference into this proxy statement/prospectus by accessing the SEC’s website maintained at http://www.sec.gov.

In addition, CGC’s filings with the SEC are available to the public on CGC’s website, http://www.capitalgoldcorp.com, and Gammon Gold’s filings with the SEC are available to the public on Gammon Gold’s website, http://www.gammongold.com. Information contained on CGC’s website, Gammon Gold’s website or the website of any other person is not incorporated by reference into this proxy statement/prospectus, and you should not consider information contained on those websites as part of this proxy statement/prospectus.

You can also obtain documents related to CGC and Gammon Gold that are incorporated by reference in this proxy statement/prospectus, other than certain exhibits to the documents, without charge, by requesting them in writing or by telephone from the appropriate company.

Gammon Gold Inc. Investor Relations 1701 Hollis Street, Suite 400 Founders Square P.O. Box 2067 Halifax, Nova Scotia, B3J 2Z1 Canada (902) 468-0614 anne.day@gammongold.com	Capital Gold Corporation Investor Relations 76 Beaver Street, 14th Floor New York, New York 10005 (212) 344-2785 kelly@capitalgoldcorp.com

Such documents are also available free of charge under CGC’s and Gammon Gold’s respective profiles on SEDAR (the System for Electronic Document Analysis and Retrieval which has been established by the Canadian Securities Administrators) at http://www.sedar.com.

In addition, if you have questions about the merger or the special meeting, need additional copies of this document or need to obtain proxy cards or other information related to the proxy solicitation, you may contact the appropriate contact listed below. You will not be charged for any of these documents that you request.

Laurel Hill Advisory Group

Toll free telephone: 1-800-385-3006

Brokers and banks, please call: (917) 338-3181

In order to receive timely delivery of requested documents in advance of the special meeting, you should make your request no later than March 4, 2011.

See “Where You Can Find More Information” beginning on page 156.

Information contained in this proxy statement/prospectus regarding Gammon Gold has been provided by, and is the responsibility of, Gammon Gold and information contained in this proxy statement/prospectus regarding CGC has been provided by, and is the responsibility of, CGC. No one has been authorized to give you any other information, and neither Gammon Gold nor CGC take responsibility for any information that others may give you. This proxy statement/prospectus is dated February 16, 2011. You should not assume that the information contained in, or incorporated by reference into, this proxy statement/prospectus is accurate as of any date other than that date. Neither CGC’s mailing of this proxy statement/prospectus to CGC stockholders nor the issuance by Gammon Gold of common shares in connection with the merger will create any implication to the contrary.

CAPITAL GOLD CORPORATION

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON MARCH 18, 2011

To the Stockholders of Capital Gold Corporation:

We will hold a special meeting of stockholders of Capital Gold Corporation at Ballard Spahr LLP, located at 1735 Market Street, 51st Floor, Philadelphia, Pennsylvania, on March 18, 2011, at 10:00 a.m., local time, to consider and vote upon the following matters:

1.	a proposal to approve and adopt the plan of merger contained in the Agreement and Plan of Merger, dated as of October 1, 2010, among Gammon Gold Inc., Capital Gold AcquireCo, Inc. and Capital Gold Corporation, as amended on October 29, 2010, pursuant to which Capital Gold AcquireCo, Inc. will merge with and into Capital Gold Corporation, and the separate corporate existence of Capital Gold AcquireCo, Inc. will cease and Capital Gold Corporation will survive as a wholly-owned subsidiary of Gammon Gold Inc., as more fully described in the attached proxy statement/prospectus. A copy of the Agreement and Plan of Merger, as amended, is included as Annexes A and A-1 to the proxy statement/prospectus;

2.	a proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the meeting; and

3.	such other business as may properly come before the special meeting or any adjournments or postponements thereof.

The close of business on February 14, 2011 has been fixed as the record date for determining those CGC stockholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. Only the holders of record of CGC common stock at the close of business on that date are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. A list of CGC stockholders eligible to vote at the special meeting will be available for inspection at the special meeting and at the executive offices of CGC during regular business hours for a period of no less than ten days prior to the special meeting.

Approval of the plan of merger contained in the merger agreement requires (i) the affirmative vote of a majority of the votes entitled to be cast at the special meeting by the holders of CGC common stock and (ii) the affirmative vote of a majority of the votes cast by holders of shares of CGC common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter, excluding the votes cast by certain persons entitled to receive change of control payments in connection with the merger.

If you wish to attend the special meeting and your shares are held in the name of a broker, trust, bank or other nominee, you must bring with you a proxy or letter from the broker, trustee, bank or other nominee to confirm your beneficial ownership.

All properly signed and dated proxies that CGC receives prior to the vote at the special meeting, and that are not subsequently revoked, will be voted in accordance with the instructions indicated on the proxies. All properly signed and dated proxies received by CGC prior to the vote at the special meeting that do not provide any instructions as to how to vote with respect to the proposal to approve and adopt the plan of merger contained in the merger agreement will be voted “FOR” the proposal to approve and adopt the plan of merger contained in the merger agreement.

By order of the Board of Directors,

Christopher M. Chipman, Chief Financial Officer and Corporate Secretary

February 16, 2011

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE, OR AUTHORIZE THE INDIVIDUALS NAMED ON YOUR PROXY CARD TO VOTE YOUR SHARES BY CALLING THE TOLL-FREE TELEPHONE NUMBER OR BY USING THE INTERNET AS DESCRIBED IN THE INSTRUCTIONS INCLUDED WITH YOUR PROXY CARD. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE THE SPECIAL MEETING. IF YOUR SHARES ARE HELD IN THE NAME OF A BANK BROKER OR OTHER FIDUCIARY, PLEASE FOLLOW THE INSTRUCTIONS ON THE VOTING INSTRUCTION CARD FURNISHED TO YOU BY SUCH RECORD HOLDER.

CAPITAL GOLD’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE PLAN OF MERGER AND “FOR” APPROVAL OF ANY ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, INCLUDING TO PERMIT FURTHER SOLICITATION OF PROXIES.

i

TABLE OF CONTENTS (CONT’D)

ii

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND RELATED MATTERS

The following are some questions that you, as a stockholder of CGC, may have regarding the special meeting and the proposed merger, and brief answers to those questions. For more detailed information about the matters discussed in these questions and answers, please read the entire document. CGC and Gammon Gold urge you to read this document carefully because the information in this section does not provide all the information that might be important to you with respect to the proposed merger and the other matters being considered at the special meeting. In this proxy statement/prospectus, the terms “Capital Gold” and “CGC” and any derivation thereof, refer to Capital Gold Corporation prior to the merger with Capital Gold AcquireCo, Inc., a wholly-owned subsidiary of Gammon Gold. All references in this proxy statement/prospectus to dollars, $ or U.S.$ are to U.S. dollars and all references to C$ are to Canadian dollars.

Q:	Why am I receiving this proxy statement/prospectus?

A:	Under the terms of the merger agreement that is described in this proxy statement/prospectus, Gammon Gold will acquire CGC and CGC will become a wholly-owned subsidiary of Gammon Gold and will no longer be a publicly held corporation. Please see “Proposal No. 1: The Merger” and “The Merger Agreement.” A copy of the merger agreement is included in this proxy statement/prospectus as Annexes A and A-1.

This document is both a proxy statement of CGC and a prospectus of Gammon Gold. It is a proxy statement of CGC because the CGC board of directors is soliciting proxies from its stockholders to vote on the proposal to approve and adopt the plan of merger contained in the merger agreement at a special meeting of its stockholders, as well as the other matters set forth in the notice of the special meeting and described in this proxy statement/prospectus, and your proxy will be used at the special meeting or at any adjournment or postponement of the special meeting. It is a prospectus because Gammon Gold will issue Gammon Gold common shares to the holders of CGC common stock in the merger. This document contains important information about the merger agreement, the merger and the special meeting of the stockholders of CGC. You should read this document carefully.

Q:	What are CGC stockholders voting to approve and why is this approval necessary?

A:	CGC stockholders are voting on a proposal to approve and adopt the plan of merger contained in the merger agreement. The approval by the majority of CGC stockholders of the proposal to approve and adopt the plan of merger contained in the merger agreement is required by Delaware law and is a condition to the completion of the merger. In addition, Canadian securities law requires the proposal to approve and adopt the plan of merger contained in the merger agreement to be approved by a majority of the holders of shares of CGC common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter, excluding the votes cast by certain persons entitled to receive change of control payments in connection with the merger. See “Proposal No. 1: The Merger — Regulatory Matters Related to the Merger and Stock Exchange Listings — Canadian Securities Law Matters.” CGC stockholders are also voting on a proposal to adjourn or postpone the special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting in favor of the proposal to approve and adopt the merger agreement. The approval by CGC stockholders of the proposal to adjourn or postpone the special meeting is not a condition to the completion of the merger.

Q:	What will I receive in exchange for my CGC common stock in the merger?

A:	If the merger is completed, you will receive 0.5209 common shares of Gammon Gold and a cash payment in the amount of $0.79 per share for each share of CGC common stock you hold immediately prior to the completion of the merger, unless you exercise and perfect your appraisal rights under the DGCL.

Gammon Gold will not issue fractional shares in the merger. Instead, it will pay cash in U.S. dollars for fractional shares of common stock in an amount equal to the fractional interest in a Gammon Gold common share multiplied by the average of the closing sale prices of a Gammon Gold common share on the NYSE for the five trading days immediately preceding the date of completion of the merger.

Q:	How much stock will the current CGC stockholders own in Gammon Gold after the merger?

A:	As of the closing of the merger, it is expected that current CGC stockholders will own approximately 20% of Gammon Gold’s outstanding shares on a fully diluted basis.

Q:	Will CGC stockholders be taxed on the Gammon Gold common shares that they receive in exchange for their CGC common stock?

A:	For U.S. federal income tax purposes, the merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code. If the merger is treated as a reorganization for these purposes and certain other requirements are met, then U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations”) of CGC common stock that receive both cash and Gammon Gold common shares generally will recognize gain, but not loss, to the extent of the cash received. See “Material U.S. Federal Income Tax Considerations.” CGC stockholders who are resident in Canada will recognize gain/loss as a result of their receipt of cash and Gammon Gold common shares in exchange for their CGC common stock for the purposes of the Income Tax Act (Canada). See “Material Canadian Federal Income Tax Considerations — Shareholders Resident in Canada.”

Generally, Canadian Resident Shareholders (as defined in “Material Canadian Federal Income Tax Considerations”) will realize a capital gain (or sustain a capital loss) on the disposition of their CGC common stock to the extent that the Canadian Resident Shareholder’s total proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of such CGC common stock to the Canadian Resident Shareholder. Generally, one-half of any capital gain realized by a Canadian Resident Shareholder in a taxation year will be included in computing the Canadian Resident Shareholder’s income for such year (a “taxable capital gain”), and one-half of any capital loss realized by a Canadian Resident Shareholder in a taxation year (an “allowable capital loss”) may be deducted from the Canadian Resident Shareholder’s taxable capital gains realized in that year in accordance with the rules in the Tax Act.

Tax matters can be complicated, and the tax consequences of the transaction to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the transaction to you.

Q:	When do you currently expect to complete the transaction?

A:	We expect to complete the transaction during the first quarter of 2011. However, CGC and Gammon Gold cannot assure you when, or if, the transaction will occur or that it will be completed. CGC and Gammon Gold must first obtain the required approvals of the CGC stockholders and the necessary regulatory approvals.

Q:	How will Gammon Gold be managed after the merger? Will CGC have representation on the Gammon Gold board of directors?

A:	Following the merger, CGC will become a wholly-owned subsidiary of Gammon Gold, subject to the management of the Gammon Gold board of directors. Upon the closing of the merger, one current member of the board of directors of CGC will be appointed to Gammon Gold’s board of directors. At each of Gammon Gold’s annual shareholder meetings in 2011 and 2012, the CGC nominee will, if deemed advisable by the nominating and corporate governance committee comprised of Gammon Gold directors, be nominated for election as a director of Gammon Gold.

Q:	Do persons involved in the merger have interests that may conflict with mine as a CGC stockholder?

A:

Yes. When considering the recommendation of CGC’s board of directors, you should be aware that certain CGC directors and officers have interests in the merger that are different from, or are in addition to, yours. These interests include the possible employment of certain of CGC’s executive officers by Gammon Gold after the merger, although no agreements have been proposed or entered into, the immediate vesting of stock options and other equity-based awards granted to executive officers and directors of CGC, change in control agreements that provide severance to executive officers upon a qualifying termination of employment in connection with the merger, the expected appointment of one CGC director to the Gammon Gold board of directors, and the receipt of indemnification and liability insurance benefits by directors and officers of CGC from Gammon Gold.

Q:	How does the CGC board of directors recommend that CGC stockholders vote?

A:	After careful consideration, and upon the recommendation of a special committee of the CGC board of directors, which is referred to as the M&A Committee, comprised solely of independent directors, the CGC board of directors unanimously approved the plan of merger contained in the merger agreement and determined that entry into the merger agreement is advisable and in the best interests of CGC and its stockholders. Accordingly, the CGC board of directors unanimously recommends that CGC stockholders vote “FOR” the proposal to approve and adopt the plan of merger contained in the merger agreement and “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate.

Q:	Are there risks associated with the transaction that I should consider in deciding how to vote?

A:	Yes. There are a number of risks related to the transaction, risks related to the combined company if the transaction is completed and risks relating to each of Gammon Gold and CGC that are discussed in this proxy statement/prospectus.

Please see the section entitled “Risk Factors” beginning on page 19 for a discussion of the risks associated with the transaction.

Q:	When and where will the CGC special meeting be held?

A:	The CGC special meeting will take place at Ballard Spahr LLP, 1735 Market Street, 51st Floor, Philadelphia, Pennsylvania 19103, on March 18, 2011, at 10:00 a.m., local time.

Q:	Who can attend and vote at the CGC special meeting?

A:	Only holders of record of CGC common stock at the close of business on February 14, 2011, are entitled to notice of, and to vote at, the special meeting. As of the record date, there were 61,338,136 shares of CGC common stock outstanding and entitled to vote at the special meeting, held by 970 holders of record. Each holder of CGC common stock is entitled to one vote for each share of CGC common stock owned as of the record date.

Q:	What constitutes a quorum?

A:	In accordance with CGC’s amended and restated bylaws, which are referred to as CGC’s bylaws, holders of a majority of the shares of stock issued and outstanding and entitled to vote at any meeting of stockholders must be present in person or by proxy in order to hold the special meeting and conduct business. This is called a quorum. Shares of CGC common stock are counted as present at the special meeting if the holder of such shares (i) is present and votes in person at the special meeting or (ii) has properly submitted a proxy card by mail, telephone or Internet. Abstentions will be counted as present for purposes of determining a quorum.

Q:	What vote of CGC stockholders is required to approve the proposal to approve and adopt the plan of merger contained in the merger agreement and the proposal to adjourn or postpone the special meeting?

A:

In accordance with Delaware law and CGC’s governing documents, the approval by CGC stockholders of the proposal to approve and adopt the plan of merger contained in the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of CGC common stock entitled to vote on the matter. In addition, Canadian securities law requires the affirmative vote of a majority of the votes cast by holders of shares of CGC common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter, excluding the votes cast by certain persons entitled to receive change of control payments in connection with the merger. The approval of the proposal to adjourn or postpone the special meeting requires the affirmative vote of the holders of a majority of the shares of CGC common stock present in person or represented by proxy at the special meeting, whether or not a quorum is present.

Q:	Are any stockholders already committed to vote in favor of the merger?

A:	Yes. In connection with the execution of the merger agreement, Gammon Gold entered into voting and support agreements with CGC’s directors and executive officers, which provide, among other things, that each such person will vote all of the shares of CGC’s common stock beneficially owned by such person in favor of the proposal to approve and adopt the plan of merger contained in the merger agreement. CGC’s directors and executive officers, as of the record date for the special meeting, collectively held 449,196 shares of the then-outstanding CGC common stock, or less than 1% of the shares entitled to vote at the special meeting, all of which is subject to the terms of the voting and support agreements. For additional information, please see the section entitled “The Voting and Support Agreements” beginning on page 134 of this proxy statement/prospectus. The form of voting and support agreement is also attached to this proxy statement/prospectus as Annex B.

Q:	What should CGC stockholders do now in order to vote on the proposals being considered at the special meeting?

A:	Stockholders of record of CGC as of the record date may submit a proxy in any of the following three ways:

•	By Internet, following the instructions to vote online that appear on the proxy card;

•	By telephone, using the telephone number printed on the proxy card; or

•	By mail, by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage-paid envelope.

Submitting a proxy means that you give someone else the right to vote your shares in accordance with your instructions. In this way, you ensure that your vote will be counted even if you are unable to attend the special meeting. If you execute your proxy, but do not include specific instructions on how to vote, the individuals named as proxies will vote your shares as follows:

•	“FOR” the proposal to approve and adopt the plan of merger contained in the merger agreement; and

•	“FOR” the proposal to adjourn or postpone the special meeting.

If you hold CGC shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please refer to the voting instruction card used by your broker, bank or nominee to see if you may submit voting instructions using the Internet or telephone.

Additionally, you may also vote in person by attending the special meeting. If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in “street name,” and you wish to vote in person at the special meeting, you must bring a proxy from the record holder of the shares authorizing you to vote at the special meeting. Whether or not you plan to attend the special meeting, you are encouraged to grant your proxy as described in this proxy statement/prospectus.

Q:	What are broker non-votes?

A:	Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners at least ten days before the special meeting and do not have discretion to vote on a specific matter.

Q:	What will happen if I abstain from voting, fail to vote or do not direct how to vote on my proxy?

A:	The failure of a CGC stockholder to vote or to instruct his or her broker, bank or nominee to vote if his or her shares are held in “street name” may have a negative effect on the ability of CGC to obtain the number of votes necessary for approval of the proposals.

An abstention or the failure of a CGC stockholder to vote or to instruct his or her broker, bank or nominee to vote if his or her shares are held in “street name” will have the same effect as voting against the proposal to approve and adopt the plan of merger contained in the merger agreement. An abstention will have the same effect as a vote against the proposal to adjourn or postpone the special meeting; however, a failure to vote or a broker non-vote will have no effect on such proposal. All properly signed proxies that are received prior to the special meeting and that are not revoked will be voted at the special meeting according to the instructions indicated on the proxies or, if no direction is indicated, they will be voted “FOR” the proposal to approve and adopt the plan of merger contained in the merger agreement and “FOR” the proposal to adjourn or postpone the special meeting.

Q:	What happens if I sell my shares after the record date but before the special meeting?

A:	The record date for the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you transfer your CGC shares after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting (provided that such shares remain outstanding on the date of the special meeting), but you will not have the right to receive the merger consideration to be received by CGC’s stockholders in connection with the merger. In order to receive the merger consideration, you must hold your CGC shares through completion of the merger.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. If you are a holder of record, you can change your vote at any time before your proxy is voted at the special meeting by:

•	delivering a signed written notice of revocation to the Secretary of CGC at:

Capital Gold Corporation

76 Beaver Street, 14th Floor

New York, New York 10005

Attn.: Secretary

•	submitting another proxy bearing a later date (in any of the permitted forms); or

•	attending and casting a ballot in person at the special meeting, although your attendance alone will not revoke your proxy.

If your shares are held in a “street name” account, you must contact your broker, bank or other nominee to change your vote.

Q:	What should CGC stockholders do if they receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:	Should CGC stockholders send in their CGC stock certificates now?

A:	No. Please DO NOT send your CGC common stock certificates with your proxy card. After the transaction is completed, CGC stockholders will be sent written instructions for exchanging their shares of CGC common stock for the merger consideration.

Q:	Who pays for the cost of proxy preparation and solicitation?

A:	CGC will pay for the cost of proxy preparation and a portion of the cost of solicitation, including the reasonable charges and expenses of brokers, banks or other nominees for forwarding proxy materials to street name holders; however, CGC and Gammon Gold will share equally the costs and expenses incurred in connection with the filing, printing and mailing of this proxy statement/prospectus and the registration statement of which this proxy statement/prospectus forms a part. In addition, Gammon Gold will pay the cost of engaging the proxy solicitor, Laurel Hill Advisory Group, to solicit proxies from CGC stockholders.

Q:	Will I have appraisal rights in connection with the merger?

A:	Under the DGCL, holders of CGC common stock who do not vote for the proposal to approve and adopt the plan of merger contained in the merger agreement have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they comply with all requirements of Delaware law, which are summarized in this document. This appraisal amount could be more than, the same as, or less than the amount a CGC stockholder would be entitled to receive under the merger agreement. Any holder of CGC common stock intending to exercise appraisal rights, among other things, must submit a written demand for appraisal to CGC prior to the vote on the proposal to approve and adopt the plan of merger contained in the merger agreement and must not vote or otherwise submit a proxy in favor of approval and adoption of the plan of merger contained in the merger agreement. Failure to follow exactly the procedures specified under Delaware law will result in the loss of appraisal rights. Because of the complexity of the Delaware law relating to appraisal rights, if you are considering exercising your appraisal rights, CGC encourages you to seek the advice of your own legal counsel. These procedures are summarized in this proxy statement/prospectus in the section titled “Proposal No. 1: The Merger — Appraisal Rights.” Please see Annex D for the text of the applicable provisions of the DGCL.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement/prospectus, the enclosed proxy card or voting instructions, you should contact:

Laurel Hill Advisory Group

Toll free telephone: 1- 800-385-3006

Brokers and banks, please call: (917) 338-3181

SUMMARY

This summary highlights material information from this proxy statement/prospectus. It may not contain all of the information that may be important to you. You should carefully read this entire document, including the annexes and the other documents to which this document refers you, for a more complete understanding of the matters being considered at the special meeting. In addition, we incorporate by reference into this document certain important business and financial information about Gammon Gold and CGC. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 156. Where applicable, each item in this summary includes a page reference directing you to a more complete description of that item. All references in this proxy statement/prospectus to dollars, $ or U.S.$ are to U.S. dollars and all references to C$ are to Canadian dollars.

The Companies

Gammon Gold Inc. (see page 135)

1701 Hollis Street, Suite 400

Founders Square

P.O. Box 2067

Halifax, Nova Scotia, B3J 2Z1

Canada

(902) 468-0614

Gammon Gold Inc. is a Quebec, Canada corporation that, through its subsidiaries, engages in the acquisition, exploration, development, and mining of gold and silver deposits in Mexico. Gammon Gold owns and operates the Ocampo mine in Chihuahua State, and the temporarily suspended El Cubo mine in Guanajuato State, as well as the Guadalupe y Calvo advanced exploration property in Chihuahua State, Mexico. Gammon Gold recently completed option purchase agreements to acquire the Mezquite Project in Zacatecas State, Mexico and the Venus project located north of the Ocampo mine. Gammon Gold also recently signed a definitive agreement to acquire the Los Jarros Project in Chihuahua State and has made strategic investments in Golden Queen Mining Co. Ltd. and Corex Gold Corporation. Gammon Gold was founded in 1986 and began mining at the Ocampo and El Cubo sites in 2006. Gammon Gold’s common shares are listed on the Toronto Stock Exchange (TSX: GAM), the New York Stock Exchange (NYSE: GRS) and the Berlin Stock Exchange (BSX: GL7).

Additional information about Gammon Gold can be found on its website at http://www.gammongold.com. The information provided on Gammon Gold’s website is not part of this proxy statement/prospectus and is not incorporated herein by reference.

Capital Gold AcquireCo, Inc. (see page 136)

2711 Centerville Road, Suite 400

Wilmington, Delaware 19808

(902) 468-0614

Capital Gold AcquireCo, Inc. is a Delaware corporation and a wholly-owned subsidiary of Gammon Gold. Capital Gold AcquireCo, Inc. was organized solely for the purpose of effecting the merger with CGC described in this proxy statement/prospectus. It has not carried on any activities other than in connection with the merger agreement.

Capital Gold Corporation (see page 136)

76 Beaver Street, 14th Floor

New York, New York 10005

(212) 344-2785

Capital Gold Corporation is a Delaware corporation engaged in the mining, exploration and development of gold properties in Mexico. Its primary focus is on the operation and development of the El Chanate project, an open-pit, heap-leach mine in Sonora State, which began commercial operations in August 2007. CGC also owns and leases mineral concessions in other locations in Sonora, Mexico that are undergoing preliminary exploration for gold and silver mineralization. On August 2, 2010, CGC acquired Nayarit Gold Inc., or Nayarit Gold. CGC’s common stock is listed on the TSX and the NYSE Amex under the symbol “CGC”.

Additional information about CGC can be found on its website at http://www.capitalgoldcorp.com. The information provided on CGC’s website is not part of this proxy statement/prospectus and is not incorporated herein by reference.

The Merger (see page 117)

The merger agreement provides for Gammon Gold’s wholly-owned subsidiary, Capital Gold AcquireCo, Inc., to merge with and into CGC, with CGC surviving the merger as a wholly-owned subsidiary of Gammon Gold. In addition, following completion of the merger, the registration of CGC common stock and its reporting obligations with respect to such common stock under the Securities Exchange Act of 1934, as amended, or the Exchange Act, will be terminated upon application to the SEC. Gammon Gold will also submit applications to the securities regulatory authorities in the relevant Canadian jurisdictions on behalf of CGC to have CGC classified as a non-reporting issuer. Upon completion of the proposed merger, shares of CGC common stock will no longer be listed on any stock exchange or quotation system, including the NYSE Amex or the TSX. A copy of the merger agreement is attached to this proxy statement as Annexes A and A-1.

Merger Consideration (see page 117)

If the merger is completed, you will be entitled to receive as merger consideration, in exchange for each share of CGC common stock you own immediately prior to the merger, 0.5209 common shares of Gammon Gold and a cash payment in the amount of $0.79 per share, unless you exercise and perfect your appraisal rights under the DGCL. If there are fractional shares, you will receive cash in U.S. dollars in an amount equal to the fractional interest in a Gammon Gold common share multiplied by the average of the closing sale prices of a Gammon Gold common share on the NYSE for the five trading days immediately preceding the date of completion of the merger. We refer to these amounts collectively in this proxy statement/prospectus as the merger consideration. Following the merger, you will own shares of Gammon Gold. If the merger is not approved, CGC will remain an independent public company and its common stock will continue to be listed and traded on the NYSE Amex and the TSX.

For example, if the merger was completed on January 10, 2011 and you owned 1,000 shares of CGC common stock immediately prior to the effective time of the merger, you would have received:

•	520 common shares of Gammon Gold;

•	$790.00 in cash; and

•

$7.87 in cash for the fractional shares of Gammon Gold common shares (calculated by multiplying 0.90 (the remaining 0.90 fractional interest in a Gammon Gold common share) by the average of the closing sale prices of a Gammon Gold common share on the NYSE for the five trading days immediately preceding January 10, 2011 (the hypothetical date of completion of the merger).

If after the merger has been completed, you hold fewer than 100 common shares of Gammon Gold, you will have a so-called “odd lot” rather than a “round lot”. Trading in odd lots may be more difficult and/or expensive than trading in round lots.

The exchange ratio relating to the Gammon Gold common shares you will receive is a fixed ratio, which means it will not be adjusted based on any changes in the trading price of Gammon Gold common shares or CGC common stock between now and the time the merger is completed. Therefore, the market value of the Gammon Gold common shares you will receive in the merger in exchange for any shares of CGC common stock will depend upon the price of the Gammon Gold common shares at the time the merger is completed and will not be known at the time CGC stockholders vote on the merger.

The following table shows the closing prices for Gammon Gold common shares and CGC common stock and the implied per share value in the merger to CGC stockholders for September 24, 2010, the last trading day preceding the announcement by Timmins Gold Corp. detailing its previous non-binding proposal to merge with CGC, September 30, 2010, the last trading day before public announcement of the proposed merger, and on February 14, 2011, the last practicable day before the date of this proxy statement/prospectus:

	Gammon Gold Common Shares	CGC Common Stock	Implied Value of One Share of CGC Common Stock(1)
September 24, 2010	$7.26	$3.80	$4.57
September 30, 2010	$7.01	$4.83	$4.44
February 14, 2011	$8.73	$5.37	$5.34

(1)	The implied value per share reflects the value of Gammon Gold common shares that CGC stockholders would receive in exchange for each share of CGC common stock if the merger were completed on the date indicated. Such price reflects the 0.5209 of a Gammon Gold common share that CGC stockholders will be entitled to receive for each share of CGC common stock in the merger and a cash payment in the amount of $0.79 per share. Holders of CGC common stock will also receive cash in lieu of any fractional share interests.

For information on recent market prices of the Gammon Gold common shares and CGC common stock, see “Comparative Per Share Market Price and Dividend Information” beginning on page 28. See also “Risk Factors” beginning on page 19.

Completion of the Merger (see page 128)

We are working toward completing the merger as quickly as possible, and we currently anticipate that it will be completed in the first quarter of 2011. However, we cannot predict the exact timing of the completion of the merger or whether the merger will be completed. In order to complete the merger, CGC must obtain stockholder approval and meet the other closing conditions under the merger agreement, including receipt of certain regulatory approvals, must be satisfied or, to the extent legally permitted, waived. For a discussion of the conditions to the completion of the merger and of the risks associated with the failure to satisfy such conditions, please see “The Merger Agreement — Conditions to the Closing of the Merger” beginning on page 128 and “Risk Factors” beginning on page 19.

Opinion of Stifel, Nicolaus & Company, Incorporated (see page 80 and Annex C)

Stifel, Nicolaus & Company, Incorporated, or Stifel Nicolaus, delivered its opinion to the board of directors of CGC, on September 30, 2010 that, based upon and subject to the factors, considerations, qualifications, limitations and assumptions set forth in the opinion, the per share merger consideration to be paid to the holders of shares of CGC’s common stock (excluding shares owned by Gammon Gold, Capital Gold AcquireCo, Inc. or CGC, shares owned by any locked-up stockholder, and shares issuable upon exercise or conversion of any CGC stock options, warrants or restricted stock) by Gammon Gold in connection with the merger pursuant to the merger agreement was fair to such holders of shares, from a financial point of view.

The full text of the written opinion of Stifel Nicolaus, dated September 30, 2010, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement/prospectus. CGC’s stockholders should read the opinion in its entirety, as well as the section of this proxy statement/prospectus entitled “Proposal

No. 1: The Merger — Opinion of Stifel, Nicolaus & Company, Incorporated” beginning on page 80. Stifel Nicolaus provided its opinion for the information and assistance of the board of directors of CGC in connection with the board of directors of CGC’s consideration of the merger. Stifel Nicolaus addressed its opinion to the board of directors of CGC, and its opinion does not constitute a recommendation to any CGC stockholder as to how such stockholder should vote at the special meeting with respect to the merger or as to any other action that a stockholder should take with respect to the merger.

Role of Cormark Securities Inc. (see page 88)

CGC’s board of directors engaged Cormark Securities Inc., or Cormark, to provide financial advisory services and to assist CGC in assessing, structuring and negotiating a business combination to the extent a suitable transaction could be identified.

Interests of CGC’s Directors and Executive Officers in the Merger (see page 96)

All CGC directors and executive officers are stockholders, or beneficially own stock options, of CGC. Some of CGC’s directors and executive officers have interests in the merger other than their interests as stockholders. The CGC board of directors knew about these additional interests and considered them when it approved the merger agreement.

Directors of CGC

CGC’s equity compensation plan and award agreements for directors generally provide for the vesting of equity awards upon completion of the merger. The merger agreement also provides that all restricted stock will vest at the effective time of the merger. Therefore, the outstanding options and restricted stock held by directors, including CGC’s president and CGC’s chief operating officer, will vest upon completion of the merger. As of the effective time of the merger, each outstanding option to acquire CGC common stock will be assumed (subject to approval by the TSX and the NYSE) by Gammon Gold and converted into an option to purchase a number of shares of Gammon Gold common shares equal to the number of shares of CGC common stock subject to such CGC stock option immediately prior to the closing of the merger multiplied by the conversion number. The exercise price for each outstanding option will be adjusted to equal the exercise price per share of CGC common stock at which such option was exercisable immediately prior to the completion of the merger divided by the conversion number (rounded up to the nearest whole cent). Each option will be assumed by Gammon Gold in accordance with its existing terms, except that it will be amended to provide that, following termination of employment, the option can be exercised until the earlier of 180 days from the date of such termination and the date of the expiration of the original option term and the exercise price and the number of Gammon Gold common shares exercisable pursuant to the assumed stock options shall be subject to such adjustments as may be necessary for the foregoing conversion to satisfy the requirements of Sections 409A, 422 and 424 of the Code and Treasury Regulations thereunder.

Gammon Gold has agreed in the merger agreement to indemnify all present and former directors, officers and employees of CGC and its subsidiaries against costs and expenses in connection with certain claims arising from matters existing or occurring prior to completion of the merger. In addition, Gammon Gold has agreed to maintain a directors’ and officers’ insurance and indemnification policy (or an equivalent “tail” insurance policy) for present and former officers and directors of CGC and its subsidiaries with respect to facts or events occurring prior to merger completion, subject to certain limitations.

Gammon Gold and CGC have also agreed that, upon the closing of the merger, one current member of the board of directors of CGC will be appointed to Gammon Gold’s board of directors. At each of Gammon Gold’s annual shareholder meetings in 2011 and 2012, the CGC nominee will, if deemed advisable by the nominating and corporate governance committee comprised of Gammon Gold directors, be nominated for election as a director of Gammon Gold.

Officers of CGC

Three of CGC’s executive officers are party to change in control agreements with CGC that provide severance and other benefits in the case of qualifying terminations of employment in connection with or following a change in control, including completion of the merger.

CGC equity compensation plans and award agreements generally provide for the vesting of equity awards upon completion of the merger. The merger agreement also provides that all restricted stock will vest at the effective time of the merger. Therefore, the outstanding options and restricted stock held by executive officers will vest upon completion of the merger. As of the effective time of the merger, each outstanding option to acquire CGC common stock will be assumed (subject to approval by the TSX and the NYSE) by Gammon Gold and converted into an option to purchase a number of shares of Gammon Gold common shares equal to the number of shares of CGC common stock subject to such CGC stock option immediately prior to the closing of the merger multiplied by the conversion number. The exercise price for each outstanding option will be adjusted to equal the exercise price per share of CGC common stock at which such option was exercisable immediately prior to the completion of the merger divided by the conversion number (rounded up to the nearest whole cent). Each option will be assumed by Gammon Gold in accordance with its existing terms, except that it will be amended to provide that, following termination of employment, the option can be exercised until the earlier of 180 days from the date of such termination and the date of the expiration of the original option term and the exercise price and the number of Gammon Gold common shares exercisable pursuant to the assumed stock options shall be subject to such adjustments as may be necessary for the foregoing conversion to satisfy the requirements of Sections 409A, 422 and 424 of the Code and Treasury Regulations thereunder.

Recommendation of the CGC Board of Directors (see page 78)

The CGC board of directors believes that the merger and the other transactions contemplated by the merger agreement are in the best interests of CGC stockholders and that the merger consideration is fair to CGC stockholders and has approved the merger and the merger agreement and other transactions contemplated thereby, and unanimously recommends that you vote “FOR” the proposal to approve and adopt the plan of merger contained in the merger agreement. For the factors considered by the CGC board of directors in reaching its decision to adopt the merger agreement and recommend adoption of the merger agreement to the CGC stockholders, see “Proposal No.1: The Merger — CGC’s Reasons for the Merger; Recommendation of the CGC Board of Directors.”

Restrictions on Solicitation of Alternative Transactions (see page 126)

CGC has agreed that it will not, directly or indirectly (i) solicit, approve, recommend or encourage any inquiry, announcement or consummation of any takeover proposal or take any similar actions, (ii) participate in any way in any discussions regarding any takeover proposal, (iii) approve or recommend any agreement, whether or not binding, or any merger or similar agreement intended or expected to lead to a takeover proposal, (iv) waive, terminate, modify or fail to enforce any confidentiality or standstill obligation or (v) propose publicly or resolve to agree to do any of the foregoing.

Further, CGC has agreed not to withdraw or withhold its support for the merger and must publicly reaffirm the desirability of the merger in response to any third-party offer to engage in a business combination with CGC.

At any time prior to receipt of approval of the merger by CGC’s stockholders, CGC may respond to a bona fide unsolicited written takeover proposal that is, or is reasonably likely to lead to, a superior proposal, provided that CGC first notifies Gammon Gold of such superior proposal and enters into a confidentiality agreement with the person making such takeover proposal. Gammon Gold has five business days to make a counter proposal to any superior proposal or amendment thereof and CGC will negotiate in good faith with Gammon Gold to permit Gammon Gold to draft an acceptable counter proposal such that the competing proposal is no longer a superior proposal. If Gammon Gold submits an acceptable counter proposal, CGC is obligated to (i) cease discussions with the person who made the formerly superior proposal and (ii) recommend Gammon Gold’s counter proposal to its stockholders.

On October 12, 2010, Timmins Gold Corp. submitted a letter offering to acquire CGC at a price per share of CGC common stock equal to $4.63 (valued as of the day of the offer) consisting of 2.27 shares of Timmins Gold Corp. common shares (valued as of the offer date at C$2.06). On October 14, 2010, CGC consulted with Cormark and outside legal counsel and advised Timmins Gold Corp. that the Timmins Gold Corp. offer did not constitute a superior proposal. On December 2, 2010, Timmins Gold Corp. submitted a letter offering to acquire CGC at a price per share of CGC common stock equal to $4.48, based upon the average closing share prices for the prior 20 trading days. This Timmins Gold Corp. proposal eliminated a due diligence condition, but otherwise contained the same terms as the proposal Timmins Gold Corp. submitted on October 12, 2010. On December 5, 2010, CGC consulted with Cormark and outside legal counsel and advised Timmins Gold Corp. that the Timmins Gold Corp. offer did not constitute a superior proposal.

On December 28, 2010, the CGC board of directors held a meeting at which the CGC board of directors determined that the proposal Timmins Gold Corp. submitted on December 2, 2010 is reasonably likely to lead to a superior proposal. On January 3, 2011, CGC and Timmins Gold Corp. entered into a confidentiality agreement. On January 6, 2011, certain members of CGC’s board of directors and management and CGC’s financial advisors and legal counsel met with the chief executive officer of Timmins Gold Corp. and Timmins Gold Corp.’s financial advisors and legal counsel. On January 9, 2011, the CGC board of directors held a meeting at which the CGC board of directors determined that the proposal Timmins Gold Corp. submitted on December 2, 2010 is reasonably likely to lead to a superior proposal and commenced the due diligence process with respect to Timmins Gold Corp. After conducting site due diligence, meeting with certain members of management of Timmins Gold Corp., reviewing the operations of Timmins Gold Corp. and material provided by Timmins Gold Corp., on January 31, 2011, the CGC board of directors concluded unanimously that the proposal Timmins Gold Corp. submitted on December 2, 2010 did not constitute a superior proposal. Four of the five directors based their conclusion that the proposal Timmins Gold Corp. submitted on December 2, 2010 was not a superior proposal on a variety of different factors, including a review and analysis of the proposal Timmins Gold Corp. submitted on December 2, 2010, the due diligence materials provided by Timmins Gold Corp., the failure of Timmins Gold Corp. to substantiate its ability to pay the termination fee and other costs and expenses of a transaction with CGC without risk to the future day-to-day operations of a combined entity, and the failure of Timmins Gold Corp. to provide all of the due diligence materials requested by CGC. One director concluded that the proposal Timmins Gold Corp. submitted on December 2, 2010 did not constitute a superior proposal solely on account of the fact that, based upon the information and analysis presented by the M&A Committee, Timmins Gold Corp. did not have sufficient cash to pay the termination fee. On February 1, 2011, the M&A Committee notified Timmins Gold Corp. that the CGC board of directors decided to terminate its consideration of the proposal Timmins Gold Corp. submitted on December 2, 2010 and discontinue negotiations with Timmins Gold Corp. regarding this proposal because the CGC board of directors determined that this proposal is not a superior proposal. CGC issued a press release to this effect.

On February 9, 2011, Timmins Gold Corp. sent a letter to the CGC board of directors responding to CGC’s rejection of the proposal Timmins Gold Corp. submitted on December 2, 2010.

On February 10, 2011, Timmins Gold Corp. issued a press release disclosing the February 9 letter it had sent to CGC’s board of directors and announcing Timmins Gold Corp.’s intention to make its offer directly to CGC’s stockholders. Later on that day, Timmins Gold Corp. filed with the Securities and Exchange Commission a registration statement containing a preliminary prospectus/offer to exchange, a preliminary proxy statement soliciting proxies in opposition to the Gammon Gold transaction and a preliminary consent statement soliciting written consents from CGC stockholders to (i) repeal certain provisions of CGC’s by-laws, (ii) remove members of the CGC board of directors and (iii) elect certain individuals nominated by Timmins Gold Corp. to the CGC board of directors.

On February 11, 2011, the M&A Committee met to discuss Timmins Gold Corp.’s registration statement, preliminary proxy statement and preliminary consent statement and determined to call a meeting of CGC’s board of directors to review and discuss a response to Timmins Gold Corp.

On February 14, 2011, the CGC board of directors met to discuss CGC’s response to Timmins Gold Corp.’s registration statement, preliminary proxy statement and preliminary consent statement. At this meeting, a representative from Cormark advised that no new financial information had come to light that would impact the CGC board of directors’ prior determination that the Timmins Gold Corp. proposal was not a superior proposal. Later that day, CGC issued a press release affirming the CGC board of directors’ support for the Gammon Gold transaction. See “Proposal No.1: The Merger — Background of the Merger.”

Required Stockholder Approval (see page 125)

In order to adopt the merger agreement, the holders of a majority of the shares of CGC common stock outstanding as of February 14, 2011, the record date for the special meeting, must vote in favor of the proposal to approve and adopt the plan of merger contained in the merger agreement. In addition, Canadian securities law requires the affirmative vote of a majority of the votes cast by holders of shares of CGC common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter, excluding the votes cast by certain persons entitled to receive change of control payments in connection with the merger. As of the record date, CGC’s directors and executive officers had the right to vote 449,196 shares of the then-outstanding CGC common stock, or less than 1% of the shares entitled to vote at the special meeting.

Voting and Support Agreements (see page 134)

In connection with the execution of the merger agreement, Gammon Gold entered into voting and support agreements with CGC’s directors and executive officers, which provide, among other things, that each such person will vote all of the shares of CGC’s common stock beneficially owned by such person in favor of the proposal to approve and adopt the plan of merger contained in the merger agreement. CGC’s directors and executive officers, as of the record date for the special meeting, collectively held 449,196 shares of the then-outstanding CGC common stock, or less than 1% of the shares entitled to vote at the special meeting, all of which is subject to the terms of the voting and support agreements. The form of voting and support agreement is attached to this proxy statement/prospectus as Annex B.

Treatment of CGC Warrants, CGC Stock Options and Other CGC Equity-Based Awards (see page 100)

CGC Warrants

As of the effective time of the merger, each outstanding warrant to purchase CGC common stock will be assumed (subject to approval by the TSX and the NYSE) by Gammon Gold and will thereafter be exercisable to purchase a number of Gammon Gold common shares equal to the product of the number of shares of CGC common stock underlying such warrant immediately prior to the completion of the merger multiplied the conversion number (rounded down to the nearest whole share). The exercise price for each outstanding warrant will be adjusted to equal the exercise price per share of CGC common stock issuable upon exercise of the warrant immediately prior to the completion of the merger divided by the conversion number (rounded up to the nearest whole cent). Each warrant will be assumed by Gammon Gold in accordance with its existing terms.

CGC Stock Options

CGC’s equity-based compensation plan provides that, at the effective time of the merger, each outstanding unvested option to purchase shares of CGC common stock will vest and become exercisable. As of the effective time of the merger, each outstanding option to acquire CGC common stock will be assumed (subject to approval by the TSX and the NYSE) by Gammon Gold and converted into an option to purchase a number of shares of Gammon Gold common shares equal to the number of shares of CGC common stock subject to such CGC stock option immediately prior to the closing of the merger multiplied by the conversion number. The exercise price for each outstanding option will be adjusted to equal the exercise price per share of CGC common stock at which such option was exercisable immediately prior to the completion of the merger divided by the conversion number (rounded up to the nearest whole cent). Each option will be assumed by Gammon Gold in accordance with its existing terms, except that it will be amended to provide that, following termination of employment, the option can be exercised until the earlier of 180 days from the date of such termination and the date of the expiration of the original option term and the exercise price and the number of Gammon Gold common shares exercisable pursuant to the assumed stock options shall be subject to such adjustments as may be necessary for the foregoing conversion to satisfy the requirements of Sections 409A, 422 and 424 of the Code and Treasury Regulations thereunder.

CGC Restricted Stock

Immediately prior to the effective time of the merger, each outstanding restricted share of CGC common stock issued under CGC’s equity-based compensation plan will become fully vested, subject to applicable income and employment withholding taxes.

Holders of CGC Common Stock Have Appraisal Rights (see page 100)

Under the DGCL, holders of CGC common stock who do not vote for the proposal to approve and adopt the plan of merger contained in the merger agreement have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they comply with all requirements of Delaware law, which are summarized in this document. This appraisal amount could be more than, the same as, or less than the amount a CGC stockholder would be entitled to receive under the merger agreement. Any holder of CGC common stock intending to exercise appraisal rights, among other things, must submit a written demand for appraisal to CGC prior to the vote on the proposal to approve and adopt the plan of merger contained in the merger agreement and must not vote or otherwise submit a proxy in favor of approval and adoption of the plan of merger contained in the merger agreement. Failure to follow exactly the procedures specified under Delaware law will result in the loss of appraisal rights. Because of the complexity of the Delaware law relating to appraisal rights, if you are considering exercising your appraisal rights, CGC encourages you to seek the advice of your own legal counsel. Please see Annex D for the text of the applicable provisions of the DGCL.

Conditions to the Merger (see page 128)

Gammon Gold and CGC’s obligations to complete the merger are subject to the satisfaction or waiver of various conditions, including the following:

•	the adoption of the merger agreement by the holders of a majority of the outstanding shares of CGC common stock;

•

the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, referred to as the HSR Act, the receipt of antitrust clearance under applicable Canadian competition law;

•	the absence of any law or order prohibiting the merger;

•	the effectiveness of the registration statement for the shares of Gammon Gold common shares to be issued in the merger and the approval for listing of such shares on the NYSE;

•	subject to certain exceptions and limitations, the accuracy of the other’s representations and warranties and the performance in all material respects of its covenants;

•	the absence of any material adverse effect (as defined in the merger agreement) with respect to either CGC (in the case of Gammon Gold) or Gammon Gold (in the case of CGC);

•

the voting and support agreements entered into by each director and officer of CGC will each be in full force and effect and all obligations thereunder shall have been performed by such director or officer with Gammon Gold in respect of all shares of CGC common stock owned by such director or officer;

•	the change of control agreements are amended; and

•	certain other conditions contained in the merger agreement.

Where permitted by applicable law, either of Gammon Gold or CGC could choose to waive a condition to its respective obligation to complete the merger even when that condition has not been satisfied. Gammon Gold and CGC cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Regulatory Matters (see page 98)

Under the provisions of the HSR Act, the merger may not be consummated until notification and report forms have been filed with the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission by Gammon Gold and CGC, and the applicable waiting period has expired or been terminated. Gammon Gold and CGC filed the notification and report forms under the HSR Act with the Federal Trade Commission and the Antitrust Division and received early termination of the waiting period on November 5, 2010.

The completion of the merger is also subject to prior notification to and approval by the Mexican Federal Antitrust Commission (Comisión Federal de Competencia Económica).

Gammon Gold is obligated under the merger agreement to cause the Gammon Gold common shares issuable in the merger to be approved for listing on the TSX and the NYSE, subject to official notice of issuance, prior to the completion of the merger.

Termination of the Merger Agreement (see page 130)

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval of the matters presented in connection with the merger to the stockholders of CGC, as follows:

•	by mutual written agreement;

•	by CGC or Gammon Gold if:

•	any governmental entity has denied a necessary approval or permanently enjoined or otherwise prohibited the consummation of the merger;

•	(i) the merger has not been consummated on or before the date that is nine months from the date of the merger agreement, or (ii) CGC’s stockholders do not approve the merger at the special meeting;

•

the other party has breached any of its covenants, agreements or representations or warranties set forth in the merger agreement, which would result in the failure of the closing conditions set forth in the merger agreement and such breach either is not cured within 30 days following written notice of such breach or, by its nature or timing, cannot be cured within such time period; or

•	by Gammon Gold if:

•	CGC has failed to recommend the approval of the merger to its stockholders;

•

CGC has failed to publicly reaffirm its recommendation within two business days after a takeover proposal has been made to the holders of CGC common stock or any person has publicly announced an intention to make a takeover proposal;

•	CGC has failed to comply with any provision of the “No Solicitation” covenant contained in the merger agreement;

•

CGC has, among other things, (i) withheld, withdrawn, amended, modified or qualified (or resolved or publicly proposed to do so) its recommendation, (ii) caused or permitted its recommendation to be less than unanimous, (iii) approved or recommended, or publicly proposed to approve or recommend, a takeover proposal, or (iv) taken any other action or made any public statement in connection with its recommendation or its stockholder approval that is in any manner adverse to Gammon Gold;

•	CGC’s stockholders do not approve the merger at the special meeting;

•

since the date of the merger agreement, there has been any event, occurrence, development or state of circumstances that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on CGC or the surviving corporation of the merger;

•

any of the governmental approvals necessary to complete the merger result in the imposition of any condition or restriction that would reasonably be expected to have a material adverse effect on Gammon Gold, CGC or the surviving corporation;

•	for any reason not otherwise set out in the termination provisions in the merger agreement; or

•	by CGC if:

•

a takeover proposal that constitutes a superior proposal has been made and Gammon Gold fails to make a counter-proposal within five business days of notification of such a proposal by CGC, which causes the takeover proposal to no longer be a superior proposal, CGC has complied fully with the “No Solicitation” covenant set out in the merger agreement and CGC enters into a binding, definitive agreement to consummate the takeover proposal and the appropriate termination fee has been paid;

•

Gammon Gold or any of its subsidiaries enters into any agreement concerning any acquisition, joint venture, or equity or debt financing and the merger is not completed on or prior to the date that is 12 months from the date of the merger agreement as a result of such acquisition, joint venture, or equity or debt financing; or

•

since the date of the merger agreement, there shall have been any event, occurrence, development or state of circumstances that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on Gammon Gold.

Termination Fees (see page 132)

The merger agreement contains provisions requiring CGC to pay Gammon Gold a termination fee of $10.3 million in the event that the merger agreement is terminated under specified circumstances, including if CGC (i) fails to appropriately recommend the approval of the merger, (ii) does not comply with the “No Solicitation” covenant in the merger agreement, (iii) terminates the merger agreement in order to enter into an agreement relating to a superior proposal or (iv) does not obtain stockholder approval of the merger, but only if certain conditions are satisfied.

The merger agreement contains provisions requiring Gammon Gold to pay CGC a termination fee of $2 million in the event that the merger agreement is terminated under specified circumstances, including if Gammon Gold (i) enters certain transactions and the merger is not completed on or prior to the date which is 12 months from the date of the merger agreement as a result of such transaction or (ii) terminates for any reason not otherwise set out in the termination provisions of the merger agreement.

Litigation Related to the Merger (see page 104)

Subsequent to the announcement of the merger, thirteen putative shareholder class action complaints were filed challenging Gammon Gold’s proposed merger with CGC. The defendants, including CGC, its directors and officers, Gammon Gold and Capital Gold AquireCo, Inc., believe all of the actions lack merit and will contest them vigorously.

Material U.S. Federal Income Tax Considerations to Holders of CGC Common Stock (see page 106)

The exchange by U.S. Holders, (as defined in “Material U.S. Federal Income Tax Considerations”) of CGC common stock for Gammon Gold common shares is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code and the merger has been structured consistently with such intent. However, neither Gammon Gold nor CGC has requested an opinion of counsel to this effect and neither Gammon Gold nor CGC intends to request any ruling from the IRS as to the U.S. federal income tax consequences of the merger. If the merger is treated as a reorganization for these purposes and certain other requirements are met, then U.S. Holders of CGC common stock that receive both cash and Gammon Gold common shares generally will recognize gain, but not loss, to the extent of the cash received.

If the merger does not qualify as a reorganization, then U.S. Holders of CGC common stock that receive Gammon Gold common shares and cash in the merger will recognize gain or loss equal to the difference between (i) the value of the Gammon Gold common shares and cash received and (ii) the holder’s tax basis in its CGC common stock. If the merger does qualify as a reorganization but the other requirements are not met, U.S. Holders of CGC common stock that receive Gammon Gold common shares and cash will recognize any gain, but not loss, that they realize in the merger. The tax on such gain may exceed the amount of cash received in the merger.

A Non-U.S. Holder, (as defined in “Material U.S. Federal Income Tax Considerations”) of CGC common stock generally will not be subject to U.S. federal income tax with respect to the merger unless such Non-U.S. Holder has certain connections to the United States.

Holders of CGC common stock should consult with their own tax advisors as to the tax consequences of the merger in their particular circumstances, including the applicability and the effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

Material Canadian Federal Income Tax Considerations to Holders of CGC Common Stock (see page 113)

Certain Canadian federal income tax considerations under the Income Tax Act (Canada), or the Tax Act, apply to the disposition of CGC common stock by a CGC stockholder pursuant to the merger agreement. The tax considerations that apply differ according to whether the shareholder is a Canadian resident, a Canadian Resident Shareholder (as defined in “Material Canadian Federal Income Tax Considerations”), a non-resident of Canada or a Non-Resident Shareholder (as defined in “Material Canadian Federal Income Tax Considerations”).

Generally, Canadian Resident Shareholders will realize a capital gain (or sustain a capital loss) on the disposition of their CGC common stock to the extent that the Canadian Resident Shareholder’s total proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of such CGC common stock to the Canadian Resident Shareholder. Generally, one-half of any capital gain realized by a Canadian Resident Shareholder in a taxation year will be included in computing the Canadian Resident Shareholder’s income for such year (a “taxable capital gain”), and one-half of any capital loss realized by a Canadian Resident Shareholder in a taxation year (an “allowable capital loss”) may be deducted from the Canadian Resident Shareholder’s taxable capital gains realized in that year in accordance with the rules in the Tax Act.

A Non-Resident Shareholder generally will not be subject to tax under the Tax Act in respect of any capital gain realized by such shareholder on a disposition of CGC common stock pursuant to the merger agreement unless the CGC common stock constitutes “taxable Canadian property” of the Non-Resident Shareholder for the purposes of the Tax Act.

Risk Factors (see page 19)

In evaluating the proposed merger, you should carefully read this proxy statement/prospectus and consider the factors discussed in the section entitled “Risk Factors” beginning on page 19.

Your Rights as a Holder of Gammon Gold Common Shares Will Be Different from Your Rights as a Holder of CGC Common Stock (see page 145)

The conversion of your shares of CGC common stock into Gammon Gold common shares in the merger will result in changes from your current rights as a CGC stockholder, which generally are governed by the DGCL, and CGC’s organizational documents, to your rights as a Gammon Gold shareholder, which generally will be governed by the Quebec Companies Act and Gammon Gold’s organizational documents.

Solicitation of Proxies (see page 52)

CGC will pay for the cost of proxy preparation and a portion of the cost of solicitation, including the reasonable charges and expenses of brokers, banks or other nominees for forwarding proxy materials to street name holders; however, CGC and Gammon Gold will share equally the costs and expenses incurred in connection with the filing, printing and mailing of this proxy statement/prospectus and the registration statement of which this proxy statement/prospectus forms a part. In addition, Gammon Gold will pay the cost of engaging the proxy solicitor, Laurel Hill Advisory Group, to solicit proxies from CGC stockholders.

The proxies are being solicited by and on behalf of CGC’s board of directors. In addition to solicitation by use of the mails, proxies may be solicited by CGC’s directors, officers and employees, as well as by officers and employees of Gammon Gold, by personal interview, telephone, mail, electronic mail, facsimile or other means of communication. Those persons will not be additionally compensated for solicitation activities, but may be reimbursed for out-of-pocket expenses in connection with any solicitation. CGC also may reimburse custodians, nominees and fiduciaries for their expenses in sending proxies and proxy material to beneficial owners. In addition, Gammon Gold has retained Laurel Hill Advisory Group to assist in the solicitation of proxies on behalf of CGC’s board of directors for the special meeting. Gammon Gold will pay Laurel Hill Advisory Group a fee for its services, plus reimbursement for any additional services requested, and out-of-pocket disbursements incurred in connection with its engagement by Gammon Gold.

Market Price of Common Stock (see page 28)

CGC common stock is listed on the NYSE Amex and the TSX under the trading symbol “CGC.” The closing sale price of CGC common stock on the NYSE Amex and the TSX on September 30, 2010, the last trading day prior to the first public announcement of the proposed merger, was $4.83 and C$4.95, respectively. On February 14, 2011, the last practicable day before the date of this proxy statement/prospectus, CGC common stock closed at $5.37 per share and C$5.31 per share on the NYSE Amex and the TSX, respectively.

Gammon Gold common shares are listed on the NYSE and the TSX under the trading symbol “GRS” and “GAM”, respectively. The closing sale price of Gammon Gold common shares on the NYSE and the TSX on September 30, 2010, the last trading day prior to the first public announcement of the proposed merger, was $7.01 and C$7.17, respectively. On February 14, 2011, the last practicable day before the date of this proxy statement/ prospectus, Gammon Gold common shares closed at $8.73 per share and C$8.62 per share on the NYSE and TSX, respectively.

Additional Information

For additional questions about the merger, assistance in submitting proxies or voting shares of CGC common stock, or to request additional copies of the proxy statement/prospectus or the enclosed proxy card, please contact our proxy solicitor:

Laurel Hill Advisory Group

Toll free telephone: 1- 800-385-3006

Brokers and banks, please call: (917) 338-3181

RISK FACTORS

In addition to the other information included or incorporated by reference in this proxy statement/prospectus, you should carefully consider the matters described below relating to the proposed merger in deciding whether to vote for approval of the plan of merger. Although Gammon Gold and CGC believe that the matters described below cover the material risks related to the merger, they may not contain all of the information that is important to you in evaluating the merger. Accordingly, we urge you to read this entire proxy statement/prospectus, including the appendices and the information included or incorporated by reference in this document. Please also refer to the additional risk factors identified in the periodic reports and other documents of Gammon Gold and CGC incorporated by reference into this proxy statement/prospectus and listed in the section entitled “Where You Can Find More Information” beginning on page 156.

Risk Factors Related to the Merger

Because the exchange ratio for the stock consideration is fixed and the market price of Gammon Gold common shares may fluctuate, you cannot be certain of the dollar value of the stock consideration that you will receive upon completion of the merger.

Upon completion of the merger, each CGC stockholder of record will be entitled to receive, in exchange for each share of CGC common stock owned by such stockholder 0.5209 Gammon Gold common shares and a cash payment in the amount of $0.79 per share (plus cash in lieu of any fractional share interests), unless such stockholder exercises and perfects his or her appraisal rights under the DGCL. Because the exchange ratio for the stock consideration of 0.5209 Gammon Gold common shares is fixed, the value of the Gammon Gold common shares that may be issued to you as stock consideration in the merger will depend on the market price of Gammon Gold common shares at the time they are issued. There will be no adjustment to the fixed number of Gammon Gold common shares that may be issued to you as stock consideration based upon changes in the market price of Gammon Gold common shares or CGC common stock prior to the closing.

The market price of Gammon Gold common shares at the time the merger is completed may vary from the price of Gammon Gold common shares on the date the merger agreement was executed, on the date of this proxy statement/prospectus and on the date of the special meeting as a result of various factors that are beyond the control of Gammon Gold and CGC, including the following:

•	the prices of gold and silver;

•	changes in the business, operations or prospects of Gammon Gold or CGC;

•	governmental or regulatory developments, including any limitations on or conditions to consummation of the merger;

•	changes in the interest rate environment;

•	changes in general economic conditions and the outlook for economic conditions;

•	changes in securities markets, including changes due to terrorist activities, other world events or other factors;

•	changes in currency exchange rates including changes in U.S. dollar/Canadian dollar exchange rates, which may affect the trading prices of Gammon Gold’s common shares as reported in U.S. dollars;

•	the outcome of litigation related to the proposed merger; and

•	the timing of the completion of the proposed merger.

In addition to the approval of CGC’s stockholders, completion of the merger is subject to receipt of regulatory approvals and satisfaction of other conditions that may not occur until some time after the special meeting. Therefore, at the time of the special meeting you will not know the precise U.S. dollar value of the stock consideration you may become entitled to receive at the closing of the merger. You are urged to obtain a current market quotation for Gammon Gold common shares.

Many of the anticipated benefits of combining Gammon Gold and CGC may not be realized.

Gammon Gold and CGC entered into the merger agreement with the expectation that the merger would result in various benefits including, among other things, synergies, cost savings and operating efficiencies. The success of the merger will depend, in part, upon Gammon Gold’s ability to realize these anticipated benefits and cost savings from combining the businesses of Gammon Gold and CGC. However, to realize these anticipated benefits and cost savings, Gammon Gold must successfully combine the businesses of Gammon Gold and CGC, including CGC’s recently acquired subsidiary, Nayarit Gold. If Gammon Gold is not able to achieve these objectives, the anticipated benefits and cost savings of the merger may not be realized fully or at all or may take longer to realize than expected.

Gammon Gold and CGC have operated and, until the completion of the merger, will continue to operate independently. It is possible that the integration process could take longer than anticipated and could result in the loss of key employees or the disruption of each company’s ongoing businesses, which could adversely affect Gammon Gold’s ability to achieve the anticipated benefits of the merger. Gammon Gold may have difficulty coordinating the operations and personnel of the two companies and addressing possible differences in corporate cultures and management philosophies. Integration efforts between the two companies will also divert management attention and resources. These integration activities could have an adverse effect on the businesses of both Gammon Gold and CGC during the transition period. The integration process is subject to a number of uncertainties. The uncertainties regarding the outcome of these integration efforts are heightened by the recent completion by CGC of a significant acquisition, Nayarit Gold, on August 2, 2010. CGC has not fully integrated Nayarit Gold’s operations and personnel into CGC and, as a result, the integration efforts between CGC and Gammon Gold will also depend upon the ability of Gammon Gold to integrate both CGC and Nayarit Gold’s operations and personnel into Gammon Gold. Although Gammon Gold’s plans for integration are focused on minimizing those uncertainties to help achieve the anticipated benefits, no assurance can be given that these benefits will be realized or, if realized, the timing of their realization. Failure to achieve these anticipated benefits could result in increased costs or decreases in the amount of expected revenues and could adversely affect Gammon Gold’s future business, financial condition, operating results and prospects. In addition, Gammon Gold may not be able to eliminate duplicative costs or realize other efficiencies from integrating the businesses to offset part or all of the transaction and merger-related costs incurred by Gammon Gold and CGC.

CGC may not terminate the merger agreement to accept a superior proposal to acquire CGC after CGC stockholders have adopted the merger agreement.

In certain circumstances, prior to the adoption of the merger agreement by CGC’s stockholders, CGC may furnish nonpublic information to and participate in discussions or negotiations with a person making an unsolicited competing proposal to acquire CGC, provided, that the CGC board of directors determines in good faith (after consultation with its financial advisors and outside legal counsel) that such proposal constitutes, or would reasonably be expected to result in, a superior proposal. After the CGC stockholders adopt the merger agreement, CGC may not participate in discussions or negotiations with a person making a competing proposal and may not terminate the merger agreement in order to accept a superior proposal to acquire CGC.

Any delay in completing the merger may substantially reduce the benefits that Gammon Gold expects to be obtained from the merger.

In addition to obtaining the required governmental clearances and approvals, the merger is subject to a number of other conditions beyond the control of Gammon Gold and CGC that may prevent, delay or otherwise materially adversely affect its completion. See “The Merger Agreement — Conditions to the Closing of the Merger.” Gammon Gold and CGC cannot predict whether or when the conditions required to complete the merger will be satisfied. The requirements for obtaining the required clearances and approvals could delay the effective time of the merger for a significant period of time or prevent it from occurring. Moreover, each of Gammon Gold and CGC may terminate the merger agreement if the merger is not consummated by July 1, 2011.

Any delay in completing, or failure to complete as a result of such delay, the merger may materially adversely affect the synergies and other benefits that Gammon Gold expects to achieve if the merger and the integration of their respective businesses are completed within the expected timeframe.

Upon completion of the merger, holders of CGC common stock will become holders of Gammon Gold common shares, and the market price for Gammon Gold common shares may be affected by factors different from those that historically have affected CGC.

Upon completion of the merger, holders of CGC common stock will become holders of Gammon Gold common shares. Gammon Gold’s business differs from that of CGC and, accordingly, the results of operations of Gammon Gold will be affected by some factors different from those currently affecting the results of operations of CGC. For a discussion of the businesses of CGC and Gammon Gold and of some important factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page 156.

Some directors and executive officers of CGC have interests in the merger that may differ from the interests of stockholders including, if the merger is completed, the receipt of financial and other benefits.

Some of the directors of CGC who recommend that you vote in favor of the proposals to be considered at the special meeting of CGC stockholders, and the officers of CGC who provided information to CGC’s board of directors relating to the merger, have employment, indemnification and severance benefit arrangements, rights to ongoing stock options and other equity-based awards and rights to ongoing indemnification and insurance that provide them with interests in the transaction that may differ from, or be in addition to, yours. The receipt of compensation or other benefits in the merger might result in these directors and officers being more likely to support and vote to adopt the merger agreement than if they did not have these interests. CGC stockholders should consider whether the interests and benefits of the directors and officers may have influenced these directors and officers to support or recommend adoption of the merger agreement. These interests are described in more detail in the section entitled “Proposal No. 1: The Merger — Interests of CGC’s Directors and Executive Officers in the Merger” beginning on page 96.

The merger agreement contains provisions that may discourage other companies from trying to acquire CGC for greater merger consideration.

The merger agreement contains provisions that may discourage a third party from submitting a business combination proposal to CGC that might result in greater value to CGC’s stockholders than the proposed merger. These provisions include a general prohibition on CGC from soliciting, or, subject to certain exceptions, entering into discussions with any third party regarding any acquisition proposal or offers for competing transactions and the requirement that CGC pay a termination fee of up to $10.3 million if the merger agreement is terminated in specified circumstances. The termination fee may result in a potential competing acquiror proposing to pay a lower per share price to acquire CGC than it might otherwise have proposed to pay. For further information, please see the section entitled “The Merger Agreement — Termination Fees and Expenses” beginning on page 132.

Certain rights of CGC stockholders will change as a result of the merger.

Following the completion of the merger, CGC stockholders will no longer be stockholders of CGC, a Delaware corporation, but will instead be shareholders of Gammon Gold, a Quebec, Canada corporation. There will be certain differences between your current rights as a stockholder of CGC, on the one hand, and the rights to which you will be entitled as a shareholder of Gammon Gold, on the other hand. For a more detailed discussion of the differences in the rights of shareholders of CGC and Gammon Gold, see “Comparison of Shareholder Rights” beginning on page 145.

Future results of the combined company may differ materially from the Unaudited Pro Forma Condensed Combined Financial Information of Gammon Gold and CGC presented in this proxy statement/prospectus.

The future results of Gammon Gold, as the combined company following the merger, may be materially different from those shown in the unaudited pro forma financial information presented in this proxy statement/prospectus that show only a combination of Gammon Gold’s and CGC’s historical results, after giving effect to the acquisition by CGC of Nayarit Gold and the merger. Gammon Gold has estimated that Gammon Gold will record approximately $7 million of aggregate acquisition-related fees and expenses, as described in the notes to the pro forma financial information included in this proxy statement/prospectus. In addition, the final amount of any charges relating to acquisition accounting adjustments that Gammon Gold may be required to record will not be known until following the closing of the merger. These expenses and charges may be higher or lower than estimated.

Gammon Gold expects to maintain its status as a “foreign private issuer” in the U.S. and thus will be exempt from a number of rules under the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, and will be permitted to file less information with the SEC than a company incorporated in the United States.

As a “foreign private issuer,” Gammon Gold is exempt from rules under the Exchange Act that impose disclosure requirements, as well as procedural requirements, for proxy solicitations under Section 14 of the Exchange Act. In addition, Gammon Gold’s officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act. In addition, Gammon Gold is permitted, under a multi-jurisdictional disclosure system adopted by the United States and Canada, to prepare its disclosure documents filed under the Exchange Act in accordance with Canadian disclosure requirements, including preparing its financial statements in accordance with Canadian GAAP, which differs in some respects from U.S. GAAP.

Gammon Gold is chartered under the laws of Quebec, Canada and a substantial portion of its assets are, and many of its directors and officers reside, outside of the United States. As a result, it may not be possible for shareholders to enforce civil liability provisions of the securities laws of the United States in Canada.

Gammon Gold is chartered under the laws of Quebec, Canada. A substantial portion of Gammon Gold’s assets are located outside the United States, and many of Gammon Gold’s directors and officers and some of the experts named in this proxy statement/prospectus are residents outside of the United States. As a result, it may be difficult for investors to effect service within the United States upon Gammon Gold and those directors, officers and experts, or to realize in the United States upon judgments of courts of the United States predicated upon civil liability of Gammon Gold and such directors, officers or experts under the United States federal securities laws. There is uncertainty as to the enforceability in Canada by a court in original actions, or in actions to enforce judgments of United States courts, of the civil liabilities predicated upon the United States federal securities laws.

If Gammon Gold’s disclosure controls and procedures and/or internal control over financial reporting are found to be ineffective, Gammon Gold’s financial results or its stock price may be adversely affected.

Gammon Gold’s most recent evaluation by management of its disclosure controls and procedures and its internal control over financial reporting resulted in management’s conclusion that, as of September 30, 2010, in compliance with Section 404 of the Sarbanes-Oxley Act of 2002, Gammon Gold’s disclosure controls and procedures and its internal control over financial reporting were effective. However, during the preparation of Gammon Gold’s first quarter financial statements for fiscal year 2010, Gammon Gold determined that a restatement of its previously issued financial statements was necessary. As a result of the restatement, Gammon Gold reassessed its disclosure controls and procedures and its internal control over financial reporting and determined that a material weakness existed at December 31, 2009 and, as a result, its disclosure controls and procedures and its internal control over financial reporting were not effective. As defined in the standards established by the Public Company Accounting Oversight Board of the United States, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness identified related to a deficiency that resulted in the correction of future income tax liability balances that arose from a business acquisition during Gammon Gold’s 2006 fiscal year. Gammon Gold restated its financial statements for the years ended December 31, 2008 and 2009 to correct the accounting treatment for this item. See “Management’s Discussion and Analysis—Controls and Procedures” in Gammon Gold’s filings with the SEC for additional information with respect to the deficiencies identified in its internal control over financial reporting. Management of Gammon Gold engaged in efforts to address the material weakness in internal control over financial reporting identified above by performing a thorough review of Gammon Gold’s recognition of future income tax liabilities arising from business acquisitions in accordance with Canadian GAAP. Management also amended procedures related to business acquisitions to include procedures to consider and record assets and liabilities acquired in the appropriate currency. Gammon Gold believes that it currently has adequate internal control procedures in place for future periods. However, if Gammon Gold’s disclosure controls and procedures and/or internal control over financial reporting were found to be ineffective or if Gammon Gold identifies a material weakness or significant deficiency in its financial reporting, investors may lose confidence in the reliability of Gammon Gold’s financial statements, which may adversely affect its financial results or its stock price.

CGC’s merger with Gammon Gold is subject to certain conditions to closing that could result in the merger not being completed or being delayed, either of which could negatively impact its stock price and future business and results of operations.

Completion of the merger is subject to a number of customary conditions, including, but not limited to, the approval of the agreement and plan of merger by the stockholders of CGC, the effectiveness of the Form F-4 registration statement, of which this proxy statement/prospectus forms a part, filed by Gammon Gold with the SEC to register the shares of Gammon Gold common shares to be issued in connection with the merger and expiration of the applicable waiting period under the HSR Act, the Mexican Antitrust Commission and other mining, regulatory and other authorities in the U.S., Canada and Mexico. These authorities may impose conditions on the completion of the merger or require changes to the terms of the merger. Gammon Gold and CGC received early termination of the HSR waiting period on November 5, 2010. While Gammon Gold and CGC do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of imposing additional costs on or limiting the revenues of Gammon Gold following the merger, any of which may have an adverse effect on Gammon Gold. In addition, if any action is taken or legal or regulatory restrictions or conditions deemed applicable to the merger that would be reasonably likely to have a material adverse effect on CGC or Gammon Gold, Gammon Gold may elect not to consummate the merger. There is no assurance that CGC will receive the necessary approvals or satisfy the other conditions necessary for completion of the merger. If any of the conditions to the merger are not satisfied or, where waiver is permissible, not waived, the merger will not be consummated. Failure to complete the merger would prevent CGC from realizing the anticipated benefits of the merger. CGC has already and expects to continue to incur significant costs associated with transaction fees, professional services, taxes and other costs related to the merger. In the event that the merger is not completed, CGC will remain liable for these costs and expenses. Furthermore, if the merger is not consummated, under some circumstances, CGC may be required to promptly pay a $10.3 million breakup fee to Gammon Gold, which could impact CGC’s liquidity and results of operations. In addition, the current market price of CGC common stock may reflect a market assumption that the merger will occur, and a failure to complete the merger could result in a negative perception by the market of CGC generally and a resulting decline in the market price of CGC’s common stock. Any delay in the consummation of the merger or any uncertainty about the consummation of the merger could also negatively impact CGC’s stock price and future business and results of operations. The merger may not be consummated, there may be delay in the consummation of the merger or the merger may be consummated on the terms contemplated by the merger agreement.

Whether or not the merger is completed, the announcement and pendency of the merger could impact or cause disruptions in CGC’s business, which could have an adverse effect on CGC’s business and results of operations.

Whether or not the merger is consummated, the announcement and pendency of the merger could cause disruptions in or otherwise negatively impact CGC’s business and results of operations. Among others:

•	CGC’s employees may experience uncertainty about their future roles with the combined company, which might adversely affect CGC’s ability to retain and hire key personnel and other employees;

•

the attention of CGC’s management may be directed toward the completion of the merger and transaction-related considerations and may be diverted from the day-to-day operations and pursuit of other opportunities that could be beneficial to CGC’s business; and

•	business partners may seek to modify or terminate their business relationships with CGC.

These disruptions could be exacerbated by a delay in the completion of the merger or termination of the merger agreement and could have an adverse effect on CGC’s business, results of operations or prospects if the merger is not completed or on the business, results of operations or prospects of the combined company if the merger is completed.

CGC stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over the management and policies of Gammon Gold than they do over CGC.

CGC stockholders currently have the right to vote in the election of the board of directors of CGC and on other matters affecting CGC. When the merger occurs, each CGC stockholder that receives Gammon Gold common shares will become a shareholder of Gammon Gold with a percentage ownership of the combined company that is much smaller than the stockholder’s percentage ownership of CGC. It is expected that the former stockholders of CGC as a group will own approximately 20% of the outstanding shares of Gammon Gold, on a fully diluted basis, immediately after the merger. Because of this, CGC stockholders will have less influence over the management and policies of Gammon Gold than they now have over the management and policies of CGC.

The receipt of Gammon Gold common shares in the proposed merger may be taxable to CGC stockholders.

If the proposed merger is not treated as a reorganization within the meaning of Section 368(a) of the Code, the exchange of CGC shares for shares of Gammon Gold in the proposed merger will be taxable to U.S. Holders of CGC shares for U.S. federal income tax purposes. Certain Non-U.S. Holders of CGC shares may also be subject to U.S. federal income tax liability if the merger is not treated as a reorganization. The merger agreement does not require counsel to Gammon Gold or CGC to render opinions at the closing of the proposed merger that the proposed merger will qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code.

In addition, because Gammon Gold is organized in Canada, even if the transaction qualifies as a reorganization within the meaning of Section 368(a) of the Code, a U.S. Holder may have certain reporting obligations under Section 367 of the Code. Failure to comply with these reporting obligations may cause a U.S. Holder to recognize gain, but not loss, on the transaction.

If the proposed merger does not qualify as a reorganization under Section 368(a) of the Code, the proposed merger will be treated as a taxable sale of CGC common stock in exchange for cash and Gammon Gold common shares. If that occurs, U.S. Holders of CGC shares and certain Non-U.S. Holders of CGC shares will be required to recognize gain or loss based on the value of both the cash consideration and stock consideration received in the proposed merger. The related tax liability may exceed the cash received in the transaction. See “Material U.S. Federal Income Tax Considerations.”

CGC stockholders should consult their tax advisors to determine the specific tax consequences to them of the proposed merger, including any federal, state, local, foreign or other tax consequences, and any tax return filing or other reporting requirements.

Several lawsuits have been filed against Capital Gold and other parties challenging the proposed merger, and an adverse judgment in such lawsuits may prevent the merger from becoming effective or from becoming effective within the expected timeframe.

CGC, the members of CGC’s board of directors, Gammon Gold, and in some instances CGC’s CFO, or Capital Gold AcquireCo, Inc. have been named as defendants in purported class action lawsuits brought by CGC stockholders challenging the proposed merger, seeking, among other things, to enjoin the defendants from consummating the merger on the agreed-upon terms.

The outcome of the pending and potential future litigation is difficult to predict and quantify and the defense of such claims or actions can be costly. In addition to diverting financial and management resources and general business disruption, we may suffer from adverse publicity that could harm CGC’s reputation, regardless of whether the allegations are valid or whether we are ultimately held liable. A temporary or permanent injunction could delay or prevent completion of the merger and such delay or failure of the transaction could cause the adverse results discussed above.

A judgment or settlement that is not covered by or is significantly in excess of CGC’s insurance coverage for any claims, or CGC’s obligations to indemnify the individual defendants, could materially and adversely affect CGC’s financial condition, results of operations and cash flows.

The fairness opinion obtained by CGC from Stifel Nicolaus will not reflect subsequent changes.

In connection with the proposed merger, Stifel Nicolaus delivered to the CGC board of directors its opinion dated as of September 30, 2010. The opinion of Stifel Nicolaus stated that, as of such date of its opinion and based upon and subject to the factors and assumptions set forth in such opinion, the total amount of cash and stock consideration to be received pursuant to the merger agreement was fair, from a financial point of view, to the holders of the outstanding shares of CGC common stock. The opinion does not reflect changes that may occur or may have occurred after the date of the opinion, including changes to the operations and prospects of Gammon Gold or CGC, changes in general market and economic conditions or regulatory or other factors. Any such changes, or other factors on which the opinion is based, may materially alter or affect the relative values of Gammon Gold or CGC.

Gammon Gold may pursue strategic transactions in the future, which could be difficult to implement, disrupt its business or change its business profile significantly.

Gammon Gold will continue to consider opportunistic strategic transactions, which could involve acquisitions or dispositions of businesses or assets. Any future strategic transaction could involve numerous risks, including:

•	potential disruption of Gammon Gold’s ongoing business and distraction of management;

•	difficulty integrating acquired businesses, such as CGC, or segregating assets to be disposed of;

•	exposure to unknown and/or contingent or other liabilities, including litigation arising in connection with the acquisition, disposition and/or against any businesses Gammon Gold may acquire, and

•	changing Gammon Gold’s business profile in ways that could have unintended consequences.

If Gammon Gold enters into significant strategic transactions in the future, related accounting charges may affect its financial condition and results of operations, particularly in the case of any acquisitions. In addition, the financing of any significant acquisition may result in changes in its capital structure, including the incurrence of additional indebtedness. Conversely, any material disposition could reduce its indebtedness or require the amendment or refinancing of a portion of its outstanding indebtedness. Gammon Gold may not be successful in addressing these risks or any other problems encountered in connection with any strategic transactions.

COMPARATIVE PER SHARE DATA

The following tables present, as at the dates and for the periods indicated, selected historical and pro forma consolidated per share financial information of Gammon Gold and CGC. You should read this information in conjunction with, and the information is qualified in its entirety by, the consolidated financial statements and accompanying notes of Gammon Gold and CGC incorporated into this proxy statement/prospectus by reference. See “Where You Can Find More Information” beginning on page 156.

The pro forma amounts in the tables below are presented for informational purposes only. You should not rely on the pro forma consolidated or pro forma equivalent amounts as being necessarily indicative of the financial position or results of operations of Gammon Gold or CGC that would have actually occurred had the transaction been effective during the periods presented or of the future financial position or results of operations of Gammon Gold or CGC. The pro forma consolidated financial information as at or for the periods presented may have been different had the transaction actually been effective as at or during those periods. The pro forma information, although helpful in illustrating the financial characteristics of the pro forma consolidated company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring and merger-related costs, or other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results.

Gammon Gold Historical and Pro Forma Common Share Data

The following table presents the earnings (loss) per share, dividends per share and book value per share with respect to Gammon Gold on a historical basis and pro forma consolidated basis giving effect to the merger. The Gammon Gold pro forma consolidated amounts are presented as if the transaction had been effective for the period presented based on the acquisition method of accounting. The Gammon Gold pro forma consolidated amounts do not include any cost savings or revenue enhancements which may arise from the merger, and do not include restructuring or integration costs.

	As at and for the Nine Months Ended September 30, 2010	As at and for the Year Ended December 31, 2009
	(U.S.$)	(U.S.$)
Basic Earnings (Loss) Per Share:
Gammon Gold historical (Canadian GAAP)	(1.24)	0.07
Gammon Gold historical (U.S. GAAP)	(1.33)	(0.08)
Gammon Gold pro forma consolidated (U.S. GAAP)(1)	(1.06)	(0.06)
Diluted Earnings (Loss) Per Share:
Gammon Gold historical (Canadian GAAP)	(1.24)	0.07
Gammon Gold historical (U.S. GAAP)	(1.33)	(0.08)
Gammon Gold pro forma consolidated (U.S. GAAP)(1)	(1.06)	(0.06)
Dividends Per Share:
Gammon Gold historical and pro forma(2)	—	—
Book Value Per Share at Period End:
Gammon Gold historical (Canadian GAAP)	4.59	5.77
Gammon Gold historical (U.S. GAAP)	3.87	5.13
Gammon Gold pro forma consolidated (U.S. GAAP)(1)	4.59	N/A

(1)

Pro forma consolidated amounts are calculated by adding together the historical amounts reported by Gammon Gold and CGC based on each entity’s most recent financial information as filed with the SEC, reconciled to U.S. GAAP as adjusted for certain items related to the proposed merger, including (i) estimated acquisition accounting adjustments to be recorded in connection with the merger (consisting of fair value adjustments for assets acquired and liabilities assumed and adjustments for intangible assets established, and the resulting amortization/accretion of these adjustments over appropriate future periods)

and (ii) the estimated number of Gammon Gold common shares to be issued upon closing of the merger based upon the terms of the merger agreement. The pro forma adjustments assume completion of the merger as at the beginning of the period indicated.

(2)	Gammon Gold pro forma consolidated results for the nine months ended September 30, 2010 and year ended December 31, 2009 were calculated using the latest annual financial information filed with the SEC. CGC’s results for the six months ended January 31, 2010, the twelve months ended July 31, 2010 and the three months ended October 31, 2010 have been used to calculate the Gammon Gold pro forma combined results for the nine months ended September 30, 2010 and the year ended December 31, 2009. Financial information for the three months ended October 31, 2010 of Nayarit Gold is included in the unaudited consolidated interim financial statements of CGC for the three months ended October 31, 2010 because CGC’s acquisition of Nayarit Gold was completed on August 2, 2010. Nayarit Gold’s results prior to the acquisition by CGC for the twelve months ended September 30, 2009, the three months ended December 31, 2009 and the six months ended June 30, 2010 have been used to calculate Gammon Gold’s pro forma consolidated results for the nine months ended September 30, 2010 and the year ended December 31, 2009, in order to provide the additional information necessary to assess the implications of the merger between CGC and Nayarit Gold on August 2, 2010.

CGC Historical Share Data and Unaudited Pro Forma Equivalent Share Data

The following table presents the earnings per share, dividends per share and book value per share with respect to CGC on a historical basis and an equivalent basis. The equivalent amounts with respect to the CGC common stock are calculated by multiplying the CGC historical amount by the exchange ratio of 0.5209 Gammon Gold common shares constituting the stock consideration.

	As at and for the Three Months Ended October 31, 2010	As at and for the Year Ended July 31, 2010
	(U.S.$)	(U.S.$)
Basic Earnings Per Share:
CGC historical	$0.05	$0.25
CGC equivalent	0.03	0.13
Diluted Earnings Per Share:
CGC historical	$0.05	$0.25
CGC equivalent	0.03	0.13
Dividends Per Share:
CGC historical	—	—
CGC equivalent	—	—
Book Value Per Share at Period End:
CGC historical	$1.70	$1.04
CGC equivalent	0.89	0.54

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Gammon Gold’s common shares are listed on the NYSE and the TSX under the trading symbols “GRS” and “GAM,” respectively. CGC’s common stock is listed on the NYSE Amex and the TSX under the trading symbol “CGC.” The following table sets forth, for the respective periods and dates indicated, the high and low closing prices per share of CGC common stock as reported on the NYSE Amex and the TSX, and the high and low closing prices per Gammon Gold common share as reported on the NYSE Composite Tape and the TSX. The TSX closing prices of Gammon Gold common shares and CGC common stock are presented in Canadian dollars, and the NYSE closing prices of Gammon Gold common shares and the NYSE Amex closing prices of CGC common stock are presented in U.S. dollars. For comparison purposes, the following table uses calendar quarters, but it should be noted that CGC’s fiscal year end is July 31 and Gammon Gold’s fiscal year end is December 31.

	NYSE (U.S.$)		TSX (C$)		NYSE Amex (U.S.$)		TSX (C$)
	Gammon Gold Common Shares		Gammon Gold Common Shares		CGC Common Stock		CGC Common Stock
	High	Low	High	Low	High	Low	High	Low
Period
August 2010	$7.26	$5.80	$7.64	$6.00	$3.75	$3.25	$3.84	$3.45
September 2010	7.50	6.75	7.70	6.98	4.83	3.32	4.95	3.42
October 2010	7.35	6.67	7.40	6.88	4.82	4.30	4.91	4.41
November 2010	7.11	6.23	7.12	6.35	4.61	4.22	4.68	4.32
December 2010	8.19	6.82	8.20	6.92	5.13	4.60	5.19	4.64
January 2011	8.31	7.20	8.22	7.15	5.24	4.58	5.07	4.57
February 2011 (through Feb. 14, 2011)	8.73	7.83	8.66	7.71	5.39	4.87	5.34	4.81
2008
First Quarter	$10.26	$6.02	$10.17	$6.05	$3.12	$2.48	$3.32	$2.32
Second Quarter	10.88	7.24	10.96	7.41	2.86	2.42	2.92	2.40
Third Quarter	11.23	6.58	10.81	6.81	2.80	1.76	2.80	1.80
Fourth Quarter	7.19	2.28	7.73	2.95	1.84	1.08	2.12	1.28
2009
First Quarter	$7.88	$4.59	$10.00	$5.43	$2.84	$1.56	$3.60	$1.86
Second Quarter	8.57	5.92	9.46	7.26	2.86	2.08	3.16	2.52
Third Quarter	8.51	6.14	9.16	6.63	2.68	2.20	2.92	2.48
Fourth Quarter	12.20	7.84	12.80	8.45	4.24	2.36	4.40	2.56
2010(1)
First Quarter	$12.02	$7.19	$12.44	$7.27	$3.90	$2.94	$4.00	$3.12
Second Quarter	8.04	5.46	8.30	5.82	4.24	3.16	4.39	3.31
Third Quarter	7.50	5.27	7.70	5.47	4.83	3.25	4.95	3.42
Fourth Quarter	8.19	6.23	8.20	6.35	5.13	4.22	5.19	4.32
2011
First Quarter (through Feb. 14, 2011)	$8.73	$7.20	$8.66	$7.15	$5.39	$4.58	$5.39	$4.57
Last five calendar years
2006	$18.38	$9.25	$21.27	$10.49	$1.72	$1.04	$1.92	$1.22
2007	18.56	6.89	21.55	6.84	3.24	1.42	3.08	1.56
2008	11.23	2.28	10.96	2.95	3.12	1.08	3.32	1.28
2009	12.20	4.59	12.80	5.43	4.24	1.56	4.40	1.86
2010	12.02	5.27	12.44	5.47	4.95	2.94	4.99	3.12

(1)	Amounts reflected in the two CGC columns have been adjusted for the 4-for-1 reverse stock split that occurred during the fiscal year ended July 31, 2010.

As of February 14, 2011, there were approximately 170 stockholders of record of Gammon Gold common shares and approximately 970 stockholders of record of CGC common stock. Neither Gammon Gold nor CGC has ever paid cash dividends on its common shares or common stock, respectively, and neither anticipates paying cash dividends in the foreseeable future.

Following completion of the merger, Gammon Gold common shares will continue to be listed on the NYSE and the TSX, and there will be no further market for CGC common stock.

The following table shows the closing prices for Gammon Gold common shares and CGC common stock and the implied per share value in the merger to CGC stockholders for September 24, 2010, the last trading day preceding the announcement by Timmins Gold Corp. detailing its previous non-binding proposal to merge with CGC, September 30, 2010, the last trading day before the public announcement of the proposed merger, and on February 14, 2011, the last practicable day before the date of this proxy statement/prospectus. We urge you to obtain current market quotations for both Gammon Gold common shares and CGC common stock.

	Gammon Gold Common Shares (U.S.$)	CGC Common Stock (U.S.$)	Implied Value of One Share of CGC Common Stock (U.S.$)(1)
September 24, 2010	$7.26	$3.80	$4.57
September 30, 2010	$7.01	$4.83	$4.44
February 14, 2011	$8.73	$5.37	$5.34

(1)	The implied value per share reflects the value of Gammon Gold common shares that CGC stockholders would receive in exchange for each share of CGC common stock if the merger were completed on the date indicated. Such price reflects the 0.5209 of a Gammon Gold common share that CGC stockholders will be entitled to receive for each share of CGC common stock in the merger and a cash payment in the amount of $0.79 per share. Holders of CGC common stock will also receive cash in lieu of any fractional share interests.

CURRENCY EXCHANGE RATE DATA

The following tables show, for the date or periods indicated, certain information regarding the U.S. dollar/Canadian dollar exchange rate and the Canadian dollar/U.S. dollar exchange rate. The information is based on the noon buying rate as reported by the Bank of Canada.

	C$ per U.S.$1.00		U.S.$ per C$1.00
September 30, 2010	C$	1.0298	U.S.$	0.9711
(the last trading day before public announcement of the proposed merger)
February 14, 2011	C$	0.9885	U.S.$	1.0116

	Average Rate(1)
	C$ per U.S.$1.00		U.S.$ per C$1.00
Year Ended December 31,
2005	C$	1.2085	U.S.$	0.8275
2006		1.1308		0.8843
2007		1.0666		0.9376
2008		1.0716		0.9332
2009		1.1374		0.8792
Nine Months Ended September 30,
2009		1.1631		0.8598
2010		1.0416		0.9601

(1)	The average rate is calculated as the average of the noon buying rate as reported by the Bank of Canada on the last day of each month during the period.

The following table shows the high and low U.S. dollar/Canadian dollar exchange rates for each of the months indicated. The information is based on the noon buying rate as reported by the Bank of Canada.

	High		Low
	(C$ per U.S.$1.00)
August 2010	C$	1.0642	C$	1.0158
September 2010		1.0520		1.0222
October 2010		1.0320		1.0030
November 2010		1.0264		1.0013
December 2010		1.0178		0.9946
January 2011		1.0022		0.9862

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF GAMMON GOLD

The following table sets forth certain selected consolidated financial information of Gammon Gold prepared in accordance with generally accepted accounting principles in Canada, which we refer to as Canadian GAAP, except as otherwise indicated. The information as at and for each of the years in the five-year period ended December 31, 2009 has been derived from the consolidated financial statements of Gammon Gold as filed with the SEC. The information as at and for the nine months ended September 30, 2010 and 2009 has been derived from the unaudited interim consolidated financial statements of Gammon Gold and the notes thereto filed by Gammon Gold with the SEC, which reflect, in the opinion of Gammon Gold’s management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such information. Results for interim periods are not necessarily indicative of results which may be expected for any other interim period or for the fiscal year as a whole. The information presented below is only a summary and should be read in conjunction with the respective audited financial statements of Gammon Gold, including the notes thereto, incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 156.

Amounts determined under generally accepted accounting principles in the U.S., which we refer to as U.S. GAAP, are different from those determined under Canadian GAAP. For a reconciliation to U.S. GAAP of Gammon Gold’s consolidated financial statements for the nine months ended September 30, 2010, see Gammon Gold’s Form 6-K for the nine months ended September 30, 2010, filed with the SEC on December 10, 2010, and for a discussion of the principal differences between Canadian GAAP and U.S. GAAP and a reconciliation to U.S. GAAP of Gammon Gold’s consolidated financial statements for the year ended December 31, 2009, see Exhibit 99.4 to Gammon Gold’s Amendment No. 1 to Form 40-F/A for the year ended December 31, 2009, filed with the SEC on May 13, 2010, which Exhibit 99.4 is incorporated by reference in this proxy statement/prospectus. A reconciliation to U.S. GAAP for other periods presented is included in the notes to the applicable historical consolidated financial statements of Gammon Gold filed by Gammon Gold with the SEC. See “Where You Can Find More Information” beginning on page 156.

	At and for the Nine Months Ended September 30,		Fiscal Year Ended December 31,				Five Months Ended Dec. 31, 2005(1)	Twelve Months Ended July 31, 2005(1)
	2010	2009	2009	2008	2007	2006
	(U.S.$ in thousands, except per share data or otherwise noted)
	(unaudited)
Statement of Operations Data:
Revenues from mining operations	$167,249	$138,581	$206,801	$212,522	$152,059	$64,236	$—	$—
Earnings before other items	35,135	5,891	27,434	12,884	(61,622)	(21,238)	(10,865)	(16,352)
Interest on long-term debt	(2,374)	(2,467)	(3,314)	(1,936)	(3,897)	(5,273)	(206)	—
Foreign exchange (loss)/gain	(1,945)	(3,276)	(4,896)	17,600	2,961	(4,132)	570	251
Interest and other income	1,243	500	633	410	772	785	170	1,147
Net earnings (loss) applicable to common shares	(170,945)	(5,448)	8,205	38,652	(89,690)	(27,943)	(10,152)	(15,943)
Net earnings (loss) applicable to common shares (U.S. GAAP basis)	(184,063)	(17,437)	(9,735)	27,309	(89,868)	(30,060)	(10,135)	(26,491)

Per Common Share:
Net earnings (loss) (basic)	$(1.24)	$(0.04)	$0.07	$0.33	$(0.79)	$(0.32)	$(0.14)	$(0.23)
Net earnings (loss) (basic) (U.S. GAAP basis)	(1.33)	(0.14)	(0.08)	0.23	(0.79)	(0.34)	(0.14)	(0.40)
Net earnings (loss) (fully diluted)	(1.24)	(0.04)	0.07	0.32	(0.79)	(0.32)	(0.14)	(0.23)
Net earnings (loss) (fully diluted) (U.S. GAAP basis)	(1.33)	(0.14)	(0.08)	0.23	(0.79)	(0.34)	(0.14)	(0.40)

Consolidated Balance Sheet at period end:
Total assets	$788,372	$830,616	$964,368	$796,563	$753,952	$716,321	$222,107	$171,582
Net assets	637,270	667,011	792,337	646,257	595,693	478,524	167,011	155,067
Capital stock (excluding long term debt and redeemable preferred stock)	881,811	755,181	866,716	719,426	699,512	463,333	168,759	156,132
Common shares outstanding (in millions)	138	123	137	120	117	102	76	73

(1)	Gammon Gold changed its fiscal year end from July 31 to December 31. The reason for the change of fiscal year end was to make the reporting period of Gammon Gold consistent with other emerging precious metal producing issuers.

SELECTED HISTORICAL CONSOLIDATED AND COMBINED FINANCIAL DATA

OF CAPITAL GOLD

The following table sets forth certain selected consolidated financial information of CGC prepared in accordance with U.S. GAAP. This information as at and for the three months ended October 31, 2010 and 2009 and as at and for each of the years in the five year period ended July 31, 2010 has been derived from the consolidated financial statements of CGC and notes to the consolidated financial statements as filed with the SEC. The information presented below is only a summary and should be read in conjunction with the respective audited financial statements of CGC, including the notes thereto, incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 156.

	At and for the Three Months Ended October 31,		Fiscal Year Ended July 31,
	2010(4)	2009	2010	2009	2008	2007	2006
	(unaudited)		(in thousands)
	(in thousands)
Statement of Operations Data:
Revenues(1)	$18,952	$11,727	$60,645	$42,757	$33,104	$—	$—
Net income (loss)	2,954	2,939	11,994	10,407	6,364	(7,472)	(4,805)
Income (loss) per share — Basic(2)	0.05	0.06	0.25	0.22	0.15	(0.20)	(0.17)
Income (loss) per share — Diluted(2)(3)	0.05	0.06	0.25	0.21	0.13	—	—
Weighted average shares outstanding — Basic	60,970,736	48,482,400	48,512,828	48,315,116	43,760,000	37,452,816	28,051,118
Weighted average shares outstanding — Diluted(3)	61,158,138	48,669,802	48,703,035	49,882,770	48,867,282	37,452,816	28,051,118

Balance Sheet Data:
Cash and cash equivalents	$9,254	$6,773	$12,125	$6,448	$10,992	$2,225	$2,741
Inventories	39,239	24,988	34,849	21,405	13,113	3,171	—
Property and equipment, net	68,913	19,467	21,390	18,492	22,617	17,817	1,036
Total assets	144,026	57,332	72,495	52,484	53,189	30,806	9,979
Reclamation and remediation liability	2,665	1,652	2,373	1,594	1,666	1,249	—
Long-term debt	400	3,500	800	4,400	8,375	12,500	—
Total debt	3,500	7,100	4,400	8,000	12,500	12,500	—
Total stockholders’ equity	104,434	39,356	50,929	35,765	32,507	15,241	9,453

(1)	There were no revenues for the fiscal years ended July 31, 2007 and 2006 because CGC’s first gold sale from production was in August 2007. Certain reclassifications and restatements have been made to conform to the current presentation.
(2)	Amounts were adjusted for retroactive effect of 4-for-1 reverse stock split.
(3)	The effect of stock options and warrants was considered anti-dilutive because CGC incurred losses for the fiscal years ended July 31, 2007 and 2006. Accordingly, CGC’s presentation of diluted net loss per share is the same as that of basic net loss per share.
(4)	Amounts include CGC acquisition of Nayarit Gold as of August 2, 2010.

Acquisition of Nayarit Gold Inc.

On August 2, 2010, CGC completed its acquisition of Nayarit Gold Inc. As a result of this transaction, Nayarit Gold became a wholly-owned subsidiary of CGC. In connection with the transaction, each outstanding share of Nayarit Gold common stock was converted into 0.134048 shares of CGC common stock, plus cash paid in lieu of any fractional share. CGC issued 12,454,354 shares of its common stock to Nayarit Gold’s then current stockholders in the transaction and has reserved for issuance an additional 1,621,981 and 903,483 shares of CGC common stock upon the exercise of former Nayarit Gold warrants and options, respectively. Based upon the closing price of CGC’s common stock on August 2, 2010, the consideration received by Nayarit Gold shareholders had a value of approximately $47.6 million as detailed below.

	Conversion Calculation	Estimated Fair Value	Form of Consideration
	(In thousands, except per share amounts)
Number of Nayarit Gold shares outstanding as of the transaction date	92,910
Exchange ratio(1)	0.134048

Number of shares issued to Nayarit Gold shareholders	12,454
Value of Capital Gold common stock issued(1)	$3.71	$46,206	Capital Gold common stock
Value of Nayarit Gold’s options and warrants to be exchanged for Capital Gold options and warrants(2)		1,393	Capital Gold stock options and warrants

Total consideration transferred		$47,599

(1)	In accordance with ASC 805, the fair value of equity securities issued as part of the consideration transferred was the closing market price of CGC’s common stock on the effective date of the acquisition. The pro forma shares issued equaled 12,454,354 shares of CGC common stock, which is calculated by multiplying 0.134048 by 92,909,659, being the number of shares of Nayarit Gold common stock outstanding on August 2, 2010. Nayarit Gold shareholders own approximately 20.4% of the issued and outstanding shares of CGC common stock.
(2)	Represents the fair value to acquire 1,621,981 and 903,483 shares of CGC common stock upon the exercise of former Nayarit Gold warrants and options, respectively. The fair value of the warrants and options were estimated using the Black-Scholes valuation model utilizing the assumptions noted below.

Stock price	$3.71
Post conversion strike price	$3.28 — 9.92
Average expected volatility	70%
Dividend yield	None
Average risk-free interest rate	0.29%
Average contractual term	0.79 years
Black-Scholes average value per warrant and option	$0.57

The expected volatility of CGC’s stock price is based on the average historical volatility, which is based on daily observations and duration consistent with the expected life assumption and implied volatility. The average contractual term of the warrants and options is based on the remaining contractual exercise term of each warrant and option. The risk free interest rate is based on U.S. treasury securities with maturities equal to the expected life of the warrants and options.

The transaction has been accounted for using the acquisition method of accounting which requires, among other things, the assets acquired and liabilities assumed to be recognized at their fair values as of the acquisition date. The following table summarizes the estimated fair values of major assets acquired and liabilities assumed on August 2, 2010:

Fair Value
(in thousands)
Cash and cash equivalents	$50
Short-term investments	2
Prepaid expenses and sundry receivables	1,238
Property, plant and equipment	196
Mineral interests — indicated and inferred	43,780
Exploration interests	16,730
Goodwill	3,394
Accounts payable and liabilities assumed	(1,336)
Deferred tax liability	(16,455)

Net assets acquired	$47,599

A single estimate of fair value results from a complex series of judgments about future events and uncertainties and relies heavily on estimates and assumptions. CGC’s judgments used to determine the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives, can materially impact CGC’s results from operations. CGC’s management allocated the acquisition cost to the assets acquired and liabilities assumed based on the estimated fair value of Nayarit Gold’s tangible and identifiable assets and liabilities. The amount allocated to the mineral and exploration interests was based on a valuation report prepared by a third party appraisal firm. The allocation is considered final as of the date of this report as management reviewed certain of the underlying assumptions and calculations used in the allocation to the assets and liabilities of Nayarit Gold that were acquired.

During the three months ended October 31, 2010, CGC incurred transaction costs consisting primarily of legal, professional, investment advisory and accounting fees of $945. These costs are included in general and administrative expenses on the consolidated statement of operations.

Pro forma Information

The following unaudited pro forma results of operations of CGC for the three months ended October 31, 2010 and 2009 assume that the acquisition of the operating assets of the significant business acquired during 2010 and 2009 had occurred on August 1 of the respective year in which the business was acquired and for the comparable period only (i.e., 2010 acquisitions are reflected in 2009). These unaudited pro forma results are not necessarily indicative of either the actual results of operations that would have been achieved had the companies been combined during these periods, nor are they necessarily indicative of future results of operations.

	Three Months Ended October 31, 2010	Three Months Ended October 31, 2009
	(in thousands)
Revenues	$18,952	$11,727
Net income (loss)	$2,954	$2,037
Income (loss) per common share:
Basic — net income (loss)	$0.05	$0.03
Diluted — net income (loss)	$0.05	$0.03

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(Expressed in thousands of U.S. dollars, unless otherwise noted)

The unaudited pro forma condensed consolidated income statement for the fiscal year ended December 31, 2009 and for the nine months ended September 30, 2010 combine the historical consolidated income statements of Gammon Gold and CGC, giving effect to the merger of Gammon Gold and CGC as if it had occurred on January 1, 2009.

The unaudited pro forma condensed consolidated balance sheet as of September 30, 2010 combines the historical consolidated balance sheets of Gammon Gold and CGC, giving effect to the merger as if it had occurred on September 30, 2010. The historical consolidated financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the income statements, expected to have a continuing impact on the consolidated results. The unaudited pro forma condensed consolidated financial information has been prepared in accordance with U.S. GAAP and should be read in conjunction with the accompanying notes to the unaudited pro forma condensed consolidated financial statements.

On August 2, 2010, prior to the proposed merger of Gammon Gold and CGC, CGC acquired Nayarit Gold pursuant to a merger agreement. Following the completion of this transaction, the combined entity became known as CGC. The operating results and financial position of Nayarit Gold are reflected in the financial statements of CGC as at and for the three months ended October 31, 2010. The operating results of Nayarit Gold are not reflected in the financial statements of CGC for any periods prior to August 2, 2010. Management of Gammon Gold has reflected the consolidated financial information of Nayarit Gold in the pro forma condensed consolidated income statements for the year ended December 31, 2009 and the nine months ended September 30, 2010 in order to provide the additional information necessary to assess the implications of the merger with CGC.

Management has determined that no material adjustments to the CGC or Nayarit Gold financial statements are required to comply with the accounting policies used by Gammon Gold in the preparation of its consolidated financial statements.

In addition, the unaudited pro forma condensed consolidated financial information was based on and should be read in conjunction with the:

•

separate historical consolidated audited financial statements of Gammon Gold as at and for the year ended December 31, 2009, prepared in accordance with Canadian GAAP, and the supplemental financial statement schedule entitled “Reconciliation with United States Generally Accepted Accounting Principles,” and the related notes included in Gammon Gold’s Annual Report on Form 40-F for the fiscal year ended December 31, 2009, as amended by Amendment No.1 to Form 40-F/A for the fiscal year ended December 31, 2009, which are incorporated by reference to this proxy statement/prospectus;

•

unaudited consolidated financial statements of Gammon Gold as at and for the nine months ended September 30, 2010, prepared in accordance with Canadian GAAP and the supplemental financial statement schedule entitled “Reconciliation with United States Generally Accepted Accounting Principles,” and the related notes included in Gammon Gold’s Report of Foreign Issuer on Form 6-K filed on December 10, 2010 which is incorporated by reference into this proxy statement/prospectus;

•

audited consolidated financial statements of CGC as at and for the fiscal year ended July 31, 2010 and 2009, prepared in accordance with U.S. GAAP, and the related notes included in CGC’s Annual Report on Form 10-K for the fiscal year ended July 31, 2010, which is incorporated by reference into this proxy statement/prospectus;

•	unaudited consolidated financial statements of CGC as at and for the six months ended January 31, 2010 and 2009, prepared in accordance with U.S. GAAP, and the related notes included in CGC’s

Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2010, which is incorporated by reference into this proxy statement/prospectus;

•

unaudited consolidated financial statements of CGC as at and for the three months ended October 31, 2010 and 2009, prepared in accordance with U.S. GAAP, and the related notes included in CGC’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2010, which is incorporated by reference into this proxy statement/prospectus;

•

unaudited interim consolidated financial statements of Nayarit Gold as at and for the nine months ended June 30, 2010, prepared in accordance with Canadian GAAP and reconciled to U.S. GAAP, and the related notes included in Annex E to this proxy statement/prospectus, which is incorporated by reference into this proxy statement/prospectus; and

•

audited consolidated financial statements of Nayarit Gold as at and for the year ended September 30, 2009, prepared in accordance with Canadian GAAP and reconciled to U.S. GAAP, and the related notes included in Amendment No. 1 to CGC’s Current Report on Form 8-K/A, as filed with the SEC on October 13, 2010, which is incorporated by reference into this proxy statement/prospectus.

The pro forma condensed consolidated financial information should be read in conjunction with the description of the proposed merger in this document and the financial statements, together with notes thereon, that are included in this document, or incorporated by reference herein.

The financial information presented for Nayarit Gold was prepared based on the historical financial statements of Nayarit Gold prepared and presented in Canadian dollars and was translated from Canadian dollars to U.S. dollars at the average exchange rate for the applicable period for the income statement data. In addition, the historical income statements for Nayarit Gold used in the preparation of the pro forma condensed consolidated income statement were adjusted in the pro forma only to reflect the reconciliation from Canadian GAAP to U.S. GAAP. The main adjustments in the pro forma income statements as it relates to the unaudited consolidated income statements of Nayarit Gold for the nine months ended June 30, 2010, the twelve months ended September 30, 2009, and the three months ended December 31, 2009 and 2008, were adjustments to exploration expense of C$934, C$6,865, C$360 and C$2,310, respectively.

Financial information for the three months ended October 31, 2010 of Nayarit Gold is included in the unaudited consolidated interim financial statements of CGC for the three months ended October 31, 2010, as CGC’s acquisition of Nayarit Gold was completed on August 2, 2010. The income statement data of Nayarit Gold for the six months ended June 30, 2010, prior to the acquisition by CGC, has been reflected separately in the unaudited pro forma condensed consolidated income statement. Nayarit Gold’s unaudited consolidated income statement for the six months ended June 30, 2010 was constructed by deducting the three months ended December 31, 2009 from the nine months ended June 30, 2010.

The unaudited consolidated income statement for Nayarit Gold for the year ended December 31, 2009 was constructed by adding and deducting the three months ended December 31, 2009 and the three months ended December 31, 2008, respectively, from the year ended September 30, 2009.

The audited consolidated financial statements of Capital Gold for the years ended July 31, 2010 and 2009, the unaudited consolidated financial statements of Capital Gold for the six months ended January 31, 2010 and 2009 and the unaudited consolidated financial statements of Capital Gold for the three months ended October 31, 2010 have been used to approximate the year ended December 31, 2009 and the nine months ended September 30, 2010. The unaudited consolidated income statement for the nine months ended October 31, 2010 was constructed by adding and deducting the three months ended October 31, 2010 and the six months ended January 31, 2010, respectively, from the year ended July 31, 2010. The unaudited income statement for the year ended January 31, 2010 was constructed by adding and deducting the six months ended January 31, 2010 and the six months ended January 31, 2009, respectively, from the year ended July 31, 2009.

The unaudited pro forma condensed consolidated financial information has been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the merger been completed as of the dates indicated. In addition, the unaudited pro forma condensed consolidated financial information does not purport to project the future financial position or operating results of the combined company. There were no material transactions between Gammon Gold and CGC during the periods presented in the unaudited pro forma condensed consolidated financial information that would need to be eliminated. Transactions between Capital Gold and Nayarit Gold during the periods presented in the unaudited pro forma condensed consolidated financial information have been eliminated as a pro forma adjustment. See notes to the pro forma condensed consolidated financial information below.

The unaudited pro forma condensed consolidated financial information has been prepared using the acquisition method of accounting under U.S. GAAP, which is subject to change and interpretation. Gammon Gold has been treated as the acquirer for accounting purposes. Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in connection with the unaudited pro forma combined financial information. In the opinion of Gammon Gold’s management, all adjustments considered necessary for a fair presentation have been included.

The acquisition accounting is dependent upon certain valuations and other studies that have not yet begun or are not yet completed, and will not be completed until after the closing of the merger. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed consolidated financial information and are necessarily based upon preliminary information available at the time of the preparation of this proxy statement/prospectus. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed consolidated financial information and the combined company’s future results of operations and financial position.

The unaudited pro forma condensed consolidated financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the merger, the costs to integrate the operations of Gammon Gold, CGC and Nayarit Gold or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements. The merger is currently expected to be completed during the first quarter of 2011, subject to receipt of CGC stockholder approval and other usual and customary closing conditions.

Gammon Gold Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As at September 30, 2010

(in thousands of U.S. dollars)	Gammon Gold	CGC			Pro Forma Adjustments (note 6)	Consolidated
ASSETS
Current assets
Cash and cash equivalents	$106,998	$9,254	(v	)	$(48,457)	$60,795
			(iv	)	(7,000)
Accounts and other receivables	16,266	2,665				18,931
Stockpiles and ore on leach pads	77,534	36,933	(vi	)	44,586	159,053
Material and supply inventories	20,379	2,306			—	22,685
Other current assets	3,449	898			—	4,347

Total current assets	$224,626	$52,056			$(10,871)	$265,811
Mining interests, property and equipment	338,247	68,948	(vii	)	73,397	480,592
Exploration property interests	79,599	17,666			—	97,265
Intangible assets, net (note 5, vi)	3,549	734			—	4,283
Goodwill	—	3,480	(viii	)	124,812	128,292
Other assets	16,516	1,142	(ix	)	(1,065)	16,593

Total assets	$662,537	$144,026			$186,273	$992,836

See accompanying notes

Gammon Gold Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As at September 30, 2010

(in thousands of U.S. dollars)	Gammon Gold	CGC			Pro Forma Adjustments (note 6)	Consolidated
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$40,083	$7,584			$—	$47,667
Current portion of deferred tax liability	7,909	7,666	(x	)	12,484	28,059
Current portion of long-term debt and capital leases	4,399	3,100			—	7,499
Current portion of other long-term obligations	1,872	—			—	1,872

Total current liabilities	$54,263	$18,350			$12,484	$85,097

Reclamation and remediation liabilities	6,533	2,665			—	9,198
Other liabilities	3,632	308			—	3,940
Long-term debt and capital leases	29,596	400			—	29,996
Employee future benefits	2,785	—			—	2,785
Deferred tax liability	28,713	17,869	(x	)	20,551	67,133

Total long-term liabilities	71,259	21,242			20,551	113,052

Total liabilities	$125,522	$39,592			$33,035	$198,149

Stockholders’ equity
Common stock	881,811	6	(i	)	(6)	1,143,170
			(ii	)	261,359
Contributed surplus	20,267	—	(iii	)	3,313	23,580
Additional paid-in capital	—	113,354	(i	)	(113,354)	—
Accumulated deficit	(367,459)	(7,150)	(i	)	7,150	(374,459)
			(iv	)	(7,000)
Accumulated other comprehensive income (loss)	2,396	(1,776)	(i	)	1,776	2,396

Total stockholders’ equity	537,015	104,434			153,238	794,687

Total liabilities and stockholders’ equity	$662,537	$144,026			$186,273	$992,836

See accompanying notes

Gammon Gold Inc.

Unaudited Pro Forma Condensed Consolidated Income Statement

For the Nine Months ended September 30, 2010

					Pro Forma
(in thousands of U.S. dollars)	Gammon Gold	CGC	Nayarit Gold		Adjustments (note 6)	Consolidated
Revenue from mining operations	$167,249	$54,642	—	(xi)	$1,403	$223,294

Expenses
Production costs, excluding amortization and depletion	(87,483)	(20,492)	—	(xi)	(1,403)	(109,378)
Refining costs	(1,424)	—	—		—	(1,424)
General and administrative costs	(19,302)	(8,447)	(751)		—	(28,500)
Amortization, depletion and accretion	(38,337)	(2,657)	(26)	(vii)	(4,769)	(45,789)
Exploration	(13,487)	(1,558)	(599)		—	(15,644)
Impairment charge	(212,090)	—	—		—	(212,090)
Loss on disposal of assets	(2,437)	—	—		—	(2,437)

	(374,560)	(33,154)	(1,376)		(6,172)	(415,262)

Earnings (loss) before other items	(207,311)	21,488	(1,376)		(4,769)	(191,968)

Interest on long-term debt	(2,374)	(966)	(2)		—	(3,342)
Foreign exchange gain (loss)	(1,945)	—	3		—	(1,942)
Interest and other income (expense)	656	(57)	1		—	600
Transaction costs	—	—	(630)		—	(630)

	(3,663)	(1,023)	(628)		—	(5,314)

Earnings (loss) before income taxes	(210,974)	20,465	(2,004)		(4,769)	(197,282)
Income tax expense (recovery)	(26,911)	11,401	—	(x)	(1,335)	(16,845)

Net earnings (loss)	$(184,063)	$9,064	$(2,004)		$(3,434)	$(180,437)

Earnings (loss) per share
Basic (xii)	(1.33)					(1.06)
Diluted (xii)	(1.33)					(1.06)
Weighted average number of shares outstanding (in thousands)
Basic (xii)	138,339					170,793
Diluted (xii)	138,339					170,793

See accompanying notes

Gammon Gold Inc.

Unaudited Pro Forma Condensed Consolidated Income Statement

For the Year ended December 31, 2009

(in thousands of U.S. dollars)	Gammon Gold	CGC	Nayarit Gold			Pro Forma Adjustments (note 6)	Consolidated
Revenue from mining operations	$206,801	$47,168	$—	(xi	)	$1,096	$255,065

Expenses
Production costs, excluding amortization and depletion	(104,491)	(15,921)	—	(xi	)	(1,096)	(121,508)
Refining costs	(2,855)	—	—			—	(2,855)
General and administrative costs	(37,054)	(6,686)	(2,091)			—	(45,831)
Amortization, depletion and accretion	(48,327)	(2,292)	(46)	(vii	)	(6,359)	(57,024)
Exploration	(11,801)	(1,385)	(4,267)			—	(17,453)

	(204,528)	(26,284)	(6,404)			(7,455)	(244,671)

Earnings (loss) before other items	2,273	20,884	(6,404)			(6,359)	10,394

Interest on long-term debt	(3,314)	(1,383)	(16)			—	(4,713)
Foreign exchange loss	(4,896)	—	(124)			—	(5,020)
Interest and other income	633	27	22			—	682
Loss on change in fair value of derivative	—	(1,397)	—			—	(1,397)
Other expense	—	(143)	—			—	(143)

	(7,577)	(2,896)	(118)			—	(10,591)

Earnings (loss) before income taxes	(5,304)	17,988	(6,522)			(6,359)	(197)
Income tax expense (recovery)	4,431	6,830	—	(x	)	(1,780)	9,481

Net earnings (loss)	$(9,735)	$11,158	$(6,522)			$(4,579)	$(9,678)

Earnings (loss) per share
Basic (xii)	(0.08)						(0.06)
Diluted (xii)	(0.08)						(0.06)
Weighted average number of shares outstanding (in thousands)
Basic (xii)	125,689						157,640
Diluted (xii)	125,689						157,640

See accompanying notes

Gammon Gold Inc.

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

September 30, 2010 and December 31, 2009

(In thousands of U.S. dollars, unless otherwise noted)

1. Description of the transaction

Gammon Gold and CGC have entered into a definitive merger agreement pursuant to which Gammon Gold will offer to acquire all of the issued and outstanding common stock of CGC in a cash and share transaction. In order to effect the merger transaction, CGC will merge with and into a wholly-owned subsidiary of Gammon Gold. As a result of this merger, the shares of CGC common stock will no longer be listed on any stock exchange or quotation system.

Under the terms of the merger agreement, each share of common stock of CGC will be exchanged for 0.5209 common shares of Gammon Gold and a cash payment in the amount of $0.79 per CGC share.

2. Basis of presentation

The unaudited pro forma condensed consolidated financial information was prepared using the acquisition method of accounting under U.S. GAAP in accordance with Accounting Standards Codification, or ASC, Topic 805, Business Combinations (“ASC 805”). Gammon Gold is considered the legal and accounting acquirer and Capital Gold is the legal and accounting acquirer of Nayarit Gold. The unaudited pro forma condensed consolidated financial information was based on the historical financial statements of Gammon Gold, CGC and Nayarit Gold. Certain reclassifications have been made to the historical financial statements in preparation of the pro forma condensed consolidated financial information to conform to the financial statement presentation currently adopted by Gammon Gold.

The acquisition accounting is dependent upon certain valuations and other studies or events that have yet to progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed consolidated financial information. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed consolidated financial information and the combined company’s future results of operations and financial position.

ASC 805 establishes that the consideration transferred be measured at the closing date of the acquisition at the then-current market price. This particular requirement may result in the equity consideration being valued differently from the amount reflected in this unaudited pro forma consolidated financial information. See note 4 for the estimate of consideration expected to be transferred.

Under the acquisition method of accounting, the assets acquired and liabilities assumed of CGC will be recorded as of the completion of the merger, primarily at their respective fair values and added to those of Gammon Gold. The results of operations of CGC and will be included in the financial statements of the combined company entity as of the date of the completion of the merger.

Under ASC 805, acquisition-related transaction costs (i.e., advisory, legal, valuation, other professional fees) and certain acquisition-related restructuring charges affecting the target company are not included as a component of consideration transferred but are accounted for as expenses in the periods during which the costs are incurred. Total acquisition-related transaction costs expected to be incurred by Gammon Gold are estimated to be approximately $7,000. The estimated transaction costs are reflected in the unaudited pro forma condensed consolidated balance sheet as a reduction to cash and cash equivalents and an increase to accumulated deficit. The unaudited pro forma condensed consolidated income statements do not reflect any acquisition-related transaction costs, or restructuring charges expected to be incurred in connection with the merger; these charges are expected to be in the range of approximately $7,000 and $5,000, respectively, on a pre-tax basis.

Gammon Gold Inc.

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements—(Continued)

September 30, 2010 and December 31, 2009

(In thousands of U.S. dollars, unless otherwise noted)

3. Accounting policies

The pro forma condensed consolidated financial information has been prepared using accounting policies consistent with the policies used in preparing Gammon Gold’s audited consolidated financial statements for the year ended December 31, 2009, in accordance with Canadian GAAP, reconciled to U.S. GAAP.

Upon consummation of the merger, Gammon Gold will review, in detail, the accounting policies of CGC and Nayarit Gold. As a result of that review, Gammon Gold may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the consolidated financial statements. At this time, Gammon Gold is not aware of any differences that would have a material impact on the pro forma condensed consolidated financial information.

4. Estimate of consideration expected to be transferred

The following is a preliminary estimate of consideration to be transferred to effect the acquisition:

	Conversion calculation	Estimated fair value	Form of consideration
Total Capital Gold shares outstanding immediately prior to the acquisition by Gammon Gold	61,338,136

Multiplied by the exchange ratio of 0.5209 common shares of Gammon Gold for each share of CGC outstanding	31,951,035 Gammon Gold shares to be issued
Multiplied by Gammon Gold’s stock price as at February 7, 2011	$8.18	$261,359	Gammon Gold Common Stock

Number and estimated fair value of vested CGC stock options and warrants expected to be exchanged for stock options and warrants in the combined company (1)	1,522,084	$3,313	Gammon Gold Options and Warrants

Cash payment in the amount of $0.79 per share	$48,457	$48,457	Cash
Estimate of consideration to be transferred (2)		$313,129

(1)	For this pro forma condensed consolidated financial information and for determining the fair value of consideration paid with regard to Capital Gold’s options and warrants, weighted average exercise prices of $6.53 and $8.79 have been used for all options and warrants, respectively. The additional purchase price of approximately $3.3 million relating to the stock options and warrants represents a weighted-average fair value of $4.30 per replacement option and $0.48 per replacement warrant, which was calculated using the Black-Scholes option pricing model.

This calculation considered the closing price of Gammon Gold common shares of $8.18 per share as at February 7, 2011, and the following assumptions:

Expected volatility:	61.98%
Expected life:	3.6 years (options); 0.1 years (warrants)
Expected dividend yield:	0%
Risk-free interest rate:	1.83%

Gammon Gold Inc.

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements—(Continued)

September 30, 2010 and December 31, 2009

(In thousands of U.S. dollars, unless otherwise noted)

The expected life of the replacement stock options and warrants was determined by taking into account the contractual life of the replacement stock options and warrants and estimated exercise pattern of the replacement stock option and warrant holders. The expected volatility and risk-free rates were determined based on current market information, and the dividend yield was derived from historical experience as well as information available to management.

(2)	The estimated consideration expected to be transferred reflected in this unaudited pro forma condensed consolidated financial information does not purport to represent what the actual consideration transferred will be when the merger is consummated. In accordance with ASC 805, the fair value of equity securities issued as part of the consideration transferred will be measured on the closing date of the merger at the then-current market price. This requirement will likely result in a per share equity component different from the $8.18 assumed in this unaudited pro forma condensed consolidated financial information and that difference may be material. For purposes of determining the consideration transferred within this unaudited pro forma condensed consolidated financial information, the closing Gammon Gold common share price of $8.18 on February 7, 2011 was used in the calculation. Management has used a 5% variability factor to illustrate the impact share price movements have on consolidated goodwill and shareholders’ equity. Gammon Gold management deems this variability factor reasonable in light of current share price volatility.

	Pro forma purchase price allocation	Increase in Gammon Gold share price by 5%	Decrease in Gammon Gold share price by 5%
Price per share applied in the determination of consideration	$8.18	$8.59	$7.77
Shares issued	31,951,035	31,951,035	31,951,035
Consideration issued to CGC shareholders (excluding warrants and stock options)	$309,816	$322,917	$296,717
Estimated fair value of replacement stock options and warrants	$3,313	$3,701	$2,966
Total consideration	$313,129	$326,618	$299,683
Consolidated goodwill	$128,292	$141,780	$114,845
Consolidated shareholders’ equity	$794,687	$808,175	$781,241

5. Estimate of assets to be acquired and liabilities to be assumed

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by Gammon Gold in the merger, reconciled to the estimate of consideration expected to be transferred as a result of the acquisition as at September 30, 2010:

Book value of net assets acquired	$104,434
Fair value adjustments to:
Stockpiles and ore on leach pads (i)	44,586
Mining interest and property and equipment (ii)	73,397
Exploration property interests (iii)	—
Other assets (iv)	(1,065)
Deferred income taxes (v)	(33,035)
Intangible assets (vi)	—
Goodwill (vii)	124,812

Estimate of consideration expected to be transferred	$313,129

Gammon Gold Inc.

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements—(Continued)

September 30, 2010 and December 31, 2009

(In thousands of U.S. dollars, unless otherwise noted)

i.	Reflects an adjustment of $44,586 to record CGC’s stockpiles and ore on leach pads inventory at their estimated fair values. In connection with the merger, Gammon Gold is required to record this asset on the consolidated balance sheet at fair value. Gammon Gold’s assumptions as to the fair value of this asset may change as it conducts a valuation of CGC’s stockpiles and ore on leach pads following the completion of the merger. Gammon Gold’s pro forma fair value adjustment to stockpiles and ore on leach pads is based on CGC’s balance at October 31, 2010, adjusted as follows based on the estimates of Gammon Gold management:

a.	Estimated selling prices of finished goods less the sum of costs to complete, costs of disposal and a reasonable profit allowance for the completing and selling effort of a market participant based on profit for similar finished goods.

ii.	Reflects an adjustment of $73,397 to record the preliminary fair value adjustment allocated to Capital Gold’s mining interests.
iii.	The carrying value of the exploration properties acquired is assumed to approximate fair value, as CGC recorded these properties at fair value upon its acquisition of Nayarit Gold on August 2, 2010.
iv.	Reflects an adjustment of $1,065 relating to eliminating deferred financing fees previously deferred by CGC. The adjustment reflects the net balance as of October 31, 2010. Gammon Gold management has determined the fair value of this account to be nil. The associated tax benefit for these charges has not been recognized as it does not meet the “more likely than not” criteria for recognition. The carrying value of all other assets and liabilities is assumed to approximate fair value.

v.	Represents the estimated deferred income tax liability, based on an estimated income tax rate of 28%, multiplied by the estimated differences between the fair value of the purchase price allocation adjustments made to assets and liabilities, excluding goodwill, and the estimated tax bases of the associated assets and liabilities, excluding goodwill. The pro forma adjustment to record the effect of deferred taxes was computed as follows:

Estimated differences between the estimated fair values and the tax bases:
Stockpiles and ore on leach pads	44,586
Mining interest and property and equipment	73,397

Total estimated differences	117,983

Associated deferred income taxes at 28% tax rate:	33,035

Current portion of deferred tax liability relating to the Stockpiles and ore on leach pads adjustment	12,484
Non-current portion	20,551

vi.	The carrying value of the intangible assets acquired is assumed to approximate fair value.
vii.	Goodwill represents the excess of the preliminary purchase price over the estimated fair value of assets acquired and liabilities assumed.

6. Pro forma adjustments and assumptions

Adjustments included in the “Pro forma adjustments” column represent the following:

(i)	This pro forma adjustment eliminates the historical equity accounts of CGC and Nayarit Gold.

Gammon Gold Inc.

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements—(Continued)

September 30, 2010 and December 31, 2009

(In thousands of U.S. dollars, unless otherwise noted)

(ii)	This pro forma adjustment reflects the issuance of 31,951,035 shares of Gammon Gold common shares for $8.18 per share in connection with the acquisition of 100% of the outstanding shares of Capital Gold common stock.

(iii)	This pro forma adjustment reflects the fair value of 677,196 replacement stock options and 796,011 replacement warrants outstanding. 97,756 of the total 796,011 replacement warrants will be exchangeable for 1.5 Gammon Gold common shares, while the remaining replacement stock options and warrants will be exchangeable on a 1:1 basis for Gammon Gold common shares. The replacement stock options and warrants have a fair value of $4.30 and $0.48, respectively.

(iv)	This pro forma adjustment reflects the estimated transaction costs of $7,000 associated with the merger, reflected as an adjustment to cash and cash equivalents, and accumulated deficit as such costs are expensed. These costs are not expected to continue, and as such, an adjustment has not been included within the pro forma condensed consolidated income statements.

(v)	This pro forma adjustment reflects the cash payment of $0.79 multiplied by 61,338,136, being the common shares of CGC common stock outstanding on February 4, 2011.

(vi)	This pro forma adjustment reflects the estimated adjustment to adjust the stockpiles and ore on leach pads asset to estimated fair market value. The combined company’s cost of sales will reflect the increased valuation of CGC’s inventory as the acquired inventory is sold, which is expected to occur within the first year post-acquisition. There is no continuing impact of the acquired inventory adjustment on the consolidated income statements, and as such, it is not included in the unaudited pro forma condensed consolidated income statements.

(vii)	This pro forma adjustment reflects the estimated increase to mining interests associated with the preliminary fair value adjustment of approximately $73,400, and the associated increase to depreciation and amortization of approximately $6,400 and $4,800 for the year ended December 31, 2009 and the nine months ended September 30, 2010, respectively.

(viii)	This pro forma adjustment reflects the estimate of acquisition-date goodwill associated with the merger transaction.

(ix)	This pro forma adjustment reflects Gammon Gold management’s estimate of the adjustment necessary to reflect the deferred financing fees recorded by Capital Gold.

(x)	This pro forma adjustment reflects an estimate of the tax impacts of the acquisition on the balance sheet and income statements, primarily related to estimated fair value adjustments for stockpiles and ore on leach pads, and mining interests. The estimated rate is based on the historical effective tax rate for Gammon Gold, which is 28% for the year ended December 31, 2009 and the nine months ended September 30, 2010. Gammon Gold believes that using its historical effective tax rate is factually supportable in that it is derived from statutory rates. The actual effective tax rate of the combined company could be significantly different (either higher or lower) than the estimated tax rate, and depends on post-acquisition activities, including repatriation decisions. On January 1, 2010, the Mexican government enacted legislation that increases the regular income tax rate from 28% to 30%. The regular income tax rate will decrease to 29% in 2013 and then back to 28% in 2014, according to legislation. The preliminary estimate of the deferred tax liability at September 30, 2010 was computed using a rate of 28% and could be significantly different (either higher or lower) depending upon several factors.

Gammon Gold Inc.

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements—(Continued)

September 30, 2010 and December 31, 2009

(In thousands of U.S. dollars, unless otherwise noted)

(xi)	CGC’s accounting policy is to net revenues from sales of silver against production costs as CGC considers silver to be a by-product. Gammon Gold sells silver directly and, accordingly, such amounts are recognized as revenue. A pro forma adjustment has been presented to classify silver sales on a basis consistent with Gammon Gold’s accounting policy.

(xii)	The unaudited pro forma consolidated basic and diluted earnings (loss) per share for the periods presented are based on the combined basic and diluted weighted-average shares. The historical basic and diluted weighted average shares of CGC were assumed to be replaced by the shares expected to be issued by Gammon Gold to effect the merger.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this proxy statement/prospectus, including those relating to Gammon Gold and CGC’s strategies and other statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “will,” “should,” “may” or similar expressions, are forward-looking statements within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act of 1933, as amended, which we refer to in this document as the Securities Act. Without limiting the generality of the preceding sentence, statements contained in the sections “Proposal No. 1: The Merger — CGC’s Reasons for the Merger; Recommendation of the CGC Board of Directors,” “Proposal No. 1: The Merger — Opinion of Stifel, Nicolaus & Company, Incorporated,” and “Proposal No. 1: The Merger — Gammon Gold’s Reasons for the Merger” include forward-looking statements. These statements are not historical facts but instead represent only Gammon Gold and/or CGC’s expectations, estimates and projections regarding future events.

The forward-looking statements contained or incorporated by reference in this proxy statement/prospectus are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. The future results and shareholder values of Gammon Gold and CGC may differ materially from those expressed in the forward-looking statements contained or incorporated by reference in this proxy statement/prospectus due to, among other factors, the matters set forth under “Risk Factors” beginning on page 19, the parties’ ability to obtain the regulatory, shareholder and other approvals required for the merger on the terms and within the time expected, pending litigation, the price of gold and silver, the risks of exploration, development and mining, the risk that Gammon Gold will not be able to integrate successfully the businesses of CGC or that such integration will be more time consuming or costly than expected, the risk that expected synergies and benefits of the merger and other benefits described under “Proposal No. 1: The Merger — Gammon Gold’s Reasons for the Merger” will not be realized within the expected time frame or at all, increased operating costs, labor disruption, civil unrest, employee loss and business disruption following the merger and the factors detailed in each company’s filings with the SEC, including the factors detailed in Gammon Gold’s Form 40-F for its fiscal year ended December 31, 2009, as amended by Amendment No. 1 to Form 40-F/A for its fiscal year ended December 31, 2009, Gammon Gold’s reports on Form 6-K and CGC’s Annual Report on Form 10-K for the fiscal year ended July 31, 2010, as amended by Form 10-K/A, CGC’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2010 and CGC’s Current Reports on Form 8-K.

We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this proxy statement/prospectus, in the case of forward-looking statements contained in this proxy statement/prospectus, or the dates of the documents incorporated by reference into this proxy statement/prospectus, in the case of forward-looking statements made in those incorporated documents. Neither Gammon Gold nor CGC undertakes any obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events, except as required by law.

THE SPECIAL MEETING

This section contains information for CGC stockholders about the special meeting that CGC has called to allow its stockholders to consider the proposal to approve and adopt the plan of merger contained in the merger agreement. CGC is mailing this proxy statement/prospectus to its stockholders on or about February 16, 2011. Together with this proxy statement/prospectus, CGC is sending a notice of the special meeting and a form of proxy that CGC’s board of directors is soliciting for use at the special meeting and at any adjournments or postponements of the special meeting.

Date, Time and Place

The special meeting will be held on March 18, 2011, at Ballard Spahr LLP, 1735 Market Street, 51st Floor, Philadelphia, Pennsylvania 19103, local time at 10:00 a.m.

Purpose of the Special Meeting

At the special meeting, CGC stockholders will be asked to:

•	approve and adopt the plan of merger contained in the merger agreement;

•

approve the adjournment or postponement of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the special meeting; and

•	consider and vote on such other business as may properly come before the special meeting or any adjournments or postponements thereof.

Record Date; Outstanding Shares; Shares Entitled to Vote

Only holders of record of CGC common stock at the close of business on February 14, 2011, are entitled to notice of and to vote at the special meeting. As of the record date, there were 61,338,136 shares of CGC common stock outstanding and entitled to vote at the special meeting, held by 970 holders of record. Each holder of CGC common stock is entitled to one vote for each share of CGC common stock owned as of the record date.

A complete list of CGC stockholders will be available for review at the special meeting and at the executive offices of CGC during regular business hours for a period of ten days before the special meeting.

Quorum and Vote Required

A majority of the shares of CGC common stock entitled to vote at any meeting of stockholders must be present in person or represented by proxy at the commencement of the special meeting to constitute a quorum. A quorum must have been present at the commencement of any meeting before a vote can be taken on the proposal to approve and adopt the plan of merger contained in the merger agreement, or any other matter except adjournment of the meeting due to the absence of a quorum. Abstentions and broker non-votes, if any, which are described below, will be counted as present for purposes of determining the presence of a quorum at the special meeting. If a quorum is not present or if there are not sufficient votes in favor of the proposal to approve and adopt the plan of merger contained in the merger agreement, CGC expects that the special meeting will be adjourned or postponed to solicit additional proxies. At any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the subsequent meeting.

In accordance with Delaware law and CGC’s certificate of incorporation and bylaws, the proposal to approve and adopt the plan of merger contained in the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of CGC common stock entitled to vote thereon. In addition,

Canadian securities law requires the affirmative vote of a majority of the votes cast by holders of shares of CGC common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter, excluding the votes cast by certain persons entitled to receive change of control payments in connection with the merger. CGC’s board of directors urges CGC stockholders to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage paid envelope, or to vote by telephone or through the Internet.

If you do not vote, or you abstain from voting your shares with respect to the proposal to approve the plan of merger, it will have the same effect as a vote against the approval of the plan of merger contained in the merger agreement. Unless you have exercised your appraisal rights in accordance with the DGCL, if the proposal to approve and adopt the plan of merger contained in the merger agreement receives the required approval of CGC’s stockholders and the merger is completed, your shares of CGC common stock will be converted into the right to receive the merger consideration even though you did not vote.

The affirmative vote of a majority of the votes cast by the holders of the CGC common stock at the special meeting is required to approve the proposal to adjourn or postpone the special meeting, if necessary or appropriate, including to solicit additional proxies. If you do not vote, or you abstain from voting, your shares with respect to the proposal to approve such adjournment or postponement, it will have no effect on such proposal.

Additionally, even if you do not vote your shares with respect to either of the proposals that are the subject of the special meeting, your vote will still be counted toward the quorum requirement at the special meeting.

Under the rules that govern brokers who are voting shares held in “street name,” which means such shares are held of record by a broker, bank or other nominee, brokers who hold shares of CGC common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that are “non-routine,” such as approval of the proposal to approve and adopt the plan of merger contained in the merger agreement, without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker or other nominee that are represented at the meeting, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on the proposal. If a CGC stockholder’s broker holds such stockholder’s CGC common stock in “street name,” the broker will vote such stockholder’s shares only if the stockholder provides instructions on how to vote by filling out the voter instruction form sent to the stockholder by his or her broker with this proxy statement/prospectus. It is expected that brokers and other nominees will not have discretionary authority to vote on the proposal to approve and adopt the plan of merger contained in the merger agreement. A broker non-vote will have the same effect as a vote “against” the proposal to approve and adopt the plan of merger contained in the merger agreement. Abstentions also will have the same effect as a vote “against” the proposal to approve and adopt the plan of merger contained in the merger agreement.

For purposes of the proposal to adjourn or postpone the special meeting, abstentions will have the same effect as voting “against” the proposal, however a failure to vote or a broker non-vote will have no effect on such proposal. It is expected that brokers and other nominees will not have discretionary voting authority on this proposal.

Voting; Proxies; Revocation

Holders of CGC common stock as of the record date may submit a proxy or vote in person at the special meeting. Votes cast by proxy or in person at the special meeting will be tabulated and certified by American Stock Transfer & Trust Company, LLC.

Voting in Person

CGC stockholders who plan to attend the special meeting and wish to vote in person will be given a ballot at the special meeting. Please note, however, that CGC stockholders who hold their shares in “street name,” and who wish to vote in person at the special meeting, must bring to the special meeting a proxy from the record holder of the shares authorizing such CGC stockholder to vote at the special meeting.

Voting by Proxy

The vote of each CGC stockholder is very important. Accordingly, CGC stockholders who hold their shares as a record holder should complete, sign and return the enclosed proxy card whether or not they plan to attend the special meeting in person. CGC stockholders should submit their proxy even if they plan to attend the special meeting. CGC stockholders can always change their vote prior to the vote being taken at the special meeting. Voting instructions are included on the enclosed proxy card. If a CGC stockholder properly gives his or her proxy, and submits it to CGC in time to vote, one of the individuals named as such CGC stockholder’s proxy will vote the shares as such CGC stockholder has directed. A proxy card is enclosed for use by CGC stockholders of record.

The method of voting by proxy differs for shares held as a record holder and shares held in “street name.” If a CGC stockholder holds shares of CGC common stock as a record holder, he or she may submit a proxy by completing, dating and signing the enclosed proxy card and promptly returning it in the enclosed, pre-addressed, postage-paid envelope or otherwise mailing it to CGC, or by submitting a proxy over the Internet or by telephone by following the instructions on the enclosed proxy card. If a CGC stockholder holds shares of CGC common stock in “street name,” the CGC stockholder will receive instructions from his or her broker, bank or other nominee that the CGC stockholder must follow in order to vote his or her shares. CGC stockholders who hold their shares in “street name” should refer to the voting instructions from their broker, bank or nominee that accompany this proxy statement/prospectus.

All properly signed proxies that are received prior to the special meeting and that are not revoked will be voted at the special meeting according to the instructions indicated on the proxies or, if no direction is indicated, they will be voted “FOR” the proposal to approve and adopt the plan of merger contained in the merger agreement and “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate.

Revocation of Proxies

A CGC stockholder may revoke his or her proxy, and change his or her vote at any time before the proxy is voted at the special meeting. If you are a holder of record, you can change your vote at any time before your proxy is voted at the special meeting by:

•	delivering a signed written notice of revocation to the Secretary of CGC at:

Capital Gold Corporation

76 Beaver Street, 14th floor

New York, New York 10005

Attn.: Secretary

•	submitting another proxy bearing a later date (in any of the permitted forms); or

•	attending and casting a ballot in person at the special meeting, although your attendance alone will not revoke your proxy.

If you hold your shares in “street name,” contact your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to revoke your proxy and change your vote and any deadlines for the receipt of these instructions.

Stock Ownership and Voting by CGC’s Directors and Executive Officers

At the close of business on February 14, 2011, the record date for the special meeting, CGC’s directors and executive officers had the right to vote 449,196 shares of the then-outstanding CGC voting stock at the special meeting. At the close of business on February 14, 2011, these shares represented less than 1% of CGC common stock outstanding and entitled to vote at the special meeting. In connection with the execution of the merger agreement, Gammon Gold entered into voting and support agreements with CGC’s directors and executive officers, which provide, among other things, that each such person will vote all of the shares of CGC’s common stock beneficially owned by such person in favor of the proposal to approve and adopt the plan of merger contained in the merger agreement.

Delivery of Proxy Materials

To reduce the expenses of delivering duplicate proxy materials to CGC stockholders, CGC is relying upon SEC rules that permit us to deliver only one proxy statement/prospectus to multiple stockholders who share an address unless we receive contrary instructions from any stockholder at that address. If you share an address with another stockholder and have received only one proxy statement/prospectus, you may call us at (212) 344-2785 or write us as specified below to request a separate copy of this document and we will promptly send it to you at no cost to you:

Capital Gold Corporation 76 Beaver Street, 14th floor New York, New York 10005 Attn.: Investor Relations

Recommendations of CGC’s Board of Directors

CGC’s board of directors has unanimously approved the plan of merger. The board of directors believes that the merger and the merger agreement are advisable and in the best interests of CGC and its stockholders, and unanimously recommends that CGC stockholders vote “FOR” the approval of the plan of merger and “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, including to solicit additional proxies.

Solicitation of Proxies

The enclosed proxy is being solicited by or on behalf of the board of directors of CGC. CGC will bear the entire cost of soliciting proxies from its stockholders, which is estimated to be approximately $40,000, except that Gammon Gold and CGC will share equally the costs of filing, printing and mailing this proxy statement/prospectus and Gammon Gold will pay the cost of engaging the proxy solicitor, Laurel Hill Advisory Group, to solicit proxies on behalf of CGC’s board of directors from CGC stockholders. In addition to solicitation of proxies by mail, CGC will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of CGC common stock and secure their voting instructions, if necessary. CGC will reimburse the record holders for their reasonable expenses in taking those actions.

Gammon Gold has also made arrangements with Laurel Hill Advisory Group to assist in soliciting proxies on behalf of CGC’s board of directors in connection with approval of the plan of merger and in communicating with stockholders. Gammon Gold has agreed to pay Laurel Hill Advisory Group up to $50,000, plus reimbursement for any additional services requested, and out-of -pocket disbursements incurred in connection with its engagement by Gammon Gold. Proxies may also be solicited by directors, officers and employees of CGC or Gammon Gold in person or by telephone or other means, for which such persons will receive no special compensation.

Appraisal Rights

Under Delaware law, holders of record of CGC common stock who do not vote in favor of adoption of the plan of merger contained in the merger agreement have the right to seek appraisal of the fair value of their shares of stock if the merger is completed. To exercise your appraisal rights, you must strictly follow the procedures prescribed by Delaware law, including, among other things, submitting a written demand for appraisal to CGC before the vote is taken on the adoption of the plan of merger contained in the merger agreement, and you must not vote in favor of adoption of the merger agreement. These procedures are summarized in the section titled “Proposal No. 1: The Merger — Appraisal Rights.” The text of the applicable provisions of Delaware law as in effect with respect to this transaction is included as Annex D to this proxy statement/prospectus.

Other Business; Adjournments

CGC does not expect that any matter other than the proposals presented in this proxy statement/prospectus will be brought before the special meeting. However, if other matters incident to the conduct of the special meeting are properly presented at the special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters. An adjournment or postponement may be made from time to time by approval of the holders of shares representing a majority of the votes present in person or by proxy at the special meeting, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting.

PROPOSAL NO. 1: THE MERGER

The following discussion contains material information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement included as Annex A and A-1 to this document. We urge you to read this entire document carefully, including the merger agreement included as Annex A and A-1 to this document, for a more complete understanding of the merger.

Gammon Gold and CGC’s boards of directors have unanimously approved the merger agreement. The merger agreement provides for the acquisition of CGC by Gammon Gold through the merger of Capital Gold AcquireCo, Inc., a wholly-owned subsidiary of Gammon Gold, with and into CGC, with CGC as the surviving corporation. Following the merger, CGC will operate as a wholly-owned subsidiary of Gammon Gold.

In the merger, each share of CGC common stock will be converted into the right to receive 0.5209 Gammon Gold common shares and a cash payment in the amount of $0.79 per share (plus cash in lieu of any fractional share interests), subject to the exercise and perfection of appraisal rights under the DGCL. Gammon Gold common shares issued and outstanding at completion of the merger will remain outstanding and those stock certificates will be unaffected by the merger. Gammon Gold’s common shares will continue to trade on the NYSE and the TSX under the symbol “GRS” and “GAM”, respectively, following the merger. See “The Merger Agreement” for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.

Background of the Merger

Prior to the strategic alternatives review described in this section, CGC’s management and board of directors had from time to time considered strategic alternatives to enhance stockholder value and held informal discussions with other companies concerning strategic combinations and as set forth herein, certain of those discussions resulted in proposals, but did not result in the execution of a definitive agreement. The gold mining industry is fragmented and as a result, gold mining companies frequently consider merger and acquisition proposals.

In early December 2008, CGC began discussions with Nayarit Gold with respect to a potential business combination. These discussions were terminated shortly after they began without entering into a definitive agreement.

During the ensuing twelve months, CGC explored several other opportunities, two of which proceeded to confidentiality agreements and non-binding letters of intent, but none of which led to a definitive agreement.

In January 2009, CGC and Gammon Gold entered into discussions with respect to a potential business combination.

On January 15, 2009, CGC entered into an agreement with a financial advisor, which we refer to as the January 2009 Advisory Agreement, for financial advisory services for a term of one year.

On February 27, 2009, CGC and Gammon Gold entered into a non-binding letter of intent, or the 2009 LOI. Pursuant to the 2009 LOI, Gammon Gold proposed to acquire CGC in an all-stock transaction that implied a value of $0.75 per share (prior to a 4-for-1 reverse stock split in February 2010) of CGC common stock based upon the then closing price of Gammon Gold shares. From late February 2009 through March 31, 2009, CGC and Gammon Gold negotiated a definitive merger agreement.

On March 12, 2009, CGC and Gammon Gold announced the execution of the 2009 LOI.

On March 31, 2009, CGC announced its determination to end merger discussions with Gammon Gold. This determination was based upon a number of factors including, but not limited to, the parties’ inability to resolve all of the terms of, and arrive at, a definitive agreement.

In early April 2009, a representative from the financial advisor to a company in the gold mining business, which we refer to as Company A, contacted CGC and expressed an interest in a potential business combination with CGC.

During April and May 2009, representatives of Company A met with management of CGC to negotiate a non-binding letter of intent with respect to a potential business combination.

On May 21, 2009, CGC executed a non-binding letter of intent with Company A with respect to a proposed business combination. CGC subsequently amended the non-binding letter of intent with Company A and entered into negotiations with respect to a definitive agreement. The parties were unable to agree on the terms of a definitive agreement and ultimately determined to allow the letter of intent to expire.

On December 17, 2009, CGC and Nayarit Gold entered into a letter of intent.

On January 15, 2010, CGC and its financial advisor entered into an extension to the January 2009 Advisory Agreement to extend the term of such agreement until June 30, 2010.

On February 10, 2010, CGC and Nayarit Gold entered into a definitive business combination agreement pursuant to which Nayarit Gold would become a wholly-owned subsidiary of CGC.

During the week of March 1, 2010, Gammon Gold met with Mr. John Brownlie, CGC’s then Chief Operating Officer and President, to discuss the opportunity of reviving the previous year’s merger discussions.

Gammon Gold contacted Mr. Brownlie during the week of March 15 to express its interest in meeting with the CGC board of directors to discuss a potential business combination.

In March 2010, Mr. Leonard Sojka, at that time a member of the CGC board of directors, Mr. Christopher Chipman, CGC’s Chief Financial Officer, Mr. John Cutler, a member of the CGC board of directors and a consultant to CGC, met with Mr. Rene Marion, President and Chief Executive Officer of Gammon Gold and Gammon Gold’s financial advisor in Toronto to discuss the merits of a possible transaction between CGC and Gammon Gold. At the meeting, it was agreed that Gammon Gold could update its technical due diligence investigations on CGC’s properties, but CGC’s representatives explained that it would be in the best interests of CGC to complete the Nayarit Gold transaction before considering any substantive discussions with Gammon Gold.

At the request of certain of the directors of CGC, Mr. Marion presented a draft non-binding letter of intent with respect to a potential business combination with CGC on April 8, 2010 to describe the proposed terms of a transaction with Gammon Gold. At that time, CGC authorized Gammon Gold to continue its technical due diligence on CGC’s mineral projects upon both parties confirming that the confidentiality provisions of their previous confidentiality agreement applied to information provided in connection with this technical due diligence.

On May 3 and 4, 2010, Mr. Richard Peevers from Ausenco Vector Engineering, visited CGC’s El Chanate mine to conduct due diligence on behalf of Gammon Gold. Mr. Peevers provided Gammon Gold with a summary of the results of his site visit.

On May 7, 2010, Mr. Cooper, CGC’s Chairman of the Board, and Messrs. Sojka, Cutler and Chipman met with Mr. Marion in Dallas, Texas to discuss the merits of a possible business combination. Mr. Marion also updated the group with respect to the status of Gammon Gold’s operations and provided feedback with respect to Mr. Peevers’ site visit.

On June 14, 2010, Mr. Chipman met with Mr. Scott Perry, Gammon Gold’s Chief Financial Officer, in New York City. The discussions at that meeting were focused upon certain operational and financial matters of Gammon Gold and CGC.

On June 22, 2010, Messrs. Cutler, Cooper, Sojka and a financial consultant met with Mr. Marion and Mr. Chris Richter, Gammon Gold’s Vice President, Corporate Development, in New York City. At the meeting, Mr. Marion discussed the shutdown at Gammon Gold’s El Cubo mine and its potential long-term implications, and the parties discussed the merits of a potential business combination transaction. The representatives of Gammon Gold were again informed that CGC’s board of directors remained focused on closing the Nayarit Gold transaction and that CGC might be willing to revisit a potential transaction involving Gammon Gold after this had occurred.

The January 2009 Advisory Agreement in connection with a proposed business combination with each of Gammon Gold and Nayarit Gold in 2009 was to expire on June 30, 2010. CGC considered it desirable to have a financial advisor on retainer for the purposes of assisting in connection with any future transactions. In early July 2010, CGC had discussions with three investment banks to provide financial advisory services as well as services relating to a potential sale of CGC. Cormark was invited to make a proposal as part of this process.

On July 1, 2010, Mr. Scott Hazlitt was promoted to Chief Operating Officer of CGC, following Mr. John Brownlie’s resignation as an officer and director.

On July 13, 2010, Mr. Colin Sutherland, then President of Nayarit Gold, provided the CGC board of directors with an analysis of a potential acquisition by CGC of Timmins Gold Corp., or Timmins Gold, prepared by Cormark. Mr. Hazlitt visited Timmins Gold’s San Francisco Mine on July 28. During that visit, Mr. Hazlitt met with Arturo Bonillas, President of Timmins Gold and other members of Timmins Gold’s management.

On July 16, 2010, the CGC directors considered the analysis presented by Cormark, together with the consideration that any transaction would likely be structured as an acquisition of Timmins Gold by CGC. Accordingly, the CGC board of directors determined not to pursue a potential transaction with Timmins Gold at that time and remained focused on closing the Nayarit Gold transaction.

August 2, 2010, CGC completed the acquisition of Nayarit Gold and Mr. Sutherland was appointed as CGC’s President and a member of the CGC board of directors.

On August 2, 2010, Mr. Hazlitt was appointed a member of the CGC board of directors.

On August 3, 2010, Mr. Sutherland and a representative from Cormark met with Mr. Marion and discussed a potential business combination transaction between CGC and Gammon Gold.

On August 4, 2010, Mr. Sojka resigned from the CGC board of directors for personal reasons.

On August 5, 2010, Mr. Marion submitted another non-binding letter of intent, or the August LOI, to CGC. The August LOI was substantially identical to the draft non-binding letter of intent submitted on April 8, 2010. The August LOI proposed an all-stock transaction at an approximate 30% premium based upon the 20-day volume weighted average trading price of CGC’s common stock. The August LOI included certain deal protection provisions, including an exclusivity period, a non-solicitation covenant, subject to certain conditions, and the obligation to pay a break fee if the transaction was terminated for certain reasons. After August 5, 2010, the respective managements of CGC and Gammon Gold negotiated the terms of the August LOI and held various discussions about the terms and conditions of any potential transaction as well as the potential advantages to each company of such a transaction.

On August 9, 2010, Mr. Sutherland and a representative from Cormark met with Mr. Bragagnolo, Chief Executive Officer of Timmins Gold, in Vancouver, British Columbia. During this meeting a potential business combination transaction between Timmins Gold and CGC was discussed.

On August 10, 2010, Mr. Sutherland and a representative from Cormark met with the Chief Executive Officer of Company A in Toronto, Ontario where a potential business combination transaction between Company A and CGC was discussed.

On August 12, 2010, CGC received a revised letter of intent from Gammon Gold that was on substantially the same terms as the August LOI.

On August 16, 2010, the CGC board of directors met via conference call and discussed the letter of intent received from Gammon Gold and the process for responding to it, including the establishment of a special committee of independent directors and the appointment of financial advisors.

Mr. Hazlitt and Mr. Sutherland visited Timmins Gold’s San Francisco Mine on August 18, 2010 where they met with Mr. Bragagnolo, Mr. Bonillas and other members of Timmins Gold management.

On August 18, 2010, the CGC board of directors met via conference call with Ellenoff Grossman & Schole LLP, or Ellenoff Grossman, counsel to CGC, and determined that, in response to the Gammon Gold proposal, it was appropriate to commence a process to assess CGC’s strategic alternatives. The alternatives to be considered included the following:

•

remaining independent, which would require financing to fund the capital expenditures necessary to move from contract mining to owner/operator mining at the El Chanate mine and develop CGC’s Orion asset;

•	entering into strategic partnerships and/or joint ventures; and

•	pursuing a sale of CGC as a whole or some other form of merger or business combination.

In order to facilitate the review of sale possibilities as part of the overall strategic review, the CGC board of directors designated a special committee, or the M&A Committee, of the CGC board of directors to act as the representative of the CGC board of directors with respect to all merger and acquisition matters presented to management of CGC. John Cutler was appointed Chairman of the M&A Committee. The other committee members are the other independent directors of CGC, including CGC’s Chairman of the Board, Mr. Stephen Cooper. In addition, Mr. Chipman was appointed to assist the M&A Committee and to interact with potential strategic partners on behalf of the M&A Committee. At its August 18, 2010 meeting, the CGC board of directors authorized the M&A Committee to select legal and financial advisors.

On August 18, 2010, the M&A Committee retained the law firm of Ballard Spahr LLP, or Ballard Spahr, to act as special counsel to the M&A Committee.

On August 19, 2010, Cormark was formally engaged by the M&A Committee on behalf of the CGC board of directors to provide financial advisory services and to assist CGC in assessing, structuring and negotiating a business combination to the extent a suitable transaction could be identified. Cormark’s engagement was based upon several factors, including but not limited to, the experience of its team, its focus on the junior mining sector, and its role as advisor in an aggregate of $10 billion in merger and acquisition transactions.

The M&A Committee met via conference call on August 19, 2010, with Mr. Chipman, Ballard Spahr and Ellenoff Grossman to review and discuss the process for evaluating strategic alternatives. Cormark attended this meeting and gave a presentation to the M&A Committee that reviewed CGC’s strategic alternatives; namely, a transformational merger of equals or an outright sale of CGC to a larger company. Cormark reviewed the key considerations for each of these alternatives and presented in detail the operational and financial implications of potential merger transactions and potential sale transactions. Ballard Spahr advised the M&A Committee that if it determined to proceed with a strategic alternative, the CGC board of directors has the fiduciary duty of determining the best transaction reasonably available to CGC stockholders. Mr. Chipman also reviewed for the M&A Committee the history and terms of the Gammon Gold transaction that did not go forward in 2009 and the reasons therefor. With the advice of Cormark, the M&A Committee determined that it was appropriate under the circumstances to conduct a process to identify additional interest in CGC beyond the Gammon Gold proposal. The M&A Committee and CGC board of directors determined that it would initiate a process to solicit interest from a select group of qualified buyers or potential merger partners.

From August 19, 2010 to August 23, 2010, Cormark, the M & A Committee and the other members of the CGC board of directors reviewed the list of qualified potential buyers and potential merger partners identified by Cormark and assessed each potential partner or buyer on the basis, among others, of its likely strategic fit and ability to effect a transaction on a timely basis. During this period, the M&A Committee, certain members of management and certain CGC board members also considered the possibilities of either pursuing an acquisition by CGC or a merger of equals and whether such potential transactions would meet CGC’s long term goal to enhance stockholder value, specifically the need to finance its growth plans. Following discussions with Cormark, the CGC board of directors discussed the option of remaining independent, which would require CGC to obtain financing. Accordingly, the M&A Committee came to the preliminary view that it should explore a sale of CGC as an alternative to a strategic partnership or remaining independent, if a suitable transaction was presented.

On August 21, 2010, the August LOI, as revised, was sent to the full CGC board of directors and the CGC board of directors met via conference call to review and discuss the status of negotiations with respect to the August LOI.

From August 23, 2010 to September 9, 2010, Cormark was in contact with a total of 11 companies including Gammon Gold. The companies contacted were selected based on the following factors:

•	those that had previously expressed interest in a business combination with CGC;

•	those that had similar regional interests as CGC; and

•	those that were believed to be acquisitive in the mining sector and potentially interested in a business combination with CGC.

Of the 11 companies contacted, three companies (in addition to Gammon Gold) participated in discussions with Cormark and were given access to CGC’s due diligence data site. Four companies submitted formal proposals, including Gammon Gold and Timmins Gold. The two other companies are referred to as Company A (with whom CGC had negotiated the terms of a non-binding letter of intent in May 2009) and Company B.

On August 26, 2010, the CGC board of directors, Ellenoff Grossman, Ballard Spahr and Cormark held a conference call and had a discussion with respect to the process of evaluating strategic alternatives. At that meeting, Ellenoff Grossman and Ballard Spahr provided the CGC board of directors with a description of its fiduciary duties in connection with the process. In particular, Ellenoff Grossman and Ballard Spahr advised the CGC board of directors that if it determined to proceed with a strategic alternative, the CGC board of directors has the fiduciary duty of determining the best transaction reasonably available to CGC stockholders.

On August 27, 2010, Mr. Gary Huber was appointed to the CGC board of directors and to the M&A Committee.

On August 28, 2010, Mr. Hazlitt conducted a due diligence site visit with respect to Company A’s mining operations.

On August 29, 2010, Gammon Gold submitted a revised letter of intent to CGC, which we also refer to as the Gammon LOI. This letter of intent proposed an all-stock transaction at an approximate 30% premium based upon the 20-day volume weighted average trading price of CGC’s common stock. It also included certain deal protection provisions, including an exclusivity period, a non-solicitation covenant, subject to certain conditions, and the obligation to pay a break fee if the transaction was terminated for certain reasons.

On August 30, 2010, Mr. Cooper met with a representative of Company A to discuss why Company A believed a business combination with Company A was in the best interest of CGC.

On August 31 and September 1, 2010, Mr. Hazlitt conducted a due diligence site visit with respect to Gammon Gold’s Ocampo mining operations.

On September 1, 2010, Timmins Gold submitted a proposal to acquire CGC. This proposal contemplated an all-stock transaction that implied a value of approximately $3.76 (C$4.00) per share of CGC common stock, based upon the closing price of Timmins Gold common stock on August 31, 2010.

On September 1, 2010, Company A submitted a non-binding proposal that also contemplated an all-stock transaction that implied a value of approximately $4.60 (C$4.83) per share of CGC common stock based upon the closing price of Company A common stock on September 1, 2010.

On September 2, 2010, Mr. Russell Tremayne, Gammon Gold’s Chief Operating Officer, conducted a due diligence site visit to CGC’s El Chanate mine.

On September 3, 2010, Timmins Gold submitted a revised non-binding proposal. Such proposal was also an all-stock transaction and represented an implied value of approximately $4.28 (C$4.50) per share of CGC common stock based upon the closing price of Timmins Gold common stock on September 1, 2010. In addition, Timmins Gold sent CGC a letter on September 3, 2010 in which it requested a meeting with CGC at which it could be afforded the opportunity to formally present its proposal.

On September 3, 2010, Company B submitted a non-binding proposal to Cormark pursuant to which Company B proposed an all-stock transaction that implied a value of approximately $3.36 (C$3.49) per share of CGC common stock based upon the closing price of Company B common stock on September 3, 2010.

The value of the Gammon Gold proposal on September 1, 2010 and September 3, 2010 was $4.68 (C$4.88) and $4.58 (C$4.76), respectively, per share of CGC common stock based on the closing price of the Gammon Gold common stock on such dates.

On September 3, 2010, the M&A Committee met via conference call to review and discuss the status of the sale process. Also in attendance were Messrs. Chipman and Hazlitt and representatives of Cormark, Ballard Spahr and Ellenoff Grossman. Cormark presented the M&A Committee with a summary of each of the proposals received to date. Mr. Hazlitt summarized his due diligence review of the Gammon Gold operations, the Timmins Gold operations and Company A operations. Cormark then presented the M&A Committee with a detailed financial and transactional analysis of each of the proposals. Cormark evaluated the following financial and transactional aspects of each proposal:

•	immediate premium to CGC’s stockholders;

•	the financial strength of the acquiror and the resultant combined company, which included a proforma review of figures based upon:

•	2011 and 2012 estimated cash flow;

•	2011 and 2012 estimated production;

•	estimates of net asset value; and

•	the relative liquidity of the consideration offered;

•	the potential for a long-term re-rating;

•	the opportunity for synergies; and

•	the likelihood of closing.

At this meeting, Cormark advised the M&A Committee that the transaction proposed by Company A, while structured as a premium offer to acquire CGC, would result in a reverse takeover of Company A by CGC. Cormark analyzed the valuation multiples of Company A and CGC and advised that the transaction as proposed would result in significant dilution to the shareholders of Company A. Cormark indicated that this, combined with the fact that Company A was significantly smaller than CGC, would likely have a material negative impact on the share price of Company A, if a transaction were pursued, which would result in a significantly lower implied value per share to CGC stockholders than represented in Company A’s proposal. Cormark also advised that the combined company would likely need to raise additional capital in order to fund CGC’s growth initiatives. The obligation of Company A to seek the approval of its shareholders, as a condition to closing any transaction with CGC, was considered to increase overall transaction risk.

Cormark advised the M&A Committee that the transaction proposed by Company B was a no premium merger of equals. Cormark advised that, in the context of the current process to identify a proposal that provided, among other things, a material premium, the proposal by Company B did not fit the M&A Committee’s criteria.

Cormark advised the M&A Committee that the transaction proposed by Timmins Gold would result in a merger of equals, with CGC receiving a small upfront premium. Cormark indicated that the Timmins Gold proposal presented certain financial risks to CGC given Timmins Gold’s current cash balance and its outstanding, short term gold loan, which required repayment of the cash equivalent value of a fixed number of gold ounces on a monthly basis. Cormark advised the M&A Committee that the estimated liabilities of Timmins Gold exceeded its current cash resources. The M&A Committee also discussed the Timmins Gold going concern issue. The obligation of Timmins Gold to seek the approval of its shareholders, as a condition to closing any transaction with CGC, was considered to increase overall transaction risk. Cormark also advised that the combined company would likely need to raise additional capital to fund CGC’s growth initiatives.

At the September 3, 2010 meeting, after reviewing the above proposals, Cormark advised the M&A Committee, based on the factors listed below, that the Gammon Gold proposal was, of the proposals received to date, the best transaction reasonably available to CGC’s stockholders. Cormark advised the M&A Committee that the Gammon Gold proposal offered a material premium when considering the volume-weighted trading prices of Gammon Gold’s common shares over periods of five to 30 trading days and represented an implied value of approximately $4.58 (C$4.76) based upon the closing price of Gammon Gold’s common shares on September 3, 2010. Cormark noted that Gammon Gold’s significant cash balance and cash flow from operations would likely be sufficient to fund CGC’s growth initiatives without the need to raise additional capital. In addition, Cormark advised that the superior trading liquidity of Gammon Gold’s common shares, when compared to that of Timmins Gold, Company A and Company B, would provide the ability for stockholders of CGC to better monetize value achieved in the merger transaction. Furthermore, the size of Gammon Gold relative to CGC would serve to mitigate the potential negative market impact of dilution once Gammon Gold shares were issued to acquire CGC. Cormark also noted the potential synergies with Gammon Gold due to the possibility of redeploying idle surface mining equipment owned by Gammon Gold to CGC’s El Chanate mine, providing for capital savings should CGC transition to owner-operated mining. Finally, Cormark advised that while the long-term valuation re-rating was potentially greater under a transaction with Timmins Gold or Company A, than under a transaction with Gammon Gold due to Gammon Gold’s size and established position as a mid-tier producer, a transaction with Timmins Gold or Company A presented greater overall risk to CGC stockholders when compared to the Gammon Gold proposal as a whole.

On September 5, 2010, the M&A Committee met via conference call with Mr. Chipman, representatives of Cormark, Ballard Spahr and Ellenoff Grossman to review and discuss the status of the sale process. The M&A Committee reviewed and discussed the remaining open deal terms in Gammon Gold’s August LOI. Cormark reaffirmed its advice that the Gammon Gold proposal was, of the proposals received to date, the best transaction reasonably available to CGC’s stockholders for the reasons discussed at the September 3, 2010 meeting.

On September 7, 2010, the M&A Committee met via conference call with Mr. Bruce Bragagnolo, Chief Executive Officer of Timmins Gold, and Arturo Bonillas, President of Timmins Gold, and their respective financial advisors. During the course of this meeting, a formal presentation was made with respect to the Timmins Gold proposal. The M&A Committee then discussed the merits of the Timmins Gold proposal compared to the Gammon Gold proposal.

On September 8, 2010, the M&A Committee met with Mr. Chipman and representatives of Cormark, Ballard Spahr and Ellenoff Grossman to review and assess each of the proposals received to date. At the meeting, Cormark presented its updated analysis of each of the proposals. Ballard Spahr provided the M&A Committee with information regarding their fiduciary duties under Delaware law and related matters in connection with the potential transactions. The M&A Committee discussed and reviewed the Timmins Gold proposal as compared to the Gammon Gold proposal and determined that it was inferior to the Gammon Gold proposal. Such determination was based upon factors including: (i) the transaction proposed by Timmins Gold would result in a merger of equals, with CGC receiving a small upfront premium, (ii) the Timmins Gold proposal presented certain financial risks to CGC given Timmins Gold’s current cash balance, the going concern issue with respect to the Timmins Gold financial statements and its outstanding short term gold loan, which required repayment of the cash equivalent value of a fixed number of gold ounces on a monthly basis, and (iii) the combined company would likely need to raise additional capital to fund CGC’s growth initiatives, presenting incremental dilution to stockholders of CGC. It was determined that the proposed share exchange ratio with respect to the Gammon Gold transaction represented a value of approximately $4.58 (C$4.76) per share of CGC common stock based upon the closing price of Gammon Gold’s common shares on September 3, 2010 and the Timmins Gold transaction represented a value of approximately $4.33 (C$4.50) per share of CGC common stock based upon the closing price of Timmins Gold’s common shares on such date. The Company A transaction represented a value of approximately $4.68 (C$4.92) per share of CGC common stock and the Company B transaction represented a value of approximately $3.32 (C$3.49) per share of CGC common stock based upon the closing price of their respective common stock on such date. Based on the proposals received to date, Cormark advised the M&A Committee that the Gammon Gold proposal continued to represent the best alternative reasonably available to CGC’s stockholders based on the factors discussed at the September 3, 2010 meeting. Such factors included Cormark’s indication that the transaction proposed by Company A, while structured as a premium offer to acquire CGC, would result in a reverse takeover of Company A by CGC, resulting in significant dilution to the stockholders of Company A. Cormark analyzed that this would likely have a material negative impact on the share price of Company A, if a transaction were pursued, which would result in a significantly lower implied value per share to CGC stockholders than represented in Company A’s proposal. The M&A Committee compared the Gammon Gold proposal to the alternative of remaining independent. It was acknowledged that to remain independent would require a financing to strengthen CGC’s financial position for its growth plans. It was also acknowledged that no other strategic alternatives or joint ventures had been proposed or were under consideration by CGC at that time, other than the four proposals received to date. The M&A Committee determined to recommend to the CGC board of directors to proceed with the Gammon Gold proposal.

On September 9, 2010, the full CGC board of directors met via conference call to review and discuss the four proposals and received the recommendation of the M&A Committee. Also at the meeting were Mr. Chipman and representatives of Cormark, Ballard Spahr and Ellenoff Grossman. Ballard Spahr and Ellenoff Grossman provided the CGC board of directors with information regarding its fiduciary duties under Delaware law and related matters in connection with the potential transactions. Representatives of Cormark presented to the CGC board of directors their analysis of each of the proposals and advised that the Gammon Gold proposal was, of the proposals received to date, the best transaction reasonably available to CGC’s stockholders for the following financial reasons as well as those discussed at the September 3, 2010 meeting:

•	the consideration represented a material premium to CGC’s stockholders;

•	Gammon Gold’s cash balance and operating cash flow would likely be sufficient to fund CGC’s growth initiatives;

•	Gammon Gold’s trading liquidity offered a near-cash alternative for CGC stockholders;

•	the lower risk associated with a transaction with Gammon Gold; and

•

the potential for significant synergies with Gammon Gold, including, but not limited, to the potential to move excess equipment from Gammon Gold’s Ocampo mine to the CGC El Chanate mine, and the potential to utilize excess mill infrastructure from El Cubo at the Orion Project.

The M&A Committee presented its view that Gammon Gold had a strong management team with open pit, underground and extensive heap leach operating experience that can be leveraged at CGC’s El Chanate and Orion properties. Cormark also advised the CGC board of directors that certain stockholders of CGC had expressed their indication of support of a potential transaction with Timmins Gold while acknowledging that they were unaware of any terms of any alternative proposals. The CGC board of directors discussed the potential stockholder support for the Timmins Gold proposal and the M&A Committee discussed its understanding that each of the stockholders that had expressed their support to Cormark were also stockholders of Timmins Gold and one such stockholder was the lender with respect to the Timmins Gold short term gold loan. The CGC board of directors discussed the need to garner the support of the stockholders for any transaction that the board of directors approved. The board of directors discussed the importance of negotiating a definitive agreement that would be approved by CGC’s stockholders. Based on Cormark’s advice that the Gammon Gold proposal was, of the proposals received to date, the best transaction reasonably available to CGC’s stockholders, and the recommendation of the M&A Committee, on the basis of the premium of Gammon Gold’s offer, Gammon Gold’s strong cash balance and cash flows, Gammon Gold’s liquid trading market, Gammon Gold’s experience in the mining industry, the potential for significant synergies, the strength of Gammon Gold’s management team and the lower risk associated with this transaction, the CGC board of directors unanimously resolved to proceed with the negotiation of a definitive agreement with Gammon Gold and approved CGC entering into the most recent draft of the non-binding letter of intent with Gammon Gold pursuant to which CGC agreed to, among other items, an exclusivity period which would expire on September 27, 2010.

Gammon Gold and CGC entered into the non-binding letter of intent on September 9, 2010.

On September 9, 2010, Cormark notified the other parties that submitted bids that the CGC board of directors had determined not to proceed with their proposals.

The nature of Cormark’s role as financial advisor to CGC was to provide advice in connection with a sale of CGC. The terms of Cormark’s engagement letter provided for payment of advisory fees upon successful completion of a sale of CGC. As such, the board determined to engage an independent investment banker to consider the fairness of the transaction, from a financial point of view, to CGC stockholders. For that reason, the M&A committee determined to engage Stifel Nicolaus.

On September 14, 2010, the M&A Committee engaged Stifel Nicolaus to provide investment banking services, including using its commercially reasonable efforts to provide its opinion as to the fairness, from a financial point of view, of the consideration to be paid to the CGC stockholders in connection with the Gammon Gold transaction.

On September 14, 2010, Gammon Gold and CGC gave each other access to their respective secure data sites in order to facilitate Gammon Gold’s ongoing due diligence and permit CGC to start its due diligence.

On September 14, 2010, Company A submitted a revised proposal wherein it proposed an all-stock transaction (with a cash component of up to an aggregate of $10 million reserved for payment in the event that the implied value of the shares of Company A fell below the proposed offer value) pursuant to which CGC stockholders would receive value of approximately $4.75 (C$4.88) per share of CGC common stock based upon the closing price of Company A common stock on September 13, 2010. On this date, the Gammon Gold proposal was valued at $4.43 (C$4.56) per share of CGC common stock based upon the closing price of Gammon Gold common shares on such date.

On September 16, 2010, the full CGC board of directors met via conference call with Cormark, Ballard Spahr and Ellenoff Grossman. A lengthy discussion ensued regarding the break up fee provision in the September 9 non-binding letter of intent and CGC’s ability to accept and negotiate alternative proposals. Ballard Spahr and Ellenoff Grossman advised the CGC board of directors that pursuant to the Gammon LOI, CGC was permitted to accept and negotiate an alternative proposal if it was determined that a proposal is, or would likely lead to, a superior proposal. The CGC board of directors also discussed the receipt of the revised proposal from

Company A. Cormark advised the CGC board of directors that while the revised proposal appeared to offer greater consideration than the Gammon Gold proposal, the share exchange ratio had actually been reduced, based upon significant volatility in the trading of the common stock of Company A. At this juncture, the Gammon Gold proposal had emerged as the one most likely to offer the best value to CGC’s stockholders and Cormark’s presentation featured a comparison of each other proposal to the Gammon Gold proposal, a more detailed analysis of the Gammon Gold proposal and a comparison of the Gammon Gold proposal to recent precedent transactions. The detailed analysis of the Gammon Gold proposal included a summary of recent investment analyst’s ratings for Gammon Gold, target prices and analyst commentary. After consultation with its financial advisors, the CGC board of directors determined that, notwithstanding the revision of Company A’s proposal, the Gammon Gold proposal continued to represent the best transaction reasonably available to CGC stockholders for the reasons including but not limited to, the following:

•	Gammon Gold’s cash balance and operating cash flow would likely be sufficient to fund CGC’s growth initiatives;

•	Gammon Gold’s trading liquidity offered a near-cash alternative for CGC stockholders;

•	the potential for significant synergies with Gammon Gold, including through redeployment of excess surface mining and mill equipment of Gammon Gold; and

•	the strength of Gammon Gold’s management team, including experience with underground mining and with heap leaches.

On September 16, 2010, CGC sent an initial draft merger agreement to Gammon Gold.

From September 16, 2010 until the execution of the merger agreement on October 1, 2010, CGC, Gammon Gold and their respective advisors negotiated the terms of the merger agreement.

On September 17, 2010, Timmins Gold sent a letter to CGC in which it reiterated its proposal and expressed its disappointment that CGC had rejected it.

On September 19, 2010, the M&A Committee met via conference call with representatives of Cormark, Ballard Spahr and Ellenoff Grossman and discussed the September 17, 2010 letter from Timmins Gold and determined to reiterate to Timmins Gold its determination not to accept the Timmins Gold proposal. Such determination was based upon the following reasons: (i) the transaction proposed by Timmins Gold would result in a merger of equals, with CGC receiving a small upfront premium, (ii) the Timmins Gold proposal presented certain financial risks to CGC given Timmins Gold’s current cash balance, its going concern issue with respect to its financial statements and its outstanding short term gold loan, which required repayment of the cash equivalent value of a fixed number of gold ounces on a monthly basis, (iii) the obligation of Timmins Gold to seek the approval of its shareholders, as a condition to closing any transaction with CGC, was considered to increase overall transaction risk, and (iv) the combined company would likely need to raise additional capital to fund CGC’s growth initiatives.

On September 20, 2010, the M&A Committee met via conference call with representatives of Cormark, Ballard Spahr and Ellenoff Grossman to review and discuss the status of negotiations with Gammon Gold.

On September 20, 2010, counsel to CGC sent a letter to Timmins Gold in which it reiterated that the CGC board of directors had determined not to accept the Timmins Gold proposal based upon its determination that such proposal was not in the best interest of its stockholders.

On September 20 and 21, 2010, Mr. Chipman and Mr. Mike Aiello, Corporate Controller of CGC, traveled to Gammon Gold’s corporate offices in Halifax, Nova Scotia in connection with CGC’s due diligence review of Gammon Gold.

On September 21 and 22, 2010, the M&A Committee met via conference call with representatives of Ballard Spahr and Ellenoff Grossman to discuss the status of negotiations with Gammon Gold.

On September 22, 2010, Messrs. Scott Perry, Dana Hatfield and four other Gammon Gold employees visited CGC’s offices in New York to conduct financial due diligence.

On September 23, 2010, CGC executed an amendment to the Cormark engagement letter, pursuant to which Cormark’s compensation was amended to provide that Cormark is entitled to a percentage-based fee typical in an advisory mandate where several possible transactions are contemplated, such fee to be payable if any transaction is consummated within 12 months of the date of the agreement. The M&A Committee intended that Cormark receive the same consideration regardless of with whom CGC consummated a transaction.

On September 24, 2010, the full CGC board of directors met via conference call with representatives of Ballard Spahr and Ellenoff Grossman and discussed the potential necessity to extend the exclusivity period of the Gammon LOI. Open issues related to the merger agreement included, but were not limited to, representations and warranties, forbearances, tax treatment, the exchange ratio and the termination fee.

On September 25, 2010, the M&A Committee met via conference call with representatives of Cormark, Ballard Spahr and Ellenoff Grossman and discussed the remaining open items with respect to the merger agreement.

On September 26, 2010, the full CGC board of directors met via conference call with representatives of Ballard Spahr and Ellenoff Grossman and discussed the status of negotiations with Gammon Gold. Open issues related to the merger agreement included, but were not limited to, tax treatment, the exchange ratio and the termination fee.

On September 26, 2010, the parties agreed upon September 24, 2010 as the date on which the exchange ratio would be based.

On September 27, 2010, the full CGC board of directors held a meeting via conference call at which it approved an amendment to the Gammon LOI, pursuant to which the exclusivity period would be extended from September 27, 2010 to September 30, 2010. Such extension was approved to provide for more time to negotiate a definitive agreement with Gammon Gold.

On September 27, 2010, Timmins Gold issued a press release in which it publicly announced the proposal which had been submitted to CGC on September 1, 2010. The Timmins Gold press release also stated that its proposal had garnered support from holders of approximately 17% of CGC’s outstanding shares. Following the issuance of the press release, the price of CGC’s common stock increased by 14% on September 27, 2010 and another 9% on September 28, 2010, resulting in an aggregate increase over the two trading days of 24.5%. During those trading days the trading volume was approximately 25 times the average daily trading volume of CGC’s common stock.

On September 27, 2010, the M&A Committee met via conference call with representatives of Cormark, Ballard Spahr and Ellenoff Grossman to discuss the Timmins Gold release. The M&A Committee discussed the statement made in the press release with respect to stockholder support and noted that Timmins Gold was unable to provide confirmation of such support. In addition, the M&A Committee considered that certain of the CGC stockholders would likely remain undecided until the terms of the transaction with Gammon Gold and full pro forma disclosure with respect to the combined company were publicly disclosed in a Registration Statement on Form F-4. The M&A Committee re-affirmed its decision not to accept the Timmins Gold proposal. Notwithstanding Timmins Gold’s statement, the CGC board of directors acknowledged it had a fiduciary obligation to present the best transaction reasonably available to its stockholders and continued to believe that the Timmins Gold proposal was not the best transaction reasonably available. Such determination was based upon the following reasons: (i) the transaction proposed by Timmins Gold would result in a merger of equals, with CGC receiving a small upfront premium, (ii) the Timmins Gold proposal presented certain financial risks to CGC given Timmins Gold’s current cash balance, its going concern issue with respect to its financial statements and its outstanding short term gold loan, which required repayment of the cash equivalent value of a fixed number of gold ounces on a monthly basis, (iii) the obligation of Timmins Gold to seek the approval of its shareholders, as a condition to closing any transaction with CGC, was considered to increase overall transaction risk, and (iv) the combined company would likely need to raise additional capital to fund CGC’s growth initiatives.

On September 27, 2010, at the request of the TSX, CGC issued a press release in which it responded to the Timmins Gold press release and announced that the CGC board of directors had authorized CGC to engage in a process of exploring strategic alternatives. In addition, CGC announced that it had received and reviewed the Timmins Gold proposal and had determined to reject such proposal as it was not in the best interest of CGC’s stockholders.

On September 29, 2010, a conference call was held with Mr. Cooper, Mr. Marion and Mr. Chris Richter of Gammon Gold as well as representatives of Ellenoff Grossman and Fasken Martineau DuMoulin LLP, Canadian counsel to Gammon Gold, to discuss the remaining open issues in the merger agreement.

On September 30, 2010, the full CGC board of directors held a meeting via conference call to review the final merger agreement with Gammon Gold. Also attending the meeting at various stages were Mr. Chipman, and representatives of Cormark, Ballard Spahr and Ellenoff Grossman and Stifel Nicolaus. Ballard Spahr and Ellenoff Grossman reviewed the duties of directors under Delaware law in connection with the consideration of the proposed transaction. Representatives of Cormark presented to the CGC board of directors its analysis of the proposed transaction with Gammon Gold as reflected in the merger agreement and advised the CGC board of directors of its conclusion that the Gammon Gold transaction was, of the proposals received to date, the best transaction reasonably available to CGC’s stockholders. Cormark advised the GCG board of directors that such conclusion was based upon factors, including but not limited to, the following: (i) the Gammon Gold proposal offered a premium to CGC stockholders of approximately 30% to the 20-day volume weighted average price of CGC as of September 24, 2010, (ii) Gammon Gold’s cash balance and operating cash flow would likely be sufficient to fund CGC’s growth initiatives, (iii) Gammon Gold trading liquidity offered a near cash alternative for CGC stockholders, (iv) the potential for significant synergies with Gammon Gold, and (v) the Gammon Gold proposal had the least amount of transactional risk of the four proposals. Messrs. Chipman and Hazlitt presented a due diligence review of Gammon Gold to the CGC board of directors. Representatives of Ellenoff Grossman summarized the material terms of the merger agreement to the CGC board of directors. Representatives of Stifel Nicolaus reviewed a presentation to the CGC board of directors with respect to the Gammon Gold transaction and delivered a verbal fairness opinion, which was subsequently confirmed in writing, and stated that the consideration to be received by CGC’s stockholders was fair from a financial point of view. See the section entitled “—Opinion of Stifel, Nicolaus & Company, Incorporated” beginning on page 80 and the opinion attached as Annex C and incorporated by reference to this section of the proxy statement. The CGC board of directors then discussed the advantages and disadvantages of the Gammon Gold transaction and its reasons for proposing to merge with Gammon Gold and the challenges of remaining independent, including the reasons discussed at the September 3, 2010 meeting. Based upon such discussions and several considerations, including Cormark’s advice and Stifel Nicolaus’ fairness opinion, the CGC board of directors unanimously determined that the proposed merger agreement and the merger were advisable, fair, and in the best interests of CGC and its stockholders and authorized CGC management to execute the merger agreement on the terms described to the CGC board of directors.

On October 1, 2010, CGC and Gammon Gold finalized the merger agreement and the related schedules thereto. Gammon Gold and CGC then executed the merger agreement and issued a joint press release announcing the transaction.

On October 5, 2010, Timmins Gold issued a press release indicating that since its announcement on September 27, 2010, additional stockholders of CGC had indicated they would support the Timmins Gold proposal.

On October 8, 2010, the full CGC board of directors held a meeting via conference call with representatives of Cormark, Ballard Spahr and Ellenoff Grossman to discuss the October 5, 2010 Timmins Gold press release.

On October 11, 2010, the M&A Committee met via conference call with representatives of Ballard Spahr and Ellenoff Grossman to continue discussions with respect to the Timmins Gold press release.

On October 12, 2010, the full CGC board of directors held a meeting via conference call. Also attending were Messrs. Richter and Marion and representatives of Ballard Spahr and Ellenoff Grossman. Mr. Marion presented to the CGC board of directors the presentation that had been prepared for CGC’s stockholders and filed with the SEC.

On October 12, 2010, Timmins Gold sent CGC a letter in which it resubmitted its proposal to acquire CGC in an all-stock transaction which implied a value of approximately $4.63 (C$4.68) per share of CGC common stock based upon the closing price of Timmins Gold common stock on October 12, 2010.

On October 13, 2010, the M&A Committee met with representatives of Cormark, Ballard Spahr and Ellenoff Grossman via conference call to discuss the October 12, 2010 Timmins Gold letter. Representatives of Cormark advised the M&A Committee that the letter presented materially the same proposal that Timmins Gold had previously submitted. In addition, Cormark advised the M&A Committee that, from a financial point of view, it did not believe the Timmins Gold proposal constituted a “superior proposal” as defined in the merger agreement, owing to the factors discussed at the September 19, 2010 and September 27, 2010 meetings and the volatility in the trading of Timmins Gold shares.

On October 14, 2010, the CGC board of directors held a meeting with representatives of Cormark, Ballard Spahr and Ellenoff Grossman via conference call to discuss the October 12, 2010 Timmins Gold letter, or the Timmins October Proposal. Representatives of Cormark advised the CGC board of directors that the letter presented materially the same proposal that Timmins Gold had previously submitted. In addition, Cormark advised the CGC board of directors that, from a financial point of view, it did not believe the Timmins October Proposal constituted a “superior proposal”, as defined in the merger agreement, based upon the factors discussed at the September 19, 2010 and September 27, 2010 board meetings and the volatility in the trading of Timmins Gold shares. Based upon that discussion, the CGC board of directors resolved that the Timmins October Proposal did not constitute a superior proposal to the Gammon Gold transaction.

On December 2, 2010, Timmins Gold sent CGC a letter, or the Timmins December Proposal, in which Timmins Gold resubmitted its proposal to acquire CGC in an all stock transaction under which each share of CGC stock would be exchanged for 2.27 common shares of Timmins Gold, which implied a value of approximately $4.76 (C$4.77) per share of CGC common stock based upon the closing price of Timmins Gold common stock on December 2, 2010. In addition, Timmins Gold indicated that based on the average closing share prices for the prior 20 trading days, the Timmins December Proposal had a per share value of $4.48 per CGC share and exceeded the per share value of the Gammon Gold transaction by $0.22 per CGC share. The Timmins December Proposal eliminated a due diligence condition, but otherwise contained the same terms as Timmins October Proposal.

On December 3, 2010, Timmins Gold issued a press release in which it publicly announced the submission of the Timmins December Proposal to CGC.

On December 3, 2010, the CGC board of directors held a meeting with representatives of Cormark, Ballard Spahr and Ellenoff Grossman via conference call to discuss the Timmins December Proposal and related press release. Cormark advised the CGC board of directors that:

•	the Timmins December Proposal was at the same exchange ratio as set forth in the proposals previously submitted by Timmins Gold;

•	the only material change from the prior Timmins Gold proposals was the removal of the due diligence condition;

•

due to the volatility of the closing price of the stock of each of CGC, Gammon Gold and Timmins Gold, there have been periods of time where the implied value of the Gammon Gold transaction has been at a premium to CGC’s stock and there have been periods of time where the implied value of the Timmins December Proposal has been at a premium to both CGC’s stock and the implied value of the Gammon Gold transaction; and

•	Cormark did not believe that Timmins Gold had demonstrated the ability to pay the break fee required by the Gammon Gold merger agreement to pursue a transaction with Timmins Gold.

Cormark was asked whether the Timmins December Proposal could likely lead to a superior proposal (as that term is defined in the Gammon Gold merger agreement). Cormark advised the CGC board of directors that Cormark needed to conduct its analysis with respect to the Timmins December Proposal before arriving at a conclusion of whether it is, or could likely lead to, a superior proposal. Cormark advised the CGC board of directors that it would conduct such an analysis and present its analysis to the CGC board of directors.

On December 5, 2010, the CGC board of directors held a meeting with representatives of Cormark, Ballard Spahr and Ellenoff Grossman via conference call to discuss Cormark’s analysis of the Timmins December Proposal. Cormark advised the CGC board of directors that:

•	the Timmins December Proposal offered the same exchange ratio as proposals previously submitted by Timmins Gold to CGC;

•	the only material change in the Timmins December Proposal from the prior Timmins Gold proposals was the removal of the due diligence condition;

•	when assessing the Timmins Gold proposal, Cormark considered the following:

•	implied premiums and trading volatility;

•	balance sheet strength, the ability of Timmins Gold to pay the break fee required by the Gammon Gold merger agreement and Timmins Gold’s requirement to raise capital;

•	the quality of assets and management team, including questions surrounding high-grading and the lack of resource growth;

•	the potential for long term re-rating;

•	the opportunity for synergies; and

•	the ability to execute the transaction;

Cormark advised the CGC board of directors that:

•

based upon the closing share prices of Gammon Gold and CGC on December 3, 2010, the implied value of the Gammon Gold transaction was at a premium to CGC’s stock and represented a premium to the implied value of the Timmins December Proposal;

•	Timmins Gold is currently in debt in the amount of $22 million due to its gold loan;

•	Gammon Gold had the current cash resources to develop CGC’s Orion project;

•	Gammon Gold has an experienced management team;

•	there was a greater potential for re-rating with Timmins Gold, assuming certain achievements; and

•

while the Timmins December Proposal may present an opportunity for synergies given the close proximity of the CGC and Timmins Gold properties in Mexico, the necessity for Timmins Gold shareholder approval of a transaction with Timmins Gold presented additional risk.

Cormark then presented its analysis with respect to the arguments raised by Timmins Gold in the Timmins December Proposal with respect to the reasons CGC disclosed in this proxy statement/prospectus as to why CGC determined that the former Timmins Gold proposals were not a superior proposal to the Gammon Gold proposal:

CGC Reason. The Timmins Gold transaction would result in a merger of equals.

•

Timmins Gold Counter Argument. On October 1, 2010, the date upon which CGC executed the Gammon Gold merger agreement, the Timmins Gold proposal exceeded the value of the Gammon Gold proposal by $0.44 per CGC share.

•

Cormark Analysis. The trading volatility has resulted in the Timmins Gold proposal exceeding the implied value of consideration of the proposed Gammon Gold transaction on occasion, but this situation has not persisted and, as of December 3, 2010, was not the case.

CGC Reason. The proposed Timmins Gold transaction presented certain financial risks, including its current cash balance, its going concern issue and its outstanding gold loan.

•	Timmins Gold Counter Argument. Timmins Gold is cash flow positive and has letters from financial advisors indicating a high degree of confidence in their ability to raise funds for Timmins Gold.

•

Cormark Analysis. Based upon Cormark’s review of the Timmins Gold financial statements with respect to its last three fiscal quarters, Timmins Gold is in a net deficit position (current liquid assets minus current liabilities). Gammon Gold’s most recent balance sheet and available sources of liquidity offer greater certainty that growth can be financed internally without dilution.

CGC Reason. The obligation of Timmins Gold to seek shareholder approval is considered to increase overall transaction risk.

•

Timmins Gold Counter Argument. Timmins Gold is confident it would obtain shareholder approval. The Gammon Gold merger agreement is conditional on Gammon Gold stockholder approval, if required. The inclusion of unusual conditions in the Gammon Gold merger agreement including a mutual break fee should raise concerns about certainty of closing.

•

Cormark Analysis. A mutual break fee is not an unusual term in this type of agreement. The merger with Gammon Gold, as structured, does not require the approval of Gammon Gold’s shareholders. The requirement for a Timmins Gold shareholder vote presents incremental transaction risk.

CGC Reason. The combined company would likely need to raise additional capital to fund CGC’s growth initiatives.

•

Timmins Gold Counter Argument. Timmins Gold is cash positive and has the ability to raise financing. Expected re-rating of combined company as a mid-tier producer should result in a reduced cost of capital and diminish concerns regarding dilution.

•

Cormark Analysis. While Cormark agreed that Timmins Gold could likely raise capital in the current market, its current cash balance would not satisfy the requisite break fee under the Gammon Gold merger agreement and any equity financing by Timmins Gold would dilute the interests of CGC’s stockholders in the combined company. Further, the Timmins Gold financial statements suggest that Timmins Gold needs to raise capital now. In addition, Gammon Gold’s existing cash and non-dilutive sources of capital are expected to adequately cover the anticipated growth of the combined company.

Cormark then presented to the CGC board of directors its balance sheet review of each of Timmins Gold and Gammon Gold. Cormark advised the CGC board of directors that:

•	Gammon Gold has a superior cash position to Timmins Gold;

•	the increase in the price of gold may not yield sufficient cash flow for Timmins Gold because one-third of its gold production is pledged to be paid in satisfaction of its gold loan;

•

the assertion of Timmins Gold that it is cash flow positive is not supported by its financial statements. Cormark advised the CGC board of directors that in the most recent quarter, Timmins Gold realized a net cash reduction of C$1.0 million, compared to a net gain of C$4.0 million for Gammon Gold.

Cormark noted that the removal of the due diligence condition is a material change to the Timmins October Proposal; however, other terms remain unchanged. Cormark advised the CGC board of directors that when assessing whether the Timmins Gold proposal constitutes a superior proposal to the Gammon Gold proposal, Cormark considered the following: (i) total consideration to CGC’s stockholders including implied premiums and trading volatility; (ii) balance sheet strength, the ability of Timmins Gold to pay the break fee required by the Gammon Gold merger agreement and Timmins Gold’s requirement to finance growth opportunities and possibly current operations; (iii) the quality of Timmins Gold’s assets and its management team, including questions surrounding high-grading and the lack of resource growth; (iv) the potential for long term re-rating; (v) the opportunity for synergies; and (vi) the ability to execute a transaction.

Based upon Cormark’s review and analysis of the Timmins December Proposal and the above considerations, Cormark concluded that, from a financial point of view, the Timmins December Proposal did not constitute a superior proposal. In addition, Cormark indicated that in view of the fact that this is essentially the same proposal that Timmins Gold has now submitted to the CGC board of directors three times, this is likely the best proposal Timmins Gold has the ability to submit and, accordingly, this proposal is not likely, from a financial point of view, to lead to a superior proposal. Following a discussion by the members of CGC’s board of directors, and based upon Cormark’s analysis and conclusion that the Timmins December Proposal did not, and is not likely to lead to, a superior proposal to the Gammon Gold transaction, the CGC board of directors unanimously resolved to continue to recommend the Gammon Gold proposal as the best deal reasonably available to the Company’s stockholders.

On December 21, 2010, Shearman & Sterling LLP, or Shearman & Sterling, legal advisor to Timmins Gold, contacted Ellenoff Grossman and indicated that the Timmins December Proposal remained open for consideration by the CGC board of directors. Shearman & Sterling advised Ellenoff Grossman that Timmins Gold believed its proposal was superior to the proposed merger between Gammon Gold and CGC and also represented that Timmins Gold had sufficient funds to pay the termination fee.

On December 22, 2010, the M&A Committee held a conference call with representatives from Ballard Spahr and Ellenoff Grossman and discussed the telephone conversation between Shearman & Sterling and Ellenoff Grossman.

On December 23, 2010, the M&A Committee held a conference call with representatives from Cormark, Ballard Spahr and Ellenoff Grossman. Cormark advised the M&A Committee that, based upon the stock price of each of Gammon Gold and Timmins Gold on December 23, 2010, the implied per share value of the Timmins December Proposal exceeded the implied per share value of the merger consideration in the Gammon Gold transaction as of such date. That day, Ellenoff Grossman contacted Shearman & Sterling and advised that the M&A Committee had met to consider the Timmins December Proposal and would be making a recommendation to the full CGC board of directors.

On December 28, 2010, the full CGC board of directors held a conference call with representatives from Cormark, Ballard Spahr and Ellenoff Grossman. At the meeting, Cormark presented its analysis of the Timmins December Proposal. Cormark advised that the implied per share value of the Timmins December Proposal was $5.74 (C$5.83) per share of CGC common stock based upon the closing price of Timmins Gold common stock on December 22, 2010 and that this value exceeded, as of such date, the implied per share value of the merger consideration in the Gammon Gold transaction by $0.98 (C$0.99) per share of CGC common stock. Cormark advised that, during the preceding three weeks, shares of Timmins Gold had outperformed shares of Gammon Gold, resulting in the implied per share premium of the Timmins December Proposal over the implied per share value of the merger consideration in the Gammon Gold transaction.

Ballard Spahr and Ellenoff Grossman advised the CGC board of directors of their fiduciary duties pursuant to Delaware law. Ellenoff Grossman advised the CGC board of directors that pursuant to the terms of the Gammon Gold merger agreement, prior to participating in any discussions with Timmins Gold with respect to the Timmins December Proposal, a confidentiality agreement must be executed with Timmins Gold on terms substantially similar to the confidentiality agreement between Gammon Gold and CGC. The full CGC board of directors then unanimously resolved, after consulting with its legal and financial advisors, that: (i) the Timmins December Proposal, if consummated in accordance with its terms, is reasonably likely to lead to a superior proposal, and (ii) based on its determination that the Timmins December Proposal is reasonably likely to lead to a superior proposal, a failure to participate in discussions with Timmins Gold would constitute a violation of the CGC board of director’s fiduciary duties. The CGC board of directors also determined that the CGC advisors should finalize a confidentiality agreement with Timmins Gold and, upon the execution of a satisfactory confidentiality agreement, schedule a meeting with Timmins Gold.

On December 28, 2010, Ellenoff Grossman contacted Shearman & Sterling and advised that the CGC board of directors had determined that the Timmins December Proposal was reasonably likely to lead to a superior proposal and wished to meet with Timmins Gold and its advisors to discuss the Timmins December Proposal. Ellenoff Grossman further advised that in order to hold discussions with Timmins Gold, the parties would need to enter into a confidentiality agreement. On December 30, 2010, Ellenoff Grossman and Ballard Spahr sent a draft mutual non-disclosure and confidentiality agreement to Shearman & Sterling. Over the course of the next five days, the parties negotiated the agreement and, on January 4, 2011, CGC and Timmins Gold executed and delivered a mutual non-disclosure and confidentiality agreement.

On January 3, 2011, a representative of Shearman & Sterling spoke with a representative of Ellenoff Grossman regarding the proposed meeting. During the discussion, Shearman & Sterling advised that Timmins Gold expected the meeting to include a presentation to the M&A Committee and a discussion of the manner in which the parties may proceed with negotiations. Ellenoff Grossman informed Sherman & Sterling that, at this time, the M&A Committee wished to use this time to better understand all of the significant terms of the Timmins December Proposal.

On January 6, 2011, the M&A Committee met at the offices of Ballard Spahr in Philadelphia, Pennsylvania with representatives from Ballard Spahr, Ellenoff Grossman, Cormark, Bruce Bragagnolo, chief executive officer of Timmins Gold, and representatives of Shearman & Sterling and M Partners, financial advisors to Timmins Gold. Timmins Gold made a presentation to the M&A Committee in which, among other things, Timmins Gold advised that it had sufficient cash to pay the termination fee required by the Gammon Gold merger agreement and that it had written support agreements from stockholders representing approximately 20% of CGC’s outstanding common stock and written indications of support from stockholders representing approximately 15% of CGC’s outstanding common stock. CGC has not received copies of the written support agreements or written indications of support. Following this presentation, Timmins Gold and its advisors left the meeting. Cormark advised the M&A Committee that the implied per share value of the Timmins December Proposal continued to exceed the implied per share value of the merger consideration in the Gammon Gold transaction as of such date. During the meeting, representatives of CGC asked a variety of questions of Timmins Gold and its advisors. Ballard Spahr and Ellenoff Grossman advised the M&A Committee of their fiduciary duties pursuant to Delaware law and the M&A Committee unanimously agreed that comprehensive legal, operational, financial and technical due diligence with respect to Timmins Gold was critical to the determination of the relative intrinsic value with respect to the Timmins December Proposal compared to the merger consideration in the Gammon Gold transaction and whether the Timmins December Proposal would constitute a superior proposal for purposes of the Gammon Gold merger agreement. Timmins Gold and its advisors returned to the meeting and the M&A Committee advised Timmins Gold and its representatives that the M&A Committee would recommend to the CGC board of directors the undertaking of comprehensive due diligence. Timmins Gold emphasized the necessity for such due diligence to be conducted in an expeditious manner.

On January 9, 2011, the full CGC board of directors held a conference call with representatives from Cormark, Ballard Spahr and Ellenoff Grossman. At the meeting, Cormark presented an updated analysis of the Timmins December Proposal. Cormark advised the CGC board of directors that the implied per share value of the Timmins December Proposal was higher than the implied per share value of the merger consideration in the Gammon Gold transaction by $0.77 (C$0.76) per CGC share, based upon closing prices of Timmins Gold and Gammon Gold common stock as at January 7, 2011. Cormark advised the CGC board of directors that the observed premium represented by the Timmins December Proposal, combined with the representation by Timmins Gold that they have sufficient cash to pay the termination fee required by the Gammon Gold merger agreement, were both material changes to the Timmins December Proposal. The CGC board of directors then unanimously resolved that CGC commence the recommended due diligence.

On January 10, 2011, CGC notified Timmins Gold that it intended to conduct due diligence and, on January 12, 2011, due diligence commenced.

On January 12, 2011, representatives of Ballard Spahr discussed the due diligence process with representatives of Shearman & Sterling. Ballard Spahr expressed the M&A Committee’s desire to conduct due diligence expeditiously. Also on this date, CGC engaged SRK Consulting to perform site due diligence and review the operations of Timmins Gold.

On January 14, 2011, Mr. Hazlitt conducted a due diligence mine site visit with representatives of SRK Consulting of the Timmins Gold San Francisco mine site operations and met with certain members of management of Timmins Gold.

On January 17, 2011, the M&A Committee met via conference call with Mr. Chipman and representatives from Ballard Spahr and Ellenoff Grossman to discuss the status of the due diligence with respect to Timmins Gold. The M&A Committee expressed concerns that the due diligence process was not moving quickly.

On January 18, 2011, the M&A Committee met via conference call with Mr. Chipman and representatives from Cormark, Ballard Spahr and Ellenoff Grossman to discuss the scope and nature of the due diligence materials received to date from Timmins Gold. Following this meeting, the M&A Committee sent correspondence to Timmins Gold regarding the progress of the due diligence review, notifying Timmins Gold of particular open items that the M&A Committee considered essential to its review of the Timmins December Proposal that had not yet been provided, in particular financial due diligence materials, and reminding Timmins Gold of the need to provide such due diligence materials expeditiously.

On January 20, 2011, Timmins Gold sent correspondence to the M&A Committee regarding the provision of due diligence materials.

On January 27, 2011, the M&A Committee met via conference call with Mr. Chipman and representatives from Cormark, Ballard Spahr and Ellenoff Grossman to discuss the status of the due diligence process and the extent of the due diligence materials received from Timmins Gold to date. The M&A Committee again expressed its concerns that Timmins Gold was not providing the due diligence materials expeditiously.

Later on January 27, 2011, the full board met via conference call with Mr. Chipman and representatives of Cormark, Ballard Spahr and Ellenoff Grossman to discuss the status of the due diligence review of the Timmins December Proposal. The M&A Committee informed the full board that several items that it considered essential to its review of the Timmins December Proposal had not yet been provided. Following this board meeting, the M&A Committee sent correspondence to Timmins Gold regarding the due diligence review, again notifying Timmins Gold of particular open items that were essential to the M&A Committee’s review of the Timmins December Proposal and reminding Timmins Gold of the need to provide such due diligence materials expeditiously. The M&A Committee requested that Timmins Gold provide all such materials by 5:00 P.M. on January 28, 2011.

On January 28, 2011, Timmins Gold provided certain of the requested due diligence materials, which were then reviewed by management of CGC and its advisors. Representatives of Shearman & Sterling informed representatives of Ballard Spahr that the due diligence materials provided by Timmins Gold to date were all of the materials that Timmins Gold intended to provide. Shearman & Sterling advised Ballard Spahr that Timmins Gold believed that the due diligence materials it had provided, in its view, constituted all of the material information.

Later on January 28, 2011, the M&A Committee met via conference call with Mr. Chipman and representatives from Cormark, Ballard Spahr and Ellenoff Grossman to discuss the due diligence materials received that day and to discuss the process for reviewing such due diligence materials. The M&A Committee expressed its belief that it was important to review the due diligence materials provided earlier that day carefully and undertook to do a thorough review. The review of the due diligence materials provided was completed on January 31, 2011.

On January 30, 2011, the M&A Committee met informally to discuss the status of the review of the due diligence materials.

On January 31, 2011, the M&A Committee met via conference call with Mr. Chipman and representatives from Cormark, Ballard Spahr and Ellenoff Grossman to discuss the due diligence review of the Timmins December Proposal. During this meeting, the M&A Committee discussed numerous operational, financial and technical considerations based upon their review of the due diligence materials provided to date. The M&A Committee determined that the information submitted did not support the representation made by Timmins Gold that Timmins Gold had sufficient cash to pay the termination fee required by the Gammon Gold merger agreement, and to pay the other costs and fees associated with a potential transaction with CGC, without risk to the future day-to-day operations of the proposed combined entity. In addition, the M&A Committee discussed specific concerns related to the Timmins Gold going concern issue, concerns related to management of Timmins Gold, and concerns relating to the financing of operational costs of a combined entity and the achievement of the proposed combined entity’s operational goals. Based on a combination of the aforementioned financial and operational concerns, the M&A Committee determined that continuing to pursue a combination of Timmins Gold and CGC would not be in the best interests of CGC stockholders. Cormark advised the M&A Committee that, having reviewed the due diligence materials provided by Timmins Gold, its conclusion as of such date with respect to the Gammon Gold proposal remained unchanged from its earlier conclusion, referring to that conclusion made on September 30, 2010, and reiterated on October 14, 2010, and December 3, 2010, that the Gammon Gold proposal represented the best transaction reasonably available to CGC’s stockholders. Ballard Spahr and Ellenoff Grossman provided the M&A Committee with information regarding its fiduciary duties under Delaware law and related matters in connection with a potential transaction with either Timmins Gold or Gammon Gold. Based upon the M&A Committee’s review and analysis of the Timmins December Proposal and the due diligence materials provided by Timmins Gold, the failure of Timmins Gold to substantiate its ability to pay the termination fee and other costs and expenses of a transaction with CGC without risk to the future day-to-day operations of a combined entity, and the failure of Timmins Gold to provide all of the due diligence requested by CGC, the M&A Committee concluded that it would recommend to the full board that the Timmins December Proposal did not constitute a superior proposal.

Later on January 31, 2011, the full board met via conference call with Mr. Chipman and representatives of Cormark, Ballard Spahr and Ellenoff Grossman to discuss the Timmins December Proposal and the due diligence materials provided by Timmins Gold. The M&A Committee reviewed with the full CGC board of directors the operational, financial and technical concerns it had with respect to Timmins Gold and its ability to achieve the proposed combined entity’s operational goals and advised the CGC board of directors that it could not recommend the Timmins December Proposal. Cormark advised the CGC board of directors that, having reviewed the due diligence materials provided by Timmins Gold, its conclusion as of such date with respect to the Gammon Gold proposal remained unchanged from its earlier conclusion, referring to that conclusion made on September 30, 2010, and reiterated on October 14, 2010, and December 3, 2010, that the Gammon Gold proposal represented the best transaction reasonably available to CGC’s stockholders. Ballard Spahr and Ellenoff Grossman advised the CGC board of directors of its fiduciary duty obligations. After discussing the various concerns raised by the M&A Committee, the full board determined, based on the representations of the M&A Committee, that the information submitted by Timmins Gold did not support the representation made that Timmins Gold had sufficient cash to pay the termination fee required by the Gammon Gold merger agreement and other costs and expenses of a transaction with CGC without risk to the future day-to-day operations of the proposed combined entity. Accordingly, the CGC board of directors concluded unanimously that the Timmins December Proposal did not constitute a superior proposal. One director concluded that the Timmins December Proposal did not constitute a superior proposal solely on account of the fact that, based on the information and analysis presented by the M&A Committee, Timmins Gold did not have sufficient cash to pay the termination fee. Four out of five directors based their conclusion that the Timmins December Proposal was not a superior proposal on a variety of different factors, including a review and analysis of the Timmins December Proposal, the due diligence materials provided by Timmins Gold, the failure of Timmins Gold to substantiate its ability to pay the termination fee and other costs and expenses of a transaction with CGC without risk to the future day-to-

day operations of a combined entity, and the failure of Timmins Gold to provide all of the due diligence materials requested by CGC.

On February 1, 2011, the M&A Committee notified Timmins Gold that the CGC board of directors decided to terminate its consideration of the Timmins December Proposal and discontinue negotiations with Timmins Gold regarding the Timmins December Proposal because the CGC board of directors determined that the Timmins December Proposal is not a superior proposal. CGC issued a press release to this effect. In addition, the M&A Committee sent a letter to the CEO of Timmins Gold to this effect, the text of which follows:

Dear Mr. Bragagnolo:

On January 31, 2011, the Board of Directors of the Company (the “Board”), based upon the recommendation of the M&A Committee of the Board (the “Committee”) has made the determination that the proposal submitted by Timmins Gold Corporation (“Timmins”) does not constitute a Superior Proposal (as that term is defined in the Agreement and Plan of Merger between the Company, Gammon Gold Inc. and Capital Gold Acquireco, Inc. dated October 1, 2010, as amended), and as such, the Board has determined to terminate its consideration of the Timmins proposal. This determination incorporates a review of the due diligence materials provided by Timmins through January 28, 2011. Each of the members of the Board considered the factors he considered relevant in making this determination. Some of the factors considered by various members of the Board for terminating discussions with Timmins include the following:

Financial Concerns

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We have significant concerns regarding Timmins’ financial position if we were to consummate the proposed transaction. First, Timmins’ consolidated financial statements for the quarter ended September 30, 2010 were prepared assuming that Timmins will continue on a going-concern basis. Timmins has incurred losses since inception and Timmins’ ability to continue as a going-concern depends upon its ability to achieve profitable operations or to continue to raise adequate financing. As of September 30, 2010, current liabilities were in excess of current assets and cash and cash equivalents was approximately $3.9 million. The working capital deficit was approximately $8.0 million as of September 30, 2010. Cash and cash equivalents were approximately $4.3 million as of December 31, 2010, as provided by you in due diligence materials. This represents an increase of cash and cash equivalents of only $0.4 million during the quarter ended December 31, 2010. Second, although you indicated that Timmins had the ability to pay the termination fee by including certain gold sale receivable and IVA receivable balances within cash and cash equivalents, you stated that Timmins’ net cash position as of December 31, 2010 was only $8.6 million. This is insufficient to pay the termination fee and other fees and expenses associated with the proposed transaction. Further, we believe that gold sale receivables and IVA receivable balances are not forms of cash that can be used to pay the termination fee and other costs associated with consummating a transaction with the Company and therefore should not be included in cash and cash equivalents. Based on the information you provided, paying the termination fee would put Timmins in a position where it may have to delay vendor payments, which we believe would cause financial issues for Timmins. We believe, based on the information provided by you, that even if Timmins was able to pay the termination fee and other transaction costs, it may significantly hinder Timmins’ ability to continue day-to-day operations. We cannot recommend a proposal to our stockholders where we have these concerns about the financial viability of the combined entity.

•

It appears that you do not opine on the effectiveness of Timmins’ internal controls over financial reporting on an annual basis. As you are aware, the Company and its auditors are required by the Sarbanes-Oxley Act of 2002 to opine on its internal controls. We also noted that the audit opinion provided by Timmins’ external auditor did not opine on the effectiveness of Timmins’ internal controls. A chief financial officer would play a key role in maintaining internal controls over financial reporting, however, this position, as you represented, is outsourced. If disclosure controls and procedures and/or internal controls over financial reporting were found to be ineffective or if a material weakness or significant deficiency in Timmins’ financial reporting were disclosed, investors may lose confidence in the reliability of Timmins’ financial statements, which may adversely affect Timmins’ financial results or its stock price. The recent restatement of Timmins’ financial statements further accentuates this concern.

Management Concerns

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Based upon discussions with Timmins management and the due diligence materials received, we have concerns over the current management structure and experience level and its ability to successfully consummate and integrate a transaction with the Company.

Operational Concerns

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We have concerns regarding Timmins’ ability to execute on its growth plans. We note that in Timmins’ most recent Annual Information Form filed on January 26, 2011, Timmins is planning to increase the crusher capacity to 18,000 tons per day at a cost of $11.2 million. This capital expenditure is necessary to increase production to the life-of-mine levels set forth in Timmins’ 43-101 report. This expenditure is planned for the fiscal quarter ending June 30, 2011 with commissioning anticipated in July 2011. Based on Timmins’ current cash position and after paying the termination fee and transaction costs, and ordinary course payments such as anticipated property payments, exploration costs and loan repayments, we are skeptical that cash on hand and cash flow from operations will be sufficient to generate the funds necessary to implement the revised mine plan in accordance with the time frame set forth in the 43-101 report.

•

We noted that the press release dated January 20, 2011 disclosed that Timmins mined an average grade of 0.939 g/t during the quarter ended December 31, 2010. During our meeting on January 6, 2011, you had represented that the mine was mining at a level of 0.81 g/t. We have concerns over the large variance between the life-of-mine grade disclosed in the 43-101 report of 0.695 g/t and the actual grade that has been mined at the project to date and what impact this has on the mine life.

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Based on the extraction being approximately 52% project-to-date, we have concerns as to whether 70% recovery is achievable in the near term, especially considering that you only have actual results from leaching the first lift on your leach pad.

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The Timmins press release dated January 20, 2011 disclosed that life of mine cash costs were anticipated to be $489, which is now consistent with Timmins’ 43-101 report. Our due diligence showed that, for the six months ended September 30, 2010, actual cash costs have been at an average of approximately $650 per ounce sold. Timmins will have to decrease its cash costs significantly to achieve the levels documented in its 43-101 report and we have concerns whether Timmins will be able to achieve this goal in the near term.

•	We thank you again for your interest in consummating a transaction with the Company. However, for the reasons set forth above, we have concluded that the Timmins proposal is not a Superior Proposal and will not be engaging in further discussions regarding the Timmins proposal.

Very truly yours,

Mergers & Acquisitions Committee Board of Directors of Capital Gold Corporation

On February 9, 2011, Timmins Gold sent a letter to the CGC board of directors responding to CGC’s rejection of the Timmins December Proposal.

On February 10, 2011, Timmins Gold issued a press release disclosing the February 9 letter it had sent to CGC’s board of directors and announcing Timmins Gold’s intention to make its offer directly to CGC’s stockholders. Later on that day, Timmins Gold filed with the SEC a registration statement containing a preliminary prospectus/offer to exchange, a preliminary proxy statement soliciting proxies in opposition to the Gammon Gold transaction and a preliminary consent statement. The preliminary consent statement is soliciting written consents from CGC stockholders to (i) repeal certain provisions of CGC’s by-laws, (ii) remove members of the CGC board of directors and (iii) elect certain individuals nominated by Timmins Gold to the CGC board of directors.

On February 11, 2011, the M&A Committee met to discuss Timmins Gold’s registration statement, preliminary proxy statement and preliminary consent statement and determined to call a meeting of CGC’s board of directors to review and discuss a response to Timmins Gold.

On February 14, 2011, the CGC board of directors met to discuss CGC’s response to Timmins Gold’s registration statement, preliminary proxy statement and preliminary consent statement. At this meeting, a representative from Cormark advised that no new financial information had come to light that would impact the CGC board of directors’ prior determination that the Timmins Gold proposal was not a superior proposal. Later that day, CGC issued a press release affirming the CGC board of directors’ support for the Gammon Gold transaction, the text of which follows:

Capital Gold Responds to Timmins Gold Hostile Bid

and Reaffirms Support for Gammon Transaction

NEW YORK, February 14, 2011 – Capital Gold Corporation (TSX:CGC; NYSE AMEX: CGC) acknowledges that on February 10, 2011, Timmins Gold Corp. (“Timmins”) filed a Form F-4 Registration Statement (the “F-4”) to proceed with an unsolicited exchange offer to acquire control of Capital Gold Corporation (“Capital Gold”).

In the F-4, Timmins questions Capital Gold’s rejection of its previously announced proposal, the due diligence process undertaken by the special committee of the Board of Capital Gold (the “Special Committee”) and the Capital Gold Board’s unanimous determination to terminate consideration of the Timmins proposal.

In response to Timmins’ assertions, Capital Gold wishes to provide additional information about the process undertaken, to summarize its concerns about the Timmins’ proposal and to highlight a number of the reasons why the Capital Gold Board supports a transaction with Gammon Gold Inc. (“Gammon”).

Timmins’ Proposal and the Special Committee’s Due Diligence Process

On December 23, 2010, a representative of Timmins contacted Capital Gold’s legal advisor to indicate that the proposal previously made by Timmins for a “merger of equals” remained open. The proposal was not materially different from that made on September 3, 2010, which proposed an all-stock transaction in which each share of Capital Gold’s stock would be exchanged for 2.27 shares of Timmins’ stock. Notwithstanding the fact that Capital Gold’s Board had unanimously determined, on three separate prior occasions, that the Timmins proposal was not superior to the terms set forth in the agreement and plan of merger, dated as of October 1, 2010, by and among Gammon, Capital Gold Acquireco, Inc. and Capital Gold (the “Merger Agreement”), based on the price at which Timmins’ stock traded during the month of December 2010 and advice of financial and legal counsel, it was determined that the Capital Gold Board had a fiduciary duty to further explore the Timmins proposal and to determine if it was a superior proposal, as defined in the Merger Agreement.

On January 6, 2011, members of the Special Committee and its financial and legal counsel met with representatives of Timmins and its advisors to discuss aspects of the Timmins proposal. During that meeting, Timmins represented that Timmins had sufficient cash available to pay the termination fee and other transaction expenses required by the Merger Agreement and to fund ongoing operations of both Timmins and Capital Gold going forward. During that meeting, Timmins was advised that, in order for the Capital Gold Board to determine if the Timmins proposal was a superior proposal, Capital Gold would need to conduct and be satisfied with the results of comprehensive legal, operational, financial and technical due diligence with respect to Timmins. The Special Committee informed Timmins that such due diligence was necessary because of, among other factors, the “going concern” issue set forth in Timmins’ most recent financial statements and concerns that Timmins had insufficient cash to pay the termination fee, other transaction costs, and the ability to finance operations of the combined companies going forward. As such, Timmins was given a due diligence production request, together with a list of detailed financial and operational questions that were appropriate considering the nature of the transaction.

After initial resistance from Timmins, a site visit to Timmins’ San Francisco Mine was arranged; however, Timmins refused to grant Capital Gold’s Chief Financial Officer access to the site or critical financial documents at that time. Subsequent to the site visit, representatives of Capital Gold provided Timmins with a second due diligence request list focused particularly on Timmins’ operations.

In the weeks that followed, Timmins was unresponsive to Capital Gold’s due diligence requests and tried to dictate the depth and scope of Capital Gold’s due diligence review by limiting access to certain financial and technical information. Capital Gold was never provided access to Timmins’ financial books and records. Despite these challenges, Capital Gold invested a considerable amount of time and money reviewing the limited due diligence materials produced by Timmins and publicly-available information. While individual members of Capital Gold’s Board based their determination on different reasons, they unanimously determined to terminate consideration of the Timmins proposal based on the due diligence conducted and determination made by the Special Committee that the Timmons proposal presented too high a level of financial risk. Specifically:

1.	Financial Concerns

According to the information provided (and subsequently publicly disclosed by Timmins), Timmins had approximately $4 million in available cash on hand as of December 31, 2010, with current liabilities exceeding current assets. Timmins has set forth its financial requirements for 2011 at the bottom of page 60 of the F-4 to include “exploration expenditures of C$21 million, capital expenditures of C$5 million for plant and equipment at the San Francisco Mine and expenditures of C$5 million for general and administrative expenses.” A further $2.55 million in property option payments are also due in 2011. Should Capital Gold choose to enter into an agreement with Timmins, additional one-time expenses of approximately $20 million would be payable, including the Gammon termination fee, change of control payments and advisory fees. Additionally, with Timmins’ gold loan owing to Sprott Asset Management LP of approximately $13 million plus Capital Gold’s 2011 capital requirements of approximately $30 million, the combined entity would have 2011 capital requirements of in excess of $95 million. It is estimated that a substantial portion of these expenditures would need to be funded from capital raised from third parties in the public markets.

Capital Gold believes that there is considerable risk associated with Timmins’ ability to raise that amount of capital. Timmins clearly agrees with this assessment, as the F-4 highlights this risk on page 38: “Timmins’ inability to access additional capital could have a negative impact on its growth strategy”. Moreover, even if Timmins were able to raise the necessary funds, given the volatility of Timmins stock price, it is reasonable to conclude that Timmins may be required to raise capital at a significant discount to prevailing market prices, which would cause immediate and perhaps substantial dilution to the proposed all stock consideration to be received by the Capital Gold stockholders under the Timmins proposal. The Special Committee does not believe stockholders should be subjected to this amount of financial risk.

In addition to the above financial concerns, the Special Committee unanimously based their determination on the fact that the information provided by Timmins with respect to its financial position was not consistent with prior statements thus raising concerns about its management, internal financial controls, the ability to fund transaction costs and the operations of the combined company going forward. The Special Committee had the following concerns that led to their determination to terminate negotiations with Timmins:

2.	Operational Concerns

To the extent that Capital Gold was permitted to conduct timely due diligence on the operations of Timmins, the Special Committee noted that Timmins’ principal asset, the San Francisco Mine in Mexico, is in its initial start-up phase and has yet to reach the operating goals set forth in the November 2010 Micon Technical Report. Capital Gold has concerns with respect to (i) the short mine life (ii) the variance in the life of mine grade disclosed and the actual grade that has been mined to date and what impact that has on the mine life, (iii) the variance in projected life of mine cash costs and the costs that have been published to date and what impact this will have on future cash flows and valuations, and (iii) ultimate leach recovery not reaching the life of mine expectation of 70%.

Capital Gold believes that the risk of operational issues is not insignificant. Timmins clearly agrees with this assessment, as the F-4 highlights this risk on page 39: “Timmins has a limited operating history and therefore cannot ensure the long-term successful operation of its business or the execution of its business plan”. The Special Committee does not believe its stockholders should be subjected to this amount of operational risk.

3.	Management Depth

Timmins’ inability to respond to Capital Gold’s due diligence requests in a timely manner, its lack of a full time chief financial officer and apparent lack of appropriate internal financial controls raises significant concerns among members of the Special Committee. In the assessment of the Special Committee, the management of Timmins lacks sufficient depth to execute a transformational merger and to operate the combined companies going forward. The Special Committee does not believe its stockholders should be subjected to this amount of management risk.

4.	Other Transaction Risk

Capital Gold has completed sufficient due diligence to determine, in the prudent exercise of its fiduciary duties and following a full and fair evaluation process, that the proposed exchange offer made to Capital Gold stockholders on February 10, 2011 by Timmins is not in the best interests of the Capital Gold stockholders. However, the proposed Timmins exchange offer remains subject to a number of conditions as set forth in the F-4. The most critical include the reinstatement of a due diligence condition, a shareholder approval condition on the part of Timmins’ shareholders and a listing condition (Timmins’ common stock is not listed on any United States securities exchange), all of which raise material transaction risk in the Timmins offer. The Special Committee does not believe its stockholders should be subjected to this amount of transaction risk.

By contrast, Gammon:

•	Has sufficient cash on hand to fund its own and Capital Gold’s operational goals going forward;

•	Does not require approval of its stockholders for the transaction with Capital Gold;

•	Has an established and experienced board and management team;

•

Is a New York Stock Exchange-listed company with financial controls in place consistent with the requirements of the Securities Exchange Act of 1934, as amended, the Sarbanes-Oxley Act and all applicable legal and regulatory requirements;

•	Has experienced four quarters of consecutive growth; and

•	Has expanded their reserves in the last 6 months.

As such, the Capital Gold Board has determined that the Gammon transaction represents a significant growth opportunity for Capital Gold stockholders at much lower risk.

Accordingly, the Capital Gold Board continues to unanimously recommend to its stockholders that they vote in favor of the Gammon transaction. Additional disclosure with respect to the Board’s deliberations will be set forth in an amendment to the Company’s Preliminary Proxy contained within Gammon’s Registration Statement on Form F-4.

CGC’s Reasons for the Merger; Recommendation of the CGC Board of Directors

In reaching its decision to approve the merger agreement and recommend the merger proposal to its stockholders, the board of directors of Capital Gold considered a number of factors, including those listed below:

•

Significant Premium to Market — The merger consideration offers an implied premium of approximately 17% to the trading price of CGC’s common stock on September 24, 2010, the last trading day preceding the announcement by Timmins Gold Corp. detailing its previous non-binding proposal to merge with CGC, and approximately 30% premium to the 20-day volume weighted average price on the NYSE Amex ending on that date;

•	Balance Sheet Strength — Gammon Gold’s strong cash position will enable the combined company to execute strategic growth plans without necessarily requiring access to the equity capital markets;

•	Large Resource and Reserve base at Ocampo and El Cubo — The large land position at the Ocampo mine has significant exploration potential within a very productive district. The improving underground mine and mill performance should yield steady production and a long mine life. The El Cubo mine is expected to return to a profitable operation in the future;

•	Exploration project at Guadalupe y Calvo — This project should develop into a producing mine with a district scale land position;

•

Opportunity for Operating Synergies — Redeployment of excess surface mining equipment from Gammon Gold’s operations to CGC’s El Chanate mine would allow for substantial capital savings in transition to owner-mining while the transportation of idle mill equipment to the Orion project could reduce development capital costs and timeline;

•	Visibility as a Mid-Tier Producer — The combined company will be well established as a mid-tier gold producer in Mexico, and well positioned to execute on further growth opportunities;

•	Strong Management Team — Gammon Gold’s management team is experienced in mine development, exploration and capital markets;

•	Operating Track Record — Gammon Gold’s high-lift heap leach processing and underground mining experience can be leveraged at El Chanate and Orion;

•

Superior Trading Liquidity — The Gammon Gold common shares trade with significantly higher liquidity than CGC’s common stock, which will allow CGC stockholders, should they choose, to more rapidly monetize value achieved through a transaction;

•	Execution Risk — The proposed transaction will not require a vote by the shareholders of Gammon Gold, reducing overall transaction risk;

•

Challenges of Remaining an Independent Company — CGC expects that continued production at the El Chanate mine would result in higher strip ratios, which will increase CGC’s cash costs of production. The CGC board considered that a change from contract mining to owner/operator mining would offset the associated higher costs by improving the unitary mining costs, resulting in improvements to the financial performance of the El Chanate mine. However, the transition to owner/operator mining would require significant capital expenditures on the part of CGC to purchase a fleet of mine vehicles and other capital equipment and CGC would therefore be obliged to raise capital in the equity markets to fund these expenditures. The CGC board considered that there can be no assurance that CGC could raise such funds on favorable terms, in a timely manner or if at all, especially if gold prices were to fall below their current levels;

•

Accelerated Advancement of Exploration and Development of the Orion Project — The CGC board considered that CGC’s current level of financing and its focus on improvements at the El Chanate mine may have limited CGC’s activities at the Orion Project with regard to exploration and development. The CGC board considered the need for additional funds to advance the exploration and potential development of a mine on the Orion Project, the fact that such funds would need to be raised by further equity financings and the ability of CGC to advance the project with its current management team. The CGC board determined that the breadth and depth of Gammon Gold’s technical and operational experience and its strong balance sheet would permit Gammon Gold to advance the development of the Orion Project on a significantly faster timeline, and potentially with less risk, than CGC could achieve as an independent company;

•	Analyst Target Ranges — The range of recent analyst targets, as noted below:

	CGC		Gammon Gold
	Low	High	Low	High
	(U.S.$)		(U.S.$)
Target price range as of:
September 24, 2010	$2.33	$9.06	$5.79	$9.20
September 30, 2010	$2.33	$9.64	$5.79	$9.20

•

Fairness Opinion — The opinion of Stifel Nicolaus, dated September 30, 2010, to CGC’s board of directors as to the fairness to the holders of CGC common stock, from a financial point of view, as of the date of the opinion and based upon and subject to the factors and assumptions set forth in such respective opinion, of the total consideration pursuant to the merger agreement, as more fully described below under “—Opinion of Stifel, Nicolaus & Company, Incorporated”; and

•	Cormark Determination — The determination of Cormark that, of the proposals received by CGC, the Gammon Gold proposal was the best transaction reasonably available to CGC’s stockholders.

The board of directors of CGC weighed these factors against a number of other factors identified in their respective deliberations as weighing negatively against the merger, including.

•

Fixed Exchange Rate — The exchange rate is fixed, and as a result, the shares of Gammon Gold common shares to be issued upon consummation of the merger may have a market value different than at the time of the announcement of the merger;

•

Conditions to Closing — The merger agreement is subject to several conditions and because there can be no certainty that these conditions may be satisfied or waived, the merger may not be successfully completed, which could negatively impact CGC;

•	Termination Rights — The merger agreement may be terminated by either CGC or Gammon Gold in certain circumstances in which case the market price for CGC shares may be adversely affected;

•

Limitations on Other Opportunities — The terms of the merger agreement, including the termination fee of up to $10.3 million that CGC would be required to pay if the merger agreement were terminated under certain circumstances, and the right of Gammon Gold to match any superior proposal before it is accepted by CGC, and whether these might limit the willingness of a third party to propose a competing business combination transaction with CGC; and

•

Interests of CGC Directors and Officers — The fact that CGC’s directors and executive officers have interests in the merger that are in addition to their interests as CGC stockholders, see “—Interests of CGC’s Directors and Executive Officers in the Merger.”

This discussion of the information and factors considered by the board of directors of CGC includes the principal positive and negative factors considered, but is not intended to be exhaustive and may not include all of the factors considered. The board of directors did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination that the merger agreement and merger proposals are advisable and in the best interests of their respective stockholders. Rather, the board of directors viewed its position and recommendations as being based on the totality of the information presented to them and the factors they considered. It should be noted that this explanation of the reasoning of the board of directors of Capital Gold and certain information presented in this section is forward-looking in nature and, therefore, that information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” in this proxy statement/prospectus.

Opinion of Stifel, Nicolaus & Company, Incorporated

The board of directors of CGC committee retained Stifel Nicolaus on September 14, 2010 to provide a fairness opinion in connection with the transaction contemplated by the merger agreement. The board of directors of CGC selected Stifel Nicolaus based on Stifel Nicolaus’ qualifications, expertise and reputation. On September 30, 2010, Stifel Nicolaus delivered its written opinion, dated September 30, 2010, to the CGC board of directors that, as of the date of the opinion and subject to and based on the assumptions made, procedures followed, matters considered and limitations of the review undertaken in such opinion, the per share merger consideration to be paid to the holders of shares by Gammon Gold in connection with the merger pursuant to the merger agreement was fair to such stockholders, from a financial point of view.

The full text of the written opinion of Stifel Nicolaus is attached as Annex C to this proxy statement/prospectus and is incorporated into this document by reference. The summary of Stifel Nicolaus’ fairness opinion set forth is this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Stockholders are urged to read the opinion carefully and in its entirety.

The opinion of Stifel Nicolaus is directed to, and for the information and use of, the CGC Board of Directors in connection with its consideration of the financial terms of the merger. Stifel Nicolaus’ opinion did not constitute a recommendation to the M&A Committee or the CGC board of directors as to how to vote on the merger or whether to enter into the merger agreement or effect the merger or any other transaction contemplated by the merger agreement. Stifel Nicolaus’ opinion also does not and shall not constitute a recommendation to any CGC stockholder as to how such stockholder should vote at any stockholders’ meeting at which the merger is considered, or whether or not any CGC stockholder should enter into a voting, support or stockholders’ agreement with respect to the merger (including, without limitation, the voting and support agreements described in the merger agreement), or exercise any appraisal rights that may be available to such stockholder. Additionally, Stifel Nicolaus was not involved in structuring or negotiating the merger, the merger agreement or any other related agreements or transactions. Stifel Nicolaus’ opinion does not compare the relative merits of the merger with any other alternative transaction or business strategy which may have been available to or considered by the M&A Committee, the CGC board of directors or CGC (including, without limitation, any offer to acquire CGC proposed by Timmins Gold Corp.) and does not address the underlying business decision of the M&A Committee, the CGC board of directors or CGC to proceed with or effect the merger. Stifel Nicolaus was not requested to, and did not, explore alternatives to the merger or solicit the interest of any other parties in pursuing transactions with CGC.

Stifel Nicolaus’ opinion is limited to whether the per share merger consideration is fair to the holders of shares, from a financial point of view. Stifel Nicolaus’ opinion does not consider, address or include: (i) the allocation of the per share merger consideration between cash and stock; (ii) any other strategic alternatives currently (or which have been or may be) contemplated by the M&A Committee, CGC’s board of directors or CGC; (iii) the legal, tax or accounting consequences of the merger on CGC or the holders of CGC’s equity securities; (iv) the fairness of the amount or nature of any compensation to any of CGC’s officers, directors or employees, or class of such persons, relative to the compensation to the public holders of CGC’s equity securities; (v) any advice or opinions provided by Cormark or any other advisor to CGC or Gammon Gold; (vi) the treatment of, or effect of the merger on, any CGC stock options, warrants or restricted stock; (vii) the closing conditions, termination fees or any other provision of the merger agreement or aspect of the merger; or (viii) the Caborca Sale Agreement described in the merger agreement or any other transaction contemplated thereby, or any transaction contemplated by Section 2.6 of the merger agreement. Furthermore, Stifel Nicolaus did not express any opinion as to the prices, trading range or volume at which CGC’s or Gammon Gold’s securities would trade following public announcement or consummation of the merger.

In connection with its opinion, Stifel Nicolaus, among other things:

•	reviewed and analyzed a draft copy of the merger agreement dated September 30, 2010;

•

reviewed and analyzed the draft consolidated financial statements of CGC for the year ended July 31, 2010, audited consolidated financial statements of CGC contained in its Annual Report on Form 10-K for the fiscal years ended July 31, 2008 and July 31, 2009, and the unaudited consolidated financial statements of CGC contained in its Quarterly Report on Form 10-Q for the quarter ended April 30, 2010;

•

reviewed and analyzed the audited consolidated financial statements of Gammon Gold contained in its Annual Report on Form 40-F for the fiscal year ending December 31, 2009, and the unaudited consolidated financial statements of CGC contained in its Form 6-K for the quarter ended June 30, 2010;

•	reviewed and analyzed certain other publicly available information concerning CGC and Gammon Gold;

•	reviewed and analyzed CGC’s financial projections dated September 1, 2010;

•	reviewed and analyzed Gammon Gold’s financial projections as provided by CGC and dated September 1, 2010;

•	held discussions with management of CGC and Gammon Gold concerning CGC’s and Gammon Gold’s business, financial condition and future prospects;

•	reviewed the reported prices and trading activity of the publicly traded equity securities of CGC and Gammon Gold;

•	reviewed reserve and resource information based on public filings and other technical reports of CGC, Gammon Gold and certain publicly traded comparable companies;

•	analyzed the present value of the future cash flows expected to be generated by CGC and Gammon Gold, based on projections provided by CGC, under different commodity price scenarios;

•	reviewed and analyzed certain publicly available financial and stock market data and pricing metrics for selected stock transactions that were considered to have relevance to the opinion;

•

reviewed the financial terms and valuation metrics, to the extent publicly available, of certain gold mining acquisitions and divestiture transactions that were considered to have relevance to the opinion; and

•	conducted such other financial studies, analyses and investigations and considered such other information as necessary or appropriate for purposes of the opinion.

In connection with its review, Stifel Nicolaus relied upon and assumed, without independent verification, the accuracy and completeness of all financial, production, reserve, cash flow and other information that was made available, supplied, or otherwise communicated to Stifel Nicolaus by or on behalf of CGC, Gammon Gold or their respective advisors, or that was otherwise reviewed by Stifel Nicolaus, and Stifel Nicolaus did not assume any responsibility for independently verifying any of such information.

With respect to any financial forecasts supplied to Stifel Nicolaus by CGC and Gammon Gold (including, without limitation, potential cost savings and operating synergies realized by a potential acquirer), Stifel Nicolaus assumed that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of CGC and Gammon Gold as to the future operating and financial performance of CGC and Gammon Gold, respectively, and that they provided a reasonable basis upon which Stifel Nicolaus could form its opinion. Such forecasts and projections were not prepared with the expectation of public disclosure. All such projected financial information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic, market and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projected financial information. Stifel Nicolaus relied on this projected information without independent verification or analyses and does not in any respect assume any responsibility for the accuracy or completeness thereof. Stifel Nicolaus has further relied upon the assurances by CGC and Gammon Gold that they are unaware of any facts that would make their respective information incomplete or misleading. Stifel Nicolaus assumed, with the consent of CGC and Gammon Gold, that any material liabilities (contingent or otherwise, known or unknown), if any, relating to CGC and Gammon Gold, respectively, have been disclosed to Stifel Nicolaus.

Stifel Nicolaus assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, reserves, production levels, business or prospects of CGC since the date of the financial statements contained in CGC’s Quarterly Report on Form 10-Q for the period ended April 30, 2010 and of Gammon Gold since the date of the financial statements contained in Gammon Gold’s Annual Report on Form 6-K for the period ended June 30, 2010. Stifel Nicolaus has not been requested to make, and has not made, an independent evaluation or appraisal of the reserve, production and cash flow forecasts of CGC or Gammon Gold, or any other assets or liabilities of CGC or Gammon Gold. Estimates of reserves, production and cash flow forecasts do not purport to be appraisals or necessarily reflect the prices at which the reserves, production, leases or other assets may actually be sold. Because such estimates are inherently subject to uncertainty, Stifel Nicolaus assumes no responsibility for their accuracy. Stifel Nicolaus has relied on the reserve, production and cash flow forecasts without independent verification or analysis and does not, in any respect, assume any responsibility for the accuracy or completeness thereof.

Stifel Nicolaus’ fairness opinion is necessarily based upon financial, economic, market and other conditions and circumstances existing and disclosed by CGC, Gammon Gold or their respective advisors as of the date of such opinion. It is understood that subsequent developments may affect the conclusions reached in its fairness opinion, and that Stifel Nicolaus does not have any obligation to update, revise or reaffirm its fairness opinion. Stifel Nicolaus has also assumed that the merger will be consummated on the terms and conditions described in the draft merger agreement, without any waiver of material terms or conditions by CGC, Gammon Gold, or any other party, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the merger will not have an adverse effect on CGC, Gammon Gold or their respective equity securities. Stifel Nicolaus relied on advice of counsel to CGC as to certain legal and tax matters with respect to CGC, Gammon Gold, the merger and the merger agreement. In addition, Stifel Nicolaus has assumed that the definitive merger agreement will not differ materially from the draft that was reviewed, and that there will be no change to the contemplated structure of the merger by Gammon Gold or its merger subsidiary pursuant to Section 1.1(b) of the merger agreement. Stifel Nicolaus has further assumed, with the M&A Committee’s consent, that there are no factors that would delay, or subject to any adverse conditions, any necessary regulatory or governmental approvals, and that all conditions to the merger will be satisfied and not waived.

The summary set forth below does not purport to be a complete description of the analyses performed by Stifel Nicolaus, but describes, in summary form, the material elements of the presentation that Stifel Nicolaus made to the M&A Committee on September 30, 2010, in connection with Stifel Nicolaus’ fairness opinion.

In accordance with customary investment banking practice, Stifel Nicolaus employed generally accepted valuation methods and financial analyses in reaching its opinion. The following is a summary of the material financial analyses performed by Stifel Nicolaus in arriving at its opinion. These summaries of financial analyses alone do not constitute a complete description of the financial analyses Stifel Nicolaus employed in reaching its conclusions. None of the analyses performed by Stifel Nicolaus were assigned a greater significance by Stifel Nicolaus than any other, nor does the order of analyses described represent relative importance or weight given to those analyses by Stifel Nicolaus. Some of the summaries of the financial analyses include information presented in tabular format. In order to understand the financial analyses used by Stifel Nicolaus more fully, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of Stifel Nicolaus’ financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Stifel Nicolaus. The summary data set forth below do not represent and should not be viewed by anyone as constituting conclusions reached by Stifel Nicolaus with respect to any of the analyses performed by it in connection with its opinion. Rather, Stifel Nicolaus made its determination as to the fairness to the holders of shares of the per share merger consideration, from a financial point of view, on the basis of its experience and professional judgment after considering the results of all of the analyses performed. Accordingly, the data included in the summary tables and the corresponding imputed ranges of value for CGC and Gammon Gold should be considered as a whole and in the context of the full narrative description of all of the financial analyses set forth in the following pages, including the assumptions underlying these analyses. Considering the data included in the summary table without considering the full narrative description of all of the financial analyses, including the assumptions underlying these analyses, could create a misleading or incomplete view of the financial analyses performed by Stifel Nicolaus.

Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before September 30, 2010 and is not necessarily indicative of current market conditions. The analyses described below do not purport to be indicative of actual future results, or to reflect the prices at which any securities may trade in the public markets, which may vary depending upon various factors, including changes in interest rates, dividend rates, market conditions, economic conditions and other factors that influence the price of securities.

No company or transaction used in any analysis as a comparison is identical to CGC, Gammon Gold or the merger, and they all differ in material ways. Stifel Nicolaus selected comparable publicly traded companies and publicly announced transactions on the basis of various factors, including the size of the public companies and the similarity of the lines of business to CGC and Gammon Gold. Accordingly, an analysis of the results described below is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the comparable companies or transactions to which they are being compared. In addition, because the market conditions, rationale and circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between CGC’s and Gammon Gold’s respective businesses, operations and prospects and those of the comparable companies analyzed, Stifel Nicolaus believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analyses. Accordingly, Stifel Nicolaus also made qualitative judgments concerning the differences between the characteristics of these transactions (including market conditions, rationale and circumstances surrounding each of the transactions, and the timing, type and size of each of the transactions) and the merger that could affect CGC’s acquisition value.

In conducting its analysis, Stifel Nicolaus used five methodologies to determine the approximate valuations of CGC and Gammon Gold. The methodologies used to determine the value of CGC and Gammon Gold included: comparable companies analysis, precedent M&A transactions analysis, net asset value analysis, historical stock trading analysis and Wall Street equity research stock price target analysis. These analyses were developed and applied collectively. Consequently, each individual methodology was not given a specific weight, nor can any methodology be viewed individually. Stifel Nicolaus used these analyses to determine the impact of various operating metrics on the implied equity value of CGC and Gammon Gold. Each of these analyses yielded a range of implied equity values, and therefore, such implied equity value ranges developed from these analyses must be viewed collectively and not individually. Unless noted otherwise, all analyses are based on the Gammon Gold closing stock price as of September 30, 2010 of $7.01 per share.

Historical Stock Trading Analysis

Stifel Nicolaus reviewed historical trading prices and volumes for both CGC and Gammon Gold common stock for the period from September 30, 2009 to September 30, 2010, the last trading day preceding the announcement of the execution of the merger agreement. In addition, Stifel Nicolaus reviewed historical trading prices and volumes for both CGC common stock and Gammon Gold common shares for the period from September 24, 2009 to September 24, 2010, the last trading day preceding the announcement by Timmins Gold Corp. detailing its previous non-binding proposal to merge with CGC. Stifel Nicolaus noted that the implied per share merger consideration was $4.44 based on Gammon Gold’s closing price of $7.01 as of September 30, 2010. This analysis indicated that the offer price represented:

•	a discount of 8.0% based on the September 30, 2010 closing market price of $4.83 per share of CGC common stock;

•	a premium of 16.8% based on the September 24, 2010 closing market price of $3.80 per share of CGC common stock.

Wall Street Equity Research Analyst Stock Price Targets

To provide background information and perspective with respect to stock price targets of CGC common stock and Gammon Gold common shares, Stifel Nicolaus reviewed publicly available published price target estimates for both CGC common stock and Gammon Gold common shares published by Wall Street equity research analysts as of September 30, 2010 and September 24, 2010 (for CGC only). The following table summarizes these estimates:

	CGC		Gammon Gold
	Low	High	Low	High
Target Price Range as of:
9/30/2010	$5.57	$9.64	$5.79	$8.47
9/24/2010	$5.41	$9.06	N/A	N/A

Comparable Company Analysis — CGC

Stifel Nicolaus reviewed the trading multiples and market statistics of CGC and the following selected publicly traded companies with businesses like that of CGC that Stifel Nicolaus deemed to be similar to CGC in terms of relative size and geographic focus: Argonaut Gold Ltd., Great Basin Gold Ltd., Jaguar Mining Inc., Minefinders Corp. Ltd. and Timmins Gold Corp. Estimated financial data for the selected companies was based on publicly available research analyst estimates.

This analysis produced multiples of selected reserve and financial valuation data which Stifel Nicolaus compared to multiples and reserve data derived from the implied offer price of $4.44. The following table sets forth the results of this analysis:

	Total Enterprise Value Per			P/NAV
	Total Reserves	Total Resources	CY 2010E Production
CGC Implied Offer	$189	$139	$4,581	0.97x
Selected Companies:
Minimum	$154	$55	$3,735	0.60x
Mean	$274	$94	$5,135	0.87x
Median	$234	$76	$5,072	0.83x
Maximum	$473	$192	$6,884	1.21x

The implied multiples based on the offer price are within the range of the multiples of the selected comparable companies.

Comparable Company Analysis — Gammon Gold

Stifel Nicolaus reviewed the trading multiples and market statistics of Gammon Gold and the following selected publicly traded companies with businesses like that of Gammon Gold that Stifel Nicolaus deemed to be similar to Gammon Gold in terms of relative size and geographic focus: Alamos Gold Inc., Aurizon Mines Ltd., IAMGOLD Corp., New Gold Inc. and Yamana Gold Inc. Estimated financial data for the selected companies was based on publicly available research analyst estimates.

This analysis produced multiples of selected reserve and financial valuation data which Stifel Nicolaus compared to Gammon Gold’s trading metrics. The following table sets forth the results of this analysis:

	Total Enterprise Value Per			P/NAV
	Total Reserves	Total Resources	CY 2010E Production
Gammon Gold Implied Offer	$352	$319	$3,477	0.79x
Selected Companies:
Minimum	$274	$104	$6,576	0.99x
Mean	$592	$237	$8,168	1.32x
Median	$448	$242	$7,729	1.44x
Maximum	$1,012	$339	$10,994	1.60x

The implied multiples based on Gammon Gold’s trading metrics are within the range of the multiples of the selected comparable companies except for a P/NAV basis where Gammon Gold is trading at a discount to the selected comparable companies.

Selected Precedent Gold M&A Transactions Analysis

Using publicly available information, Stifel Nicolaus reviewed eleven public company mergers and acquisitions in the North and Central American gold industry. These transactions were selected because they involved companies with operations in the gold mining industry with similar size and operating metrics to CGC. When comparing these transactions to the CGC and Gammon Gold merger, it is important to consider that neither individual transactions nor the group should be viewed in isolation. The transactions should be considered alongside historical commodity prices, as these prices have fluctuated substantially, as well as consider the unique growth estimates specific to each transaction. The precedent transactions considered by Stifel Nicolaus were:

Announcement Date	Target	Acquirer
3/11/2010	Underworld Resources, Inc.	Kinross Gold Corp.
12/29/2009	Canplats Resources Corp.	Goldcorp, Inc.
8/27/2009	West Timmins Mining, Inc.	Lake Shore Gold Corp.
3/31/2009	Cadiscor Resources Inc.	North American Palladium Ltd.
3/4/2009	Western Goldfields Inc.	New Gold, Inc.
1/11/2008	Golden Cycle Gold Corp.	AngloGold Ashanti Ltd.
6/28/2007	NewWest Gold Corp.	Fronteer Development Group Inc.
2/14/2007	Cumberland Resources Ltd.	Agnico-Eagle Mines Ltd.
2/5/2007	Queenstake Resources Ltd.	Yukon-Nevada Gold Corp.
3/6/2006	White Knight Resources Ltd.	US Gold Corporation
7/24/2006	Pioneer Metals Corp.	Barrick Gold Corporation

For each acquired entity, Stifel Nicolaus analyzed the total consideration paid to the target based on total enterprise value, or TEV/total reserves and TEV/total resource potential. The following table sets forth the results of this analysis:

	Total Enterprise Value per
	Proved Reserves	Total Resource Potential
CGC Implied Offer	$189	$139
Selected Transactions:
Minimum	$27	$27
Mean	$150	$94
Median	$155	$86
Maximum	$251	$169

The implied offer based on these metrics is within the range of the consideration paid in the selected transactions.

For each acquired entity, Stifel Nicolaus analyzed the premium paid to the target’s stock price for the 1 day, 5-day and 30-day periods prior to the announcement of the transaction. The following table sets forth the results of analysis:

	Premium
	1 Day	5-Day	30-Day
CGC Implied Offer (premiums as of 9/30/2010)	(8.0)%	16.9%	31.8%
CGC Implied Offer (premiums as of 9/24/2010)	16.9%	14.8%	34.6%
Selected Transactions:
Minimum	(3.1)%	(8.3)%	(4.1)%
Mean	27.9%	29.9%	38.5%
Median	32.9%	38.0%	33.3%
Maximum	54.0%	55.1%	107.2%

The implied premiums based on the offer price are within the range of the premiums paid in the selected transactions except in the case of the 1 day premium as of September 30, 2010, which had been affected by the Timmins Gold Corp. non-binding proposal announcement.

Net Asset Value Analysis — CGC

In order to estimate the net asset value, or NAV, per share of CGC’s common stock, Stifel Nicolaus performed a discounted cash flow analysis of CGC. A discounted cash flow analysis is a traditional valuation methodology used to derive the net asset value of mining companies by calculating the “present value” of estimated future cash flows based on the company’s long-term mine plan for its reserves. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a range of discount rates that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

To calculate the estimated NAV per share of CGC using the discounted cash flow method, Stifel Nicolaus discounted projected after-tax free cash flows for fiscal years 2011 through 2023 based on internal projections of CGC management to their present value using a range of selected discount rates. The range of discount rates of 2.5% to 7.5% was selected based on the midpoint discount rate of 5.0% which is widely used by equity research analysts that cover the gold industry. The after-tax unlevered free cash flows were calculated by taking the net income and adding back depreciation, reclamation accruals, and amortization of debt issuance discounts and premiums then subtracting capital expenditures and adjusting for changes in working capital and other non-cash items.

Stifel Nicolaus then calculated a range of implied NAV per share amounts for CGC cash flows and subtracted the company’s net debt and reclamation liabilities then added estimated working capital as reflected in its Form 10-Q filing for the period ended April 30, 2010, then divided by the fully diluted number of shares of CGC’s common stock outstanding. The implied NAV per share resulting from such analysis for CGC’s common stock is $4.03 to $5.31 per share based on consensus Wall Street equity research analysts commodity price estimates. Additionally, in order to capture the CGC management perspective on NAV per share of CGC, Stifel Nicolaus also calculated the implied NAV per share range based on management’s commodity price projections. These commodity projections resulted in an NAV range from $2.64 to $3.55 per share.

The implied offer per share is within the range of implied NAVs per share based on the 2.5% to 7.5% discount rates based on Wall Street equity research analysts commodity price estimates, and above the range based on CGC management commodity price estimates.

Net Asset Value Analysis — Gammon Gold

Stifel Nicolaus used the same NAV valuation methodology and discount rate range used with respect to CGC in order to estimate the NAV per share of Gammon Gold’s common shares. Stifel Nicolaus calculated the implied NAV resulting from such analysis for Gammon Gold’s common shares of $8.03 to $9.84 per share based on consensus Wall Street equity research analysts commodity price estimates. Stifel Nicolaus also calculated the implied NAV per share range based on CGC’s commodity price projections which range from $6.12 to $7.54 per share.

The implied NAV per share based on the 2.5% to 7.5% discount rates is within the historic trading range of Gammon Gold’s common shares price.

Conclusion

Based upon the foregoing analyses and the assumptions and limitations set forth in full in the text of Stifel Nicolaus’ opinion letter, Stifel Nicolaus was of the opinion that, as of the date of Stifel Nicolaus’ opinion, the per share merger consideration to be paid to the holders of shares by Gammon Gold in connection with the merger pursuant to the merger agreement was fair to such holders of shares, from a financial point of view.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Stifel Nicolaus considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Stifel Nicolaus believes that the summary provided and the analyses described above must be considered as a whole and that selecting portions of these analyses, without considering all of them, would create an incomplete view of the process underlying Stifel Nicolaus’ analyses and opinion; therefore the range of valuations resulting from any particular analysis described above should not be taken to be Stifel Nicolaus’ view of the actual value of CGC or Gammon Gold.

Stifel Nicolaus received a $400,000 fee upon the delivery of its fairness opinion. Stifel Nicolaus will not receive any significant payment or compensation contingent upon the successful consummation of the merger. In addition, CGC has agreed to indemnify Stifel Nicolaus for certain liabilities relating to or arising out of its engagement. Stifel Nicolaus, as part of its investment banking services, is regularly engaged in the independent valuation of businesses and securities in connection with mergers and acquisitions. Both CGC and members of the M&A Committee have previously worked with Stifel Nicolaus. Stifel Nicolaus’ engagement by the M&A Committee was based upon several factors, including the previously noted reasons, as well as its reputation in the industry and the recommendation by Ballard Spahr. CGC engaged Stifel Nicolaus to provide a fairness opinion with respect to a transaction with Gammon Gold in 2009, which did not proceed, and Stifel Nicolaus received $75,000 for such services. In addition, CGC engaged Stifel Nicolaus to provide a fairness opinion with respect to a transaction with Company A, which did not proceed, and Stifel Nicolaus received $400,000 for such services. Prior to the merger, Stifel Nicolaus had no prior relationship with Gammon Gold. There are no other material relationships that existed during the two years prior to the date of Stifel Nicolaus’ opinion or that are mutually understood to be contemplated in which any compensation was received or is intended to be received as a result of the relationship between Stifel Nicolaus and any party to the merger. Stifel Nicolaus may seek to provide investment banking services to Gammon Gold or its affiliates in the future, for which Stifel Nicolaus would seek customary compensation. In the ordinary course of business, Stifel Nicolaus and its clients may transact in the securities of CGC and Gammon Gold and, accordingly, may at any time hold a long or short position in such securities. Stifel Nicolaus’ internal Fairness Opinion Committee approved the issuance of its fairness opinion.

Review of Cormark Process

CGC’s board of directors initially approached Cormark in early July 2010 to discuss the engagement of Cormark as financial advisor to CGC in light of discussions that were ongoing regarding a potential acquisition of CGC by Gammon Gold and the pending expiration of the engagement of the financial advisor that CGC had retained to provide financial advisory services in connection with the proposed business combination with Gammon Gold and the acquisition of Nayarit Gold in 2009. Cormark was formally engaged by the board of directors of CGC on August 19, 2010. Cormark advised the CGC board of directors to conduct a process to solicit competing proposals to the Gammon Gold proposal. At the request of the M&A Committee, Cormark created a short list of qualified buyers, including parties that had previously expressed interest in a business combination with CGC, parties that had similar regional interests as CGC, and parties that Cormark believed to be acquisitive in the mining sector and potentially interested in a business combination with CGC.

During the week of August 23, 2010, Cormark created marketing materials relating to CGC and contacted the previously identified parties for the purposes of conducting the solicitation process. Of the 11 parties contacted, three (in addition to Gammon Gold) participated in discussions with Cormark and were given access to CGC’s due diligence data site.

Cormark and CGC set a deadline of September 1, 2010 for submission of non-binding proposals. At the time of the deadline, CGC had received two proposals for evaluation. On September 3, 2010, CGC received an additional proposal, as well as a revised proposal from a party that had previously submitted a proposal on September 1, 2010, for a total of four proposals including the proposal from Gammon Gold. Cormark reviewed and analysed certain financial and transactional aspects of each proposal received, and determined that, of the proposals received, the Gammon Gold proposal was the best transaction reasonably available to CGC’s stockholders. Cormark presented its initial review of the proposals to the M&A Committee on September 3, 2010 and to the board of directors on September 9, 2010. On September 9, 2010, the board of directors unanimously approved CGC entering into a non-binding letter of intent with Gammon Gold.

The nature of Cormark’s role as financial advisor to CGC was to provide advice in connection with a sale of CGC. The terms of Cormark’s engagement agreement provide for payment of advisory fees of approximately $1,750,000 upon successful completion of a sale of CGC. As such, the CGC board of directors determined that Cormark would be in conflict to deliver an opinion as to the fairness of the transaction, from a financial point of view, to CGC stockholders given Cormark’s vested interest in its completion. For that reason, the M&A Committee determined to engage Stifel Nicolaus.

CGC Unaudited Prospective Financial Information

CGC does not as a matter of course make public long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. The mining industry is inherently dangerous and subject to conditions or events beyond CGC’s control that could have a material adverse effect on CGC and its business. Mining involves various types of risks and hazards, including: environmental hazards; industrial accidents; metallurgical and other processing problems; unusual or unexpected rock formations; structural cave-ins or slides; seismic activity; flooding; fires; periodic interruptions due to inclement or hazardous weather conditions; variations in grade, deposit size, density and other geological problems; inability to delineate additional reserves as a result of exploration programs and inability to mine any such reserves; mechanical equipment performance problems; unavailability of materials and equipment, including fuel; labor force disruptions; unanticipated or significant changes in the costs of supplies, including petroleum; and unanticipated transportation costs. These risks could result in damage to, or destruction of, mineral properties, production facilities or other properties, personal injury or death, loss of key employees, environmental damage, delays in mining, increased production costs, monetary losses and possible legal liability. Investors should review CGC’s Form 10-K for the year ended July 31, 2010, as amended by Form 10-K/A, for a comprehensive overview of risks and uncertainties facing CGC including those specific to the mining industry. Nonetheless, CGC is including this unaudited prospective financial information in this proxy statement/prospectus to provide its stockholders access to certain non-public unaudited prospective financial information that was made available to CGC’s board of directors, special committee and financial advisors and to Gammon Gold in connection with the merger in August 2010. The information provided to CGC’s board of directors, special committee and financial advisors and to Gammon Gold included estimates of gold and silver sales, metal price assumptions, revenues, and net income. This prospective financial information was prepared by CGC’s management in July/August 2010, based solely upon information available at that time. The financial projections included the most up-to-date financial analysis available at that time and reflected CGC’s preliminary calculations of its anticipated fiscal year ended July 31, 2011 budget. While the financial projections were prepared in good faith, no assurance can be given regarding future events. In addition, the financial projections include a shift to self-mining from the current use of a contract miner at the El Chanate mine. Therefore, the financial projections of CGC included in this proxy statement/prospectus should not be considered a reliable predictor of future operating results. In addition, the financial projections do not reflect CGC’s current view on the business of the combined company because there can be no assurance that a transaction with Gammon Gold will be consummated. The unaudited prospective financial information was not prepared with a view toward public disclosure, and the inclusion of this information should not be regarded as an indication that any of CGC, Gammon Gold, Cormark, Stifel Nicolaus or any of their respective representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results, nor should this information be relied on as such.

While presented with numeric specificity, the unaudited prospective financial information reflects numerous judgments, estimates and assumptions with respect to industry performance, general business, economic, regulatory, environmental, litigation, market and financial conditions, foreign currency rates, and matters specific to CGC’s business, such as competitive conditions, successful integration of Nayarit Gold and the development of CGC’s Orion Project into a producing mine, many of which are beyond CGC’s control. The unaudited prospective financial information was prepared solely for internal use and is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Because the unaudited prospective financial information covers multiple years, such information by its nature, becomes less predictive with each successive year. Accordingly, CGC’s management believes that providing the estimated aggregate amount of each of the various operating and financial projection items below covering the life of mines, which may span up to ten years, is more meaningful to readers. CGC’s stockholders are urged to review the risk factors discussed herein and the CGC Annual Report on Form 10-K for the fiscal year ended July 31, 2010, as amended by Form 10-K/A, and the CGC Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2010 for a description of risk factors with respect to CGC’s business. See “Cautionary Note Regarding Forward-Looking Statements” and “Where You Can Find More Information.” The unaudited prospective financial information was not prepared with a view toward complying with U.S. GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither BDO USA LLP, CGC’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The unaudited prospective financial information set forth below was provided to Cormark and Stifel Nicolaus for use in connection with their financial analysis and fairness opinions relating to the proposed merger. In some cases where Stifel Nicolaus deemed necessary or advisable in its professional judgment based upon historical and projected pricing trends, as part of the analysis for its fairness opinion, Stifel Nicolaus used various pricing assumptions and performed pricing sensitivity analysis in connection with the projections of both CGC and Gammon Gold. Specifically, Stifel Nicolaus applied two metal pricing cases to the projections using pricing assumptions provided by CGC’s management and the Bloomberg weighted average consensus estimates. The report of CGC’s independent registered public accounting firm contained in CGC’s most recent Annual Report on Form 10-K, as amended by Form 10-K/A, which are incorporated by reference into this proxy statement/prospectus, relates to CGC’s historical financial information. It does not extend to the unaudited prospective financial information and should not be read to do so.

Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared.

	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025	Total
	(in thousands)
Operating statistics(1):
Gold ounces sold	72	70	84	93	94	91	86	70	70	70	70	70	20	—	—	960
Silver ounces sold	98	99	1,574	2,228	1,997	1,832	1,795	100	99	99	99	99	34	—	—	10,153

Financial statistics(1):
Revenue	$75,340	$70,000	$107,362	$127,060	$124,276	$118,884	$112,930	$70,000	$70,000	$70,000	$70,000	$70,000	$20,646	—	—	$1,106,498
Costs applicable to sales	34,855	38,485	56,150	59,665	58,240	59,038	60,952	43,685	45,945	37,740	28,966	27,787	11,899	391	—	563,798
Net income	14,285	9,483	19,215	15,682	14,933	11,925	11,831	8,316	7,463	13,673	20,249	21,177	(517)	(2,383)	(1,050)	164,282
Cash flows from operating activities(2)	10,813	18,896	35,754	51,943	48,259	45,225	40,883	11,606	15,829	30,310	27,964	35,693	3,478	(5,749)	(1,050)	369,854
Capital expenditures(3)	12,468	37,576	19,700	15,171	7,302	4,398	7,667	740	4,449	740	—	—	—	—	—	110,211
Net free cash flow	$(5,255)	$(19,480)	$16,054	$36,772	$40,957	$40,827	$33,221	$10,856	$11,380	$29,570	$27,964	$35,693	$3,482	$(5,749)	$(1,050)	255,242

(1)	Represents the estimate for the life of mine for both the El Chanate mine estimated at ten years and the Orion Project at five years. The Orion Project is anticipated to initiate production by the fiscal year ended July 31, 2013.
(2)	Represents mainly the capital expenditures associated with the construction of the Orion Project, conversion to self-mining and the associated procurement of a mining fleet as well as leach pad expansion costs.
(3)	Net free cash flow represents an indication of CGC’s continuing capacity to generate discretionary cash flow from operations, comprising cash flows from operating activities net of total capital expenditures and debt repayments. It does not necessarily represent the cash flow in the period available for CGC’s management to use at its discretion, which may be affected by other sources and non-discretionary uses of cash.

Because of the forward-looking nature of the unaudited prospective financial information, specific quantifications of the amounts that would be required to reconcile it to U.S. GAAP measures are not available. CGC believes that there is a degree of volatility with respect to certain of CGC’s U.S. GAAP measures, and certain adjustments made to arrive at the relevant non-GAAP measures, which preclude CGC from providing accurate forecasted U.S. GAAP to non-GAAP reconciliations.

For the reasons identified above, CGC believes that providing estimates of the amounts that would be required to reconcile prospective net free cash flow to earnings before income taxes and cash flows from operating activities would imply a degree of precision that would be confusing or misleading to investors.

In preparing the above unaudited prospective financial information, CGC made the following material assumptions over the life-of mine period:

•	No legislative changes affecting the mining industry in Mexico;

•	No significant economic or regulatory changes to CGC’s product market;

•	Exclusion of merger-related transaction costs;

•	Life of mine plans initiate at the beginning of CGC’s fiscal year ended July 31, 2011 (August 1, 2010);

•	Reflects CGC transition from contract mining to self-mining;

•	Foreign currency rate of 12.5 pesos to the USD for all years; accordingly, the impact of foreign currency volatility has not been considered; and

•	Orion project assumes mining the resource ounces detailed within its Preliminary Economic Assessment (“PEA”) which is summarized in this proxy statement/prospectus.

No assurances can be given that these assumptions will accurately reflect future conditions. In addition, although presented with numerical specificity, the above unaudited prospective financial information reflects numerous assumptions and estimates as to future events made by CGC’s management that CGC’s management believed were reasonable at the time the unaudited prospective financial information was prepared. The above unaudited prospective financial information does not give effect to the merger. CGC’s stockholders are urged to review CGC’s most recent SEC filings for a description of CGC’s reported and anticipated results of operations, financial condition and capital resources during 2010, including the discussion under the caption “Looking

Forward” (which forms a part of “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) in CGC’s most recent Annual Report on Form 10-K, as amended by Form 10-K/A, which are incorporated by reference into this proxy statement/prospectus.

Readers of this proxy statement/prospectus are cautioned not to place undue reliance on the unaudited prospective financial information set forth above. No representation is made by CGC, Gammon Gold or any other person to any stockholder of CGC regarding the ultimate performance of CGC compared to the information included in the above unaudited prospective financial information. The inclusion of unaudited prospective financial information in this proxy statement/prospectus should not be regarded as an indication that such prospective financial information will be an accurate prediction of future events, and they should not be relied on as such.

CGC DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF INTERVENING OR FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE.

Gammon Gold Unaudited Prospective Financial Information

Gammon Gold does not as a matter of course make public long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. The mining industry is inherently dangerous and subject to conditions or events beyond Gammon Gold’s control that could have a material adverse effect on Gammon Gold and its business. Mining involves various types of risks and hazards, including: environmental hazards; industrial accidents; metallurgical and other processing problems; unusual or unexpected rock formations; structural cave-ins or slides; seismic activity; flooding; fires; periodic interruptions due to inclement or hazardous weather conditions; variations in grade, deposit size, density and other geological problems; inability to delineate additional reserves as a result of exploration programs and inability to mine any such reserves; mechanical equipment performance problems; unavailability of materials and equipment, including fuel; labor force disruptions; unanticipated or significant changes in the costs of supplies, including petroleum; and unanticipated transportation costs. These risks could result in damage to, or destruction of, mineral properties, production facilities or other properties, personal injury or death, loss of key employees, environmental damage, delays in mining, increased production costs, monetary losses and possible legal liability. Investors should review Gammon Gold’s Annual Report on Form 40-F for the fiscal year ended December 31, 2009, as amended by Amendment No. 1 to Form 40-F/A for the fiscal year ended December 31, 2009, as well as its other SEC filings, which are incorporated by reference into this proxy statement/prospectus, for a comprehensive overview of risks and uncertainties facing Gammon Gold including those specific to the mining industry. Nonetheless, Gammon Gold is including this unaudited prospective financial information in this proxy statement/prospectus to provide CGC’s stockholders access to certain non-public unaudited prospective financial information that was made available to CGC’s board of directors and special committee, Cormark and Stifel Nicolaus in connection with the merger in August 2010. The information provided to CGC’s board of directors and special committee, Cormark and Stifel Nicolaus included estimates of gold and silver sales, metal price assumptions, revenues, and net income. This prospective financial information was prepared by Gammon Gold’s management during the first calendar quarter of 2010, based solely upon information available at that time. The financial projections included the most up-to-date financial analysis available at that time and reflected Gammon Gold’s preliminary calculations of its fiscal year ending December 31, 2010. While the financial projections were prepared in good faith, no assurance can be given regarding future events. In addition, the financial projections reflect Gammon Gold on a “stand-alone” basis and do not reflect the impact of the closing of the transaction with CGC. The financial projections of Gammon Gold included in this proxy statement/prospectus should not be considered a reliable predictor of future operating results. The unaudited prospective financial information was not prepared with a view toward public disclosure, and the inclusion of this information should not be regarded as an indication that any of Gammon

Gold, CGC, Cormark, Stifel Nicolaus or any of their respective representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results, nor should this information be relied on as such.

While presented with numeric specificity, the unaudited prospective financial information reflects numerous judgments, estimates and assumptions with respect to industry performance, general business, economic, regulatory, environmental, litigation, market and financial conditions, foreign currency rates, and matters specific to Gammon Gold’s business, many of which are beyond Gammon Gold’s control. The unaudited prospective financial information was prepared solely for internal use and is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Because the unaudited prospective financial information covers multiple years, such information by its nature, becomes less predictive with each successive year. Accordingly, Gammon Gold’s management believes that providing the estimated aggregate amount of each of the various operating and financial projection items below covering the life of mines, which may span up to ten years, is more meaningful to readers. CGC’s stockholders are urged to review the risk factors discussed in this proxy statement/prospectus and Gammon Gold’s Annual Report on Form 40-F for the fiscal year ended December 31, 2009, as amended by Amendment No. 1 to Form 40-F/A for the fiscal year ended December 31, 2009, and Gammon Gold’s other SEC filings, for a description of risk factors with respect to Gammon Gold’s business. See “Cautionary Note to U.S. Investors” and “Cautionary Note Regarding Forward-Looking Statements.” The unaudited prospective financial information was not prepared with a view toward complying with U.S. GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither KPMG LLP, Gammon Gold’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The unaudited prospective financial information set forth below was provided to CGC’s board of directors, Cormark and Stifel Nicolaus for use in connection with their financial analysis and fairness opinions relating to the proposed merger. In some cases where Stifel Nicolaus deemed necessary or advisable in its professional judgment based upon historical and projected pricing trends, as part of the analysis for its fairness opinion, Stifel Nicolaus used various pricing assumptions and performed pricing sensitivity analysis in connection with the projections of both Gammon Gold and CGC. Specifically, Stifel Nicolaus applied two metal pricing cases to the projections using pricing assumptions provided by Gammon Gold’s management and the Bloomberg weighted average consensus estimates. The report of Gammon Gold’s independent registered public accounting firm contained in Gammon Gold’s Annual Report on Form 40-F/A, as amended by Amendment No.1 to Form 40-F/A for the fiscal year ended December 31, 2009, which are incorporated by reference into this proxy statement/prospectus, relates to Gammon Gold’s historical financial information. It does not extend to the unaudited prospective financial information and should not be read to do so.

Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared.

	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020	Total
	(in thousands)
Operating statistics(1):
Gold ounces sold	166	174	189	205	206	224	208	169	165	105	43	1,854
Silver ounces sold	6,799	8,234	7,493	7,992	7,988	8,527	8,361	6,659	6,540	4,138	1,129	73,860
Gold equivalent ounces sold(2)	270	298	302	333	331	356	338	273	267	169	60	2,996

Financial statistics(1):
Revenue	$303,473	$343,306	$316,595	$325,084	$305,464	$317,321	$301,055	$243,102	$237,747	$150,606	$53,695	$2,897,446
Costs applicable to sales	128,558	132,807	128,650	127,285	126,586	128,159	107,158	98,361	97,381	66,748	27,648	1,169,339
Net income	58,105	67,868	49,993	51,051	38,107	38,380	43,080	18,247	13,861	16,867	10,904	384,655
Cash flows from operating activities	129,117	160,517	145,623	156,422	143,893	154,072	156,979	117,480	114,811	53,558	10,123	1,342,596
Capital expenditures(3)	82,000	34,294	41,944	28,344	28,344	21,344	21,344	7,682	5,182	1,682	682	272,839
Net free cash flow(4)	$48,771	$125,408	$103,680	$128,079	$115,550	$132,728	$135,635	$109,798	$109,630	$51,876	$9,441	$1,070,596

	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020

Gammon Gold Management Estimates:
Assumed Gold price per ounce	$1,100	$1,100	$1,000	$1,000	$900	$885	$885	$885	$885	$885	$885
Assumed Silver price per ounce	$17.75	$18.50	$17.00	$15.00	$15.00	$14.00	$14.00	$14.00	$14.00	$14.00	$14.00

Bloomberg Weighted Average Consensus Estimates:
Assumed Gold price realized per ounce	$1,239.50	$1,294	$1,357	$1,289	$1,122	$1,122	$1,122	$1,122	$1,122	$1,122	$1,122
Assumed Silver price realized per ounce	$19.27	$20.26	$20.05	$18.91	$18.24	$18.24	$18.24	$18.24	$18.24	$18.24	$18.24

(1)	Represents the estimate for the life of mine for both the Ocampo mine and the El Cubo mine. Operations at El Cubo were suspended in June 2010 and the timing of recommencement of El Cubo operations is uncertain. Some of the production shown for 2010 and 2011 will be deferred as a result of this operational suspension. Gammon Gold’s Guadalupe y Calvo was excluded because at the primary economic assessment stage this project was not yet included in Gammon Gold’s life of mine model.
(2)	Gold equivalent calculated using effective (realized) gold/silver price ratio of 64.73.
(3)	Includes investments in fixed assets, mine development, drilling (exploration), and capitalized pre-stripping.
(4)	Net free cash flow represents an indication of Gammon Gold’s continuing capacity to generate discretionary cash flow from operations, comprising cash flows from operating activities net of total capital expenditures. It does not necessarily represent the cash flow in the period available for Gammon Gold’s management to use at its discretion, which may be affected by other sources and non-discretionary uses of cash.

Because of the forward-looking nature of the unaudited prospective financial information, specific quantifications of the amounts that would be required to reconcile it to U.S. GAAP measures are not available. Gammon Gold believes that there is a degree of volatility with respect to certain of Gammon Gold’s U.S. GAAP measures, and certain adjustments made to arrive at the relevant non-GAAP measures, which preclude Gammon Gold from providing accurate forecasted U.S. GAAP to non-GAAP reconciliations.

For the reasons identified above, Gammon Gold believes that providing estimates of the amounts that would be required to reconcile prospective net free cash flow to earnings before income taxes and cash flows from operating activities would imply a degree of precision that would be confusing or misleading to investors.

In preparing the above unaudited prospective financial information, Gammon Gold made the following material assumptions over the life-of mine period:

•	No legislative changes affecting the mining industry in Mexico;

•	No significant economic or regulatory changes to Gammon Gold’s product market;

•	Exclusion of merger-related transaction costs;

•	Life of mine plans initiate at the beginning of Gammon Gold’s fiscal year ending December 31, 2009 (January 1, 2010);

•	Foreign currency rate of 12.5 pesos to the U.S. Dollar for all years; accordingly, the impact of foreign currency volatility has not been considered; and

•

Sold ounces reflect production from both reserves as well as a portion of resources which are assumed will be converted to reserves. Readers should review Gammon Gold’s reserves and resources table contained in Gammon Gold’s Annual Report on Form 40-F/A, as amended by Amendment No.1 to Form 40-F/A for the fiscal year ended December 31, 2009, in conjunction with the unaudited prospective financial information.

No assurances can be given that these assumptions will accurately reflect future conditions. In addition, although presented with numerical specificity, the above unaudited prospective financial information reflects numerous assumptions and estimates as to future events made by Gammon Gold’s management that Gammon Gold’s management believed were reasonable at the time the unaudited prospective financial information was prepared. The above unaudited prospective financial information does not give effect to the merger. CGC’s stockholders are urged to review Gammon Gold’s most recent SEC filings for a description of Gammon Gold’s reported and anticipated results of operations, financial condition and capital resources during 2010, including the discussion under the captions “Cautionary Note to U.S. Investors” and the “Cautionary Note Regarding Forward Looking Statements” (both of which form a part of the annual “Management’s Discussion and Analysis”) in Gammon Gold’s Annual Report on Form 40-F/A, as amended by Amendment No.1 to Form 40-F/A for the fiscal year ended December 31, 2009, which are incorporated by reference into this proxy statement/prospectus.

Readers of this proxy statement/prospectus are cautioned not to place undue reliance on the unaudited prospective financial information set forth above. No representation is made by CGC, Gammon Gold, Cormark, Stifel Nicolaus or any other person to any stockholder of CGC regarding the ultimate performance of Gammon Gold compared to the information included in the above unaudited prospective financial information. The inclusion of unaudited prospective financial information in this proxy statement/prospectus should not be regarded as an indication that such prospective financial information will be an accurate prediction of future events, and they should not be relied on as such.

GAMMON GOLD DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF INTERVENING OR FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE.

Gammon Gold’s Reasons for the Merger

One of Gammon Gold’s strategic priorities is the expansion of its operations in Mexico. Gammon Gold management believes the merger offers Gammon Gold the opportunity to increase its mineral resource base by adding a third mine and a second development project, which management believes will bring growth in gold and silver production with low cash costs. Gammon Gold anticipates that the knowledge and operating expertise of CGC’s management team in Mexico will complement Gammon Gold’s technical and financial resources to help optimize the operation of the El Chanate Mine and the development of the Orion project. Gammon Gold also anticipates that the merger will enable CGC’s operations to benefit from synergies from the consolidation of Mexican operations such as the employment of excess equipment from the Ocampo Mine to the El Chanate Mine.

The board of directors of Gammon Gold approved the merger agreement after Gammon Gold’s senior management discussed with the board of directors a number of factors, including those described above and the business, assets, liabilities, results of operations, financial performance and prospects of CGC. The Gammon Gold board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The Gammon Gold board of directors viewed its position as being based on all the information and the factors presented to and considered by it. In addition, individual directors may have given different weights to different information and factors.

Interests of CGC’s Directors and Executive Officers in the Merger

When you consider the recommendation of the board of directors of Capital Gold in favor of approval of the merger, you should keep in mind that CGC directors and officers have interests in the merger that are different from, or in addition to, your interests as a stockholder.

These interests include that CGC equity compensation plans and award agreements generally provide for the vesting of equity awards upon completion of the merger. As of the effective time of the merger, each outstanding option to acquire CGC common stock will be assumed (subject to approval by the TSX and the NYSE) by Gammon Gold and converted into an option to purchase a number of Gammon Gold common shares equal to the number of shares of CGC common stock subject to such CGC stock option immediately prior to the closing of the merger multiplied by the conversion number. The exercise price for each outstanding option will be adjusted to equal the exercise price per share of CGC common stock at which such option was exercisable immediately prior to the completion of the merger divided by the conversion number (rounded up to the nearest whole cent). Each option will be assumed by Gammon Gold in accordance with its existing terms, except that it will be amended to provide that, following termination of employment, the option can be exercised until the earlier of 180 days from the date of such termination and the date of the expiration of the original option term and the exercise price and the number of Gammon Gold common shares exercisable pursuant to the assumed stock options shall be subject to such adjustments as may be necessary for the foregoing conversion to satisfy the requirements of Sections 409A, 422 and 424 of the Code and Treasury Regulations thereunder.

The directors and officers of CGC currently hold the number of options to acquire common stock of CGC set forth opposite such individuals name below, each of which will vest and convert into stock options of Gammon Gold upon completion of the merger as described above:

Stock Options
Christopher M. Chipman	212,500
Stephen M. Cooper	225,000
John W. Cutler	225,000
J. Scott Hazlitt	175,000
Gary C. Huber	75,000
Colin Sutherland	226,072

The merger agreement also provides that all restricted stock will vest at the effective time of the merger. Therefore, the outstanding options and restricted stock held by directors, including CGC’s president and CGC’s chief operating officer, will vest upon completion of the merger.

Gammon Gold has agreed in the merger agreement to indemnify all present and former directors, officers and employees of CGC and its subsidiaries against costs and expenses in connection with certain claims arising from matters existing or occurring prior to completion of the merger. In addition, Gammon Gold has agreed to maintain a directors’ and officers’ insurance and indemnification policy (or an equivalent “tail” insurance policy) for present and former officers and directors of CGC and its subsidiaries with respect to facts or events occurring prior to merger completion, subject to certain limitations.

Gammon Gold and CGC have also agreed that, upon the closing of the merger, one current member of the board of directors of CGC will be appointed to Gammon Gold’s board of directors. Gammon Gold has agreed to use commercially reasonable efforts to elect such person to serve as a member of Gammon Gold’s board of directors.

Three of CGC’s executive officers are party to change in control agreements with CGC that provide severance and other benefits in the case of qualifying terminations of employment in connection with or following a change in control, including completion of the merger. Such executive officers are entitled to change of control benefits including:

•	three times the executive’s base salary in effect on the date of the change in control, or, if greater, as in effect immediately prior to the change in control;

•	up to three times the executive’s bonus award for the year immediately preceding the change in control;

•	all unvested options immediately become vested;

•	CGC will pay for outplacement services and tax and financial counseling services through the end of the second tax year following termination; and

•	the executive is entitled to a payment to make him whole for any federal excise tax imposed on change in control or severance payments received by him.

In addition, the parties anticipate that each change of control agreement will be amended to provide that any change of control payment paid shall be payable in Gammon Gold common shares, or in cash at the sole election of Gammon Gold. None of the non-executive directors of CGC will receive any payouts as a result of the merger.

Potential Payments on Termination

Compensation	Colin Sutherland(1)	Christopher M. Chipman	J. Scott Hazlitt
Base benefit	$—	$—	$—
Bonus	—	—	—
Change in control payment	776,500	975,000	825,000
Accelerated vesting of restricted stock	—	10,042	3,013
Accelerated vesting of stock options	25,667	105,979	64,985
Disability coverage (one month severance)	—	—	—
Outplacement services (estimated)	10,000	10,000	10,000
280G Tax gross-up	—	415,833	375,068

Total	$812,167	$1,516,854	$1,278,066

(1)	On August 2, 2010, in connection with the business combination with Nayarit Gold, Mr. Sutherland and CGC entered into an employment agreement whereby Mr. Sutherland became CGC’s president. Mr. Sutherland is a resident of Canada and is compensated as such; accordingly, the 280G Tax gross-up provision of the Internal Revenue Code is not deemed to be applicable.

Anticipated Accounting Treatment

Gammon Gold intends to account for the merger under the acquisition method for both Canadian and United States financial accounting purposes. Accordingly, the aggregate fair value of the consideration paid by Gammon Gold in connection with the merger will be allocated to CGC’s net assets based on their fair values as of the completion of the merger. The excess of the total purchase consideration over the fair value of the identifiable net assets acquired will be allocated to goodwill. The purchase price allocation is subject to refinement as Gammon Gold completes the valuation of the assets acquired and liabilities assumed. The results of operations of CGC will be included in Gammon Gold’s consolidated results of operations only for periods subsequent to the completion of the merger.

Regulatory Matters Related to the Merger and Stock Exchange Listings

To complete the merger, we need to obtain approvals or consents from, or make filings with, a number of U.S. federal regulatory authorities as well as regulatory authorities in Canada and Mexico. These approvals and filings are described below.

HSR Act

Under the HSR Act and the rules promulgated thereunder, Gammon Gold and CGC cannot complete the merger until they notify and furnish information to the Federal Trade Commission and the Antitrust Division and satisfy a specified waiting period requirement. Gammon Gold and CGC filed the notification and report forms under the HSR Act with the Federal Trade Commission and the Antitrust Division on October 25, 2010 and received early termination of the waiting period on November 5, 2010.

Under the merger agreement, both Gammon Gold and CGC each agreed to use commercially reasonable efforts to promptly prepare and file all necessary documentation, including notification and report forms required under the HSR Act, necessary or advisable to consummate the merger. Notwithstanding that agreement, the merger agreement does not require Gammon Gold or CGC to enter into any settlement or other agreement with any governmental authority in connection with the merger or to divest or take any other action with respect to any subsidiaries of Gammon Gold or CGC or with respect to the businesses, assets or properties of affiliates of Gammon Gold or CGC.

Foreign Filings

Under applicable Mexican antitrust laws, Gammon Gold and CGC cannot complete the merger until they receive the approval of the Comisión Federal de Competencia Económica, or the Mexican Antitrust Commission. On December 3, 2010, Gammon Gold and CGC submitted an application to the Mexican Antitrust Commission. In early January 2011, Gammon Gold and CGC filed a response to the questions that have been posed by the Mexican Antitrust Commission.

While Gammon Gold and CGC have no reason to believe it will not be possible to obtain these regulatory approvals in a timely manner and without the imposition of burdensome conditions, there is no certainty that these approvals will be obtained within the period of time contemplated by the merger agreement or on conditions that would not be detrimental.

Under the merger agreement, both Gammon Gold and CGC have each agreed to use commercially reasonable efforts to promptly prepare and file all necessary documentation, including notification and report forms required under the Mexican antitrust laws, necessary or advisable to consummate the merger. However, the merger agreement does not require Gammon Gold or CGC to enter into any settlement or other agreement with any governmental authority in connection with the merger or to divest or take any other action with respect to any subsidiaries of Gammon Gold or CGC or with respect to the businesses, assets or properties of affiliates of Gammon Gold or CGC.

Canadian Securities Law Matters

CGC is a reporting issuer in Ontario, Canada and is, among other things, subject to “Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions,” or MI 61-101, adopted by the Ontario Securities Commission and Autorité des marchés financiers in Quebec. MI 61-101 is intended to regulate certain transactions to ensure equality of treatment among stockholders. The merger is subject to the minority approval requirements of MI 61-101, and as a result, in addition to any other required stockholder approval, the merger must be approved by not less than a majority of the votes cast by “minority” stockholders of each class of affected stock present in person or represented by proxy at the special meeting and entitled to vote on the matter. In relation to the merger, the “minority” stockholders are all CGC stockholders other than certain directors and executive officers of CGC who are entitled to receive change of control payments in connection with the merger. Colin Sutherland, Chris Chipman and Scott Hazlitt are executive officers of CGC entitled to receive change of control payments in connection with the merger. As of the record date, these directors and executive officers of CGC collectively held 428,746 shares of the then-outstanding CGC common stock, or less than 1% of the shares entitled to vote at the special meeting. See “Proposal 1: The Merger — Interests of CGC’s Directors and Executive Officers in the Merger.”

Stock Exchange Listings

Gammon Gold is obligated under the merger agreement to cause the Gammon Gold common shares issuable in the merger to be approved for listing on the TSX and the NYSE, subject to official notice of issuance, prior to the completion of the merger. In addition, it is a condition to the completion of the merger that these shares be approved for listing on the TSX and the NYSE. CGC common stock will be delisted from the NYSE Amex and the TSX promptly following consummation of the merger.

Merger Fees, Costs and Expenses

All expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses, except that CGC and Gammon Gold will share equally the costs and expenses incurred in connection with the filing, printing and mailing of this proxy statement/prospectus and the registration statement of which this proxy statement/prospectus forms a part and costs and expenses incurred in connection with applications, notices and other filings with regulatory authorities. In addition, Gammon Gold will pay the cost of engaging the proxy solicitor, Laurel Hill Advisory Group, to solicit proxies from CGC stockholders.

Procedures for Exchange of CGC Stock Certificates

At or prior to the completion of the merger, Gammon Gold will cause to be deposited with an exchange agent appointed by Gammon Gold, subject to the approval of CGC, which shall not be unreasonably withheld, an estimated amount of cash sufficient to pay the cash portion of the merger consideration and cash in lieu of any fractional shares that would otherwise be issued in the merger, and certificates, or evidence of shares in book-entry form, representing the Gammon Gold common shares to be issued as part of the merger consideration.

As soon as reasonably practicable after the completion of the merger, and in no event more than five business days thereafter, the exchange agent will mail to each record holder of CGC common stock a form of letter of transmittal and instructions for use in effecting the surrender of the CGC stock certificates in exchange for the stock consideration. Upon proper surrender of a CGC stock certificate for exchange and cancellation to the exchange agent, together with a letter of transmittal and such other documents as may be specified in the instructions, the holder of the CGC stock certificate will be entitled to receive the stock consideration. With respect to the stock consideration consisting of Gammon Gold common shares, holders of CGC stock certificates will receive evidence of such shares in book-entry form.

CGC stock certificates may be exchanged for the merger consideration with the exchange agent for up to twelve months after the completion of the merger. At the end of that period, any evidence of shares in book-entry form and cash may at Gammon Gold’s option be returned to Gammon Gold, and in such case, any holders of CGC stock certificates that have not exchanged their stock certificates would then be entitled to look only to Gammon Gold for the portion of the merger consideration to be paid by Gammon Gold.

Until you exchange your CGC stock certificates for merger consideration, you will not receive any dividends or other distributions in respect of any Gammon Gold common shares which you may be entitled to receive in connection with that exchange.

Once you exchange your CGC stock certificates for the merger consideration, you will receive, without interest, any dividends or distributions with a record date after the completion of the merger and payable with respect to the Gammon Gold common shares, if any, that you are entitled to receive.

If your CGC stock certificate has been lost, stolen or destroyed, you may receive the merger consideration upon the making of an affidavit of that fact. You may be required to post a bond in a reasonable amount as an indemnity against any claim that may be made with respect to the lost, stolen or destroyed CGC stock certificate.

Treatment of CGC Warrants, CGC Options and Other Equity-Based Awards

CGC Warrants

As of the effective time of the merger, each outstanding warrant to purchase CGC common stock will be assumed (subject to approval by the TSX and the NYSE) by Gammon Gold and will thereafter be exercisable to purchase a number of Gammon Gold common shares equal to the product of the number of shares of CGC common stock underlying such warrant immediately prior to the completion of the merger multiplied by a fraction, the numerator of which is equal to the per share merger consideration (valuing the stock consideration portion based on the average of the closing sales prices of Gammon Gold common shares (in U.S. dollars) on the NYSE for each of the five trading days immediately prior to the effective time of the merger) and the denominator of which is the average of the closing sales prices of Gammon Gold common shares (in U.S. dollars) on the NYSE for each of the five trading days immediately prior to the effective time of the merger (rounded down to the nearest whole share). This fraction is referred to in this proxy statement/prospectus as the “conversion number.” The exercise price for each outstanding warrant will be adjusted to equal the exercise price per share of CGC common stock issuable upon exercise of the warrant immediately prior to the completion of the merger divided by the conversion number (rounded up to the nearest whole cent). Each warrant option will be assumed by Gammon Gold in accordance with its existing terms.

CGC Stock Options

As of the effective time of the merger, each outstanding option to acquire CGC common stock will be assumed (subject to approval by the TSX and the NYSE) by Gammon Gold and converted into an option to purchase a number of shares of Gammon Gold common shares equal to the number of shares of CGC common stock subject to such CGC stock option immediately prior to the closing of the merger multiplied by the conversion number. The exercise price for each outstanding option will be adjusted to equal the exercise price per share of CGC common stock at which such option was exercisable immediately prior to the completion of the merger divided by the conversion number (rounded up to the nearest whole cent). Each option will be assumed by Gammon Gold in accordance with its existing terms, except that it will be amended to provide that, following termination of employment, the option can be exercised until the earlier of 180 days from the date of such termination and the date of the expiration of the original option term and the exercise price and the number of Gammon Gold common shares exercisable pursuant to the assumed stock options shall be subject to such adjustments as may be necessary for the foregoing conversion to satisfy the requirements of Sections 409A, 422 and 424 of the Code and Treasury Regulations thereunder.

CGC Restricted Stock

Immediately prior to the effective time of the merger, each outstanding restricted share of CGC common stock issued under CGC’s equity-based compensation plan will become fully vested, subject to applicable income and employment withholding taxes.

Appraisal Rights

Pursuant to Section 262 of the DGCL, referred to as Section 262, holders of shares of CGC common stock who do not wish to accept the merger consideration may dissent from the merger and elect to have the fair value of their shares of CGC common stock (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid in cash, together with a fair rate of interest, if any. A CGC stockholder may exercise these appraisal rights only by complying strictly with Section 262.

The following is a brief summary of the statutory procedures to be followed by holders of CGC common stock in order to dissent from the merger and perfect appraisal rights under the DGCL. This summary is not intended to be complete, and is qualified in its entirety by reference to the full text of Section 262, the text of which is included as Annex D to this proxy statement/prospectus.

Any holder of CGC common stock seeking to exercise its right to dissent from the merger and demand appraisal of its shares of CGC common stock, or wishing to preserve its right to do so, should review carefully Section 262 and is urged to consult a legal advisor.

All references in Section 262 and in this summary to a “stockholder” are to the record holder of shares of CGC common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of CGC common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly the steps summarized below and in a timely manner to perfect appraisal rights.

Under Section 262, if a proposed merger is to be submitted for adoption at a meeting of stockholders, as in the case of CGC’s special meeting, CGC must, not less than 20 days prior to the special meeting, notify each of its stockholders entitled to appraisal rights that these appraisal rights are available and include in the notice a copy of Section 262. This proxy statement/prospectus constitutes such notice to the CGC stockholders and Section 262 is included as Annex D to this proxy statement/prospectus.

A CGC stockholder wishing to exercise the right to demand appraisal under Section 262 must satisfy each of the following conditions. The stockholder must:

•

deliver a written demand for appraisal of its shares to CGC before the taking of the vote with respect to the merger agreement at the special meeting. This demand will be sufficient if it reasonably informs CGC of the stockholder’s identity and that the stockholder intends thereby to demand the appraisal of its shares. A proxy or vote against the merger will not constitute such a demand. The written demand for appraisal must be in addition to and separate from any proxy the stockholder delivers or vote the stockholder casts in person;

•

not vote in favor of the proposal to approve and adopt the plan of merger contained in the merger agreement (voting against, abstaining from voting or not voting at all will satisfy this requirement). A vote in favor of the proposal to approve and adopt the plan of merger contained in the merger agreement, in person or by proxy, or the return of a signed proxy that does not contain voting instructions will, unless revoked, constitute a waiver of the stockholder’s appraisal rights and will nullify any previously filed written demand for appraisal; and

•	continue to hold its shares of CGC common stock from the date of making the demand through merger completion.

All written demands for appraisal should be mailed or delivered to:

Capital Gold Corporation

76 Beaver Street, 14th Floor

New York, New York 10005

Attn.: Secretary

To be effective, a demand for appraisal rights must be executed by or for the stockholder of record who held such shares of CGC common stock on the date of making the demand and who continuously holds such shares through the merger completion date, fully and correctly, as such stockholder’s name appears on the stock certificates.

If the shares of CGC common stock are owned of record by a person in a fiduciary capacity, such as a trustee, guardian or custodian, the demand should be executed in that capacity. If the shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all of the owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder, such as a broker, who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising these rights with respect to the shares held for one or more other beneficial owners. In that case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned the demand will be presumed to cover all shares held in the name of the record owner.

Stockholders who hold their shares of CGC common stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine appropriate procedures for making a demand for appraisal.

Within 10 days after the date the merger is completed, CGC will give written notice that the merger has become effective to each stockholder who satisfied the requirements of Section 262 and has not voted in favor of adopting the merger agreement.

Within 120 days after the date the merger is completed, CGC or any stockholder who has complied with Section 262 and who is otherwise entitled to appraisal rights, may file a petition in the Delaware Court of Chancery, referred to as the Court of Chancery, demanding a determination of the value of CGC common stock held by all the dissenting stockholders entitled to appraisal rights. Any dissenting stockholder desiring to file a petition is advised to file on a timely basis unless the dissenting stockholder receives notice that another stockholder of CGC has already filed a petition. The failure to file a petition timely could nullify any previous written demand for appraisal. Notwithstanding the foregoing, at any time within 60 days after the date the merger is completed, any stockholder shall have the right to withdraw its demand for appraisal and to accept the merger consideration. Any attempt to withdraw made more than 60 days after the effectiveness of the merger will require the written approval of CGC and no appraisal proceeding before the Court of Chancery as to any stockholder will be dismissed without the approval of the Court of Chancery, which approval may be conditioned upon any terms the Court of Chancery deems just. If CGC does not approve a stockholder’s request to withdraw a demand for appraisal when the approval is required or if the Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding. This value could be higher or lower than, or the same as, the value of the merger consideration.

Within 120 days after the date the merger is completed, any stockholder who has complied with Section 262 to that point in time shall be entitled to receive from CGC, upon written request, a statement setting forth the aggregate number of shares of CGC common stock not voted in favor of adopting the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Each written statement shall be mailed within 10 days after the stockholder’s written request for such statement is received by CGC or within 10 days after expiration of the period for delivery of demands for appraisal under Section 262, whichever is later.

If a petition for appraisal is duly filed by a stockholder and a copy thereof is delivered to CGC, it shall, within 20 days, file with the office of the Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreement as to the value of their shares has not been reached by CGC. After notice to stockholders, the Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights. The Court of Chancery may require the stockholders who demanded appraisal for their shares and who hold stock represented by certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with such direction, the Court of Chancery may dismiss the proceedings as to such stockholder.

After determining which stockholders are entitled to an appraisal, the Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value and, if applicable, a fair rate of interest, the Court of Chancery is to take into account all relevant factors, including the rate of interest which CGC would have had to pay to borrow money during the pendency of the proceeding.

The Court of Chancery will direct the payment of the fair value of the shares, together with interest, if any, by CGC to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct.

The costs of the proceedings may be determined by the Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable in the circumstances. However, costs do not include attorneys’ or expert witness fees. Upon application of a stockholder, the Court of Chancery may order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding be charged pro rata against the value of all of the shares entitled to appraisal. These expenses may include, without limitation, reasonable attorneys’ fees and the fees and expenses of experts.

Failure to strictly follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of appraisal rights, in which event dissenting CGC stockholders will be entitled to receive the merger consideration with respect to their dissenting shares. In view of the complexity of the provisions of Section 262, any stockholder considering exercising its appraisal rights under Section 262 is urged to consult its own legal advisor.

Resale of Gammon Gold Common Shares

U.S. Resale Requirements

The Gammon Gold common shares issued under the terms of the merger agreement will not be subject to any restrictions on transfer arising under the Securities Act, unless you are an “affiliate” (as defined in the Securities Act) of Gammon Gold upon completion of the merger. Persons who may be deemed to be “affiliates” of Gammon Gold upon completion of the merger generally include individuals or entities that control, are controlled by, or are under common control with, Gammon Gold. “Affiliates” of CGC may no longer be subject to trade restrictions, provided they are not deemed affiliates of Gammon Gold following the merger. If you are deemed an affiliate of Gammon Gold you will be required to comply with the applicable restrictions of Rule 144 under the Securities Act in order to trade the common shares of Gammon Gold you receive in connection with the merger.

Gammon Gold’s Registration Statement on Form F-4, of which this proxy statement/prospectus forms a part, does not cover the resale of common shares of Gammon Gold to be received in connection with the merger by persons who may be deemed to be affiliates of Gammon Gold upon completion of the merger.

Canadian Resale Restrictions

The Gammon Gold common shares issued under the terms of the merger agreement will not be subject to any restrictions on transfer under applicable Canadian securities law. To the extent Canadian securities laws apply, however, the first trade in the Gammon Gold common shares comprising the merger consideration must be made in accordance with conditions contained in applicable securities laws, including that such trade is not a control distribution, that no unusual effort is made to prepare the market or to create a demand for such shares and that no extraordinary commission or consideration is paid in respect of the trade. In addition, when selling the Gammon Gold common shares, holders who engage in the business of trading in securities, or hold themselves out as engaging in the business of trading in securities may also be subject to Canadian dealer registration requirements. If a holder requires advice on the application of Canadian securities laws to the trade of Gammon Gold common shares, the holder should consult its own legal advisor.

Interests of Gammon Gold’s Directors and Executive Officers in the Merger

CGC will propose one or more nominees to become a director of Gammon Gold upon completion of the merger. In accordance with Gammon Gold’s policies for selecting and nominating persons to serve as a member of its board of directors, the directors of Gammon Gold will select one of CGC’s nominees for appointment or election as a director of Gammon Gold. At each of Gammon Gold’s annual shareholder meetings in 2011 and 2012, the CGC nominee will, if deemed advisable by the nominating and corporate governance committee comprised of Gammon Gold directors, be nominated for election as a director of Gammon Gold.

Board of Directors and Executive Officers of Gammon Gold After the Merger; Operations Following the Merger

Following the merger, all of the existing directors of Gammon Gold will remain in place. Gammon Gold will add to its board of directors one director from a list of nominees provided by CGC. Gammon Gold does not expect that CGC will maintain its offices in New York, New York, Halifax, Nova Scotia or Philadelphia, Pennsylvania after it completes the integration of CGC.

Gammon Gold does not expect to materially alter its operations, corporate governance practices, management and director compensation practices, business practices or strategies as a result of the merger. Other than changes that may be made as a result of the optimization of operations at the El Chanate mine, including the potential switch from contract mining to owner mining, or the development of the Orion project, Gammon Gold does not anticipate that it will make material and adverse alterations to the operations, business practices or strategies of CGC’s Mexican business following the merger.

Litigation Related to the Merger

Subsequent to the announcement of the merger, thirteen putative shareholder class action complaints were filed challenging the transaction. Six complaints were filed in the Supreme Court of the State of New York, New York County, the New York Actions, six were filed in the Delaware Court of Chancery, the Delaware Actions, and one was filed in the United States District Court for the Southern District of New York.

The New York complaints captioned Jenkins v. Capital Gold Corp., et al., Index No. 651651/2010; Schroeder v. Capital Gold Corp., et al., Index No. 651652/2010; Leone v. Capital Gold Corp., et al., Index No. 651690/2010; and Bromberg v. Capital Gold Corp., et al., Index No. 651904/2010 name as defendants the directors of CGC, as well as CGC and Gammon Gold. The New York complaint captioned Kramer v. Capital Gold Corp., et al., Index No. 651678/2010, names as defendants the directors of CGC, CGC’s Chief Financial Officer and Secretary as well as CGC and Gammon Gold. The New York complaint captioned Stanford v. Cooper, et al., Index No. 651827/2010, names as defendants the directors of CGC, as well as CGC, Gammon Gold and Capital Gold AcquireCo, Inc., Gammon Gold’s wholly-owned subsidiary. The New York plaintiffs allege generally that the CGC officers and directors breached their fiduciary duties to CGC stockholders by agreeing to an unfair price and an inappropriate sale process, and that the individual defendants agreed to the merger to benefit themselves personally at the expense of stockholder interests. The Kramer and Stanford complaints allege in addition that the proposed transaction involves unreasonable deal protection devices, including a non-solicitation agreement, matching rights, and an unreasonable termination fee. The New York

Actions further claim that CGC and Gammon Gold aided and abetted the purported breaches of fiduciary duties. The New York Actions seek injunctive relief, including enjoining the transaction and rescinding all agreements made in anticipation of the transaction or awarding the plaintiffs and the purported class rescissory damages. The New York Actions additionally seek attorneys’ and other fees and costs, in addition to seeking other relief. Plaintiffs in the New York Actions filed a motion to consolidate and the New York Supreme Court, New York County, has scheduled a hearing for February 15, 2011.

The Delaware complaints captioned Boehm v. Capital Gold Corp., et al. Case No. 5887-VCL; and Wood v. Capital Gold Corp., et al., Case No. 5920-VCN, name as defendants the directors of CGC, as well as CGC, Gammon Gold, and Capital Gold AcquireCo, Inc. The Delaware complaint captioned Pait v. Sutherland, et al., Case No. 5899-VCN, names as defendants the directors of CGC and Gammon Gold. The Delaware complaints captioned Reggio v. Capital Gold Corp., et al., Case No. 5939-VCS, Blumenthal v. Capital Gold Corp., Case No. 5940-VCS, and McClure v. Capital Gold Corp., et al., Case No. 5945-VCS, name as defendants CGC and its directors, as well as Gammon Gold. The Delaware Actions allege generally that the CGC directors breached their fiduciary duties to CGC’s stockholders by agreeing to an unfair price, an inappropriate sale process, and unreasonable deal protection devices, including a non-solicitation agreement, matching rights, an unreasonable termination fee, and an impermissible director voting agreement. The Boehm, Wood, Reggio, Blumenthal and McClure complaints further claim that CGC, Gammon Gold, and/or Capital Gold AcquireCo, Inc. aided and abetted the purported breaches of fiduciary duties. The Delaware Actions seek injunctive relief, including enjoining the transaction, rescinding all agreements made in anticipation of the transaction or awarding the plaintiff and the purported class rescissory damages, and directing the individual defendants to account to the plaintiff and the purported class upon any damages suffered as a result of individual defendant wrongdoing. The Delaware Actions also seek attorneys’ and other fees and costs, in addition to seeking other relief.

On November 12, 2010, the Delaware Court of Chancery entered an Order of Consolidation and a Stipulation and Scheduling Order, in which the court, among other items, consolidated the Delaware Actions, except for Boehm, which had been withdrawn, and set a schedule for expedited discovery. On November 16, 2010, plaintiffs in the Delaware Actions filed an amended and consolidated class action complaint in the Delaware Court of Chancery. The defendants’ answer to the amended and consolidated class action complaint was filed with the Delaware Court of Chancery on December 6, 2010. Plaintiffs in the Delaware Actions filed a motion for preliminary injunction and the Delaware Court of Chancery has scheduled a hearing for March 14, 2011.

The complaint filed in the United States District Court for the Southern District of New York, captioned Boehm v. Capital Gold, et al., 10-CIV-8818 (RMB), names as defendants CGC and its directors, as well as Gammon Gold and Capital Gold AcquireCo. The complaint alleges that CGC and its directors violated the proxy rules by issuing a registration statement containing material misleading statements and omissions. The complaint also asks the court to exercise its jurisdiction over putative class action claims under Delaware law against CGC and its directors for breach of fiduciary duty and against CGC, Gammon Gold and Capital Gold AcquireCo for aiding and abetting the breach of fiduciary duty. The basis for all claims and request for relief are substantially identical to those in the amended and consolidated class action complaint filed in Delaware.

The defendants believe the Delaware Actions and the New York Actions lack merit and will contest them vigorously.

Delisting and Deregistration of CGC Common Stock

If the merger is completed, CGC common stock will be delisted from the NYSE Amex and the TSX and deregistered under the Exchange Act and CGC will no longer file periodic reports with the SEC with respect to CGC common stock. An application will be filed with the securities regulatory authorities in the relevant Canadian jurisdictions so that CGC will cease to be a “reporting issuer” in those Canadian jurisdictions and CGC will no longer file periodic reports or other documents required under applicable securities laws in Canada.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the anticipated material U.S. federal income tax considerations to holders of CGC common stock. This discussion is based on the Code, Treasury Regulations, judicial authorities, published positions of the IRS, and other applicable authorities, all as currently in effect and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to U.S. Holders (as defined below) and Non-U.S. Holders (as defined below) that hold their shares of CGC common stock (or Gammon Gold common shares, where applicable) as capital assets for U.S. federal income tax purposes (generally, assets held for investment). This discussion does not purport to address all of the tax consequences that may be relevant to a particular CGC stockholder or to CGC stockholders that are subject to special treatment under U.S. federal income tax laws, such as:

•	financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	S-corporations or other pass-through entities;

•	dealers in securities or currencies;

•	persons whose functional currency is not the U.S. dollar;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons that hold CGC common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	U.S. Holders who acquired their shares of CGC common stock through the exercise of an employee stock option or otherwise as compensation; and

•	U.S. Holders who actually or constructively own five percent or more of the total combined voting power of Gammon Gold voting securities.

This discussion does not address the tax consequences of the merger under state, local or foreign tax laws. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

Holders of CGC common stock should consult with their own tax advisors as to the tax consequences of the merger in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

For purposes of this section, the term “U.S. Holder” means a beneficial owner of CGC common stock (or Gammon Gold common shares, where applicable) that for U.S. federal income tax purposes is:

•	a citizen or resident of the U.S.;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or any state or the District of Columbia;

•	an estate that is subject to U.S. federal income tax on its income regardless of its source; or

•

a trust, the substantial decisions of which are controlled by one or more U.S. persons and which is subject to the primary supervision of a U.S. court, or a trust that validly has elected under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

For purposes of this section, the term “Non-U.S. Holder” means a person who is a beneficial owner of CGC common stock (or Gammon Gold common shares, where applicable) that is not a U.S. Holder.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds CGC common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisers about the tax consequences of the merger to them.

Tax Consequences of the Merger Generally

Gammon Gold and CGC intend the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and the merger has been structured consistent with such intent. However, neither Gammon Gold nor CGC has requested an opinion of counsel to this effect, and neither Gammon Gold nor CGC intends to request any ruling from the IRS as to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below.

If the merger qualifies as a reorganization, no gain or loss will be recognized by Gammon Gold or CGC. Assuming the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, the following material U.S. federal income tax consequences will result from the merger. If the merger does not qualify as a reorganization please see the consequences described under the heading “— Failure to Qualify as a Reorganization,” below.

Fractional Shares

If a U.S. Holder receives cash in lieu of a fractional Gammon Gold common share, subject to the discussion below regarding possible dividend treatment, the holder generally will recognize capital gain or loss equal to the difference between the cash received in lieu of such fractional Gammon Gold common share and the portion of its adjusted tax basis in CGC common stock surrendered that is allocable to such fractional Gammon Gold common share. The capital gain or loss will be long-term capital gain or loss if the holding period for the CGC common stock exchanged for cash in lieu of the fractional Gammon Gold common share is more than one year as of the date of the merger.

Exchange of CGC Common Stock for Combination of Gammon Gold Common Shares and Cash

Subject to the application of Section 367 of the Code and the rules applicable to 5% U.S. Holders (as defined below), for a U.S. Holder who exchanges shares of CGC common stock for a combination of Gammon Gold common shares and cash, gain (but not loss) may be recognized. The amount of such recognized gain, if any, will be equal to the lesser of (i) the excess, if any, of the amount of cash plus the fair market value of any Gammon Gold common shares received in the merger, over such U.S. Holder’s tax basis in the shares of CGC common stock surrendered by the U.S. Holder in the merger, or (ii) the amount of cash received in the merger. For a U.S. Holder who acquired different blocks of CGC common stock at different times and at different prices, realized gain or loss generally must be calculated separately for each identifiable block of shares exchanged in the merger, and a loss realized on the exchange of one block of shares cannot be used to offset a gain realized on the exchange of another block of shares. If a U.S. Holder has differing bases or holding periods in respect of CGC common stock, the U.S. Holder should consult its tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular Gammon Gold common shares received in the merger.

In some cases, such as if the U.S. Holder actually or constructively owns Gammon Gold common shares immediately before the merger, such gain could be treated as having the effect of the distribution of a dividend, under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income.

These rules are complex and dependent upon the specific factual circumstances particular to each U.S. Holder. Consequently, each U.S. Holder that may be subject to those rules should consult its tax advisor as to the application of these rules to the particular facts relevant to such U.S. Holder.

Treatment of 5% U.S. Holders

Special rules apply with respect to U.S. Holders that are “5% U.S. Holders,” including additional requirements in order for such 5% U.S. Holders to qualify for the tax treatment described in “— Exchange of CGC Common Stock for Combination of Gammon Gold Common Shares and Cash,” above. A 5% U.S. Holder for this purpose is any U.S. Holder that directly or indirectly owns at least five percent of either the total voting power or the total value of Gammon Gold common shares immediately after the merger. Any U.S. Holder that may be a 5% U.S. Holder should consult its tax advisor as to the application of these rules in its particular circumstances.

Application of Section 367 of the Code

Section 367(a) of the Code and the applicable Treasury Regulations thereunder provide that where a U.S. shareholder exchanges stock in a U.S. corporation for stock in a non-U.S. corporation in a transaction that would otherwise constitute a nonrecognition transaction, the U.S. shareholder is required to recognize gain, but not loss, realized on such exchange unless certain requirements are met. While Gammon Gold and CGC generally expect such requirements to be met, one such requirement is that the value of Gammon Gold equal or exceed the value of CGC as of the closing date of the merger. Whether this requirement is met cannot be known until the closing date of the merger.

If the value of Gammon Gold equals or exceeds that of CGC as of the closing date of the merger, the U.S. federal income tax treatment of the merger to U.S. Holders will be as described in the preceding paragraphs of this discussion. Alternatively, if as of the closing date the value of CGC exceeds that of Gammon Gold or if the remaining requirements of Code Section 367(a) are not met, a U.S. Holder of CGC common stock would recognize gain (but not loss) in an amount equal to the excess, if any, of the amount of cash plus the fair market value as of the closing date of the merger of any Gammon Gold common shares received in the merger, over such U.S. Holder’s tax basis in the shares of CGC common stock surrendered by the U.S. Holder in the merger. Any gain so recognized would generally be long-term capital gain if the U.S. Holder has held the CGC common stock for more than one year at the time the merger is completed.

For a U.S. Holder who acquired different blocks of CGC common stock at different times and at different prices, realized gain or loss generally must be calculated separately for each identifiable block of shares exchanged in the merger, and a loss realized (but not recognized) on the exchange of one block of shares cannot be used to offset a gain realized on the exchange of another block of shares. If a U.S. Holder has differing bases or holding periods in respect of CGC common stock, the U.S. Holder should consult its tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular Gammon Gold common shares received in the merger.

Treatment of Non-U.S. Holders who Exchange CGC Common Stock in the Merger

For a Non-U.S. Holder who exchanges its CGC common stock in the merger, its tax consequences, including the computation of capital gain or loss, will generally be determined in the same manner as that of a U.S. Holder, except as otherwise described below.

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain recognized with respect to the merger unless (i) such gain is effectively connected with a trade or business of the Non-U.S. Holder in the U.S. (and, if certain income tax treaties apply, is attributable to a permanent establishment), (ii) CGC is a U.S. real property holding corporation (as defined below) at any time within the shorter of the five-year period ending on the date on which the merger is consummated or such Non-U.S. Holder’s holding period in its CGC common stock or (iii) the Non-U.S. Holder is an individual who is present in the U.S. for a period or periods aggregating 183 or more days in the taxable year of the exchange and certain other conditions are met. In such cases, a Non-U.S. Holder will generally be subject to U.S. federal income tax on such gain in the same manner as a U.S. Holder. In addition, a Non-U.S. Holder that is a corporation may be subject to a branch profits tax equal to 30% (or a lesser rate under an applicable income tax treaty) on such effectively connected income (other than income that is effectively connected income solely by virtue of clause (ii), above).

Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its U.S. real property interests, as defined in the Code and applicable Treasury Regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. CGC does not believe that it is or has been a U.S. real property holding corporation within the last five years and does not expect to become a U.S. real property holding corporation prior to the date of closing the merger.

In addition, if a Non-U.S. Holder receives a cash payment in the merger in exchange for some or all of its CGC common stock that, as discussed above, has the effect of a distribution of a dividend for U.S. federal income tax purposes, then such cash payment may be subject to 30% withholding unless (i) such Non-U.S. Holder is eligible for a reduced rate of withholding with respect to dividend income under an applicable income tax treaty or (ii) amounts paid to the Non-U.S. Holder in the merger are effectively connected with the conduct of a U.S. trade or business. If amounts paid to the Non-U.S. Holder in the merger have the effect of a distribution of a dividend for U.S. federal income tax purposes and are effectively connected with the conduct of a U.S. trade or business, no such withholding will be required and such amounts will be taxed at the same graduated rates applicable to U.S. Holders, net of certain deductions and credits. In general, a Non-U.S. Holder must furnish an IRS Form W-8BEN or IRS Form W-8ECI in order to establish its eligibility for any of the foregoing exemptions or rate reductions.

The rules relating to Non-U.S. Holders are complex and dependent on the specific factual circumstances particular to each Non-U.S. Holder. Consequently, each Non-U.S. Holder should consult its tax advisor as to the U.S. federal income tax consequences relevant to such Non-U.S. Holder.

Treatment of Dissenters

The tax consequences to a CGC stockholder who exercises dissenters’ rights with respect to such shares and receives payment for its CGC common stock in cash generally will not depend on the qualification of the merger as a reorganization for federal income tax purposes. A U.S. Holder that receives cash pursuant to the exercise of dissenters’ rights generally will recognize a capital gain or loss for federal income tax purposes, measured by the difference between the holder’s basis in such shares and the amount of cash received (other than the amount of cash received, if any, that is or is deemed to be interest for federal income tax purposes, which will be taxed as ordinary income). The deductibility of capital losses is subject to limitations.

If a Non-U.S. Holder receives cash pursuant to the exercise of dissenters’ rights, then, subject to the exceptions described above in the second paragraph under the heading “— Treatment of Non-U.S. Holders Who Exchange CGC Common Stock in the Merger,” that Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain recognized.

Tax Basis and Holding Period

A U.S. Holder’s aggregate tax basis in the Gammon Gold common shares received in the merger will equal its aggregate tax basis in the CGC common stock surrendered in the merger, increased by the amount of taxable gain or dividend income, if any, recognized in the merger, and decreased by the amount of cash, if any, received in the merger. The holding period for the shares of Gammon Gold common shares received in the merger generally will include the holding period for the CGC common stock exchanged therefor. However, if a U.S. Holder recognizes gain under Section 367 of the Code with respect to the merger, the U.S. Holder’s holding period for the Gammon Gold common shares that such holder receives will begin on the closing date of the merger.

Information Reporting and Backup Withholding

Cash payments received in the merger by a CGC stockholder may, under certain circumstances, be subject to information reporting and backup withholding at a rate of 28% of the cash payable to the holder, unless the holder provides proof of an applicable exemption or furnishes its taxpayer identification number (in the case of individuals, their social security number) or provides a certification of foreign status on IRS Form W-8BEN or other appropriate form, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the CGC stockholder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Other Reporting Requirements

A CGC stockholder who receives Gammon Gold common shares as a result of the merger will be required to retain records pertaining to the merger. Each holder of CGC common stock who is required to file a U.S. tax return and who is a “significant holder” that receives Gammon Gold common shares in the merger will be required to file a statement with the stockholder’s U.S. federal income tax return setting forth such holder’s basis in the CGC common stock surrendered and the fair market value of the Gammon Gold common shares and cash, if any, received in the merger. A “significant holder” is a CGC stockholder who, immediately before the merger, owned at least 5% of the outstanding stock of CGC.

Failure to Qualify as a Reorganization

If the merger is not treated as a “reorganization” within the meaning of Section 368(a) of the Code, then (i) each holder of CGC common stock will recognize gain or loss equal to the difference between the sum of the fair market value of the Gammon Gold common shares and the amount of cash received in the merger (including cash received in lieu of fractional Gammon Gold common shares) and its tax basis in the CGC shares surrendered in exchange therefor, (ii) each U.S. Holder generally will be subject to U.S. federal income tax on such recognized gain, and (iii) subject to the exceptions described above in the second paragraph under the heading “— Treatment of Non-U.S. Holders who Exchange CGC Common Stock in the Merger,” Non-U.S. Holders generally will not be subject to U.S. federal income tax on any gain recognized.

Material Consequences to U.S. Holders of Owning Gammon Gold Shares Received in the Merger

Distributions

In general, for U.S. federal income tax purposes, the gross amount of any distribution (other than certain distributions, if any, of shares distributed to all shareholders of Gammon Gold) made to you with respect to shares of Gammon Gold, including the amount of any Canadian taxes withheld from the distribution, will constitute dividends to the extent of Gammon Gold’s current and accumulated earnings and profits (as determined under U.S. federal income tax principles).

Non-corporate U.S. Holders generally will be taxed on such distributions at the lower rates applicable to long-term capital gains (e.g., gains from the sale of capital assets held for more than one year) with respect to distributions received on or before January 1, 2011, provided that the U.S. Holder meets certain holding period and other requirements and provided that such distributions constitute “qualified dividends” for U.S. federal income tax purposes. Distributions treated as dividends will not be treated as “qualified dividends” if Gammon

Gold were to be treated as a “passive foreign investment company”, or a PFIC, for U.S. federal income tax purposes in the year that the dividend is paid or in the year prior to the year that the dividend is paid. Based on certain estimates of its gross income and gross assets and the nature of its business, Gammon Gold believes that it will not be classified as a PFIC for the taxable year ending December 31, 2010. Gammon Gold’s status in future years will depend on its assets and activities in those years. Gammon Gold has no reason to believe that its assets or activities will change in a manner that would cause it to be classified as a PFIC. However, as PFIC status is a factual matter that must be determined annually at the close of each taxable year, there can be no certainty regarding Gammon Gold’s PFIC status in any particular year until the end of that year. U.S. Holders are urged to consult their own tax advisors regarding the availability to them of the reduced dividend rate in light of their own particular circumstances and the consequences to them if Gammon Gold were to be treated as a PFIC with respect to any taxable year.

Dividends paid to corporate U.S. Holders will not be eligible for the dividends received deduction generally allowed to corporate U.S. Holders.

If you are a U.S. Holder and distributions with respect to shares exceed Gammon Gold’s current and accumulated earnings and profits as determined under U.S. federal income tax principles, then the excess generally would be treated first as a tax-free return of capital to the extent of your adjusted tax basis in the shares. Any amount in excess of the amount of the dividend and the return of capital generally would be treated as capital gain. Gammon Gold does not maintain calculations of its earnings and profits under U.S. federal income tax principles.

If you are a U.S. Holder, then dividends paid in Canadian dollars, including the amount of any Canadian taxes withheld from the dividends, will be included in your gross income in an amount equal to the U.S. dollar value of the Canadian dollars calculated by reference to the spot exchange rate in effect on the day the dividends are includible in income. If dividends paid in Canadian dollars are converted into U.S. dollars on the day they are includible in income, then you generally should not be required to recognize foreign currency gain or loss with respect to the conversion. However, any gains or losses resulting from the conversion of Canadian dollars between the time of the receipt of dividends paid in Canadian dollars and the time the Canadian dollars are converted into U.S. dollars will be treated as ordinary income or loss to you, as the case may be. The amount of any distribution of property other than cash will be the fair market value of the property on the date of distribution.

If you are a U.S. Holder, then you will have a basis in any Canadian dollars received as a refund of Canadian withholding taxes equal to a U.S. dollar amount calculated by reference to the exchange rate in effect on the date of receipt of the dividend on which the tax was withheld.

If you are a U.S. Holder, then dividends received by you with respect to shares will be treated as foreign source income, which may be relevant in calculating your foreign tax credit limitation. Subject to certain conditions and limitations, Canadian tax withheld on dividends may be deducted from your taxable income or credited against your U.S. federal income tax liability. However, to the extent that you would be entitled to a refund of Canadian withholding taxes pursuant to the U.S. — Canada tax treaty, you may not be eligible for a U.S. foreign tax credit with respect to the amount of such withholding taxes which may be refunded, even if you fail to claim the refund. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by Gammon Gold generally will constitute passive income, or, in the case of certain U.S. Holders, financial services income. The rules relating to the determination of the U.S. foreign tax credit are complex, and you should consult your tax advisor to determine whether and to what extent you would be entitled to this credit.

Sale or Exchange of Shares

If you are a U.S. Holder that holds shares as capital assets, then you generally will recognize capital gain or loss for U.S. federal income tax purposes upon a sale or exchange of your shares in an amount equal to the difference between your adjusted tax basis in the shares and the amount realized on their disposition. If you are a non-corporate U.S. Holder, the maximum marginal U.S. federal income tax rate applicable to the gain is generally lower than the maximum marginal U.S. federal income tax rate applicable to ordinary income (other than certain dividends) if your holding period for the shares exceeds one year (e.g., long-term capital gains). If you are a U.S. Holder, then the gain or loss, if any, recognized by you generally will be treated as U.S. source income or loss, as the case may be, for U.S. foreign tax credit purposes.

If you are a U.S. Holder and you receive any foreign currency on the sale of shares, then you may recognize U.S. source ordinary income or loss as a result of currency fluctuations between the date of the sale of the shares and the date the sales proceeds are converted into U.S. dollars.

Backup Withholding and Information Reporting

U.S. backup withholding tax and information reporting requirements generally apply to certain payments to certain non-corporate holders of stock. Information reporting generally will apply to payments of dividends on, and to proceeds from the sale or redemption of, shares made within the U.S. to a holder of shares (other than an exempt recipient, including a corporation, a payee that is not a U.S. Holder that provides an appropriate certification, and certain other persons).

A payor will be required to withhold backup withholding tax from any payments of dividends on, or the proceeds from the sale or redemption of, shares within the U.S. to you, unless you are an exempt recipient, if you fail to furnish your correct taxpayer identification number or otherwise fail to establish an exception from backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the U.S. Internal Revenue Service. The current backup withholding tax rate is 28 percent.

MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The Canadian federal income tax considerations under the Income Tax Act (Canada), or the Tax Act, apply to the disposition of CGC common stock by a CGC stockholder pursuant to the merger agreement. This summary is applicable to a CGC stockholder who, at all relevant times, for the purposes of the Tax Act, deals at arm’s length with, and is not affiliated with, either CGC or Gammon Gold, and holds CGC common stock and will hold Gammon Gold common shares received under the merger agreement as capital property. Generally, CGC common stock and Gammon Gold common shares will be considered to be capital property to a holder provided that the holder does not hold such common shares in the course of carrying on a business of buying and selling securities and has not acquired them in one or more transactions considered to be an adventure in the nature of trade. This summary is not applicable to any holder which is a “specified financial institution” (as defined in the Tax Act), to any holder that is a “financial institution” (as defined in the Tax Act) for the purposes of the “mark-to-market property” rules of the Tax Act, to any holder an interest in which would be a “tax shelter investment” (as defined in the Tax Act), to any holder in respect of which CGC is a “foreign affiliate” (as defined in the Tax Act) or to any holder who has elected to report its Canadian tax results in a currency other than the Canadian currency.

This summary is based on the current provisions of the Tax Act and the regulations thereunder and an understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency, or the CRA. It also takes into account all specific proposals to amend the Tax Act and regulations thereunder publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (“Proposed Amendments”). There is no assurance that any of the Proposed Amendments will be enacted in the form proposed or at all. This summary does not otherwise take into account or anticipate any changes in law or in the administrative policies or assessing practices of the CRA, whether by legislative, governmental or judicial action or decision, nor does it take into account other federal or any provincial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations described in this summary.

This summary is of a general nature only and is not intended to be legal or tax advice to any particular CGC stockholder. CGC stockholders should consult their own tax advisors for advice with respect to the tax consequences of disposing of their CGC common stock pursuant to the merger agreement and of an investment in Gammon Gold common shares, based on their particular circumstances.

For purposes of the Tax Act, all amounts in respect of the acquisition, holding or disposition of CGC common stock and Gammon Gold common shares denominated in a currency other than the Canadian currency must be converted into Canadian dollars using the rate of exchange quoted by the Bank of Canada at noon on the relevant date or such other rate of exchange that is acceptable to CRA.

Shareholders Resident in Canada

The following discussion applies to a shareholder who, at all relevant times, for the purposes of the Tax Act, is resident or is deemed to be resident in Canada, or a Canadian Resident Shareholder. Certain Canadian Resident Shareholders who might not otherwise be considered to hold their Gammon Gold common shares received under the merger agreement as capital property may, in certain circumstances, be entitled to make an irrevocable election permitted by subsection 39(4) of the Tax Act to have the Gammon Gold common shares and every other “Canadian security” (as defined in the Tax Act), owned by such Canadian Resident Shareholder in the taxation year of the election and in all subsequent taxation years deemed to be capital property. Shareholders should consult their own tax advisors as to whether such election is available in their circumstances in respect of Gammon Gold common shares. This election is not available in respect of CGC common stock .

Disposition of CGC Common Stock

A Canadian Resident Shareholder who disposes of CGC common stock pursuant to the merger agreement will receive consideration in the form of 0.5209 Gammon Gold common shares per share of CGC common stock and cash totalling $0.79 per share of CGC common stock and an amount in respect of any fraction of a Gammon Gold common share otherwise receivable. The Canadian Resident Shareholder’s proceeds of disposition of its CGC common stock for Canadian tax purposes will equal the total of the fair market value of the Gammon Gold common shares received and the Canadian dollar equivalent of the cash consideration received. Such Canadian Resident Shareholder will realize a capital gain (or sustain a capital loss) to the extent that the Canadian Resident Shareholder’s total proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of such CGC common stock to the Canadian Resident Shareholder.

Generally, one-half of any capital gain realized by a Canadian Resident Shareholder in a taxation year will be included in computing the Canadian Resident Shareholder’s income for such year (a “taxable capital gain”), and one-half of any capital loss realized by a Canadian Resident Shareholder in a taxation year (an “allowable capital loss”) may be deducted from the Canadian Resident Shareholder’s taxable capital gains realized in that year in accordance with the rules in the Tax Act. Allowable capital losses in excess of taxable capital gains may be carried back three taxation years or carried forward and deducted in a subsequent taxation year against net taxable capital gains realized in such years in accordance with the rules in the Tax Act. Capital gains realized by an individual (and certain trusts) will be relevant in computing possible liability for the alternative minimum tax.

Corporations that are “Canadian-controlled private corporations” as defined in the Tax Act may be subject to an additional refundable 6 2/3% tax on their “aggregate investment income” (which is defined in the Tax Act to include an amount in respect of taxable capital gains).

The cost to a Canadian Resident Shareholder of each Gammon Gold common share acquired under the merger agreement will be equal to the fair market value of such Gammon Gold common share at the time of its acquisition. The adjusted cost base to a Canadian Resident Shareholder of Gammon Gold common shares acquired pursuant to the merger agreement will be determined by averaging the cost of the Gammon Gold common shares so acquired with the adjusted cost base to the Canadian Resident Shareholder of any other Gammon Gold common shares that are held by the Canadian Resident Shareholder at the time of acquisition and held as capital property.

Taxation of Dividends on Gammon Gold Common Shares

Dividends (including deemed dividends) received on Gammon Gold common shares by a Canadian Resident Shareholder who is an individual will be included in the individual’s income and will generally be (except in the case of certain trusts) subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from taxable Canadian corporations, including the enhanced dividend tax credit rules applicable to any dividend designated by Gammon Gold as an “eligible dividend.” There may be limitations on the ability of Gammon Gold to designate dividends as eligible dividends. Taxable dividends received by an individual (and certain trusts) may give rise to alternative minimum tax under the Tax Act, depending on the individual’s circumstances.

Dividends (including deemed dividends) received on Gammon Gold common shares by a Canadian Resident Shareholder that is a corporation will be included in computing the corporation’s income and will generally be deductible in computing the corporation’s taxable income.

A Canadian Resident Shareholder that is a “private corporation”, as defined in the Tax Act, or any other corporation controlled by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts), will generally be liable to pay a 33 1/3% refundable tax under Part IV of the Tax Act on dividends received (or deemed to be received) on Gammon Gold common shares to the extent such dividends are deductible in computing its taxable income.

Disposition of Gammon Gold Common Shares

A Canadian Resident Shareholder who disposes of or is deemed to dispose of Gammon Gold common shares will generally realize a capital gain (or sustain a capital loss) to the extent that the Canadian Resident

Shareholder’s proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of such shares to the Canadian Resident Shareholder. If the Canadian Resident Shareholder is a corporation, any capital loss arising on a disposition of a share may in certain circumstances be reduced by the amount of any dividends which have been received, or deemed to have been received, on the share. Analogous rules may apply to a partnership or trust of which a corporation, partnership or trust is a member or beneficiary.

Generally, one-half of any capital gain realized by a Canadian Resident Shareholder in a taxation year will be included in computing the Canadian Resident Shareholder’s income for such year (a “taxable capital gain”), and one-half of any capital loss realized by a Canadian Resident Shareholder in a taxation year (an “allowable capital loss”) may be deducted from the Canadian Resident Shareholder’s taxable capital gains realized in that year in accordance with the rules in the Tax Act. Allowable capital losses in excess of taxable capital gains may be carried back three taxation years or carried forward and deducted in a subsequent taxation year against net taxable capital gains realized in such years in accordance with the rules in the Tax Act. Capital gains realized by an individual (and certain trusts) will be relevant in computing possible liability for the alternative minimum tax.

Corporations that are “Canadian-controlled private corporations” as defined in the Tax Act may be subject to an additional refundable 6 2/3% tax on their “aggregate investment income” (which is defined in the Tax Act to include an amount in respect of taxable capital gains).

Eligibility for Investment

Gammon Gold common shares would be qualified investments for trusts governed by registered retirement savings plans, registered education savings plans, registered retirement income funds, deferred profit sharing plans, registered disability savings plans and tax-free savings accounts, or TFSA, provided the Gammon Gold common shares are listed on a designated stock exchange as defined in the Tax Act (which currently includes the TSX and NYSE).

Notwithstanding that Gammon Gold common shares may, at a particular time, be qualified investments for a trust governed by a TFSA, the holder of a TFSA will be subject to a penalty tax with respect to Gammon Gold common shares held in a TFSA if such shares are “prohibited investments” for the TFSA within the meaning of the Tax Act. Provided the holder of the TFSA does not hold a “significant interest” (as defined in the Tax Act) in Gammon Gold or in any corporation, partnership or trust that does not deal at arm’s length with Gammon Gold for the purposes of the Tax Act, and provided that such holder deals at arm’s length with Gammon Gold for the purposes of the Tax Act, Gammon Gold common shares would not be “prohibited investments” for a trust governed by a TFSA. CGC stockholders who plan to hold Gammon Gold common shares in a TFSA are urged to consult their own tax advisers.

Treatment of Dissenters

A Canadian Resident Shareholder who exercises dissenters’ rights with respect to the CGC common stock owned by the Canadian Resident Shareholder and receives payment for its CGC common stock will realize a capital gain (or sustain a capital loss) to the extent that the total payment received, net of any amount thereof that is interest and net of any reasonable costs of disposition, exceeds (or is less than) the adjusted cost base of such CGC common stock to the Canadian Resident Shareholder. The tax consequences of such a capital gain or capital loss to a Canadian Resident Shareholder who exercises dissenters’ rights are as described above under “Disposition of CGC Common Stock.” Any amount of interest that is received or receivable in a taxation year by a Canadian Resident Shareholder (depending on the method regularly used by it) is required to be included in computing the Canadian Resident Shareholder’s income for such taxation year for the purposes of the Tax Act. CGC stockholders considering exercising their dissenters’ rights should consult their own tax advisers having regard to their particular circumstances.

Shareholders Not Resident in Canada

The following discussion applies to a shareholder who at all relevant times for purposes of the Tax Act and any applicable income tax treaty or convention, is neither resident nor deemed to be resident in Canada, does not and is not deemed to use or hold CGC common stock and will not use or hold Gammon Gold common shares in carrying on a business in Canada, and does not hold CGC common stock and will not hold Gammon Gold common shares as part of the business property of a permanent establishment in Canada or in connection with a fixed base in Canada, or a Non-Resident Shareholder. In addition, this discussion does not apply to an insurer who carries on business in Canada and elsewhere or an authorized foreign bank (as defined in the Tax Act).

Disposition of CGC Common Stock

A Non-Resident Shareholder generally will not be subject to tax under the Tax Act in respect of any capital gain realized by such shareholder on a disposition of CGC common stock pursuant to the merger agreement unless the CGC common stock constitutes “taxable Canadian property” of the Non-Resident Shareholder for the purposes of the Tax Act.

Since CGC common stock is listed on a designated stock exchange, CGC common stock generally will not constitute taxable Canadian property of a Non-Resident Holder, unless at any time during the 60 month period immediately preceding the disposition: (i) the Non-Resident Holder, persons with whom the Non-Resident Holder did not deal at arm’s length, or the Non-Resident Holder together with all such persons, owned 25% or more of the issued shares of any class or series of shares of CGC; and (ii) more than 50% of the fair market value of the CGC shares was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, Canadian resource properties (as defined in the Tax Act), timber resource properties (as defined in the Tax Act) or an option, an interest or right in such property.

Non-Resident Shareholders whose CGC common stock may constitute taxable Canadian property should consult their own tax advisors.

Dividends on Gammon Gold Common Shares

Dividends paid or credited or deemed to be paid or credited on Gammon Gold common shares to a Non-Resident Shareholder will be subject to a Canadian non-resident withholding tax at a rate of 25% of the gross amount of the dividend. Such non-resident withholding tax may be reduced under the terms of an applicable income tax treaty or convention between Canada and the country of which the Non-Resident Shareholder is a resident. For instance, under the Canada – United States Income Tax Convention (1980), or the Treaty, as amended, the rate of withholding tax on dividends paid or credited to a Non-Resident Shareholder who is resident in the U.S. for the purposes of the Treaty and entitled to benefits under the Treaty, or a U.S. Holder, is generally limited to 15% of the gross amount of the dividend ( or 5% in the case of a U.S. Holder that is a company beneficially owning at least 10% of Gammon Gold’s voting shares). Non-Resident Shareholders should consult their own tax advisors.

Disposition of Gammon Gold Common Shares

A Non-Resident Shareholder will not be subject to tax under the Tax Act in respect of any capital gain realized by such shareholder on a disposition (or deemed disposition) of Gammon Gold common shares unless such common shares constitute “taxable Canadian property” for the purposes of the Tax Act of the Non-Resident Shareholder at the time of disposition and the Non-Resident Shareholder is not entitled to relief under an applicable income tax treaty or convention. Gammon Gold common shares are currently listed for trading on a designated stock exchange. For a description of the circumstances in which shares listed on a designated stock exchange may constitute taxable Canadian property, see the discussion above under “— Disposition of CGC Common Stock”. Non-Resident Shareholders whose Gammon Gold common shares may constitute taxable Canadian property should consult their own tax advisors.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement. While Gammon Gold and CGC believe this description covers the material terms of the merger agreement, it does not purport to contain all of the information that may be important to you and is qualified in its entirety by reference to the merger agreement, which is included as Annex A and A-1 to this document and is incorporated by reference in this document. We urge you to read the entire merger agreement carefully.

The merger agreement contains representations and warranties that each of CGC, Gammon Gold and Capital Gold AcquireCo, Inc. have made to each other as of specific dates. The assertions made in those representations and warranties were made solely for purposes of the contract between CGC, Gammon Gold and Capital Gold AcquireCo, Inc. and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the merger agreement. In addition, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, may be qualified by information contained in confidential disclosure schedules delivered by the parties concurrently with the execution of the merger agreement or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts. Stockholders and other investors are not third-party beneficiaries under the merger agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of CGC, Gammon Gold or Capital Gold AcquireCo, Inc. or any of their respective subsidiaries or affiliates.

The Merger

The merger agreement provides for the merger of Capital Gold AcquireCo, Inc., or AcquireCo, a Delaware corporation and a wholly-owned subsidiary of Gammon Gold, with and into CGC, with CGC as the surviving corporation. As a result of the merger, CGC will become a wholly-owned subsidiary of Gammon Gold. The merger agreement was amended by CGC and Gammon Gold on October 29, 2010 to note that appraisal rights are available in connection with the proposed merger and include a closing condition that provides that Gammon Gold is not obligated to complete the merger if holders of more than 10% of the outstanding shares of CGC common stock have exercised appraisal rights under Section 262 of the DGCL with respect to the merger.

Closing; Effective Time

Closing

The closing of the merger will take place on a date to be agreed upon by Gammon Gold and CGC, which date will be no later than the fifth business day after the satisfaction or waiver of all of the closing conditions (other than conditions that, by their nature, cannot be satisfied until the closing). See “The Merger Agreement —Conditions to the Closing of the Merger” beginning on page 128 for a description of the conditions that must be satisfied or waived prior to the closing.

Effective Time

At the closing, Gammon Gold and CGC will file a certificate of merger with the Secretary of State of the State of Delaware. The merger will become effective upon the filing of the certificate of merger, or at such later time as Gammon Gold and CGC may agree upon and specify in the certificate of merger.

Merger Consideration

Each share of the CGC common stock issued and outstanding immediately prior to the effective time of the merger, including all outstanding restricted shares of CGC common stock issued under CGC’s equity-based compensation plan, except for shares of CGC common stock owned by Gammon Gold, Capital Gold AcquireCo, Inc. or CGC or shares held by CGC’s stockholders who properly demand and perfect, and do not withdraw or lose, appraisal rights under Section 262 of the DGCL, will be converted into the right to receive (i) 0.5209 validly issued, fully paid and non-assessable common shares of Gammon Gold and (ii) $0.79 in cash plus cash in lieu of fractional shares.

Treatment of CGC Warrants, CGC Stock Options and Other Equity-Based Awards

CGC Warrants

As of the effective time of the merger, each outstanding warrant to purchase CGC common stock will be assumed (subject to approval by the TSX and the NYSE) by Gammon Gold and will thereafter be exercisable to purchase a number of Gammon Gold common shares equal to the product of the number of shares of CGC common stock underlying such warrant immediately prior to the completion of the merger multiplied by the conversion number (rounded down to the nearest whole share). The exercise price for each outstanding warrant will be adjusted to equal the exercise price per share of CGC common stock issuable upon exercise of the warrant immediately prior to the completion of the merger divided by the conversion number (rounded up to the nearest whole cent). Each warrant option will be assumed by Gammon Gold in accordance with its existing terms.

CGC Stock Options

CGC’s equity-based compensation plan provides that, at the effective time of the merger, each outstanding unvested option to purchase shares of CGC common stock will vest and become exercisable. As of the effective time of the merger, each outstanding option to acquire CGC common stock will be assumed (subject to approval by the TSX and the NYSE) by Gammon Gold and converted into an option to purchase a number of shares of Gammon Gold common shares equal to the number of shares of CGC common stock subject to such CGC stock option immediately prior to the closing of the merger multiplied by the conversion number. The exercise price for each outstanding option will be adjusted to equal the exercise price per share of CGC common stock at which such option was exercisable immediately prior to the completion of the merger divided by the conversion number (rounded up to the nearest whole cent). Each option will be assumed by Gammon Gold in accordance with its existing terms, except that it will be amended to provide that, following termination of employment, the option can be exercised until the earlier of 180 days from the date of such termination and the date of the expiration of the original option term and the exercise price and the number of Gammon Gold common shares exercisable pursuant to the assumed stock options shall be subject to such adjustments as may be necessary for the foregoing conversion to satisfy the requirements of Sections 409A, 422 and 424 of the Code and Treasury Regulations thereunder.

CGC Restricted Stock

Immediately prior to the effective time of the merger, each outstanding restricted share of CGC common stock issued under CGC’s equity-based compensation plan will become fully vested, subject to applicable income and employment withholding taxes.

Exchange and Payment Procedures

As promptly as practicable following the effective time of the merger, Gammon Gold will deposit in trust with an exchange agent reasonably acceptable to CGC the number of shares of Gammon Gold common stock as are sufficient to deliver the stock portion of the merger consideration and an amount of cash sufficient to pay the cash portion of the merger consideration and cash in lieu of any fractional shares to each holder of shares of CGC common stock. As soon as practicable after the effective time of the merger, the exchange agent will mail a letter of transmittal and instructions to you and the other stockholders. The letter of transmittal and instructions will tell you how to surrender your common stock certificates in exchange for the merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the exchange agent without a letter of transmittal.

You will not be entitled to receive the merger consideration until you surrender your stock certificate or certificates or book-entry shares to the exchange agent, together with a duly completed and executed letter of transmittal and any other documents as the exchange agent may require. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person who surrenders such certificate or book-entry share must either pay any transfer or other applicable taxes or establish to the satisfaction of the surviving corporation that such taxes have been paid or are not applicable.

No interest will be paid or will accrue on the cash payable upon surrender of the certificates or book-entry shares. The exchange agent will be entitled to deduct and withhold, and pay to the appropriate taxing authorities, any applicable taxes from the merger consideration. Any sum which is withheld and paid to a taxing authority by the exchange agent will be deemed to have been paid to the person with regard to whom it is withheld.

At the effective time of the merger, CGC’s stock transfer books will be closed, and there will be no further registration of transfers of outstanding shares of CGC common stock. If, after the effective time of the merger, certificates or book-entry shares are presented to the surviving corporation for transfer, they will be cancelled and exchanged for the merger consideration.

The exchange agent, Gammon Gold and CGC will not be liable to any person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the merger consideration deposited with the exchange agent that remains undistributed to the holders of shares of CGC common stock as of the first anniversary of the effective time of the merger will be delivered to Gammon Gold. Holders of certificates who have not surrendered their certificates prior to the delivery of such funds to Gammon Gold may only look to Gammon Gold for the payment of the merger consideration. Any portion of the merger consideration that remains unclaimed as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental authority will, to the extent permitted by applicable law, become the property of Gammon Gold free and clear of any claims or interest of any person previously entitled to the merger consideration.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to comply with the replacement requirements established by the exchange agent, including, if necessary, the posting of a bond in a customary amount sufficient to protect the surviving corporation against any claim that may be made against it with respect to that certificate.

The exchange agent will be entitled to deduct from the merger consideration payable to any CGC stockholder, optionholder or warrantholder such amounts as the exchange agent may determine in good faith is required to be deducted and withheld under applicable tax laws.

Representations and Warranties

CGC made customary representations and warranties, generally qualified by, among other things, prior filings by CGC with the SEC, that were made to Gammon Gold and Capital Gold AcquireCo, Inc. as of specified dates. CGC’s representations and warranties in the merger agreement relate to:

•	corporate organization and authority to carry on its business, enter into, and carry out the obligations under, the merger agreement and enforceability of the merger agreement;

•	capitalization;

•	absence of a breach of the organizational documents, law or material agreements as a result of the merger;

•	collateral benefits for related parties;

•	required approvals and consents as a result of the merger;

•	reporting status and matters relating to securities laws;

•	filings with the SEC, Canadian securities regulatory authorities and other governmental entities;

•	financial statements;

•	broker’s fees and other anticipated fees and expenses as a result of the merger;

•	absence of certain changes or events since January 1, 2008;

•	legal proceedings;

•	books and records;

•	taxes and tax returns;

•	labor and employment and employee benefits;

•	change of control payments;

•	compliance with the law and permits;

•	material contracts;

•	absence of undisclosed liabilities;

•	environmental liability;

•	revocation of powers of attorney;

•	property, title and mining rights;

•	mineral reserves and resources;

•	operations at the El Chanate mine;

•	state takeover laws;

•	the opinion of Stifel Nicolaus;

•	internal controls and procedures;

•	insurance;

•	accuracy of the information relating to CGC that is included or incorporated by reference into this document;

•	intellectual property;

•	restrictions on business activities;

•	related party transactions;

•	expropriation;

•	absence of registration rights and rights of first refusal or options on CGC’s property or assets;

•	no ownership of Gammon Gold securities; and

•	accuracy of the due diligence information provided to Gammon Gold.

Gammon Gold and Capital Gold AcquireCo, Inc. also made customary representations and warranties, generally qualified by, among other things, prior filings by Gammon Gold with the SEC, that were made to CGC as of specified dates. Gammon Gold’s and Capital Gold Acquire Co, Inc.’s representations and warranties in the merger agreement relate to:

•	corporate organization and authority to carry on its business, enter into, and carry out the obligations under, the merger agreement and enforceability of the merger agreement;

•	capitalization;

•	absence of a breach of the organizational documents, law or material agreements as a result of the merger;

•	required approvals and consents as a result of the merger;

•	filings with the SEC, Canadian securities regulatory authorities and other governmental entities;

•	reporting status and matters relating to securities laws;

•	financial statements;

•	absence of certain changes or events since December 31, 2009;

•	legal proceedings;

•	books and records;

•	taxes and tax returns;

•	labor and employment;

•	compliance with the law and permits;

•	material contracts;

•	absence of undisclosed liabilities;

•	environmental liability;

•	property, title and mining rights;

•	mineral reserves and resources;

•	intellectual property;

•	restrictions on business activities;

•	expropriation;

•	insurance;

•	related party transactions;

•	accuracy of the information relating to Gammon Gold that is included or incorporated by reference into this document;

•	no ownership of CGC securities; and

•	accuracy of the due diligence information provided to CGC.

Many of the representations and warranties of each party to the merger agreement are qualified by a “material adverse effect” standard. As used in the merger agreement, a “material adverse effect” on any person means any fact, change, effect, event, occurrence or development or state of circumstances that, individually or in the aggregate, has a material adverse effect on the business, operations, affairs, assets, properties, liabilities (including contingent liabilities), capitalization, results of operations (financial or otherwise) or financial condition of such person and its subsidiaries taken as a whole, other than any fact, change, effect, event, occurrence or development or state of circumstances to the extent resulting from any of the following:

•	changes, after the date of the merger agreement, in generally accepted accounting principles generally applicable to such person;

•	changes, after the date of the merger agreement, in laws, rules or regulations of general applicability or interpretations thereof by courts or other governmental entities;

•

actions or omissions of the other parties to the merger agreement taken with the prior written consent of such person or actions or omissions expressly required or permitted to be taken under the merger agreement;

•

changes, after the date of the merger agreement, in general economic or market conditions generally affecting companies engaged in the mining industry except to the extent that such changes have a disproportionate adverse effect on such person;

•	facts, changes, effects, events, occurrences, developments or states of circumstances disclosed in the party’s respective disclosure schedules or data room materials;

•	any failure by a person to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period; or

•	public disclosure of the transactions contemplated by the merger agreement.

In addition, as used in the merger agreement, a “material adverse effect” on any person means any fact, change, effect, event, occurrence or development or state of circumstances that has a material adverse effect on the ability of such party to timely consummate the transactions contemplated by the merger agreement or perform its obligations under the merger agreement. There are no exceptions to this aspect of the definition of “material adverse effect”.

The representations and warranties of each of the parties to the merger agreement will expire at the effective time of the merger.

Conduct of CGC’s Business Pending the Merger

Under the merger agreement, CGC has agreed to, during the period from the date of the merger agreement until the effective time of the merger, except as expressly contemplated or permitted by the merger agreement:

•

use commercially reasonable efforts to maintain and preserve intact its business organization, employees and business relationships and retain the services of its key officers and key employees, except where the failure to do so would not reasonably be expected to have a material adverse effect on CGC;

•

use commercially reasonable efforts to cause CGC or its subsidiaries and their respective officers and consultants to take such steps as may be necessary to amend each change of control agreement with any person that provide for a change of control payment so as to provide that any change of control payment paid to any person shall be payable in Gammon Gold common shares;

•	cause the beneficial owners of Caborca and Caborca Industrial S.A de C.V. to enter into a sale agreement with Gammon Gold; and

•	conduct its business in the usual and ordinary course, consistent with past practice and keep Gammon Gold fully informed as to material decisions.

In addition, under the merger agreement, CGC has agreed, during the period from the date of the merger agreement until the effective time of the merger, except with the prior written consent of Gammon Gold or as expressly contemplated or permitted by the merger agreement, that CGC will not, and will not permit any of its subsidiaries to:

•

subject to certain specified exceptions, (i) declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities, or (iii) purchase, redeem or otherwise acquire any shares of capital stock or other securities of CGC or any of its subsidiaries, or any rights, warrants or options to acquire any such shares or other securities;

•

issue, deliver, sell, pledge or otherwise encumber or subject to any lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

•	amend its certificate of incorporation, bylaws or other comparable organizational documents;

•	conduct its business other than in the usual and ordinary course, consistent with past practice;

•

directly or indirectly acquire, agree to acquire, or initiate or participate in discussions to acquire any business, or other entity or interests in any assets, properties or subsidiaries not owned directly or indirectly by CGC or any of its subsidiaries on the date of the merger agreement, or otherwise acquire or agree to acquire any assets (except inventory or other similar assets in the usual and ordinary course of business consistent with past practice);

•

sell, lease, license, mortgage or otherwise encumber or subject to any lien, or otherwise dispose of any of its properties or assets, other than the sale of gold, minerals or other assets in the ordinary course of business;

•

except for borrowings having a maturity of not more than 30 days under existing credit facilities in amounts not to exceed $15 million in the aggregate, and only to the extent required in order to operate its business in the ordinary course as operated on the date of the merger agreement, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any person (other than CGC or any of its wholly-owned subsidiaries), or make any loans, advances or capital contributions to, or investments in, any person (other than CGC’s wholly-owned subsidiaries and as a result of ordinary advances and reimbursements to employees);

•	change its accounting methods (or underlying assumptions), principles or practices, except as required by U.S. GAAP or applicable regulatory accounting principles;

•	enter into any new line of business or change in any material respect its operating, asset liability, investment or risk management or other similar policies of CGC or any of its subsidiaries;

•

make any investment, whether by purchase of stock or securities, contributions to capital, property transfers, or entering into binding agreements with respect to any such investment or acquisition, except those required to operate its business as operated on the date of the merger agreement;

•

make, change or revoke any tax election, adopt or change any accounting method for tax purposes, change any accounting period for tax purposes, amend any tax return, amend or enter any closing agreement with respect to an amount of taxes, settle or compromise any income tax liability, surrender any right to claim a refund of taxes, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment, or take any similar action with respect to the filing of any tax return or payment of any tax;

•

terminate, waive, amend or otherwise modify any provision of any material contract (other than normal renewals of contracts without material changes, additions or deletions of terms), or enter into or renew any agreement or contract or other binding obligation of CGC or its subsidiaries containing any restriction on the ability of the CGC and its subsidiaries, or, after the merger, Gammon Gold and its subsidiaries, (i) to conduct its business as it is presently being conducted or currently contemplated to be conducted after the merger or (ii) in engaging in any type or activity or business;

•

(i) incur any expenditures in excess of $250,000 in the aggregate or (ii) enter into any agreement obligating CGC to spend, together with expenditures under the foregoing clause, more than $250,000 in the aggregate, except for the expenditures specified in the budget that CGC disclosed to Gammon Gold before the execution of the merger agreement;

•

except as required by agreements or instruments in effect on the date of the merger agreement, alter in any material respect, or enter into any commitment to alter in any material respect, any interest in any corporation, association, joint venture, partnership or business entity in which CGC directly or indirectly holds any equity or ownership interest;

•

acquire, directly or indirectly and whether by purchase or otherwise, any voting securities or securities convertible into or exchangeable for voting securities of Gammon Gold, any of its subsidiaries or any other person or direct or indirect rights or options to acquire any such voting securities, other than securities which may be issuable on the exercise or conversion of securities currently held by CGC or its subsidiaries;

•

except to the extent required by applicable law, by written agreements existing on the date of the merger agreement or with the consent of Gammon Gold (not be unreasonably withheld), (i) grant or announce any stock option, equity or incentive awards or increase in the salaries, bonuses or other compensation and benefits payable by CGC or any of its subsidiaries, (ii) hire any new employees (other than employees located in Mexico who have responsibilities below the level of department head) in the ordinary course of business, (iii) pay or agree to pay any pension, retirement allowance, termination or severance pay, bonus or other employee benefit not required by any existing benefit plan or other agreement or arrangement in effect on the date of the merger agreement, (iv) enter into or amend any contracts of employment or any consulting, bonus, severance, retention, retirement or similar agreement, or (v) except as required to ensure that any benefit plan is not then out of compliance with applicable law, enter into or adopt any new, or increase benefits under or renew, amend or terminate any existing, benefit plan or benefit arrangement or any collective bargaining agreement;

•	communicate with employees regarding the compensation, benefits or other treatment that they will receive in connection with the merger;

•	agree, enter into or consent to any agreement or modifications of any existing agreements with any governmental entity in respect of the operations of its business, except as required by law;

•	pay, discharge, settle or compromise any claim, action, litigation, arbitration, suit, investigation or proceeding;

•

issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation), customers, suppliers, consults or others without the prior written approval of Gammon Gold (which will not be unreasonably delayed or withheld), except for communications in the ordinary course of business that do not relate to the merger;

•	let lapse, abandon or cancel any registered intellectual property owned by CGC or its subsidiaries;

•

take any action, or omit to take any action, that would impede or materially delay the ability of the parties to obtain any of the approvals or consents required for the transactions contemplated by the merger agreement or to perform its covenants and agreements under, and consummate the transactions contemplated by, the merger agreement;

•

take any action that is intended or is reasonably likely to result in any of its representations or warranties set forth in the merger agreement being or becoming untrue at any time prior to the effective time of the merger, or in any of the conditions to the merger set forth in the merger agreement not being satisfied or in a violation of any provision of the merger agreement, except, in every case, as may be required by applicable law; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the foregoing actions.

Conduct of Gammon Gold’s Business Pending the Merger

Under the merger agreement, Gammon Gold has agreed to, during the period from the date of the merger agreement until the effective time of the merger, use commercially reasonable efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its key officers and key employees, except in relation to the El Cubo mine or where the failure to do so would not reasonably be expected to have a material adverse effect on Gammon Gold. In addition, Gammon Gold has agreed, during the period from the date of the merger agreement until the effective time of the merger, except with the prior written consent of CGC, that Gammon Gold will not, and will not permit any of its subsidiaries to:

•

amend Gammon Gold’s articles of incorporation or bylaws in a manner that would be materially adverse to CGC or its stockholders or that would materially impede Gammon Gold’s or Capital Gold AcquireCo, Inc.’s ability to consummate the merger;

•

amend Capital Gold AcquireCo, Inc.’s certificate of incorporation or bylaws in a manner that would be materially adverse to CGC or its stockholders or that would materially impede Gammon Gold’s or Capital Gold AcquireCo, Inc.’s ability to consummate the merger;

•

except for actions permitted by the merger agreement, take any action that is intended or is reasonably likely to result in any of its representations or warranties being or becoming untrue in any material respect at any time prior to the effective time of the merger, or in any specified conditions to the merger set forth in the merger agreement not being satisfied or in a violation of any provision of the merger agreement, except, in every case, as may be required by applicable law;

•

take any action that would reasonably be expected to prevent or materially impede or delay the obtaining of, or materially adversely affect the ability of the parties to obtain, any necessary approvals of any governmental entity required for the transactions contemplated by the merger agreement or to perform its covenants and agreements under, and consummate the transactions contemplated by, the merger agreement;

•	change its primary business activities away from the exploration, development and production of gold and silver; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the foregoing actions.

Gammon Gold is permitted to engage in transactions, including acquisitions, joint ventures, equity and debt offerings, at its discretion; provided, that transactions in excess of $300 million require the prior written consent of CGC.

CGC Stockholder Approval; Board Recommendation

Pursuant to the merger agreement, CGC agreed that, as soon as reasonably practicable after the date of the merger agreement, and in any event within three months of the date of the merger agreement, it will call a stockholders meeting for purposes of obtaining its stockholders’ approval of the merger, and it will use its commercially reasonable efforts to cause such meeting to be held on or before the date that is four months from the date of the merger agreement. In addition, CGC’s board of directors has agreed to recommend the approval of the merger to CGC’s stockholders and, in certain circumstances and within two business days of the written request of Gammon Gold that it do so, to publicly reaffirm its recommendation. Subject to the exception discussed in “The Merger Agreement — No Solicitation” below, CGC further agreed that neither its board of directors nor any committee thereof will:

•

withhold, withdraw (or not continue to make), amend, modify or qualify (or resolve or propose publicly to do any of the foregoing) the recommendation of CGC’s board of directors, or cause or permit the recommendation to be less than unanimous;

•

if a takeover proposal of the type described below shall have been made to the holders of CGC common stock or any person shall have publicly announced an intention to make a takeover proposal, fail to publicly recommend against such takeover proposal (provided it is not a superior proposal of the type described below) and to publicly reaffirm the recommendation of CGC’s board of directors by press release within two business days of the takeover proposal having been made or publicly announced;

•	approve, adopt or recommend, or propose publicly to approve, adopt or recommend to the stockholders of CGC, any takeover proposal; or

•

take any other action or make any public statement in connection with the recommendation of the CGC board of directors, the CGC stockholder approval of the merger or the stockholder meeting called in connection therewith that is in any manner adverse to the CGC board’s recommendation.

No Solicitation

CGC agreed that from the date of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement in accordance with its terms, subject to the exceptions described below, it will not, and will cause its subsidiaries and its and their officers, directors, agents or representatives not to:

•

solicit, initiate, approve, endorse, recommend or encourage, or take any other action designed to, or which could reasonably be expected to, result in or facilitate any inquiry or the making or announcement of any proposal or offer that constitutes, or that would reasonably be expected to lead to, a takeover proposal of the type described below or the making or consummation thereof (including by way of furnishing information or entering into any form of agreement, arrangement or understanding);

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or provide to any person any information, or otherwise cooperate in any way with, any takeover proposal;

•

approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow CGC or any of its subsidiaries to execute or enter into, any contract, commitment, arrangement, understanding, in each case whether written or oral (with the sole exception of a confidentiality agreements contemplated by the merger agreement) or any tender offer constituting or related to, or that is intended to or could reasonably be expected to lead to, any takeover proposal;

•

approve or recommend, or propose to approve or recommend, or consummate, execute or enter into any letter of intent, memorandum of understanding or agreement in principle (whether or not binding), or any merger agreement, acquisition agreement, exchange agreement, option agreement, joint venture agreement, partnership agreement or other contract, constituting or related to, or that is intended to or could reasonably be expected to lead to a takeover proposal (other than certain confidentiality agreements contemplated by the merger agreement);

•	waive, terminate, modify or fail to enforce any provision of any confidentiality or standstill obligation of any person other than Gammon Gold; or

•	propose publicly or resolve to agree to do any of the foregoing.

Pursuant to the merger agreement, CGC agreed to cease all existing discussions and negotiations with any person with respect to any actual or potential takeover proposal, terminate all physical and electronic dataroom access previously granted to any such person, and to request from any such person with whom a confidentiality agreement was executed to return or destroy all confidential information related to CGC.

CGC further agreed to provide prompt notice to Gammon Gold of the receipt of any takeover proposal or request or inquiry that CGC reasonably believes could be expected to relate or lead to a takeover proposal, and any request by any person for access to or non-public information relating to CGC in connection with any takeover proposal.

Notwithstanding these restrictions, prior to CGC’s stockholders approving the merger, in response to an unsolicited, bona fide written takeover proposal, CGC may provide information with respect to itself and its subsidiaries and may participate in discussions or negotiations with a person making a takeover proposal if:

•	CGC’s board of directors reasonably determines in good faith (after consultation with outside counsel and Cormark or another financial advisor of nationally recognized reputation in Canada or the

United States) (i) that such takeover proposal would, if consummated in accordance with its terms, constitute, or is reasonably likely to lead to, a superior proposal of the type described below and (ii) that the failure to take such action would cause it to violate its fiduciary duties;

•	CGC enters into a confidentiality agreement with such person with terms as provided in the merger agreement; and

•	CGC provides concurrent or prior disclosure to Gammon Gold of the non-public information provided to such person if such information has not previously been disclosed to Gammon Gold.

In addition, CGC agreed that it will not accept, approve or recommend, or enter into any contract (other than a confidentiality agreement), commitment, arrangement or understanding in respect of, a takeover proposal, terminate the merger agreement or make a change in the recommendation of CGC’s board of directors unless:

•	a takeover proposal that constitutes a superior proposal has been made;

•	CGC has strictly complied with its obligations under the “No Solicitation” covenant and has provided Gammon Gold with, among other materials, a copy of the superior proposal;

•

a period of five business days shall have elapsed following the date on which Gammon Gold received the last to be delivered of (i) written notice from CGC’s board of directors that the CGC board determined, subject only to compliance with the terms of the merger agreement, to accept, approve, recommend or enter into a binding agreement to proceed with the superior proposal and (ii) the documentation required to be delivered under the merger agreement; and

•	CGC has paid the termination fee in accordance with the terms of the merger agreement.

Gammon Gold has five business days to make a counter proposal to any superior proposal or amendment thereof and CGC will negotiate in good faith with Gammon Gold to permit Gammon Gold to draft an acceptable counter proposal such that the competing proposal is no longer a superior proposal.

A “takeover proposal” means any inquiry, proposal or offer from any person (other than Gammon Gold), written or oral, relating to, or that could reasonably be expected to lead to:

•

any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of any assets (including equity securities of any subsidiary of CGC), properties or businesses (including any lease, long-term supply agreement or other agreement or arrangement having the same or similar economic effect as a sale of assets, properties or business, any sale or grant of a royalty or similar type transaction), any liquidation or winding up, in each case that constitute 20% or more of the revenues, net income or assets of CGC and its subsidiaries, taken as a whole, or 20% or more of any class of securities of CGC or any of its subsidiaries;

•	any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of securities of CGC;

•

any merger, amalgamation, statutory arrangement, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, share exchange or similar transaction involving CGC or any of its subsidiaries; or

•	any other similar transactions or series of transactions involving CGC or any of its subsidiaries.

A “superior proposal” means any bona fide unsolicited written takeover proposal made by a third party that:

•

if consummated in accordance with its terms would result in such person (or its stockholders) owning, directly or indirectly all but not less than all of the shares of CGC common stock then outstanding (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the assets of CGC and its subsidiaries on a consolidated basis;

•	is not subject to a financing condition or a due diligence condition;

•	did not result from or involve a breach of the “No Solicitation” covenant contained in the merger agreement; and

•

the CGC board of directors reasonably determines in good faith (after consultation with its legal advisors and a financial advisor of nationally recognized reputation in Canada or the United States) taking into account all financial, legal, regulatory and other aspects of such proposal (including any break-up fee, expense reimbursement provisions and conditions to consummation) and the person making the proposal, but without assuming away the risk of non-completion, to be (i) more favorable to CGC’s stockholders from a financial point of view than the merger (taking into account any changes to the financial terms of the merger agreement offered by Gammon Gold in response to such offer or otherwise, including the certainty of the terms offered by Gammon Gold or lack thereof) and (ii) reasonably capable of being completed without undue delay on the terms set forth in the proposal.

Regulatory Matters

The parties agreed to use commercially reasonable efforts to promptly prepare and file all necessary filings, to obtain as promptly as practicable all approvals as are necessary or advisable to consummate the merger and to comply with the terms and conditions of all approvals provided by governmental entities. The parties also agreed to take certain other actions with respect to obtaining the necessary approvals. Notwithstanding the foregoing, Gammon Gold and CGC are not required to take any action or agree to any condition or restriction in connection with obtaining the required approvals that would reasonably be expected to have a material adverse effect (measured on a scale relative to CGC and its subsidiaries, taken as a whole) on Gammon Gold, CGC or the surviving corporation.

Other Covenants

The merger agreement contains certain other covenants, including covenants relating to access to information, advice of changes, public announcements, transactions by Gammon Gold prior to the effective time of the merger, exchange listings, employee matters, indemnification and directors’ and officers’ insurance and tax matters.

Conditions to the Closing of the Merger

Each party’s obligation to complete the merger is subject to the satisfaction or waiver of various conditions, including the following:

•

the merger agreement and the merger shall have been approved by a majority of the outstanding Capital Gold common stock entitled to vote thereon (excluding, if required under Ontario Securities Commission and Autorité des marchés financiers joint rule MI 61-101, “Protection of Minority Security Holders in Special Transactions,” votes cast by persons entitled to receive change of control payments in connection with the merger);

•

Gammon Gold’s common shares to be issued to the holders of CGC common stock and options shall have been authorized for listing on the NYSE and the TSX, subject to customary conditions and official notice of issuance;

•	the applicable waiting period under the HSR Act shall have expired or been earlier terminated and any other approvals set forth in merger agreement shall have been obtained;

•	the merger agreement has not otherwise been duly terminated;

•

the registration statement with respect to the Gammon Gold common shares to be issued in the merger having become effective under the Securities Act of 1933 and no stop order or proceeding for that purpose shall have been initiated or threatened by the SEC;

•

the registration statement with respect to the Gammon Gold common shares to be issued under stock options assumed by Gammon Gold in the merger having become effective under the Securities Act of 1933 and no stop order or proceeding for that purpose shall have been initiated or threatened by the SEC;

•

the distribution in Canada of Gammon Gold common shares to holders of CGC common stock, options, company restricted stock and to the persons specified in the disclosure schedules to the merger agreement who receive Gammon Gold common shares in respect of a “change of control payment” shall be exempt from the prospectus and registration requirements of applicable Canadian securities laws; and

•

no order, judgement, injunction, decree or writ issued by any court or agency of competent jurisdiction or other legal restraint preventing the consummation of the merger shall be in effect, and no statute, rule or regulation that prohibits or makes illegal consummation of the merger shall have been enacted, promulgated or enforced by any governmental entity.

The obligation of Gammon Gold to complete the merger is also subject to the satisfaction or waiver of the following conditions:

•

the representations and warranties of Capital Gold set forth in the merger agreement regarding organization and existence, capitalization, authority to enter into the agreement and broker’s fees being true and correct in all material respects, and the other representations and warranties of Capital Gold set forth in the merger agreement (disregarding materiality qualifications set forth in such representations and warranties) being true and correct except as, individually or in the aggregate, has not had and would not reasonably be expected to result in a material adverse effect on CGC, and the receipt of an officers certificate to that effect;

•

the performance by CGC in all material respects of its obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger, and the receipt of an officers certificate to that effect;

•	the voting and support agreements will each be in full force and effect and all obligations thereunder shall have been performed by each director and officer party thereto;

•

the receipt of the specified governmental approvals necessary to complete the merger will not have resulted in the imposition of any condition or restriction that would reasonably be expected to have a material adverse effect (measured on a scale relative to CGC and its subsidiaries, taken as a whole) on Gammon Gold, CGC or the surviving corporation;

•

since the date of the merger agreement, there shall not have been any fact, change, effect, event, occurrence, development or state of circumstances that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on Capital Gold or the surviving corporation of the merger;

•

certain change in control agreements specified in the merger agreement will have been amended as required by the terms of the merger agreement, and each such agreement, as amended, shall be in full force and effect;

•

certain directors, officers, employees and consultants of CGC specified in the merger agreement will have delivered to Gammon Gold a release and waiver in accordance with the terms of the merger agreement, and CGC, the surviving corporation of the merger and their respective subsidiaries shall have delivered to Gammon Gold releases and waivers in accordance with the terms of the merger agreement of certain directors, officers, employees and consultants of CGC specified in the merger agreement;

•

all ownership interests or assets of Caborca Industrial de C.V. shall have been transferred to Gammon Gold concurrently with the completion of the merger, or at such other time as Gammon Gold shall have requested in its discretion;

•	Gammon Gold shall have obtained title opinions, in form and substance satisfactory to it, relating to the CGC’s material properties; and

•	holders of no more than 10% of the outstanding shares of CGC common stock have exercised appraisal rights under Section 262 of the DGCL with respect to the merger.

The obligation of CGC to complete the merger is also subject to the satisfaction or waiver of the following conditions:

•

the representations and warranties of Gammon Gold and Capital Gold AcquireCo, Inc. set forth in the merger agreement regarding organization and existence, capitalization and authority to enter into the agreement being true and correct in all material respects, and the other representations and warranties of Gammon Gold set forth in the merger agreement (disregarding materiality qualifications set forth in such representations and warranties) being true and correct except as, individually or in the aggregate, has not had and would not reasonably be expected to result in a material adverse effect on Gammon Gold, and the receipt of an officers certificate to that effect;

•

the performance by Gammon Gold and Capital Gold AcquireCo, Inc. in all material respects of their obligations required to be performed by them under the merger agreement at or prior to the closing date of the merger, and the receipt of an officer’s certificate to that effect certifying as to the satisfaction of the closing conditions;

•

the receipt of the specified governmental approvals necessary to complete the merger will not have resulted in the imposition of any condition or restriction that would reasonably be expected to have a material adverse effect (measured on a scale relative to CGC and its subsidiaries, taken as a whole) on Gammon Gold, CGC or the surviving corporation; and

•

since the date of the merger agreement, there shall not have been any fact, change, effect, event, occurrence, development or state of circumstances that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on Gammon Gold.

We cannot provide assurance as to when or if all conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this document, we have no reason to believe that any of these conditions will not be satisfied.

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval of the matters presented in connection with the merger to the stockholders of CGC, as follows:

•	by mutual written agreement;

•

by CGC or Gammon Gold if any governmental entity that must grant an approval in connection with the merger has denied such approval and such denial has become final and nonappealable, or any governmental entity of competent jurisdiction shall have issued a final and nonappealable order, judgment, injunction decree or writ permanently enjoining or otherwise prohibiting the consummation of the merger (provided that the party seeking to so terminate the merger agreement must have complied with its obligations pursuant to the merger agreement with respect to such denial or order);

•

by either CGC or Gammon Gold if (i) the merger has not been consummated on or before the date which is nine months from the date of the merger agreement, or (ii) CGC’s stockholders fail to approve the merger at the CGC stockholder meeting, unless the failure of the closing to occur by such date or the failure to obtain such stockholder approval is due to the failure of the party seeking to terminate the merger agreement to perform its obligations under the merger agreement;

•

by either CGC or Gammon Gold if the other party has breached any of its covenants, agreements or representations or warranties set forth in the merger agreement, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the closing date of the merger, the failure of the closing conditions set forth in the merger agreement and which breach either is not cured within 30 days following written notice of such breach or, by its nature or timing, cannot be cured within such time period;

•	by Gammon Gold if:

•	CGC has failed to recommend the approval of the merger to its stockholders;

•

CGC has failed to publicly reaffirm its recommendation within two business days after a takeover proposal has been made to the holders of CGC common stock or any person has publicly announced an intention to make a takeover proposal;

•	CGC has failed to comply with any provision of no solicitation covenant contained in the merger agreement;

•

CGC has, among other things, (i) withheld, withdrawn, amended, modified or qualified (or resolved or publicly proposed to do so) its recommendation, (ii) caused or permitted its recommendation to be less than unanimous, (iii) approved or recommended, or publicly propose to approve or recommend, a takeover proposal, or (iv) taken any other action or made any public statement in connection with its recommendation or its stockholder approval that is in any manner adverse to Gammon Gold; or

•	CGC’s stockholders do not approve the merger at the CGC stockholder meeting;

•

by CGC if Gammon Gold or any of its subsidiaries enters into any agreement concerning any acquisition, joint venture, or equity or debt financing and the merger is not completed on or prior to the date which is 12 months from the date of the merger agreement as a result of such acquisition, joint venture, or equity or debt financing;

•

by Gammon Gold if, since the date of the merger agreement, there shall have been any event, occurrence, development or state of circumstances that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on CGC or the surviving corporation of the merger;

•

by CGC if, since the date of the merger agreement, there shall have been any event, occurrence, development or state of circumstances that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on Gammon Gold;

•

by Gammon Gold if any of the governmental approvals necessary to complete the merger shall have resulted in the imposition of any condition or restriction that would reasonably be expected to have a material adverse effect (measured on a scale relative to CGC and its subsidiaries, taken as a whole) on Gammon Gold, CGC or the surviving corporation;

•	by Gammon Gold for any reason not otherwise set out in the termination provisions in the merger agreement; or

•	by CGC if:

•	a takeover proposal that constitutes a superior proposal has been made and Gammon Gold fails to make a counter-proposal which causes the takeover proposal to no longer be a superior proposal;

•	CGC has complied fully with the terms of the no solicitation covenant set out in the merger agreement and CGC enters into a binding, definitive agreement to consummate the takeover proposal; and

•	the appropriate termination fee has been paid.

Effect of Termination

If the merger agreement is terminated, it will become void and neither party will have any liability to the other party, except that certain provisions of the merger agreement (including the provision providing for a termination fee) will remain in full force and effect and no party will be released from any liabilities arising from its wilful breach of any provision of the merger agreement.

Termination Fees and Expenses

The merger agreement contains provisions requiring CGC to pay Gammon Gold or Gammon Gold to pay to CGC, as applicable, a termination fee of varying sizes in the event that the merger agreement is terminated under specified circumstances.

The merger agreement provides that CGC will pay Gammon Gold a fee of $10.3 million within three business days of the termination of the agreement in the event that Gammon Gold terminates the agreement because either CGC has failed to recommend the approval of the merger to its stockholders, CGC has failed to publicly reaffirm its recommendation within two business days after a takeover proposal has been made to the holders of CGC common stock or any person has publicly announced an intention to make a takeover proposal, CGC has failed to comply with any provision of the “No Solicitation” covenant contained in the merger agreement, or CGC has, among other things, (i) withheld, withdrawn, amended, modified or qualified (or resolved or publicly proposed to do so) its recommendation, (ii) caused or permitted its recommendation to be less than unanimous, (iii) approved or recommended, or publicly proposed to approve or recommend, a takeover proposal or (iv) taken any other action or made any public statement in connection with its recommendation or its stockholder approval that is in any manner adverse to Gammon Gold.

The merger agreement provides that CGC will pay Gammon Gold a fee of $10.3 million within three days of termination or concurrently with the termination of the agreement in the event that CGC terminates the agreement in order to enter into an agreement relating to a superior proposal.

The merger agreement also provides that CGC will pay Gammon Gold a fee of $10.3 million in the event that CGC’s stockholders do not approve the merger, but only if all of the following conditions are satisfied:

•

prior to the CGC stockholders meeting, a takeover proposal shall have been made publicly to the holders of CGC common stock, otherwise publicly announced or a person shall have publicly announced an intention to make a takeover proposal, and such proposal is not withdrawn prior to the date of the CGC stockholders meeting; and

•

within six months of the date of such termination either (i) a takeover proposal is consummated or (ii) the CGC board of directors approves or recommends an agreement (within four months of the date of such termination), or CGC enters into a definitive agreement (within six months of the date of such termination) with respect to, a takeover proposal, and in either case such takeover proposal is consummated (whether before or after the end of such four or six-month period).

In this case, CGC will pay the fee on or prior to the date on which the takeover proposal is completed.

The merger agreement further provides that Gammon Gold will pay CGC a fee of $2 million within three business days of the termination of the agreement if either:

•

CGC terminates the merger agreement because Gammon Gold or any of its subsidiaries enters into any agreement concerning any acquisition, joint venture, or equity or debt financing and the merger is not completed on or prior to the date which is 12 months from the date of the merger agreement as a result of such acquisition, joint venture, or equity or debt financing; or

•	Gammon Gold terminates for any reason not otherwise set out in the termination provisions in the merger agreement.

Indemnification

The merger agreement provides that, as of the effective time of the merger and for a period of six years thereafter, the indemnification and exculpation provisions contained in the certificate of incorporation and bylaws of the corporation surviving the merger shall be at least as favorable, to individuals who, immediately prior to the effective time of the merger, were directors, officers, agents or employees of CGC or its subsidiaries or otherwise entitled to indemnification under the organizational documents of CGC and its subsidiaries, as those contained in the organizational documents of CGC and its subsidiaries as of the date of the merger agreement.

The merger agreement further provides that CGC will, prior to the effective time of the merger, purchase a six-year pre-paid “tail policy” covering its directors and officers. However, in purchasing such “tail policy,” CGC cannot under the terms of the merger agreement expend more than 200% per year of coverage of the amount currently (as of the date of the merger agreement) expended by CGC per year of coverage for directors’ and officers’ insurance.

Amendment and Waiver of the Merger Agreement

Subject to applicable law, the parties may amend the merger agreement by written agreement. However, after the approval of the merger by the stockholders of CGC, there may not be, without further approval of those stockholders, any amendment of the merger agreement that requires such further stockholder approval under applicable law. Any party to the merger agreement may, subject to applicable law, extend the time for performance of any of the obligations of the other party, waive any inaccuracies in the representations or warranties contained in the merger agreement or waive compliance with any of the agreements or conditions set forth in the merger agreement. However, after the approval of the merger by the stockholders of CGC, there may not be, without further approval of those stockholders, any extension or waiver of the merger agreement that changes the amount or form of the consideration to be paid to the CGC stockholders under the merger agreement. The parties do not believe that any extension of the time for performance of any of the obligations of the other party, waiving any inaccuracies in the representations or warranties contained in the merger agreement or waiving compliance with any of the agreements or conditions set forth in the merger agreement, other than a change the amount or form of the consideration to be paid to the CGC stockholders under the merger agreement, would require a resolicitation of proxies or additional approval of CGC stockholders.

THE VOTING AND SUPPORT AGREEMENTS

The following is a summary of the material provisions of the voting and support agreements. This summary is qualified in its entirety by reference to the voting and support agreement, a copy of a form of which is attached as Annex B to this proxy statement/prospectus, and is incorporated into this document by reference. You should read the voting and support agreement in its entirety because it is a legal document governing the matters discussed below.

Concurrently with the execution and delivery of the merger agreement, and as a condition and inducement to the willingness of Gammon Gold to enter into the merger agreement, each of CGC’s executive officers and directors, who collectively held, as of the record date, 449,196 shares of the then-outstanding CGC common stock, or less than 1% of the shares entitled to vote at the special meeting, on the adoption of the merger agreement, entered into voting and support agreements with Gammon Gold. Under and subject to the terms of the voting and support agreements, each of CGC’s executive officers and directors agreed, among other things, that he will vote all shares of CGC common stock beneficially owned or controlled by such person in:

•	in favor of the merger and any other action which could reasonably be expected to facilitate the merger; and

•

against any “takeover proposal” (as defined in the merger agreement) or any other matter that could reasonably be expected to delay prevent, impede or frustrate the successful completion of the merger.

The voting and support agreements also limit the ability of CGC’s executive officers and directors to sell or otherwise transfer the shares of CGC common stock that they beneficially own. Each of CGC’s executive officers and directors also agreed not to solicit any takeover proposals that compete with the merger, subject to certain limited exceptions.

Each voting and support agreement may be terminated by Gammon Gold if:

•	the counterparty has not complied in all material respects with its obligations under the voting and support agreement;

•	CGC has not complied in all material respects with its obligations under the merger agreement;

•	any of the counterparty’s representations or warranties set forth in the voting and support agreement are untrue or inaccurate in any material respect; or

•	the merger agreement is terminated in accordance with its terms.

Each voting and support agreement may be terminated by the individual that is party thereto if:

•	the consideration to be paid pursuant to the merger agreement is reduced;

•	the merger is amended in any manner that would result in adverse tax implications for the individual; or

•	the merger agreement is terminated in accordance with its terms.

INFORMATION ABOUT THE COMPANIES

Gammon Gold Inc.

1701 Hollis Street, Suite 400

Founders Square

P.O. Box 2067

Halifax, Nova Scotia, B3J 2Z1

Canada

(902) 468-0614

Gammon Gold is a Quebec, Canada corporation that, through its subsidiaries, engages in the acquisition, exploration, development, and mining of gold and silver deposits in Mexico. Gammon Gold owns and operates the Ocampo mine in Chihuahua State, and the temporarily suspended El Cubo mine in Guanajuato State, as well as the Guadalupe y Calvo advanced exploration property in Chihuahua State, Mexico. Gammon Gold recently completed option purchase agreements to acquire the Mezquite Project in Zacatecas State, Mexico and the Venus project located north of the Ocampo mine. Gammon Gold also recently signed a definitive agreement to acquire the Los Jarros Project in Chihuahua State and has made strategic investments in Golden Queen Mining Co. Ltd. and Corex Gold Corporation. Gammon Gold was founded in 1986 and began mining at the Ocampo and El Cubo sites in 2006. Gammon Gold’s common shares are listed on the Toronto Stock Exchange (TSX: GAM), the New York Stock Exchange (NYSE: GRS) and the Berlin Stock Exchange (BSX: GL7).

The disclosure in this proxy statement/prospectus and the documents incorporated by reference use terms that comply with reporting standards in Canada and certain estimates are made in accordance with NI 43-101. In addition, the terms “mineral resource”, “measured mineral resource”, “indicated mineral resource” and “inferred mineral resource” are defined in and required to be disclosed by NI 43-101; however, these terms are not defined terms under SEC Industry Guide 7 and normally are not permitted to be used in reports and registration statements filed with the SEC. Investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves. “Inferred mineral resources” have a great amount of uncertainty as to their existence, and as to their economic and legal feasibility. It cannot be assumed that all or any part of the measured mineral resources, indicated mineral resources, or inferred mineral resources will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility, pre-feasibility studies or other economic studies, except in rare cases.

Accordingly, information contained in this proxy statement/prospectus and the documents incorporated by reference herein containing descriptions of Gammon Gold’s mineral deposits may not be comparable to similar information made public by United States companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder.

Additional information about Gammon Gold can be found on its website at http://www.gammongold.com. The information provided on Gammon Gold’s website is not part of this proxy statement/prospectus and is not incorporated herein by reference.

Additional information about Gammon Gold and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. For more information, see the section entitled “Where You Can Find More Information” on page 156.

Capital Gold AcquireCo, Inc.

2711 Centerville Road, Suite 400

Wilmington, Delaware 19808

(902) 468-0614

Capital Gold AcquireCo, Inc. is a Delaware corporation and a wholly-owned subsidiary of Gammon Gold. Capital Gold AcquireCo, Inc. was organized solely for the purpose of effecting the merger with CGC described in this proxy statement/prospectus. It has not carried on any activities other than in connection with the merger agreement.

Capital Gold Corporation

76 Beaver Street, 14th Floor

New York, New York 10005

(212) 344-2785

Capital Gold is a Delaware corporation engaged in the mining, exploration and development of gold properties in Mexico. Its primary focus is on the operation and development of the El Chanate project, an open-pit, heap-leach mine in Sonora State, which began commercial operations in August 2007. CGC also owns and leases mineral concessions in other locations in Sonora, Mexico that are undergoing preliminary exploration for gold and silver mineralization. On August 2, 2010, CGC acquired Nayarit Gold Inc. CGC’s common stock is listed on the TSX and the NYSE Amex under the symbol “CGC”.

Recent Events

The workforce at the El Chanate mine is currently non-unionized; however, a national labor union is seeking to permit workers to vote on whether or not they would like to organize under such labor union. CGC is reviewing its options with respect to the union’s activities. If the workforce were permitted to unionize, such activity could result in higher production costs at the El Chanate mine. The Labor Board of Mexico City has granted the aforementioned national labor union the right to vote to determine if such union should be permitted to represent the workforce. Prior to the date of the vote, CGC may enter into a voluntary agreement with the union. If CGC does not arrive at a voluntary agreement with the union, and the workforce votes to permit the union to represent it, CGC will be required to negotiate an agreement with the union. If the national labor union does not represent CGC’s workforce, CGC could continue as a non-unionized mine or elect to negotiate with a different union. The national labor union seeking to unionize CGC’s workforce may illegally interrupt operations at the El Chanate mine, which could have a material adverse effect on CGC’s business, financial condition or results of operations. On January 14, 2011, a vote was scheduled to be held at the mine site regarding a national labor union. The Labor Board of Mexico City had granted the national labor union the right to vote to determine if such union should be permitted to represent the workforce at El Chanate. The national labor union elected not to travel to site and conduct the vote to unionize on such date. As of the date of this proxy statement/prospectus, the mine site has the ability to continue as a non-unionized workforce or negotiate with a different union.

Additional information about CGC can be found on its website at http://www.capitalgoldcorp.com. The information provided on CGC’s website is not part of this proxy statement/prospectus and is not incorporated herein by reference.

Additional information about CGC and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. For more information, see the section entitled “Where You Can Find More Information” on page 156.

BENEFICIAL OWNERSHIP OF CAPITAL GOLD COMMON STOCK

The following table sets forth as of February 1, 2011, the number and percentage of outstanding shares of CGC common stock beneficially owned by:

•	each person, individually or as a group, known to us to be deemed the beneficial owners of five percent or more of CGC issued and outstanding common stock;

•	each director and Named Executive Officer (as defined in the CGC Form 10-K/A filed with the SEC on November 23, 2010); and

•	all of directors and executive officers of CGC as a group.

This table is based upon information supplied by Schedules 13D and 13G, if any, filed with the SEC, and information obtained from our directors and named executive officers. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of CGC common stock which such person has the right to acquire within 60 days of February 1, 2011. For purposes of computing the percentage of outstanding shares of CGC common stock held by each person or group of persons named in the table, any security which such person or persons has or have the right to acquire within such date is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, CGC believes, based on information supplied by such persons, that the persons named in this table have sole voting and investment power with respect to all shares of CGC common stock which they beneficially own. The address of each executive officer and director of CGC is c/o Capital Gold Corporation, 76 Beaver Street, 14th Floor, New York, New York 10005.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Sprott Asset Management, Inc. Suite 2700, South Tower Royal Bank Plaza Toronto, ON M5J 2J1 Canada	7,636,825		12.5%

Van Eck Associates Corporation 335 Madison Ave., 19th Floor New York, NY 10017	4,193,000	(2)	6.8%

Colin Sutherland	242,318	(3)	*

Christopher M. Chipman	337,500	(3)	*

Scott Hazlitt	462,500	(3)	*

Gary C. Huber	75,000	(3)	*

John W. Cutler	243,950	(3)	*

Stephen M. Cooper	226,500	(3)	*

All Officers and Directors as a Group (6 persons)	1,587,768	(3)	2.6%

*	Less than 1%
(1)	Based upon 61,338,136 shares issued and outstanding as of February 1, 2011.
(2)	Represents shares held within mutual funds and other client accounts managed by Van Eck Associates Corporation, none of which owns more than 5% of Capital Gold’s outstanding shares of common stock.
(3)	For Messrs. Sutherland, Chipman and Hazlitt includes, respectively, 226,072 shares, 212,500 shares and 175,000 shares issuable upon exercise of options. For Messrs. Cutler and Cooper includes 225,000 shares each issuable upon exercise of options. For Mr. Huber includes 75,000 shares each issuable upon exercise of options.

GAMMON GOLD’S BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Biographical information concerning members of Gammon Gold’s board of directors and executive management is set forth below and other information with respect to such persons is included in Gammon Gold’s Form 40-F for the year ended December 31, 2009, as amended by Amendment No. 1 to Form 40-F/A, and proxy circular for its 2010 annual meeting of shareholders. See “Where You Can Find More Information” beginning on page 156. Upon completion of the merger, one current member of CGC’s board of directors will be elected to serve as a member of Gammon Gold’s board of directors.

Biographical Information Regarding Directors of Gammon Gold

Colin Benner

Colin Benner, 66, is an experienced mining executive with more than 40 years in the mining industry in senior management and executive roles in Canada and internationally. He was most recently Chairman of PBS Coals Limited, Vice Chairman and CEO of Skye Resources and previously Vice Chairman and Chief Executive Officer of Lundin Mining Corporation as well as EuroZinc Mining Corporation. Mr. Benner also serves on a number of public company boards in the mining industry in Canada. He is a member of the Association of Professional Engineers of Ontario, the Canadian Society of Professional Engineers as well as a member of the Association of Professional Engineers and Geoscientists of British Columbia, the Association of Professional Engineers and Geoscientists of Nunavut, the Society of Mining Engineers of the AIME and the Canadian Institute of Mining. Mr. Benner is also a Registered ICD-DP. Mr. Benner has served as a director since April 2010 and is chairman of the board of directors.

Ronald E. Smith

Ronald E. Smith, 60, FCA, a native of Yarmouth, Nova Scotia, has an extensive background in the financial, telecommunications and energy sectors. A former Chief Financial Officer with Aliant Telecom Incorporated and its predecessor, Maritime Telephone & Telegraph Limited, he later served as Senior Vice President and Chief Financial Officer of Emera Incorporated and its major subsidiary, Nova Scotia Power Incorporated. Mr. Smith has recently completed terms as Chair of the Acadia University Board of Governors and the Nova Scotia Voluntary Planning Board and continues to serve on both boards. Mr. Smith also serves on the Canada Pension Plan Investment Board and serves as a trustee of the Nova Scotia Association of Health Organizations pension fund. Mr. Smith also serves as a member of the Canadian Accounting Standards Oversight Council. He is a former National President of the Canadian Association for Community Living and former Chair of the Atlantic Provinces Economic Council. Mr. Smith has served as a director since May 2009 and is the chair of the audit committee and member of the compensation committee.

René Marion

René Marion, 48, is the President and Chief Executive Officer and a corporate director. His background combines twenty five years of experience in mining operations, operational management and mine engineering in North America with acquisition evaluations, feasibility studies, development and mergers throughout the world. At the time of his resignation to join Gammon Gold, he was seconded as Chief Operating Officer of Highland Gold Mining Limited, or Highland Gold, in Russia, a publicly traded strategic partner of Barrick Gold Corporation, or Barrick Gold. He joined Highland Gold in December 2006. Prior to his appointment with Highland Gold he held various senior posts in the corporate headquarters of Barrick Gold in Toronto, Canada including Vice President, Technical Services. Mr. Marion holds a Bachelor of Science Degree in Mining Engineering from Queens University. Mr. Marion has served as a director since March 2008. He is a member of the environmental, health and safety committee.

Dr. Luis Chavez

Dr. Luis Chavez, 56, is Corporate Director for Mexican operations. Dr. Chavez has considerable experience in many mining related areas; he holds a Master of Science degree in Mineral Economics (1978) from Penn State

University, and a PhD degree in Energy and Mineral Economics (1982) from the University of Arizona. He has a Business Administration Degree (1989) from the Pan-American Business Institute in Monterrey, Mexico. Dr. Chavez has attended and lectured several short courses and seminars, in topics related to the mining industry. Dr. Chavez, when serving as General Director of the Mexican Geological Survey (1994-2000), initiated the National Mapping Program and subsequently created the largest geology and mining data bank currently in use by mining companies doing business in Mexico. After serving in Federal Government, Dr. Chavez was invited by the Governor of Coahuila State to become Energy and Mines Director in 2001, with the objective of developing rational and sustainable development policies and strategies to maximize energy and mineral resources value. From 2002 to 2006, he was Secretary General for the Mexican Mining Directors and was also President of the Mexican Institute for Environmental Management. Mr. Chavez joined Gammon Gold as a director in 2007.

George D. Elliott

George D. Elliot, 68, BA (Hons), LLB served as Chief Executive Officer of Augen Capital Corporation from May 2007 to April 25, 2008. Mr. Elliott has served as an Executive Vice President of MCAP Financial. He served as President of Titanium Corporation Inc. from November 2003 to February 2005 and its Chief Executive Officer until February 2005. Prior to that, he served as President of Titanium Corp. Inc. until July 2003. While a solicitor at the law firm of McCarthy Tetrault from 1987 to January 1998, he created a non-bank lending division. From January 1998 to October 1998, he served as a Business Consultant of King Haven 8 Capital. From October 1998 to December 2003, he served as a Senior Counsel of Gowling Lafleur Henderson LLP and Senior Partner at McCarthy Tétrault LLP, based in Toronto. He had a 35 year career with Canada’s largest law firms focusing on business development and relationship management. He served as an Executive Chairman of Titanium Corp. Inc. until August 31, 2007. He has been a director of Medworxx Solutions Inc. since September 2010. He serves as director of McCarthy Tétrault LLP. He has been director of GA Capital Corporation since August 2008 and Esperanza Resources Corporation since August 29, 2008. He served as a director of Integrated Asset Management corp., since March 2, 2006. He served as an Executive Director of Augen Capital Corporation, since November 20, 2006 until April 25, 2008. He served as External Director of PLM Group Ltd. from 1997 to October 17, 2007. He served as a director of Titanium Corp. Inc., from March 29, 2000 to August 31, 2007. Mr. Elliott holds a B.A. (Hon) from McGill University Montreal, QC in 1964 and LL.B from Osgoode Hall, York University Toronto, ON in 1967. He is the chair of the compensation committee and a member of the nominating and corporate governance committee, the audit committee, and the environmental, health and safety committee.

Terrence Cooper

Terrence Cooper, 67, Q.C., co-founder of the law firm of Cooper & McDonald, in Halifax Nova Scotia, practiced as a partner with the firm for thirty years. Prior to his time with Cooper & McDonald, he served as Solicitor with the Department of Attorney General in Nova Scotia, where in addition to his many other roles during his tenure he acted as Crown Prosecutor in the Nova Scotia Court of Appeals. Mr. Cooper currently carries on the practice of law with Boyne Clarke in Dartmouth, Nova Scotia and in addition acts as Per Diem Crown Attorney with the Public Prosecution Service of Nova Scotia. Mr. Cooper has been practicing law in Nova Scotia for thirty seven years, including employment with Legal Aid, the Government of Nova Scotia as well as private practice. Mr. Cooper is a graduate of Saint Mary’s University and Dalhousie University, having received a Bachelor of Arts from Saint Mary’s University and obtaining his Bachelor of Education in 1966 and LLB in 1972 from Dalhousie University. He was appointed Queen’s Counsel in 1997 and is presently a member of the Nova Scotia Barristers’ Society and former member of the Canadian Bar Association and American Trial Lawyers’ Association. Mr. Cooper has served as a director since April 2009. He is the chair of the nominating and corporate governance committee, and a member of the compensation committee.

Richard M. Colterjohn

Richard M. Colterjohn, 52, B. Comm., MBA, has been Managing Partner of Glencoban Capital Management Incorporated since 2002. Mr. Colterjohn is a Principal of Glencoban and has over 20 years of involvement in the mining sector, as an investment banker, Director and operator. He founded Centenario Copper

Corporation in 2004 and served as Chief Executive Officer and President from March 2004 until the sale of the company in April 2009. Mr. Colterjohn was an Investment Banker for 17 years, where responsibilities included leading Mining Sector Investment Banking activities in Canada. Mr. Colterjohn worked at Bankers Trust from 1988 to 1991 and Merrill Lynch from 1986 to 1988. He served as Managing Director of Corporate Finance department of UBS Bunting Warburg Inc. from 1992 to 2002 and was Head of its Mining Sector practice. Mr. Colterjohn is currently serving as a Director of MAG Silver Corp (TSX, AMEX) and Explorator Resources Inc. (TSX-V) Mr. Colterjohn holds Bachelor Commerce and Masters of Business Administration degrees. Mr. Colterjohn has served as a director since April 2010 and is a member of the audit committee and nominating and corporate governance committee.

Alan R. Edwards

Alan R. Edwards, 52, is a mining professional with 27 years of diverse mining industry experience. Mr. Edwards has a Bachelor of Science Degree in Mining Engineering and an MBA (Finance), both from the University of Arizona. He initially worked for Phelps Dodge Corporation for 15 years where he held positions of increasing responsibility, including General Manager of Operations, Chino Mines Company. From 2007 to 2009, Mr. Edwards held the position of President, Chief Executive Officer and director of Frontera Copper Corporation. From 2004 to 2007, Mr. Edwards held the position of Executive Vice President and Chief Operating Officer at Apex Silver Mines Corporation where he was responsible for the engineering, construction and commissioning of the San Cristobal project in Bolivia. From 1996 to 2000, Mr. Edwards worked for Cyprus Amax Minerals Company where he rose to the position of President/General Manager of Sociedad Minera Cerro Verde S.A. in Peru. Prior to joining Apex Silver Mines, he held senior operating positions with P.T. Freeport Indonesia and Kinross Gold Corporation. Mr. Edwards has served as a director since May 2010, is chair of the environmental, health and safety committee and a member of the compensation committee.

Joseph Spiteri

Joseph Spiteri, 56, is principal of a private mining consultancy firm. His commissions have included the evaluation of world-class deposits and operations in Canada and abroad. Mr. Spiteri has over 33 years of experience in advanced-stage exploration, feasibility, construction, operations and acquisitions. Prior to becoming a consultant, he held management or executive positions with Dome Mines Group, Placer Dome Incorporated, Northgate Explorations Limited, Lac Minerals Limited and Campbell Resources Incorporated. Mr. Spiteri obtained his Bachelor of Science Degree from the University of Toronto in 1976. Between 1982 and 1984, Mr. Spiteri completed graduate level business courses, on a part-time and correspondence basis, from Laurentian University and Dalhousie University. He is a director of Marathon PGM, a member of The Canadian Institute of Mining and a member of The Association of Professional Geoscientists of Ontario. Mr. Spiteri has been a director since May 2010 and is a member of the environmental, health and safety committee.

Scott Perry

Scott Perry, 34, is Executive Vice President and Chief Financial Officer and has held increasingly senior financial positions in the mining industry over the past 14 years. Prior to joining Gammon Gold, he was the Chief Financial Officer (seconded from Barrick Gold) for Highland Gold, where he managed the company’s financial reporting and compliance commitments as well as the execution of its short-term and long-term financial and operational strategy. Mr. Perry also led Highland Gold’s business and corporate development initiatives. Prior to being seconded to Highland Gold, Mr. Perry held increasingly senior financial roles with Barrick Gold in Australia, the U.S. and in Russia, where he was involved in establishing Barrick Gold’s presence in Russia and assembling a very strong financial team. Mr. Perry holds a Bachelor of Commerce degree from Curtin University, a post-graduate diploma in Applied Finance and Investment as well as a CPA designation. Mr. Perry joined Gammon Gold in February 2008.

Russell Tremayne

Russell Tremayne, 63, is Executive Vice President and Chief Operating Officer and has over 35 years of mining experience throughout the world, with the majority of that time in senior leadership roles. Most recently he held the position of Director of Operations with Highland Gold. While at Highland Gold, Russell was responsible for all operational activities including production, development/stripping, milling operations, engineering and production planning, logistics and purchasing, quality control, utilities and communications. Mr. Tremayne also had overall responsibility for budgets and management reporting and has experience dealing with safety and environmental issues. Mr. Tremayne holds an Accredited Bachelor of Science in Mining. Mr. Tremayne joined Gammon Gold in January 2008

Chris Bostwick

Chris Bostwick, 48, is Senior Vice President of Technical Services and brings with him over 25 years of experience in the global mining industry, 19 of which have been spent with Barrick Gold Corporation in various roles. Mr. Bostwick also brings extensive experience in operations, engineering, maintenance, strategic planning and project evaluation and development gained in North and South America, Africa and Russia. Mr. Bostwick’s most recent role prior to joining Gammon Gold was as a secondee from Barrick Gold to Highland Gold, where he led the Capital Projects and Technical Services groups for Highland Gold’s three development projects and one operating mine within Russia. Prior to that he was at Barrick Gold’s Toronto corporate office where he was Director of Evaluations and Capital Projects, working within the corporate development and technical services groups on mergers, acquisitions and feasibility studies. Mr. Bostwick also spent nine years at Barrick Gold’s Goldstrike operation in Nevada. Mr. Bostwick has a Bachelor of Science Degree in Mining Engineering from Queens University. Mr. Bostwick joined Gammon Gold in January 2009.

Dana Hatfield

Dana Hatfield, 35, is Senior Vice President, Finance and is responsible for corporate planning and reporting, financial reporting and systems, treasury, and taxation. Mr. Hatfield has over 14 years of financial leadership in increasingly senior roles. Prior to joining Gammon Gold, Mr. Hatfield held senior finance roles with the Eastern Canada division of Sysco Corporation, where he oversaw financial reporting, Sarbanes-Oxley compliance, budgeting and planning, and all operational finance functions. Prior to this he was a Senior Manager with a major accounting firm advising various public companies on Canadian and U.S. stock exchange regulations, equity financings, and general financial management. Mr. Hatfield is a Chartered Accountant and has a Bachelor of Commerce degree from Dalhousie University in Halifax, Nova Scotia. Mr. Hatfield joined Gammon Gold in October 2007.

Chris Richter

Chris Richter, 31, is Vice President of Corporate Development. Prior to joining Gammon Gold, Mr. Richter spent 7 years working for Barrick Gold. As part of the Corporate Development team at Barrick Gold, Mr. Richter advanced numerous acquisitions, including the $10.4 billion acquisition of Placer Dome. Most recently, Mr. Richter contributed to the design of the Capital Allocation, Strategy and Risk Group at Barrick Gold. Mr. Richter holds a Master of Arts degree in Economics from the University of Toronto and a Bachelor of Arts degree in Economics and Political Science from the University of Waterloo. Mr. Richter is also a CFA charter holder. Mr. Richter joined Gammon Gold in May 2010.

Peter Drobeck

Peter Drobeck, 56, is Senior Vice President of Exploration and Business Development. He holds an Master of Science degree in geological engineering from the Colorado School of Mines, and has worked continuously in the mining industry since 1980. His 30 years’ of exploration has involved all the relevant phases of exploration from regional exploration programs through exploration project management, to mine geology. His management experience has included working for both major companies (Newcrest, Homestake, Goldfields) as well as junior mining companies on four continents. Mr. Drobeck worked in Mexico in the past with Goldfields Mining and Fresnillo PLC, before joining Gammon Gold, providing him with a background to the geology, people, and business environment of the country. He has led Gammon Gold’s exploration efforts since 2008.

DESCRIPTION OF GAMMON GOLD SHARE CAPITAL

Set forth below is a description of Gammon Gold’s share capital. The following statements are brief summaries of, and are subject to the provisions of, the articles of amalgamation and bylaws of Gammon Gold and the relevant provisions of the Companies Act (Quebec).

General

Gammon Gold’s authorized capital consists of an unlimited number of common shares without nominal or par value, an unlimited number of Class A preferred shares and an unlimited number of Class B preferred shares. A total of 138,906,157 common shares are issued and outstanding (143,401,017 common shares on a fully diluted basis) as at January 31, 2011. There are no Class A or Class B preferred shares currently outstanding.

Common Shares

Each common share ranks equally with all other common shares with respect to dissolution, liquidation or winding-up of Gammon Gold and payment of dividends. The holders of common shares are entitled to one vote for each share of record on all matters to be voted on by such holders and are entitled to receive pro rata such dividends as may be declared by the board of directors of Gammon Gold out of funds legally available therefore and to receive pro rata the remaining property of Gammon Gold on dissolution. The holders of common shares have no pre-emptive or conversion rights. The rights attaching to the common shares can only be modified by the affirmative vote of at least two-thirds of the votes cast at a meeting of shareholders called for that purpose.

Class A and Class B Preferred Shares

The Class A and Class B preferred shares are non-cumulative, non-participating, voting and redeemable at their paid-in value. Dividends on the Class A and Class B preferred shares are determined by the board of directors and are not to exceed 12% in the case of the Class A preferred shares and 13% in the case of the Class B preferred shares. The Class A and Class B preferred shares are entitled to preference over the common shares and any other shares of Gammon Gold ranking junior to the Class A and Class B preferred shares with respect to the payment of dividends and the distribution of assets in the event of liquidation, dissolution or winding-up of Gammon Gold, provided however that the Class A preferred shares have priority over the Class B preferred shares. Any amendment to the articles of Gammon Gold to vary any rights, privileges, restrictions or conditions attaching to the Class A or Class B preferred shares must, in addition to authorization by special resolution, be authorized by at least two-thirds of the votes cast at a meeting of holders of Class A or Class B preferred shares duly called for such purpose, each holder being entitled to one vote for each preferred share held.

Trading Price and Volume

The common shares of Gammon Gold have been listed and posted for trading on the TSX since February 18, 2000, under the trading symbol “GAM”. The common shares of Gammon Gold have been listed and posted for trading on the NYSE since October 13, 2008, under the trading symbol “GRS”. The following table sets forth the high and low closing prices and trading volume of the common shares of Gammon Gold as reported by the TSX and NYSE for the periods indicated:

	TSX			NYSE
Period	High	Low	Volume	High	Low	Volume
February 2011 (through February 14, 2011)	$8.66	$7.71	5,724,032	$8.73	$7.83	13,085,102
January 2011	8.22	7.15	9,198,402	8.31	7.20	27,045,904
December 2010	8.20	6.92	13,954,578	8.19	6.82	41,547,333
November 2010	7.12	6.35	13,479,359	7.11	6.23	32,319,689
October 2010	7.40	6.88	16,278,739	7.35	6.67	26,133,176
September 2010	7.70	6.98	9,918,823	7.50	6.75	25,555,062
August 2010	7.64	6.00	10,499,302	7.26	5.80	19,443,464
July 2010	6.11	5.47	12,211,818	5.95	5.27	19,234,770
June 2010	8.16	5.82	18,915,740	7.84	5.46	47,893,465
May 2010	8.30	7.16	13,526,076	8.04	6.91	38,635,829
April 2010	7.70	6.86	20,950,118	7.69	6.90	43,492,112
March 2010	10.54	7.27	18,162,804	10.22	7.19	30,958,275
February 2010	10.70	9.40	7,920,631	10.26	8.83	18,659,744
January 2010	12.44	9.22	8,462,462	12.02	8.63	23,678,556
December 2009	12.80	11.08	11,131,421	12.20	10.37	29,391,244

Prior Sales

The following table summarizes the sales of common shares of Gammon Gold during the 12 month period preceding the date of this proxy statement/prospectus statement.

Date of Issue	Issue Price per Common Share	Number of Common Shares Issued
October 6, 2010(1)	C$7.34	13,698
October 6, 2010(1)	U.S.$7.16	8,828
August 23, 2010(2)	C$5.43	329,000
August 20, 2010(2)	C$6.55	4,700
August 19, 2010(2)	C$6.55	47,000
August 18, 2010(2)	C$5.43	3,290
July 9, 2010(1)	C$6.00	13,971
July 9, 2010(1)	C$5.69	9,362
May 21, 2010(2)	C$6.24	10,000
April 7, 2010(1)	C$7.72	10,300
April 7, 2010(1)	U.S.$7.44	8,568
February 24, 2010(2)	C$6.69	10,000
February 24, 2010(2)	C$6.57	12,500
February 23, 2010(2)	C$6.24	10,000
February 22, 2010(2)	C$6.24	15,000
February 19, 2010(2)	C$6.56	3,000
February 19, 2010(2)	C$6.16	7,500
February 16, 2010(2)	C$6.48	150,000

Total		666,717

(1)	Issuance of common shares under Gammon Gold’s employee share purchase plan.
(2)	Issuance of common shares upon the exercise of stock options.

The following table summarizes the issuance of securities convertible or exchangeable into common shares of Gammon Gold during the 12 month period preceding the date of this proxy statement/prospectus.

Date of Issue	Type of Security	Exercise Price per Share	Number of Securities Issued
November 9, 2010	Stock Options	C$6.96	250,000
October 12, 2010	Stock Options	C$7.08	20,000
August 31, 2010	Stock Options	C$7.39	30,000
August 17, 2010	Stock Options	C$6.27	30,000
June 18, 2010	Stock Options	C$7.27	10,000
May 19, 2010	Stock Options	C$7.99	210,000
May 18, 2010	Stock Options	C$7.92	230,000
April 13, 2010	Stock Options	C$7.44	150,000
April 8, 2010	Stock Options	C$7.57	30,000

Total	960,000

COMPARISON OF SHAREHOLDER RIGHTS

The rights of holders of CGC stock are governed principally by the laws of the State of Delaware, particularly the DGCL, CGC’s articles of incorporation and CGC’s bylaws. As a result of the merger, holders of CGC common stock will receive Gammon Gold common shares with respect to their shares of CGC common stock. The rights and privileges of those shares will be governed principally by the laws of Quebec, Canada, particularly the Quebec Companies Act and Gammon Gold’s articles and bylaws.

Although the rights and privileges of stockholders of a Delaware corporation and the rights and privileges of shareholders of a Quebec corporation are, in many instances, comparable, there are differences. The following is a summary of the key differences among the rights of holders of CGC common stock as of the date of this proxy statement/prospectus and the rights of holders of Gammon Gold common shares as of the date of this proxy statement/prospectus. These differences arise principally from differences between the DGCL and Quebec law, and between CGC’s articles of incorporation and bylaws, on the one hand, and Gammon Gold’s articles and bylaws, on the other hand.

While Gammon Gold and CGC believe that this summary describes the key differences among the rights of holders of CGC common stock as of the date of this proxy statement/prospectus and the rights of holders of Gammon Gold common shares as of the date of this proxy statement/prospectus, it may not contain all of the information that is important to you. We urge you to read the governing instruments of each company and the provisions of the DGCL and the Quebec Companies Act, which are relevant to a full understanding of the governing instruments, fully and in their entirety.

CGC Common Stock	Gammon Gold Common Shares

Authorized Capital

The total number of authorized shares of Capital Gold is 75,000,000 shares of common stock, par value $0.0001 per share. There are no shares of preferred stock authorized or outstanding.	Gammon Gold’s authorized capital consists of an unlimited number of common shares without nominal or par value, an unlimited number of Class A preferred shares and an unlimited number of Class B preferred shares. There are no Class A or Class B preferred shares currently outstanding.

Number and Election of Directors

CGC’s board of directors currently consists of five members who are each elected annually. The CGC bylaws provide the number of the directors of the corporation shall be not less than three nor more than ten, unless and until otherwise determined by vote of a majority of the entire board of directors.	Gammon Gold’s board of directors currently consists of nine members who are each elected annually. The Gammon Gold bylaws provide the number of the directors of the corporation shall be not less than three nor more than eleven, unless and until otherwise determined by vote of a majority of the entire board of directors. There are currently nine directors.

Removal of Directors

Under Delaware law, unless the board is separated into classes, any director or the entire board of directors of a Delaware corporation may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors.	Gammon Gold`s shareholders may from time to time, by ordinary resolution at a special meeting of shareholders of which notice specifying the intention to pass such resolution has been given, remove any director before the expiry of his term of office and appoint any qualified person to fill the vacancy thereby created, failing which such vacancy may be filled by a resolution of the directors then in office.

CGC Common Stock	Gammon Gold Common Shares

Filling Vacancies on the Board of Directors

The CGC bylaws provide that any vacancy in the board of directors occurring by reason of an increase in the number of directors, or by reason of the death, resignation, disqualification, removal (unless a vacancy created by the removal of a director by the stockholders shall be filled by the stockholders at the meeting at which the removal was effected) or inability to act of any director, or otherwise, shall be filled for the unexpired portion of the term by a majority vote of the remaining directors, though less than a quorum, at any regular meeting or special meeting of the board of directors called for that purpose.	Any vacancy in Gammon Gold’s board of directors occurring by reason of an increase in the number of directors, or by reason of the death, resignation, disqualification, removal (unless a vacancy created by the removal of a director by the stockholders shall be filled by the stockholders at the meeting at which the removal was effected) or inability to act of any director, or otherwise, shall be filled for the unexpired portion of the term by a majority vote of the remaining directors at any regular meeting or special meeting of the board of directors called for that purpose.

Stockholder Meetings and Provisions for Notices; Proxies

CGC’s bylaws provide that all meetings of the stockholders shall be held at the principal office of the corporation, or at other places as shall be designated in the notices or waivers of notice of such meetings. Special meetings of the stockholders may be called at any time by the board of directors or by the president or chief executive officer, or as otherwise required under provisions of the DGCL.

Under CGC’s bylaws, written notice stating the time when and place where the meeting is to be held must be served either personally or by mail no less than 10 days and no more than 50 days before the date of such annual or special meeting to each stockholder entitled to vote at the meeting unless otherwise required by law. For special meetings, the purpose or purposes for such meeting must also be stated in the notice.

Under Delaware law, no proxy shall be valid after three years from the date of its execution, unless the proxy provides for a longer period.

Annual meetings and special meetings of Gammon Gold`s shareholders shall be held at the head office of the company or elsewhere in the Province of Quebec at such time and upon such day as Gammon`s directors may by resolution determine.

Notice of the time and place of each annual meeting of shareholders and of each special meeting of shareholders shall be given not less than 21 days nor more than 50 days before the date of the meeting entitled to vote. Notice of a meeting of shareholders called for any purpose other than the consideration of the financial statements and auditor’s report, the election of directors or the reappointment of the incumbent auditor or auditors shall state the nature of the business in sufficient detail to permit the shareholder to form a reasoned judgment thereon and shall state the text of any special resolution to be submitted to the meeting.

CGC Common Stock	Gammon Gold Common Shares

Stockholder Nominations and Proposals

Stockholder nominations of persons for election to the board of directors of CGC and other stockholder proposals may be properly brought before a meeting of CGC stockholders by any stockholder of the CGC who is a stockholder of record on the date of the giving of the notice provided for under CGC’s bylaws and on the record date for the determination of stockholders entitled to vote at such meeting. Such nominations or proposals must also be timely, meaning that they must be delivered to or mailed and received at the principal executive offices of CGC not less than ninety days nor more than one hundred twenty days prior to the date of the meeting; provided, however, that in the event that public disclosure of the date of the meeting is first made less than one hundred days prior to the date of the meeting, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such public disclosure of the date of the meeting was made. The content of such stockholder’s notice to CGC must be in the form called for by CGC’s bylaws, which form varies depending on if such notice is in respect of a nomination or a proposal for a matter other than a nomination.

Upon receipt by the Secretary of Gammon Gold of a requisition in writing, signed by holders of not less than one-tenth of the outstanding shares of the company, setting out the objects of the proposed meeting, the directors, or, if there is not a quorum in office, the remaining directors or director, shall forthwith convene a special general meeting of the shareholders for the transaction of the business mentioned in the requisition. If such meeting is not called and held within twenty-one days from the date upon which the requisition was left at the head office of Gammon Gold, any shareholders holding not less than one-tenth of the outstanding shares of the company, whether they signed the requisition or not, may themselves convene such special general meeting.

Quorum and Voting by Stockholders

CGC’s bylaws provide that the presence at the commencement of the meeting in person or by proxy of stockholders holding of record a majority of the total number of shares then issued and outstanding shall constitute a quorum at any such meeting of stockholders.

Each share of CGC common stock is entitled to one vote per share on all matters submitted to stockholders. CGC’s bylaws also provide that directors are elected by a plurality of the votes cast at a meeting by holders of shares, present in person or by proxy, at the meeting and entitled to vote on the election of directors, and except as otherwise required by law, CGC’s certificate of incorporation as amended, or CGC’s bylaws, all other matters shall be determined by a majority of the votes cast, at any meeting at which a quorum is present.

At any meeting of Gammon Gold shareholders, two shareholders entitled to vote or duly appointed proxies for absent shareholders so entitled, constitute a quorum. Each share of CGC common stock is entitled to one vote per share on all matters submitted to stockholders.

The bylaws of Gammon Gold provide that, unless otherwise prescribed by law, every question submitted to any meeting of shareholders shall be determined by a majority of votes cast on the question. In the case of equality of votes, the chairman shall, both on a show of hands and in the case of a ballot, have a second or casting vote in addition to the vote or votes to which he may be entitled as a shareholder.

An arrangement or amalgamation must be approved by special resolution passed by a vote of not less than

CGC Common Stock	Gammon Gold Common Shares

Quorum and Voting by Stockholders

two-thirds of the votes cast by shareholders who voted in respect of the resolution. The holders of each class or series of shares which is affected differently by the transaction from the shares of any other class or series are entitled to vote separately as a class or series.

Stockholder Action Without a Meeting

CGC’s bylaws provide that any resolution in writing, signed by all stockholders entitled to vote thereon, shall be and constitute action by the stockholders with the same effect as if it had been duly passed by unanimous vote at a duly called meeting of stockholders.	The Quebec Companies Act and Gammon Gold’s bylaws provide that any resolution in writing, signed by all stockholders entitled to vote thereon, shall be and constitute action by the stockholders with the same effect as if it had been duly passed by unanimous vote at a duly called meeting of stockholders.

Amendment of Certificate or Articles of Incorporation

CGC’s certificate of incorporation does not contain any special provisions regarding approval of amendments to the certificate of incorporation. Under the DGCL, an amendment to the certificate of incorporation requires that the board of directors approve the amendment, declare it advisable and submit it to stockholders for adoption. Such amendment must be adopted by a majority in voting power of all issued and outstanding shares and any greater vote required by the certificate of incorporation. Except in limited circumstances, any proposed amendment to the certificate of incorporation that would increase or decrease the authorized shares of a class of stock, increase or decrease the par value of the shares of a class of stock, or alter or change the powers, preferences or special rights of the shares of a class of stock (so as to affect them adversely) requires approval of the holders of a majority of the outstanding shares of the affected class, voting as a separate class, in addition to the approval of a majority of the shares entitled to vote on that proposed amendment. If any proposed amendment would alter or change the powers, preferences or special rights of any series of a class of stock so as to affect them adversely, but does not affect the entire class, then only the shares of the series affected by the proposed amendment is considered a separate class for purposes of the immediately preceding sentence.	Gammon Gold’s articles of incorporation do not contain any special provisions regarding approval of amendments to the articles of incorporation. Under the Quebec Companies Act, to amend the articles of a company, its directors must pass a by-law. The by-law amending the articles of a company must be confirmed by two-thirds of the votes cast by the shareholders of the company at a special general meeting of shareholders called for that purpose. The by-law must authorize one of the directors to sign the articles of amendment. The directors may, before the appropriate certificate is prepared, annul the by-law if they are authorized to do so by the by-law.

CGC Common Stock	Gammon Gold Common Shares

Amendment of Bylaws

CGC’s bylaws provide that the board of directors is expressly authorized to adopt, amend or repeal the bylaws; provided, however, that the stockholders entitled to vote with respect thereto may alter, amend or repeal bylaws made by the board of directors (except that the board of directors shall have no power to change the quorum for meetings of stockholders or of the board of directors or to change any provisions of the bylaws with respect to the removal of directors or the filling of vacancies in the board of directors resulting from the removal by the stockholders). CGC’s bylaws also provide that all bylaws may be altered or repealed and new bylaws may be made by the affirmative vote of stockholders holding of record at least a majority of the outstanding shares entitled to vote in the election of directors at any annual or special meeting of stockholders, provided that the notice or waiver of notice of such meeting shall have summarized or set forth in full therein, the proposed amendment.	Gammon Gold’s board of directors is authorized to adopt, amend or repeal the bylaws; provided, however, that the stockholders entitled to vote with respect thereto must sanction and confirm the repeal, amendment and re-enactment of any by-law requiring sanction or confirmation at the next general meeting following the adoption, amendment or repeal of the bylaws by the directors.

CGC Common Stock	Gammon Gold Common Shares

Anti-Takeover Statutes

The provisions of Delaware law relating to “Business Combinations” do not apply to a corporation if, among other things, the certificate of incorporation or bylaws of the corporation contain a provision expressly electing not to be governed by the provisions of the statute or the corporation does not have voting stock listed on a national securities exchange or held of record by more than 2,000 stockholders.

CGC has not “opted out” of the Delaware laws relating to Business Combinations.

Under certain provisions of Delaware law, a corporation may not engage in certain transactions with an “interested stockholder.” For purposes of this provision, an “interested stockholder” generally means any person who, together with its affiliates or associates, directly or indirectly owns 15% or more of the outstanding voting stock of the corporation. These provisions prohibit certain Business Combinations between an interested stockholder and a corporation for a period of three years following the date that the stockholder acquired its stock unless:

(1) prior to the stockholder becoming an interested stockholder, the board of directors of the corporation approved the Business Combination or the transaction which resulted in the stockholder becoming an interested stockholder;

(2) the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares held by directors who are also officers and shares held by certain employee stock plans) in which such stockholder became an interested stockholder; or

(3) the Business Combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Rules and policies of certain Canadian securities regulatory authorities, including Multilateral Instrument 61-101, contain requirements in connection with “related party transactions.” A related party transaction means, among other things, any transaction by which an issuer directly or indirectly engages in the following with a related party: acquires, sells, leases or transfers an asset, acquires the related party, acquires or issues treasury securities, amends the terms of a security if the security is owned by the related party or assumes or becomes subject to a liability or takes certain other actions with respect to debt.

“Related party” includes directors, senior officers and holders of more than 10% of the voting rights attached to all outstanding voting securities of the issuer or holders of a sufficient number of any securities of the issuer to materially affect control of the issuer.

Multilateral Instrument 61-101 requires, subject to certain exceptions, the preparation of a formal valuation relating to certain aspects of the transaction and more detailed disclosure in the proxy material sent to security holders in connection with a related party transaction including related to the valuation.

Multilateral Instrument 61-101 also requires, subject to certain exceptions, that an issuer not engage in a related party transaction unless the shareholders of the issuer, other than the related parties, approve the transaction by a simple majority of the votes cast.

CGC Common Stock	Gammon Gold Common Shares

Limitation of Liability and Indemnification of Directors and Officers

CGC’s certificate of incorporation, as amended, provides that no director of the corporation shall be personally liable to Capital Gold or its stockholders for monetary damages for breach of fiduciary duty as a director, except for a breach of fiduciary duties unless the breach involves: (1) a director’s duty of loyalty to the corporation or its stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) liability for unlawful payments of dividends or unlawful stock purchases or redemption by the corporation; or (4) a transaction from which the director derived an improper personal benefit. CGC’s certificate of incorporation, as amended, also provides that the corporation shall indemnify all persons whom it may indemnify pursuant to Section 145 of the General Corporation Law of Delaware or otherwise.	Under the bylaws of Gammon Gold, no director, senior executive or officer of the company may be liable for the acts, receipts, neglects or defaults of any other director, senior executive, officer or employee or for joining in any receipts or other act for conformity or for any loss or expense happening to the company through the insufficiency or deficiency of title to any property acquired by order of the board for, or on behalf of, the company or for the insufficiency or deficiency of any security in or upon which any of the moneys of the company shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person with, whom any of the moneys, securities or effects of the company shall be deposited or from any loss occasioned by any error of judgment or oversight on his part, or for any other loss, damage or misfortune whatever which shall happen in the execution of the duties of his office or in relation thereto unless the same shall happen through his own willful act or default. Each director, senior executive or officer of the company remains liable any breach of the Companies Act (Quebec).

Appraisal Rights

Under Delaware law, CGC stockholders do not have appraisal rights with respect to shares of any class or series of stock if such shares are (1) listed on a national securities exchange or (2) held by more than 2,000 stockholders of record, unless the stockholders receive in exchange for their shares anything other than shares of stock of the surviving or acquiring entity, or depository receipts in respect thereof, or shares of stock, or depository receipts in respect of any other entity that is publicly listed or held by more than 2,000 holders, or cash in lieu of fractional shares or fractional depository receipts described above, or a combination of the foregoing.	None.

CGC Common Stock	Gammon Gold Common Shares

Dividends and Liquidation

The holders of CGC common stock are entitled to dividend distributions ratably when as and if declared by the board of directors in their discretion out of legally available assets. Under the DGCL, the directors of CGC may declare and pay dividends upon the shares of CGC’s capital stock either (1) out of its surplus, as defined in and computed in accordance with §§ 154 and 244 of the DGCL, or (2) in case there shall be no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.	The holders of Gammon Gold common shares are entitled to dividend distributions ratably when as and if declared by the board of directors in their discretion out of legally available assets.

Capital Gold does not currently pay dividends.	Gammon Gold does not currently pay dividends.

In the event of a liquidation, dissolution or winding-up of the affairs of CGC, holders of CGC common stock are entitled to share, pro rata, in CGC’s assets and funds remaining after payment, or provision for payment, of all debts and other liabilities of CGC.	In the event of a liquidation, dissolution or winding-up of the affairs of Gammon Gold, holders of Gammon Gold common shares are entitled to share, pro rata, in Gammon Gold’s assets and funds remaining after payment, or provision for payment, of all debts and other liabilities of Gammon Gold.

PROPOSAL NO. 2: ADJOURNMENT OF THE CAPITAL GOLD SPECIAL MEETING

In the event that there are not sufficient votes to constitute a quorum or approve the plan of merger at the time of the special meeting, the proposal to approve the plan of merger could not be approved unless the special meeting was adjourned or postponed to a later date in order to permit further solicitation of proxies. In order to allow proxies that have been received by CGC at the time of the special meeting to be voted for adjournment or postponement, you are being asked to consider a proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, including to permit further solicitation of proxies if necessary to obtain additional votes in favor of approval of the plan of merger.

Approval of the proposal relating to the adjournment or postponement of the special meeting, if necessary or appropriate, including to solicit additional proxies requires the affirmative vote of a majority of the votes cast on such proposal at the special meeting by the holders of CGC common stock, even if less than a quorum.

The board of directors of CGC unanimously recommends that CGC stockholders vote “FOR” the proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, including to permit further solicitation of proxies if necessary to obtain additional votes in favor of approval of the plan of merger.

INDEPENDENT AUDITORS

The consolidated balance sheet of Capital Gold Corporation and subsidiaries as of July 31, 2010 and the related consolidated statement of operations, stockholders’ equity, and cash flows for the year then ended and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this proxy statement/prospectus from CGC’s Annual Report on Form 10-K for the year ended July 31, 2010, as amended by Form 10-K/A, have been so incorporated on reliance on the report of BDO USA, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated balance sheet of Capital Gold Corporation and subsidiaries as of July 31, 2009, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended July 31, 2009 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this proxy statement/prospectus from CGC’s Annual Report on Form 10-K for the year ended July 31, 2010 have been so incorporated on reliance on the report of Wolinetz, Lafazan & Company, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Gammon Gold as at December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007 and the effectiveness of internal control over financial reporting of Gammon Gold as of December 31, 2009, incorporated by reference into this proxy statement/prospectus from Gammon Gold’s Annual Report on Form 40-F for the year ended December 31, 2009, as amended by Amendment No. 1 to the Annual Report on Form 40-F/A, have been audited by KPMG LLP, an independent registered public accounting firm, as set forth in their reports thereon. Such consolidated financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The audited consolidated financial statements of Nayarit Gold as at September 30, 2009 and for the year ended September 30, 2009, incorporated by reference into this proxy statement/prospectus from Amendment No. 1 to Capital Gold’s Current Report on Form 8-K/A, as filed with the SEC on October 13, 2010, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

The audited consolidated financial statements of Nayarit Gold as at September 30, 2008 and for the year ended September 30, 2008, incorporated by reference into this proxy statement/prospectus from Amendment No. 1 to Capital Gold’s Current Report on Form 8-K/A, as filed with the SEC on October 13, 2010, have been audited by McGovern, Hurley, Cunningham, LLP, independent auditors, as set forth in their reports thereon. Such consolidated financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of Gammon Gold common shares to be issued in connection with the merger will be passed upon for Gammon Gold by Fasken Martineau DuMoulin LLP, Canadian counsel to Gammon Gold. As of the date hereof, to Gammon Gold’s knowledge, the partners and associates of Fasken Martineau DuMoulin LLP beneficially own, directly or indirectly, less than one percent of the securities of Gammon Gold.

EXPERTS

CGC

Scientific and technical information relating to the “NI 43-101 Technical Report, Capital Gold Corporation, El Chanate Gold Mine, Sonora, Mexico” for Capital Gold Corporation, dated November 27, 2009, the “National Instrument 43-101 Technical Report on Resources — Nayarit Gold Inc. — Orion Project, State of Nayarit, Mexico”, dated December 29, 2009, and the “National Instrument 43-101 Preliminary Economic Assessment — Nayarit Gold Inc. — Orion Project, Animas/Del Norte Zone, State of Nayarit, Mexico”, dated February 5, 2010, incorporated by reference in this proxy statement/prospectus is based upon independent technical reports as of their respective dates prepared by SRK Consulting (US), Inc.

SRK Consulting (US), Inc. does not have a registered or beneficial interest, direct or indirect, in any securities or other property of Gammon Gold and its associates and affiliates.

No expert named in this section and no director, officer or employee of such experts is or is expected to be elected, appointed or employed as a director, officer or employee of Gammon Gold or of any associate or affiliate of Gammon Gold.

Gammon Gold

Scientific and technical information relating to the Ocampo Mine incorporated by reference in this proxy statement/prospectus is based upon a technical report dated October 12, 2009 prepared by Ramon Luna Espinoza, Exploration Manager at the Ocampo Mine until August 15, 2009.

Scientific and technical information relating to the El Cubo Mine incorporated by reference in this proxy statement/prospectus is based upon an independent technical report dated October 15, 2009 prepared by Glenn R. Clark of Glenn R. Clark & Associates.

Scientific and technical information relating to the Guadalupe y Calvo property incorporated by reference in this proxy statement/prospectus is based upon an independent technical report dated November 25, 2002 prepared by Clancy J. Wendt and Mark G. Stevens, both former employees of Pincock, Allen & Holt.

None of the above-named persons or companies, except Ramon Luna Espinoza, holds a registered or beneficial interest, direct or indirect, in any securities or other property of Gammon Gold and its associates and affiliates. Ramon Luna Espinoza is a former employee of Gammon Gold. Ramon Luna Espinoza beneficially owns, directly or indirectly, less than 1% of the outstanding common shares of Gammon Gold.

No expert named in this section and no director, officer or employee of such experts is or is expected to be elected, appointed or employed as a director, officer or employee of Gammon Gold or of any associate or affiliate of Gammon Gold.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the CGC board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus. If any other matters properly come before CGC’s stockholders at the special meeting, or any adjournment or postponement of the special meeting, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters. The individuals named as proxies intend to vote in accordance with the recommendation of the CGC board of directors.

SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

CGC

If the merger is completed, CGC will not reschedule or hold its 2010 Annual Meeting of Stockholders and there will be no CGC Annual Meeting of Stockholders in 2011 or thereafter. If the merger is not completed, set forth below is information relevant to CGC’s postponed 2010 Annual Meeting of Stockholders.

The deadline for a Capital Gold stockholder to submit a proposal for inclusion in the proxy statement for the 2010 Annual Meeting of CGC was August 17, 2010. All proposals should be sent to the Corporate Secretary of CGC at Capital Gold Corporation, 76 Beaver Street, 14th Floor, New York, New York 10005. If CGC does not holder its 2010 Annual Meeting between December 31, 2010 and February 28, 2011, then the deadline will be a reasonable time prior to the time CGC begins to print and mail its proxy materials.

Gammon Gold

There is no formal mechanism for the submission by shareholders of Gammon Gold of proposals for inclusion in the management proxy circular for the 2011 annual meeting of Gammon Gold. Gammon Gold is a “foreign private issuer” and, under the rules adopted under the Exchange Act, is exempt from certain of the requirements of the Exchange Act, including the proxy and information provisions of Section 14 of the Exchange Act.

WHERE YOU CAN FIND MORE INFORMATION

CGC files reports, proxy statements and other information with the SEC as required under the Exchange Act. Gammon Gold is a “foreign private issuer” and, under the rules adopted under the Exchange Act, is exempt from certain of the requirements of the Exchange Act, including the proxy and information provisions of Section 14 of the Exchange Act and the reporting and liability provisions applicable to officers, directors and significant shareholders under Section 16 of the Exchange Act.

You may read and copy any reports, statements or other information filed by Gammon Gold or CGC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

The SEC maintains a website that contains reports, proxy statements and other information, including those filed by Gammon Gold and CGC, at http://www.sec.gov. You may also access the SEC filings and obtain other information about Gammon Gold and CGC through the websites maintained by Gammon Gold and CGC at http://www.gammongold.com and http://www.capitalgoldcorp.com, respectively. The information contained in those websites is not incorporated by reference in, or in any way part of, this proxy statement/prospectus.

Each of Gammon Gold and CGC files reports, statements and other information with the Canadian provincial and territorial securities administrators. Gammon Gold and CGC filings are also electronically available to the public from the Canadian System for Electronic Document Analysis and Retrieval, or SEDAR, the Canadian equivalent of the SEC’s EDGAR system, at http://www.sedar.com.

After the merger, Gammon Gold will furnish to you the same annual reports that it currently furnishes to Gammon Gold shareholders in the same manner and at the same time as it furnishes them to current Gammon Gold shareholders, including audited annual consolidated financial statements, unaudited quarterly consolidated financial statements and proxy circulars and related materials for meetings of shareholders. In addition, you will be able to request Gammon Gold’s Form 40-F, as amended.

Gammon Gold has filed a registration statement on Form F-4 to register with the SEC the Gammon Gold common shares to be issued in the merger. This document is a part of that registration statement and constitutes the prospectus of Gammon Gold in addition to being a proxy statement for the CGC stockholders.

As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement on Form F-4 filed by Gammon Gold and the exhibits to the registration statement. In addition, the SEC allows us to “incorporate by reference” information into this proxy statement/prospectus, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information included directly in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that Gammon Gold and CGC have previously filed with the SEC. These documents contain important information about the companies and their financial condition.

Gammon Gold

Gammon Gold hereby incorporates by reference into this proxy statement/prospectus the following documents previously filed with the SEC (File No. 001-31739):

(a)	Annual Report on Form 40-F for the fiscal year ended December 31, 2009, filed on March 30, 2010, and Amendment No. 1 to the Annual Report on Form 40-F/A for the fiscal year ended December 31, 2009, filed on May 13, 2010; and

(b)	Report of Foreign Issuer on Form 6-K filed on January 14, 2010, February 23, 2010, March 1, 2010, March 17, 2010, March 23, 2010 (two filings), March 30, 2010 (three filings), April 12, 2010 (two filings), April 15, 2010, April 21, 2010, April 29, 2010, May 7, 2010, May 13, 2010 (three filings), May 18, 2010, May 28, 2010, June 1, 2010, June 3, 2010, June 4, 2010, June 17, 2010, June 18, 2010, June 28, 2010, June 30, 2010, July 8, 2010, July 15, 2010, July 16, 2010, July 23, 2010, August, 6, 2010, August 9, 2010, August 10, 2010 (two filings), August 17, 2010, August 20, 2010, August 31, 2010, September 16, 2010, September 20, 2010, October 4, 2010 (two filings), October 12, 2010, October 22, 2010, October 28, 2010, November 3, 2010, November 8, 2010 (three filings), November 29, 2010, December 7, 2010, December 8, 2010, December 9, 2010, December 10, 2010, December 16, 2010, January 10, 2011, January 12, 2011, January 21, 2011, January 27, 2011 and February 8, 2011.

CGC

CGC hereby incorporates by reference into this proxy statement/prospectus the following documents previously filed with the SEC (File No. 001-34618):

(a)	Annual Report on Form 10-K for the fiscal year ended July 31, 2010, filed on October 14, 2010, as amended by Form 10-K/A, filed on November 23, 2010;

(b)	Quarterly Report on Form 10-Q for the quarter ended October 31, 2010, filed on December 10, 2010; and

(c)	Current Reports on Form 8-K filed on August 5, 2010, September 1, 2010, October 7, 2010, October 13, 2010, Form 8-K/A filed on October 13, 2010, October 22, 2010, December 22, 2010 and February 1, 2011.

All documents filed by Gammon Gold and CGC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this proxy statement/prospectus to the date of the CGC special meeting will also be deemed to be incorporated into this proxy statement/prospectus by reference. To the extent that any information contained in any such Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference into this proxy/statement prospectus.

In addition, the description of Gammon Gold common shares contained in Gammon Gold’s registration statements under Section 12 of the Exchange Act is incorporated by reference.

You may also obtain copies of any document incorporated in this proxy statement/prospectus, without charge, by requesting them in writing or by telephone from the appropriate company at the following addresses:

Gammon Gold Inc. Investor Relations 1701 Hollis Street, Suite 400 Founders Square P.O. Box 2067 Halifax, Nova Scotia, B3J 2Z1 Canada (902) 468-0614 anne.day@gammongold.com	Capital Gold Corporation Investor Relations 76 Beaver Street, 14th Floor New York, New York 10005 (212) 344-2785 kelly@capitalgoldcorp.com

If you would like to request documents, please do so by March 4, 2011 to receive them before the special meeting. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

Neither Gammon Gold nor CGC has authorized anyone to give any information or make any representation about the merger that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that are incorporated by reference in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus are unlawful, or if you are a person to whom it is unlawful to make these types of offers, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this document unless the information specifically indicates that another date applies.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

GAMMON GOLD INC.,

CAPITAL GOLD ACQUIRECO, INC.

and

CAPITAL GOLD CORPORATION

DATED AS OF OCTOBER 1, 2010

(continued)

(continued)

(continued)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of October 1, 2010 (this “Agreement”), is entered into by and among Gammon Gold Inc., a corporation incorporated under Part 1A of the Companies Act (Quebec) (“Parent”), Capital Gold AcquireCo, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“MergerCo”), and Capital Gold Corporation, a Delaware corporation (“Company”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of each of Parent, MergerCo and the Company has approved and declared advisable this Agreement, and the merger of MergerCo with and into the Company (the “Merger”) so that the Company is the surviving company in the Merger, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Board of Directors of each of Parent, MergerCo and the Company has determined that it is in the best interests of their respective companies and stockholders that Parent acquire the Company pursuant to the Merger provided for in this Agreement; and

WHEREAS, in connection with the execution and delivery of this Agreement by the parties hereto, each officer and director of the Company (each, a “Locked-up Stockholder”) has entered into a voting and support agreement, dated as of the date hereof, with Parent and MergerCo, in the form attached hereto as Exhibit A (the “Voting and Support Agreement”), pursuant to which each Locked-up Stockholder has agreed, among other things, to vote all of the Company Common Stock (as defined herein) beneficially owned by him or her in favor of the Merger; and

WHEREAS, the parties desire to enter into a definitive agreement in respect of the Merger in order to make certain representations, warranties and agreements and also to prescribe certain terms and conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

THE MERGER

1.1 The Merger. (a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time MergerCo shall merge with and into the Company. As a result of the Merger, the separate corporate existence of MergerCo shall cease and the Company shall continue as the Surviving Company of the Merger (sometimes referred to in such capacity as the “Surviving Company”).

(b) Parent, MergerCo and the Company may at any time mutually agree to change the method of effecting the business combination, including by entering into an appropriate amendment to this Agreement (to the extent such amendment only changes the method of effecting the business combination and does not substantively affect this Agreement or the rights and obligations of the parties or their respective stockholders hereunder); provided, however, that the business combination shall be effected through a triangular merger structure and, further provided, that no such change shall (i) alter or change the amount or kind of the Merger Consideration (as defined in Section 2.1(a)) provided for in this Agreement or (ii) materially impede or delay consummation of the transactions contemplated by this Agreement.

1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., local time, on a date to be agreed upon by Parent and the Company, which shall be no later than the fifth Business Day (as defined in Section 10.5) after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article 8 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), at the offices of Fasken Martineau DuMoulin LLP, 333 Bay Street, Suite 2400, Toronto, Ontario M5H 2T6, Canada, unless another time, date or place is agreed to in writing by Parent and the Company. Documents relating to the Closing may be exchanged electronically. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

1.3 Effective Time. Subject to the provisions of this Agreement, at the time of the Closing, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), in such form as required by, and executed and acknowledged by the parties in accordance with, the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as Parent and the Company shall agree and shall specify in the Certificate of Merger (the time at which the Merger becomes effective being hereinafter referred to as the “Effective Time”).

1.4 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and MergerCo shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and MergerCo shall become the debts, liabilities and duties of the Surviving Company.

1.5 Certificate of Incorporation and By-laws.

(a) At the Effective Time, the certificate of incorporation of the Surviving Company, shall, subject to Section 7.8 hereof, be amended in its entirety to contain the provisions set forth in the certificate of incorporation of MergerCo, attached hereto as Exhibit B, except that the name of the Surviving Company may be changed at the Effective Time.

(b) At the Effective Time, the by-laws of the Surviving Company, shall, subject to Section 7.8 hereof, be amended in their entirety to contain the provisions set forth in the by-laws of MergerCo, attached hereto as Exhibit C, except that the name of the Surviving Company may be changed at the Effective Time, until thereafter changed or amended as provided therein or by applicable Law (subject to Section 7.8(a)).

1.6 Directors of the Surviving Company. The directors of MergerCo immediately prior to the Effective Time shall be the directors of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

1.7 Officers of the Surviving Company. The officers of MergerCo immediately prior to the Effective Time shall be the initial officers of the Surviving Company, each to hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

1.8 Company Director Designee.

(a) Parent shall use its commercially reasonable efforts to cause one of the nominees proposed by the Company (the “Company Director Designee”) to be appointed to the Parent board of directors promptly after the Effective Time. If the Company Director Designee cannot be appointed to the Parent board of directors promptly after the Effective Time, then the Company Director Designee shall be granted observer status at Parent board of directors meetings that occur at any time following the Effective Time and prior to the earlier of (i) the date on which the Company Director Designee is appointed to the Parent board of directors and (ii) the annual general meeting of Parent stockholders to be held in 2011. Subject to applicable Law and subject to the Company Director Designee’s execution of a confidentiality agreement acceptable to Parent, acting reasonably, and his compliance with Parent’s insider trading, corporate governance and disclosure policies, during such time period Parent shall cause to be delivered to the Company Director Designee all information distributed to regular board members. Following the Closing, the nominating and corporate governance committee of Parent’s board of directors, or such successor committee with comparable responsibilities, shall, if deemed advisable by such committee, nominate the Company Director Designee for election, or re-election, as the case may be, for the position of director at each of the 2011 and 2012 annual general meetings of Parent stockholders following the Closing.

ARTICLE 2

EFFECT OF THE MERGER ON THE CAPITAL STOCK AND OTHER SECURITIES OF THE CONSTITUENT CORPORATIONS

2.1 Effect on the Company Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, MergerCo, the Company or the holder of any of the following securities:

(a) Subject to Section 3.2(d), each share of the common stock of the Company (including all Company Restricted Stock (as defined herein)) issued and outstanding immediately prior to the Effective Time (“Company Common Stock”), except for shares of Company Common Stock owned by Parent, MergerCo or the Company, shall be converted into the right to receive (i) 0.5209 (the “Exchange Ratio”) validly issued, fully paid and nonassessable common shares (“Parent Common Shares”) of Parent, and (ii) US$0.79 in cash. Such number of Parent Common Shares, as may be adjusted in Section 2.1(b), and $0.79 in cash being the “Merger Consideration”. The Merger Consideration was derived from the volume weighted average closing price of Parent Common Shares on the NYSE for the 10 trading days prior to September 27, 2010.

(b) All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article 2 shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate representing any such shares of Company Common Stock immediately prior to the Effective Time (each a “Certificate”) shall thereafter represent only the right to receive (i) the Merger Consideration and (ii) cash in lieu of fractional shares into which the shares of Company Common Stock represented by such Certificate have been converted pursuant to this Section 2.1 and Section 3.2(d) upon surrender of such Certificate in accordance with Section 3.2, without interest. The right of any holder of a Certificate to receive the Merger Consideration and cash in lieu of any fractional shares payable pursuant to Section 3.2(d) shall, to the extent provided in Section 3.3, be subject to and reduced by the amount of any withholding that is required under applicable Tax Law.

(c) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Company Common Stock that are owned by the Company, Parent or MergerCo shall be cancelled and shall cease to exist and no Parent Common Shares or other consideration shall be delivered in exchange therefor.

2.2 Effect on Securities Exercisable for or Convertible into Company Common Stock.

(a) Company Stock Options. Effective as of the Effective Time, each then outstanding option to purchase shares of Company Common Stock (each a “Company Stock Option”) pursuant to the equity-based compensation plan identified on Section 4.16(a) of the Company Disclosure Letter (the “Company Stock Plan”) and the award agreements evidencing the grants thereunder shall be assumed, subject to approval by the Toronto Stock Exchange (“TSX”) and New York Stock Exchange (“NYSE”), by Parent and shall thereafter be exercisable to purchase a number of Parent Common Shares (an “Assumed Stock Option”) equal to (i) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time multiplied by (ii) the Conversion Number (rounded down to the nearest whole share); at a per share exercise price for Parent Common Shares issuable upon the exercise of such Assumed Stock Option equal to (i) the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time divided by (ii) the Conversion number (rounded up to the nearest whole cent); provided, however, that the exercise price and the number of Parent Common Shares purchasable pursuant to the Assumed Stock Options shall be subject to such adjustments as may be necessary for the foregoing conversion to satisfy the requirements of Sections 409A, 422 and 424 of the Code and Treasury regulations thereunder. For purposes of this Agreement, the “Conversion Number” shall be equal to the fraction (x) having a numerator equal to the per share Merger Consideration (valuing the stock portion of the per share Merger Consideration at the Measurement Price thereof (as defined below)), and (y) having a denominator equal to the average of the closing sale prices of the Parent Common Shares (in U.S. dollars) as quoted by the NYSE for each of the five consecutive trading days immediately preceding the Effective Time (as reported by Bloomberg LP for each such trading day, or, if not reported by Bloomberg LP, any other authoritative source reasonably selected by Parent (the “Measurement Price”). Except as specifically provided herein, following the Effective Time, each Assumed Stock Option shall continue to be governed by the same terms and conditions as set forth in the Company Stock Plan and any agreements thereunder as were applicable immediately prior to the Effective Time, provided, however, that each Assumed Stock Option shall be amended or modified to provide that following termination of employment (or termination of the consulting or other contractual relationship pursuant to which the holder of an Assumed Stock Option was granted such Assumed Stock Option), such Assumed Stock Option shall be exercisable until the earlier of (i) the 180th day from the date of such termination and (ii) the date of the expiration of the original option term, and such Assumed Stock Option shall thereafter expire and be cancelled and shall no longer entitle the holder or any former holder thereof to any rights whatsoever. Upon the exercise of any Assumed Stock Option, the Parent Common Shares shall be registered and freely tradable under applicable Canadian and United States securities Laws (subject to any restrictions imposed by applicable Law on control persons or affiliates). In addition to the foregoing, Parent shall assume the Company Stock Plan, and the number and kind of shares available for issuance under the Company Stock Plan shall be converted into Parent Common Shares in accordance with the provisions of the Company Stock Plan. Promptly following the date of this Agreement, the Company shall deliver written notice to each holder of a Company Stock Option informing such holder of the effect of the Merger on the Company Stock Options.

(b) Company Warrants. Effective as of the Effective Time, each then outstanding warrant to purchase shares of Company Common Stock (each a “Company Warrant”), shall be assumed, subject to approval by the TSX and NYSE, by Parent and, in accordance with the terms thereof, shall thereafter be exercisable to purchase a number of Parent Common Shares (each, an “Assumed Warrant”) equal to (i) the number of shares of Company Common Stock subject to such Company Warrant immediately prior to the Effective Time multiplied by (ii) the Conversion Number (rounded down to the nearest whole share); and the per share exercise price for Parent Common Shares issuable upon the exercise of such Assumed Warrant shall be equal to (x) the exercise price per share of Company Common Stock at which such Company Warrant was exercisable immediately prior to the Effective Time divided by (y) the Conversion Number (rounded up to the nearest whole cent). The Assumed Warrants shall be subject to the same terms and conditions (including expiration date) as were applicable to the corresponding Company Warrants immediately prior to the Effective Time.

(c) Company Restricted Stock. Immediately prior to the Effective Time, all then outstanding shares of Company Restricted Stock shall become fully vested, subject to applicable income and employment withholding Taxes.

2.3 Additional Actions.

(a) Prior to the Effective Time, the Compensation Committee of the Board of Directors of the Company shall make such adjustments and determinations and shall adopt any resolutions and take any corporate actions with respect to the Company Stock Options and Company Restricted Stock as are required to implement the provisions of this Article 2. The Company shall take all actions necessary to ensure that after the Effective Time, neither Parent nor the Surviving Company will be required to deliver shares of Company Common Stock or other capital stock of the Company to any Person pursuant to or in settlement of Company Stock Options or any other stock-based award.

(b) Prior to the Effective Time, the Company shall (i) use its commercially reasonable efforts to obtain any necessary consents from holders of Company Stock Options and Company Restricted Stock and (ii) make any amendments to the terms of the Company’s stock option or compensation plans or arrangements and any indenture or other instrument that are necessary to give effect to the transactions contemplated by Article 2.

(c) Parent shall take such actions as are necessary for the assumption of the Company Stock Options pursuant to Section 2.2, including the reservation, issuance and listing of Parent Common Shares, as is necessary to implement the provisions of Section 2.2. Parent shall prepare and file with the SEC a registration statement on an appropriate form, or a post-effective amendment to a registration statement previously filed under the Securities Act of 1933, as amended (the “Securities Act”), with respect to Parent Common Shares subject to the Company Stock Options and, where applicable, shall use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable following the Effective Time and to maintain the effectiveness of such registration statement covering such Company Stock Options (and to maintain the current status of the prospectus contained therein) for so long as such Company Stock Options remain outstanding.

2.4 No Appraisal Rights. Holders of shares of Company Common Stock will not have dissenters’ or appraisal rights under Section 262 of the DGCL with respect to the Merger.

2.5 Parent Common Shares. At and after the Effective Time, each of the Parent Common Shares issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

2.6 MergerCo Securities

(a) Each issued and outstanding share of common stock of MergerCo shall be converted into one share of common stock of the Surviving Company.

(b) The Surviving Company shall issue to Parent common stock of the Surviving Company in consideration for (i) the issuance by Parent of the Merger Consideration, and (ii) the payment by Parent of cash in lieu of issuing fractional Parent Common Shares in connection with the Merger (the “Cash Payment”). The common stock of the Surviving Company issued pursuant to this Section 2.6(b) shall be fully paid and non-assessable shares of common stock of the Surviving Company with a fair market value at the Effective Time equal to the aggregate of the fair market value of the Merger Consideration issued, and the Cash Payment paid, by Parent at Closing.

2.7 Certain Adjustments

The number of Parent Common Shares issuable in connection with the Merger shall be adjusted, at any time and from time to time, prior to the Effective Time to reflect any stock dividend, stock split, consolidation, amalgamation, reorganization of Parent that affects all holdings of Parent Common Shares in the same manner, on a per share basis.

ARTICLE 3

EXCHANGE OF SECURITIES

3.1 Parent to Make Merger Consideration Available. As promptly as practicable following the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company reasonably acceptable to each of the Company and Parent (the “Exchange Agent”), for the benefit of the holders of Certificates, for exchange in accordance with this Article 3, (i) certificates representing the number of Parent Common Shares sufficient to deliver the aggregate Merger Consideration, and (ii) cash in lieu of any fractional shares (such cash and certificates for Parent Common Shares, collectively being referred to as the “Exchange Fund”), to be issued pursuant to Section 2.1 and paid pursuant to Section  3.2(d) in exchange for outstanding shares of Company Common Stock.

3.2 Exchange of Shares. (a) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of one or more Certificates a letter of transmittal in customary form as prepared by Parent and reasonably acceptable to the Company (which shall specify, among other things, that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual receipt of the Certificates by the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and any cash in lieu of fractional shares into which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon proper surrender to the Exchange Agent of a Certificate or Certificates for exchange and cancellation, together with such properly completed letter of transmittal, duly executed, and any other documents and instruments reasonably required by Parent and/or the Exchange Agent, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing the number of whole Parent Common Shares to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Article 2, and (ii) a check representing the amount of any cash in lieu of fractional shares which such holder has the right to receive in respect of the Certificate or Certificates surrendered pursuant to the provisions of this Article 3, and the Certificate or Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares. Until so surrendered, each Certificate shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration, together with any cash in lieu of fractional shares.

(b) If any certificate representing Parent Common Shares is to be issued in, or any cash is paid to, a name other than that in which the Certificate or Certificates surrendered in exchange therefor is or are registered, it shall be a condition to the issuance or payment thereof that the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the payment or issuance in any name other than that of the registered holder of the Certificate or Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(c) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Company Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates (properly endorsed or accompanied by an appropriate instrument of transfer) representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article 3.

(d) Notwithstanding anything to the contrary contained in this Agreement, no certificates or scrip representing fractional Parent Common Shares shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Parent Common Shares shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former stockholder of the Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average, rounded to the nearest one ten thousandth, of the closing sale prices of Parent Common Shares on the NYSE as reported by Bloomberg for the five full NYSE trading days immediately preceding (but not including) the Effective Date by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Parent Common Shares to which such holder would otherwise be entitled to receive pursuant to Section 2.1.

(e) Any portion of the Exchange Fund that remains unclaimed by the holders of Certificates of the Company as of the first anniversary of the Effective Time shall be paid to Parent. Any former stockholders of the Company who have not theretofore complied with this Article 3 shall thereafter look only to Parent (subject to the terms of this Agreement, abandoned property, escheat and other similar Laws) for payment of the Merger Consideration and cash in lieu of any fractional shares in respect of each share of Company Common Stock, as the case may be, such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Any amounts remaining unclaimed immediately prior to such time when such amounts would otherwise escheat or become the property of any Governmental Entity, shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, the Company, the Surviving Company or the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar Law.

(f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and any cash in lieu of fractional shares pursuant to this Agreement.

3.3 Withholding Rights. The Exchange Agent (or, subsequent to the first anniversary of the Effective Time, Parent) shall be entitled to deduct and withhold, from the Merger Consideration, any cash in lieu of fractional Parent Common Shares and any other amounts otherwise payable pursuant to this Agreement to any holder of Company Common Stock (including Company Restricted Stock) or Company Stock Options, such amounts as the Exchange Agent or Parent, as the case may be, determines in good faith that it is required to deduct and withhold under the Code, or any provision of state, local or non-United States Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder in respect of whom such deduction and withholding was made by the Exchange Agent or Parent, as the case may be.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as (i) disclosed in, and reasonably apparent from, any report, schedule, form or other document filed with, or furnished to, the SEC by the Company and publicly available prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor section and in any section relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature), (ii) disclosed in a correspondingly numbered section of the disclosure schedule (the “Company Disclosure Letter”) delivered by the Company to Parent and MergerCo prior to the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article 4, or to one or more of the Company’s covenants contained herein), or (iii) identified or described in the information and materials made available by the Company to Parent in the data room to which Parent was provided access (the “Company Data Room Materials”); provided, however, that notwithstanding anything in this Agreement to the contrary, the mere inclusion of any information in the Company Disclosure Letter shall not be deemed an admission that any information contained therein describes or represents a material exception or material fact, event or circumstance or that any exception, fact, event or circumstance described in any such information has had or would be reasonably likely to have a Material Adverse Effect on the Company), the Company hereby represents and warrants to Parent and MergerCo as follows:

4.1 Corporate Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to carry on its business, as now conducted and as presently proposed to be conducted by it, and to own, lease and operate its properties and assets and to carry out the transactions contemplated by this Agreement; and the Company is duly qualified as foreign corporation or an extra-provincial corporation to transact business and is in good standing (in respect of the filing of annual returns where required or other information filings under applicable corporate Law) in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or to be in good standing would not reasonably be expected to result in a Material Adverse Effect.

(b) True, correct and complete copies of the certificate of incorporation of the Company (the “Company Certificate of Incorporation”) and the by-laws of the Company (the “Company By-laws”), as in effect as of the date of this Agreement, have previously been made available to Parent.

(c) Each of the Company’s Subsidiaries (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) has all requisite corporate power and authority to carry on its business, as now conducted and as presently proposed to be conducted by it, and to own, lease and operate its properties and assets and to carry out the transactions contemplated by this Agreement, and (iii) is duly qualified as foreign corporation or an extra-provincial corporation to transact business and is in good standing (in respect of the filing of annual returns where required or other information filings under applicable corporate Law) in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or be in good standing would not reasonably be expected to result in a Material Adverse Effect.

4.2 Capitalization. As of the date of this Agreement, the authorized capital stock of the Company consists of 75,000,000 shares of Company Common Stock, of which, as of the date of this Agreement, 61,222,861 shares were issued and outstanding. No shares of Company Common Stock are reserved for issuance except for under the Company Stock Plans or with respect to the acquisition of Nayarit Gold Inc. (“Nayarit”). As of the date of this Agreement (i) Company Stock Options to acquire 1,972,234 shares of Company Common Stock were outstanding pursuant to the Company Stock Plans or otherwise and (ii) 1,621,981 shares of Company Common Stock are reserved for issuance pursuant to the acquisition of Nayarit (including pursuant to the exercise of Company Warrants). Except as disclosed in this Section 4.2 or in Section 4.2 of the Company Disclosure Letter, there are no options, warrants, conversion privileges or other rights, stockholder rights plans, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) of any character whatsoever requiring or which may require the issuance, sale or transfer by the Company of any securities of the Company (including shares of Company Common Stock), or any securities or obligations convertible into, or exchangeable or exercisable for, or otherwise evidencing a right or obligation to acquire, any securities of the Company (including shares of Company Common Stock) or Subsidiaries of the Company. All outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid and non-assessable, and all shares of Company Common Stock issuable upon the exercise of rights under the Company Stock Options in accordance with their respective terms have been duly authorized and, upon issuance, will be validly issued as fully paid and non-assessable, and are not and will not be subject to, or issued in violation of, any pre-emptive rights. All securities of the Company (including the shares of Company Common Stock and the Company Options) have been issued in compliance with all applicable Laws (including the Securities Act and Applicable Canadian Securities Laws). There are no securities of the Company or of any of its Subsidiaries outstanding which have the right to vote generally (or, other than Company Stock Options which are convertible into or exchangeable for securities having the right to vote generally) with the holders of the outstanding shares of Company Common Stock on any matter. There are no outstanding contractual or other obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any of its securities or with respect to the voting or disposition of any outstanding securities of any of its Subsidiaries, other than the Company Stock Options. All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any liens, claims, mortgages, deeds of trust, pledges, assignments, security interests, equities, charges or third party encumbrances or interests of any kind, whether contingent or absolute, and any agreement, right, option or privilege capable of becoming any of the foregoing (“Liens”). There are no outstanding bonds, debentures or other evidences of indebtedness of the Company or any in its Subsidiaries having the right to vote with the holders of the outstanding shares of Company Common Stock on any matters.

4.3 Authority; No Violation. (a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly, validly and unanimously approved by the Board of Directors of the Company. The Board of Directors of the Company has unanimously adopted and approved this Agreement, has unanimously determined that this Agreement and the transactions contemplated hereby are in the best interests of the Company and its stockholders and has directed that this Agreement and the transactions contemplated by this Agreement be submitted to the Company’s stockholders for approval and adoption at the Company Stockholder Meeting and, except for the approval of this Agreement and the transactions contemplated by this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on such proposal at such meeting at which a quorum is present (the “Company Stockholder Approval”), no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and MergerCo) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

(b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor the performance of its obligations thereunder, nor compliance by the Company with any of the terms or provisions of this Agreement will (i) violate, conflict with, or result (with or without notice or the passage of time) in a violation or breach of any provision of, or require, except for the Key Third Party Consents disclosed in Section 4.3(b) of the Company Disclosure Letter, any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or result in the creation of any Lien upon, any of the properties or assets of the Company or any of its Subsidiaries, or cause any indebtedness to come due before its stated maturity or cause any credit commitment to cease to be available or cause any payment or other obligation to be imposed on the Company or any of its Subsidiaries, under any of the terms, conditions or provisions of (A) their respective certificate or articles of incorporation, charters or by-laws or other comparable organizational documents, or (B) any note, bond, mortgage, indenture, loan agreement, deed of trust, Lien, license, permit, or other Contract to which the Company or any of its Subsidiaries is a party or to which any of them, or any of their respective properties or assets, may be subject or by which the Company or any of its Subsidiaries is bound; or (ii) subject to obtaining the Requisite Approvals, (x) result (with or without notice or the passage of time or both) in a violation or breach of or constitute a default under any provisions of any Laws or Orders applicable to the Company or any of its Subsidiaries or any of their respective properties or assets; or (y) cause the suspension or revocation of any Permit currently in effect in regard of the Company or any of its Subsidiaries (except for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of Liens which, or any consents (expressly excluding the Key Third-Party Consents and Requisite Approvals), approvals or notices which if not given or received, would not, individually or in the aggregate, reasonably be expected to have any Material Adverse Effect). The authorization of this Agreement, the execution and delivery by the Company of this Agreement and the performance by it of its obligations under this Agreement, and the consummation by the Company of the Merger, will not (x) give rise to any rights of first refusal or, except as disclosed in Section 4.3(b) of the Company Disclosure Letter, trigger any change in control provisions or any restrictions or limitation under any such note, bond, mortgage, indenture, contract, license, franchise or Permit, or result in the imposition of any encumbrance, charge or Lien upon any of the Company’ assets or the assets of any of its Subsidiaries; or (y) result in the imposition of any Liens upon any assets of the Company or any of its Subsidiaries. The Key Third Party Consents listed in Section 4.3(b) of the Company Disclosure Letter are the only consents, approvals and notices required from any third party under any Contracts of the Company or any of its Subsidiaries in order for the Company and its Subsidiaries to proceed with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement and the Merger.

4.4 Collateral Benefits. The value of any benefit that any “related party” (as defined in MI 61-101) of the Company who is an employee, director, officer or consultant of the Company is entitled to receive, directly or indirectly, as a consequence of the Merger and the other transactions contemplated by this Agreement, net of any offsetting costs to such related party, to the extent it does not meet the type described in clauses (a) or (b) of the definition of “collateral benefit” under MI 61-101, has been determined by the independent directors of the Company (determined in accordance with MI 61-101) to either be in respect of a related party as described in clause (c)(iv)(A) of the definition of “collateral benefit” under MI 61-101 or to be less than the prescribed amount set out in clause (c)(iv)(B)(II) of the definition of “collateral benefit” under MI 61-101.

4.5 Intentionally Deleted.

4.6 Consents and Approvals. Except for (i) the filing with the SEC of (a) a proxy statement in definitive form relating to the Company Stockholder Meeting to be held in connection with this Agreement and the transactions contemplated by this Agreement (the “Proxy Statement”), (b) any required Parent Proxy Statement, and (c) a registration statement on Form F-4 (the “Form F-4”) in which the Proxy Statement will be included as part of a prospectus, and declaration of effectiveness of the Form F-4, and such reports under Sections 12, 13(a), 13(d), 13(g) and 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, as may be required in connection with this Agreement, the agreements with the Locked-up Stockholders and the transactions contemplated hereby and thereby, and obtaining from the SEC such orders as may be required in connection therewith, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iii) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) (iv) such filings and approvals as are required to be made or obtained under the securities or “blue sky” laws of various states, provinces and territories in connection with the issuance of Parent Common Shares pursuant to this Agreement, (v) such filings, consents and approvals as are set forth on Section 4.6 of the Company Disclosure Letter, (vi) the approval of the listing of the Parent Common Shares to be issued in the Merger on the NYSE and the TSX, no consents or approvals of or filings or registrations with any Governmental Entities are necessary in connection with (A) the execution and delivery by the Company of this Agreement or the performance of any of its obligations hereunder and (B) the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, and (vii) the approval of the Parent’s stockholders of the Merger, as required by the TSX and NYSE.

4.7 Reporting Status and Securities Laws Matters. The Company is a “reporting issuer” and not on the list of reporting issuers in default under Applicable Canadian Securities Laws in the Province of Ontario. The Company Common Stock is registered under Section 12(g) of the Exchange Act and the Company is required to file reports with the SEC under Section 13(a) of the Exchange Act. No delisting, suspension of trading in or cease trading or cease-and-desist order with respect to any securities of the Company and, to the knowledge of the Company, no inquiry or investigation (formal or informal) by the SEC or of any securities regulatory authorities in the

Canadian Jurisdictions, is in effect or ongoing or, to the knowledge of the Company, expected to be implemented or undertaken. None of the Subsidiaries (i) is a “reporting issuer” under Applicable Canadian Securities Laws in any Canadian Jurisdiction, (ii) has any class of securities registered under the Exchange Act and none of the Subsidiaries of the Company is required to file reports with the SEC, or (iii) is a reporting issuer in any other jurisdiction or required to file reports with any securities regulatory authority in any jurisdiction.

4.8 Reports. Except as set forth in Section 4.8 of the Company Disclosure Letter, the Company has timely filed all forms, documents, reports, schedules and other documents and information required to be filed by it (i) with the SEC under the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the applicable rules and regulations thereunder, (ii) with applicable securities regulatory authorities in the Canadian Jurisdictions under Applicable Canadian Securities Laws, or (iii) by any securities exchange on which any of the Company’s securities are listed, collectively the “Company Reports”). As of their respective dates, or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseded filing prior to the date hereof, the Company Reports complied in all material respects, and each of the Company Reports filed subsequent to the date of this Agreement will comply in all material respects with the requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and Applicable Canadian Securities Laws, as the case may be. As of the time of filing with the SEC or the Applicable Canadian Securities Commissions, as applicable, none of the Company Reports so filed or that will be filed subsequent to the date of this Agreement contained or will contain, as the case may be, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that the information in such Company Report has been amended or superseded by a later Company Report filed prior to the date hereof. The Company has provided to Parent correct and complete copies of all correspondence with the SEC, the securities regulatory authorities in any Canadian Jurisdiction, the TSX or the NYSE since January 1, 2008 and prior to the date hereof. As of the date hereof, none of the Company Reports is the subject of any outstanding or ongoing review, comment process or, to the best of the Company’s knowledge, investigation by the SEC or any securities regulatory authorities in the Canadian Jurisdictions or, to the knowledge of the Company, any other jurisdiction. The Company has not filed any confidential material change report with securities regulatory authorities in the applicable Canadian Jurisdictions that, at the date hereof, remains confidential.

4.9 Financial Statements. The Company has previously made available to Parent copies of (i) the consolidated balance sheets of the Company and its Subsidiaries as of July 31, 2007, 2008 and 2009, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the years then ended as reported in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2009 (as amended prior to the date hereof, the “Company 2009 10-K”) filed with the SEC under the Exchange Act, accompanied by the audit reports of Wolinetz, Lafazan & Company, P.C., independent public accountants with respect to the Company for the years ended July 31, 2007, 2008 and 2009, and (ii) the unaudited consolidated balance sheets of the Company and its Subsidiaries as of October 31, 2009 and April 30, 2010, and the related consolidated statements of income, changes in stockholders equity and cash flows of the three- and six-month periods then ended, as reported in the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended October 31, 2009 and April 30, 2010, respectively (the “Company 10-Qs” and together with the Company 2009 10-K, the “Company Financial Information”). The Company Financial Information fairly presents, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 4.9 (including the related notes, where applicable) fairly present, in all material respects, the results of the consolidated operations, cash flows and changes in stockholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject to normal year-end audit adjustments in amounts consistent with past experience in the case of unaudited statements. The Company Financial Information complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC and Applicable Canadian Securities Laws with respect thereto, has been prepared in conformity with U.S. GAAP applied on a consistent basis throughout the periods involved. Except as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect, all rentals, royalties, overriding royalty interests, production payments, net profits, interest burdens, payments and obligations due and payable, or performable, as the case may be, on or prior to the date hereof under, with respect to, or on account of, any direct or indirect assets of the Company, its Subsidiaries and its material joint ventures, have been: (i) duly paid; (ii) duly performed; or (iii) duly reserved or provided for prior for the date hereof.

4.10 Broker’s Fees. Neither the Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker, investment banker or finder or incurred any liability for any broker’s fees, commissions finder’s fees or similar fees in connection with the Merger or related transactions contemplated by this Agreement, other than Stifel Nicolaus and Cormark; and true and complete copies of the agreements with respect to such engagements have previously been made available to Parent.

4.11 Fees and Expenses. Section 4.11 of the Company Disclosure Letter sets forth (i) the amount of fees and expenses reasonably attributable to this Agreement and the transactions contemplated hereby that the Company has incurred to date and expects to incur prior to the Effective Time (other than the fees and expenses payable to Cormark pursuant to the engagement letter referred to in Section 4.10 above) and (ii) the amount of such fees and expenses that has been paid to date.

4.12 Absence of Certain Changes or Events. Except as publicly disclosed in the Company Reports filed since July 31, 2009 but prior to the date of this Agreement, or as disclosed in Section 4.12 of the Company Disclosure Letter, since January 1, 2008 the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice and there has been no material change (actual, contemplated or threatened) in the condition (financial or otherwise), earnings, value, operation, properties, business or results of operations or production prospects of the Company and its Subsidiaries, and the debt, business, and property of the Company and its Subsidiaries conform in all respects to the description thereof contained in the Company Reports, and without limiting the foregoing, there has not been:

(a) any issuance or awards of Company Stock Options or other equity-based awards to any director, officer or employee of the Company or any of its Subsidiaries;

(b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company’s or any of its Subsidiaries’ capital stock or equity interests;

(c) except as required by the terms of any Company Benefit Plans (as defined below) or by applicable Law, (i) any granting by the Company or any of its Subsidiaries to any current or former director, officer, employee or other service provider of any equity award or any increase in compensation, bonus or other benefits, (ii) any granting by the Company or any of its Subsidiaries to any current or former director, officer, employee or other service provider of any increase in severance or termination pay, (iii) any entry by the Company or any of its Subsidiaries into, or any amendment of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any current or former director, officer, employee or other service provider or (iv) any establishment, adoption, entry into, amendment or modification or termination of any Company Benefit Plan;

(d) any material change in accounting methods, principles or practices by the Company affecting its assets, liabilities or business, other than changes after the date hereof to the extent required by a change in U.S. GAAP or regulatory accounting principles;

(e) any Tax election or change in or revocation of any Tax election, adoption of or change in any accounting method for Tax purposes, change in any accounting period for Tax purposes, amendment to any Tax return, amendment to or entry into any closing agreement with respect to an amount of Taxes, settlement or compromise of any income Tax liability by the Company or its Subsidiaries, surrender of any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or any similar action with respect to the filing of any Tax Return or payment of any Tax;

(f) any change in its investment or risk management or other similar policies;

(g) any action or occurrence, or written (or to the knowledge of the Company other) notice that any customer, supplier, distributor or sales representative intends to cancel, terminate or otherwise modify or not renew its relationship with the Company or any of its Subsidiaries, and, to the knowledge of the Company, no such action has been threatened, which, in either case, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;

(h) any Material Adverse Effect with respect to the Company; or

(i) any agreement or commitment (contingent or otherwise) to do any of the foregoing.

4.13 Legal Proceedings. (a) Except as disclosed in Section 4.13 of the Company Disclosure Schedule, there are no (i) actions, claims, suits, oppositions, cancellations, arbitrations, objections, investigations or proceedings (each, an “Action”) pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries (other than an Action which affects the mining industry in Mexico in general) or any of their respective properties, at law or in equity, or (ii) orders, judgments, injunctions, awards, stipulations, decrees or writs handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity (collectively, “Orders”) against the Company or any of its Subsidiaries. As of the date hereof, there is no Action pending or, to the knowledge of the Company, threatened against the Company that in any manner challenges or seeks to prevent, enjoin, alter or delay the Merger.

(b) Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other Order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is party to any commitment letter or similar undertaking to, or is subject to any Order or directive by, or has been, a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or has adopted any policies, procedures or board resolutions at the request or suggestion of any Governmental Entity, in each case that currently restricts in any respect the conduct of its business or that in any manner relates to its management or its business (each, whether or not set forth in the Company Disclosure Letter, a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Company Regulatory Agreement.

4.14 Books and Records. The financial books, records and accounts of the Company and its Subsidiaries: (i) have been maintained in accordance with U.S. GAAP, (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, and (iii) accurately and fairly reflect the basis for the Company Financial Statements. The corporate records and minute books for each of the Company and its Subsidiaries contain, in all material respects, complete and accurate minutes of all meetings of the directors and stockholders of the Company and each of its Subsidiaries held since their incorporation or amalgamation, as the case may be.

4.15 Taxes and Tax Returns. (a) Except where the failure to file Tax Returns or to pay or withhold Taxes would not have a Material Adverse Effect on the Company, each of the Company and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all Tax Returns required to be filed by it (all such Tax Returns being accurate and complete in all material respects), has timely paid or withheld all Taxes shown thereon as arising and has duly and timely paid or withheld all Taxes that are due and payable or claimed to be due from it by federal, state, local or foreign taxing authorities. The unpaid Taxes of the Company and its Subsidiaries, being current Taxes not yet due and payable, (i) did not, as of the most recent Company 10-Q, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet included therein (rather than in any notes thereto) and (ii) as of the Closing Date will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns. The Company and each of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. Neither the Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period for the assessment or collection of Tax that remains in effect. The federal income Tax Returns of the Company and its Subsidiaries have been examined by the United States Internal Revenue Service (the “IRS”) for all years to and including the fiscal year ended July 31, 2009. All assessments for Taxes of the Company or any of its Subsidiaries due with respect to completed and settled examinations or any concluded litigation have been fully paid. There are no disputes, audits, examinations or proceedings pending, or claims asserted, for Taxes upon the Company or any of its Subsidiaries. There are no liens for any material amount of Taxes (other than statutory liens for Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries). Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor, by contract or otherwise. Neither the Company nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Neither the Company nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any taxing authority with respect to any Taxes, nor is any such request outstanding. Neither the Company nor any of its Subsidiaries has been a party to any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1). The Company is not and has not been a “United States real property holding company” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(b) As used in this Agreement, the term “Tax” or “Taxes” means all United States, Canadian, Mexican or other multinational, national, transnational, federal, state, provincial, regional, municipal, local, or other income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, backup withholding, duties, intangibles, franchise, and other taxes, charges, fees, levies or like assessments of any nature, together with all penalties and additions to tax and interest thereon.

(c) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

4.16 Employee Benefits.

(a) Section 4.16(a) of the Company Disclosure Letter sets forth a true and complete list of all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), all medical, dental, life insurance, equity (including the Company Stock Plans), bonus or other incentive compensation, disability, salary continuation, severance, retention, retirement, pension, deferred compensation, vacation, sick pay or paid time off plans or policies, and any other plans, agreements (including employment, consulting and collective bargaining agreements), policies, trust funds or arrangements (whether written or unwritten, insured or self-insured) (i) established, maintained, sponsored or contributed to (or with respect to which any obligation to contribute has been undertaken) by the Company, its Subsidiaries or any entity that would be deemed a “single employer” with the Company or its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA (each, an “ERISA Affiliate”) on behalf of any employee, officer, director, stockholder or other service provider of the Company or its Subsidiaries (whether current, former or retired) or their beneficiaries, or (ii) with respect to which the Company, its Subsidiaries or any ERISA Affiliate has or has had any obligation on behalf of any such employee, officer, director, stockholder or other service provider or beneficiary (each a “Company Benefit Plan,” and collectively, the “Company Benefit Plans”). No Company Benefit Plan is mandated by a government other than the United States or is subject to the Laws of a jurisdiction outside of the United States.

(b) The Company has made available to Parent or its directors, officers, employees, agents and representatives, including any investment banker, financial advisor, attorney, counsel, accountant or other advisor, agent, representative or Affiliate (collectively, “Representatives”): (i) copies of all material documents setting forth the terms of each Company Benefit Plan, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500), if any, required under ERISA or the Code in connection with each Company Benefit Plan; (iii) the most recent actuarial reports (if applicable) for all Company Benefit Plans; (iv) the most recent summary plan description, if any, required under ERISA with respect to each Company Benefit Plan; (v) all material written contracts, instruments or agreements relating to each Company Benefit Plan, including administrative service agreements and group insurance contracts; (vi) the most recent IRS determination or opinion letter issued with respect to each Company Benefit Plan intended to be qualified under Section 401(a) of the Code; and (vii) all filings under the IRS’ Employee Plans Compliance Resolution System Program or any of its predecessors or the Department of Labor Delinquent Filer Program.

(c) None of the Company, its Subsidiaries, any ERISA Affiliate or any of their respective predecessors has ever contributed to, contributes to, has ever been required to contribute to, or otherwise participated in or participates in or in any way, directly or indirectly, has any liability with respect to any plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, including, without limitation, any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code) or any “single-employer plan” (within the meaning of Section 4001(a)(15) of ERISA) which is subject to Sections 4063, 4064 or 4069 of ERISA.

(d) Each Company Benefit Plan intended to qualify under Section 401(a) of the Code is qualified and has received a determination letter from the IRS upon which it may rely regarding its qualified status under the Code for all statutory and regulatory changes with respect to plan qualification requirements for which the IRS will issue such a letter and nothing has occurred, whether by action or by failure to act, that caused or could cause the loss of such qualification or the imposition of any penalty or Tax liability. All payments required by each Company Benefit Plan, any collective bargaining agreement or other agreement, or by Law (including, without limitation, all contributions, insurance premiums or intercompany charges) with respect to all prior periods have been made or provided for by the Company or its Subsidiaries in accordance with the provisions of each of the Company Benefit Plans, applicable Law and generally accepted accounting principles.

(e) No proceeding has been threatened, asserted, instituted or, to the knowledge of the Company, is anticipated against any of the Company Benefit Plans (other than non-material routine claims for benefits and appeals of such claims), any trustee or fiduciaries thereof, or any of the assets of any trust of any of the Company Benefit Plans. Each Company Benefit Plan complies in form and has been maintained and operated in all material respects in accordance with its terms and applicable Law, including, without limitation, ERISA and the Code. No non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code and Section 406 of ERISA, has occurred or is reasonably expected to occur with respect to the Company Benefit Plans. No Company Benefit Plan is under, and neither the Company nor its Subsidiaries has received any notice of, an audit or investigation by the IRS, Department of Labor or any other Governmental Entity, and no such completed audit, if any, has resulted in the imposition of any Tax or penalty.

(f) No Company Benefit Plan that is a group health plan is wholly or partially self-insured. No Company Benefit Plan provides post-retirement health and welfare benefits to any current or former employee of the Company or its Subsidiaries, except as required under Section 4980B of the Code, Part 6 of Title I of ERISA or any other applicable Law.

(g) The consummation of the Merger alone, or in combination with any other event (where such event would not alone have an effect described in this sentence), will not give rise to any liability under any Company Benefit Plan, including, without limitation, liability for severance pay, unemployment compensation, termination pay or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, officer, director, stockholder or other service provider of the Company or its Subsidiaries (whether current, former or retired) or their beneficiaries. No amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the Merger, by any employee, officer, director, stockholder or other service provider of the Company or its Subsidiaries under any Company Benefit Plan or otherwise would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code. Neither the Company nor any of its Subsidiaries has any indemnity obligation on or after the Effective Time for any Taxes imposed under Section 4999 or 409A of the Code. Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any amount that will not be fully deductible as a result of the limitations under Section 162(m) of the Code.

(h) None of the Company, its Subsidiaries or any employee, officer, director, stockholder or other service provider of the Company or any of its Subsidiaries has made any promises or commitments, whether legally binding or not, to create any additional Company Benefit Plan, agreement or arrangement, or to modify or change in any material way any existing Company Benefit Plan.

(i) Neither the Company nor any of its Subsidiaries has unfunded liabilities pursuant to any Company Benefit Plan that is not intended to be qualified under Section 401(a) of the Code and is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, a nonqualified deferred compensation plan or an excess benefit plan. Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in compliance with, and is in documentary compliance with, Section 409A of the Code and the treasury regulations and other official guidance promulgated thereunder.

(j) Any individual who performs services for the Company or any of its Subsidiaries and who is not treated as an employee for federal income Tax purposes by the Company or its Subsidiaries is not an employee under applicable Law or for any purpose including, without limitation, for Tax withholding purposes or Company Benefit Plan purposes. The Company and its Subsidiaries have no liability by reason of an individual who performs or performed services for the Company or its Subsidiaries in any capacity being improperly excluded from participating in a Company Benefit Plan. Each employee of the Company and its Subsidiaries has been properly classified as “exempt” or “non-exempt” under applicable Law.

(k) Each Company Stock Option (i) has an exercise price at least equal to the fair market value of the Company Common Stock on a date no earlier than the date of the corporate action authorizing the grant, (ii) no Company Stock Option has had its exercise date or grant date delayed or “back-dated,” and (iii) all Company Stock Options have been issued in compliance with all applicable Laws and properly accounted for in all material respects in accordance with generally accepted accounting principles. Section 4.16(k) of the Company Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of: (x) all Company Stock Plans, indicating for each Company Stock Plan the number of shares of Company Common Stock issued to date under such Company Stock Plans, the number of shares of Company Common Stock subject to outstanding Company Stock Options and other equity awards and the number of shares of Company Common Stock reserved for future issuance under such Company Stock Plan, and (y) all holders of outstanding Company Stock Options and other equity awards, indicating with respect to each Company Stock Option or other award the Company Stock Plan under which it was granted, the number of shares of Company Common Stock subject to such Company Stock Option or other award, the exercise price, the date of grant, and the vesting schedule (including any acceleration provisions with respect thereto), as applicable.

4.17 Labor and Employment.

(a) Section 4.17(a) of the Company Disclosure Letter sets forth a complete list of all employees of the Company and any of its Subsidiaries, together with their titles, service dates and terms of employment, including current wages, salaries or hourly rate of pay, and bonus (whether monetary or otherwise). Except as disclosed in Section 4.17(a) of the Company Disclosure Letter, no such employee is on long-term disability leave, extended absence or worker’s compensation leave. None of the employees listed in Section 4.17(a) of the Company Disclosure Letter has indicated an intention to resign their employment. All current assessments under applicable workers compensation legislation in relation to the employees listed in Section 4.17(a) of the Company Disclosure Letter have been paid or accrued by the Company and its Subsidiaries, as applicable, and the Company and its Subsidiaries are not subject to any special or penalty assessment under such legislation which has not been paid.

(b) Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement and there are no labor unions, works councils or other organizations representing, purporting to represent or attempting to represent any employee of the Company or any of its Subsidiaries. No strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity has occurred, been threatened or, to the knowledge of the Company, is anticipated with respect to any employee of the Company or any of its Subsidiaries. There are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending, threatened or, to the knowledge of the Company, anticipated with respect to any employee of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws relating to employment and employment practices, workers’ compensation, terms and conditions of employment, worker safety, wages and hours, civil rights, discrimination, immigration, collective bargaining, and the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2109 et seq. or the regulations promulgated thereunder (the “WARN Act”). There have been no claims of harassment, discrimination, retaliatory act or similar actions against any employee, officer or director of the Company or any of its Subsidiaries at any time during the past four years and, to the knowledge of the Company, no facts exist that could reasonably be expected to give rise to such claims or actions. To the Company’s knowledge, no employees of the Company or any of its Subsidiaries are in any material respect in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or any of its Subsidiaries or to the use of trade secrets or proprietary information of others.

4.18 Change of Control Payments. Section 4.18 of the Company Disclosure Letter sets out the names of each Person that is, pursuant to a written agreement or otherwise (each, a “Change of Control Agreement”), entitled to receive any payment or other entitlement (a “Change of Control Payment”) (i) upon a change of control of the Company or any of its Subsidiaries, or (ii) as a result of the Merger or the other transactions contemplated by this Agreement. Except as disclosed in Section 4.18 of the Company Disclosure Letter no other Person is entitled to a Change of Control Payment (i) upon a change of control of the Company or any of its Subsidiaries, or (ii) as a result of the Merger or the other transactions contemplated by this Agreement.

4.19 Compliance with Law; Permits. Except as disclosed in Section 4.19 of the Company Disclosure Letter, the Company and each of its Subsidiaries have complied with and are not, in any material respects, in default under or in violation of any applicable Law. The Company and each of its Subsidiaries has obtained and is in compliance with all material franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, classifications, registrations, and orders of any Governmental Entity (“Permits”) required by applicable Laws, necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”). All Company Permits are in full force and effect. None of the Company or any of its Subsidiaries has knowledge of any facts, events or circumstances that would reasonably be expected to result in a failure to obtain or be in compliance with such Permits as are necessary to conduct its business as it is proposed to be conducted.

4.20 Material Contracts. Except as specifically disclosed in the Company Financial Information or as filed with the SEC, or as set forth on Section 4.20 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is party to any Material Contract. Each Material Contract is valid and binding on the Company (or, to the extent a Subsidiary of the Company is a party, such Subsidiary) and, to the knowledge of the Company, any other party thereto and is in full force and effect. None of the Company, its Subsidiaries nor, to the knowledge of the Company, any of the other parties thereto, is in material default or breach of, nor has the Company or its Subsidiaries received any notice of default or breach of, or termination under, any Material Contract and, to the knowledge of the Company, there exists no state of facts which after notice or lapse of time or both that would constitute a material default or breach of such Material Contract. Prior to the date hereof, the Company has made available to Parent true and complete copies of all Material Contracts.

4.21 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for (i) liabilities that are reflected or reserved against on the consolidated balance sheet of the Company included in the Company 2009 10-K (including any notes thereto), (ii) liabilities incurred in connection with this Agreement and the transactions contemplated hereby, and (iii) liabilities incurred in the ordinary course of business consistent with past practice since July 31, 2009.

4.22 Environmental Liability. Except as set forth in Section 4.22 of the Company Disclosure Letter, to the Company’s knowledge, each of the Company and the Company’s Subsidiaries and their respective businesses, operations, and properties:

(a) is in material compliance with all Environmental Laws and all terms and conditions of all Environmental Permits;

(b) has not received any order, request or notice from any Person alleging a material violation of any Environmental Law;

(c) is not a party to any litigation or administrative proceeding, nor to the knowledge of the Company is any litigation or administrative proceeding threatened against it or its property or assets, which in either case (1) asserts or alleges that it violated any Environmental Laws, (2) asserts or alleges that it is required to clean up, remove or take remedial or other response action due to the Release of any Hazardous Substances, or (3) asserts or alleges that it is required to pay all or a portion of the cost of any past, present or future cleanup, removal or remedial or other response action which arises out of or is related to the Release of any Hazardous Substances, (ii) has no knowledge of any conditions existing currently which could reasonably be expected to subject it to damages, penalties, injunctive relief or cleanup costs under any Environmental Laws or which require or are likely to require cleanup, removal, Remedial Action or other response by it pursuant to applicable Environmental Laws other than with respect to ordinary course mine site reclamation and remediation generally applicable to mining companies; or (iii) is not subject to any judgment, decree, order or citation related to or arising out of applicable Environmental Law and has not been named or listed as a potentially responsible party by any Governmental Entity in a matter arising under any Environmental Laws; and

(d) is not involved in operations and does not know of any facts, circumstances or conditions, including any Release of Hazardous Material, that would reasonably be expected to result in any material Environmental Liabilities.

4.23 Revocation of Powers of Attorney. The Company and its Subsidiaries have revoked all powers of attorney previously granted to persons who are no longer directors, officers or employees of the Company or any Subsidiary thereof.

4.24 Property, Title and Mining Rights.

(a) The Company and each of its Subsidiaries has good and sufficient title to its real and immoveable property interests, surface rights, concessions, leases, licenses, easements, rights of way and permits permitting the use of land or premises by the Company and its Subsidiaries necessary to permit the operation of its current business as it is now being conducted (which, for greater certainty, includes the exploration for, development of and all production of mineral products from mineral deposits). Except as disclosed in Section 4.23 of the Company Disclosure Letter, none of the Company or any of its Subsidiaries has knowledge of any facts, events or circumstances that would reasonably be expected to result in (A) a failure of title in respect of any real and immoveable property or (B) a failure to hold such leases, licenses, easements, rights of way or permits that, in either case, are necessary to permit the operation of its business as it is proposed to be conducted, unless, in each case, such failure has not had and would not be reasonably expected to have a Material Adverse Effect.

(b) Except as set forth in Section 4.23 of the Company Disclosure Letter and the permitted encumbrances set forth in Section 4.23 of the Company Disclosure Letter (the “Permitted Encumbrances”), no Person other than the Company and its Subsidiaries has any interest in the property or any of the mineral rights of the Company or its Subsidiaries or the production or profits therefrom or any royalty in respect thereof or any right to acquire any such interest.

(c) There are no back-in rights, earn-in rights, rights of first refusal or similar provisions or rights which would affect the Company’s or any of its Subsidiary’s interest in the property or any of the mineral rights of the Company or its Subsidiaries.

(d) There are no material restrictions on the ability of the Company and its Subsidiaries to use, transfer or exploit the property or any of the mineral rights of the Company or its Subsidiaries, except pursuant to the applicable Laws and Permits.

(e) Neither the Company nor any of its Subsidiaries has received any notice, whether written or oral, from any Governmental Entity of any revocation or intention to revoke any interest of the Company or a Subsidiary in any of their respective properties or mineral rights.

(f) All mines located in or on the lands of the Company or any of its Subsidiaries, or lands pooled or unitized therewith, which have been abandoned by the Company or any of its Subsidiaries, have been abandoned in accordance with good mining practices and in compliance with all applicable Laws, and all future abandonment, remediation and reclamation obligations known to the Company as of the date hereof have been accurately set forth in the Company Documents without omission of information necessary to make the disclosure not misleading.

4.25 Mineral Reserves and Resources. The estimated proven and probable mineral reserves and estimated indicated, measured and inferred mineral resources disclosed in the Company’s technical reports relating to the El Chanate and Orion projects filed on Form 43-101F1 dated November 27, 2009 and February 5, 2010, respectively, have been prepared and disclosed in accordance with National Instrument 43-101 — “Standards of Disclosure for Mineral Projects” of the Canadian Securities Administrators. The Company has no reason to believe that the information provided by the Company to the qualified persons in connection with the preparation of such estimates was not complete and accurate in all material respects at the time such information was furnished. Other than depletion in the ordinary course, there has been no material reduction in the aggregate amount of estimated mineral reserves or estimated mineral resources of the Corporation and its Subsidiaries, taken as a whole, from the amounts disclosed in the Company Reports.

4.26 Operations at El Chanate Mine. The Company has conducted all mine development and mining operations at the El Chanate Mine in accordance with the bankable feasibility study prepared by M3 Engineering and Technology Corporation (“M3”) and Independent Mining Consultants (“IMC”), dated October 12, 2005 and the life of mine plan dated August 2010, as provided to the Parent.

4.27 State Takeover Laws. The Company has, or will have prior to the Effective Time, taken all necessary action so that, assuming compliance by Parent and MergerCo with their respective obligations hereunder and the accuracy of the representations and warranties made by Parent and MergerCo herein, no “business combination,” “moratorium,” “fair price,” “control share acquisition” or other state anti-takeover statute or regulation (including Section 203 of the DGCL), nor any takeover-related provision in the Company Certificate of Incorporation or Company By-laws, would (i) prohibit or restrict the ability of the Company to perform its obligations under this Agreement or the Certificate of Merger or its ability to consummate the Merger or the other transactions contemplated hereby or thereby, (ii) have the effect of invalidating or voiding this Agreement, or the Certificate of Merger, or any provision hereof or thereof, or (iii) subject Parent or MergerCo to any impediment or condition in connection with the exercise of any of its rights under this Agreement or the Certificate of Merger.

4.28 Opinion. The Company has received an opinion from Stifel to the effect that, as of the date thereof and subject to the matters set forth therein, the Merger Consideration to be received by the stockholders of the Company (other than the Parent, MergerCo, the Company or the Locked-up Stockholders) in connection with the Merger pursuant to this Agreement is fair to such stockholders, from a financial point of view. . A true and correct copy of such opinion has been provided to Parent. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.29 Internal Controls. (a) None of the Company or its Subsidiaries’ records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of it or its Subsidiaries or accountants except as would not, individually or in the aggregate, reasonably be expected to result in an adverse effect on the system of internal accounting controls described in the next sentence. The Company and its Subsidiaries have devised and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP.

(b) The Company (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. These disclosures were made in writing by management to the Company’s auditors and audit committee and a copy has previously been made available to Parent. As of the date hereof, there is no reason to believe that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(c) Since July 31, 2008, (i) through the date hereof, neither the Company nor any of its Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the

Company or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its Representatives to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.

4.30 Insurance. As of the date hereof, the Company and its Subsidiaries have such policies of insurance as are listed in Section 4.28 of the Company Disclosure Letter. All insurance maintained by the Company or any of its Subsidiaries is in full force and effect and in good standing and neither the Company nor any of its Subsidiaries is in default, whether as to payment of premium or otherwise, under the terms of any such insurance nor has the Company or any of its Subsidiaries failed to give any notice or present any material claim under any such insurance in a due and timely fashion or received notice of any intent of an insurer to either claim any default on the part of the Company or any of its Subsidiaries or not to renew any policy of insurance on its expiry or to increase any deductible or cost in any material respect.

4.31 Company Information. The information relating to the Company and its Subsidiaries to be included or incorporated by reference in the Proxy Statement, or that is provided by the Company or its representatives for inclusion and the Form F-4 or in any other document filed with any other Governmental Entity in connection with the transactions contemplated by this Agreement, will not, at any time, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. All documents that the Company is responsible for filing with the SEC (including the Proxy Statement (except for such portions thereof that relate only to Parent, MergerCo or any of their Subsidiaries)) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, and Applicable Canadian Securities Laws.

4.32 Intellectual Property. The Company or a Company Subsidiary owns, or is licensed or otherwise possesses adequate rights to use, all Intellectual Property material to their respective businesses as currently conducted (“Company IP”) free and clear of any Liens (other than, for the avoidance of doubt, obligations to pay royalties in the case of licensed Intellectual Property), and all such rights shall survive unchanged the consummation of the transactions contemplated in this Agreement. There are no pending or, to the knowledge of the Company, threatened claims by any person alleging infringement, misappropriation or other violation by the Company or any of its Subsidiaries of any other Person’s Intellectual Property. To the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries and the Company IP does not misappropriate, infringe or otherwise violate any Intellectual Property of any other Person. Neither the Company nor any of its Subsidiaries has made any claim for any misappropriation, infringement or other violation by others of its rights in, to or in connection with the Intellectual Property of the Company or any of its Subsidiaries. To the knowledge of the Company, no person is misappropriating, infringing or otherwise violating any Intellectual Property of the Company or any of its Subsidiaries.

4.33 Restrictions on Business Activities. There is no arbitral award, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries that has or could reasonably be expected to have the effect of prohibiting, restricting, or impairing any business practice of any of them, any acquisition or disposition of property by any of them, or the conduct of the business by any of them as currently conducted.

4.34 Related Party Transactions. Except as contemplated hereby, there are no Contracts or other transactions currently in place between the Company or any of its Subsidiaries, on the one hand, and: (i) to the knowledge of the Company, any officer or director of the Company or any of its Subsidiaries; (ii) any holder of record or, to the knowledge of the Company, beneficial owner of 5% or more of the Shares of Company Common Stock; and (iii) to the knowledge of the Company, any affiliate or associate of any such, officer, director, holder of record or beneficial owner, on the other hand.

4.35 Expropriation. No part of the property or assets of the Company or any of its Subsidiaries has been taken, condemned or expropriated by any Governmental Entity nor has any written notice or proceeding in respect thereof been given or commenced nor does the Company or any of its Subsidiaries know of any intent or proposal to give such notice or commence any such proceedings.

4.36 Registration Rights. No holder of shares of Company Common Stock has any right to compel the Company to register or otherwise qualify any such shares for public sale or distribution.

4.37 Rights of Other Persons. No person has any right of first refusal or option to purchase or any other right of participation in any of the properties or assets owned by the Company or any of its Subsidiaries, or any part thereof.

4.38 Ownership of Parent Securities. Neither the Company nor any of its Subsidiaries beneficially owns any Parent Common Shares or any options, warrants or other rights to acquire equity securities of Parent.

4.39 Data Room Information. All Company data room materials are listed in the index posted on the Company Data Site (the “Company Due Diligence Information”) and to the knowledge of the Company, the Company Due Diligence Information was accurate in all material respects as at its respective date as stated therein, or, if any Company Due Diligence Information is undated, as of the date of its delivery to Parent for purposes of the transactions contemplated by this Agreement. Additionally, all information provided to Parent in relation to Parents’ due diligence requests, including information not provided in the Company Due Diligence Information, is accurate in all material respects as at its respective date as stated therein. To the extent that there has been a material change to any of the Company Due Diligence Information or any other information provided to Parent since the date provided to Parent, such information is accurate in all material respects or is no longer relevant or material to the Company or additional information has been provided to Parent which supersedes or replaces such information.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERCO

Except as (i) disclosed in, and reasonably apparent from, any report, schedule, form or other document filed with, or furnished to, the SEC by Parent and publicly available prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor section and in any section relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature), (ii) disclosed in a correspondingly numbered section of the disclosure schedule (the “Parent Disclosure Letter”) delivered by Parent and MergerCo to the Company prior to the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article 5, or to one or more of the Company’s covenants contained herein), or (iii) identified or described in the information and materials made available by Parent to the Company in the data room (the “Parent Data Room Materials”), provided, however, that notwithstanding anything in this Agreement to the contrary, the mere inclusion of any information or materials in the Data Room Materials or in the Parent Disclosure Letter shall not be deemed an admission that any information or materials contained therein describe or represent a material exception or material fact, event or circumstance or that any exception, fact, event or circumstance described in any such information or materials has had or would be reasonably likely to have a Material Adverse Effect on Parent or MergerCo), Parent and MergerCo, jointly and severally, hereby represent and warrant to the Company as follows:

5.1 Corporate Organization. (a) Parent has been duly incorporated or organized and is validly existing and in good standing under the laws of its jurisdiction of incorporation, or under the laws of the jurisdiction in which it was organized, and has all requisite corporate power and authority to carry on its business, as now conducted and as presently proposed to be conducted by it, and to own, lease and operate its properties and assets and to carry out the transactions contemplated by this Agreement; and that Parent is duly qualified as a foreign corporation or an extra-provincial corporation to transact business and is in good standing (in respect of the filing of annual returns where required or other information filings under applicable corporate Law) in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or to be in good standing would not reasonably be expected to result in a Material Adverse Effect.

(b) True and complete copies of the articles of incorporation (the “Parent Articles”) and by-laws of Parent (“Parent By-laws”), as in effect as of the date of this Agreement, have previously been made available to the Company.

(c) Each of the Parent’s Subsidiaries (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) has all requisite corporate power and authority to carry on its business, as now conducted and as presently proposed to be conducted by it, and to own, lease and operate its properties and assets and to carry out the transactions contemplated by this Agreement, and (iii) is duly qualified as foreign corporation or an extra-provincial corporation to transact business and is in good standing (in respect of the filing of annual returns where required or other information filings under applicable corporate Law) in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or be in good standing would not reasonably be expected to result in a Material Adverse Effect.

(d) MergerCo was incorporated solely for the purposes of engaging in the transactions contemplated by this Agreement, and since its date of incorporation, has not engaged in any activities nor conducted its operation other than in connection with or as contemplated by this Agreement. True and complete copies of MergerCo’s certificate of incorporation and by-laws, in effect as of the date of this Agreement, have previously been made available to the Company.

5.2 Capitalization. As of the date of this Agreement, the authorized capital of Parent consists of (i) an unlimited number of Parent Common Shares, of which, as the date of this Agreement, 138,841,790 shares were issued and outstanding, (ii) an unlimited number of noncumulative, nonparticipating, non-voting, class “A” preferred shares, of which, as of the date of this Agreement, no shares were issued and outstanding, and (iii) an unlimited number of noncumulative, nonparticipating, non-voting, class “B” preferred shares, of which, as of the date of this Agreement, no shares were issued and outstanding. As of the date hereof, no Parent Common Shares or Parent class “A” or class “B” preferred shares were reserved for issuance, except for under the employee and director stock plans of Parent in effect as of the date of this Agreement (the “Parent Stock Plans”). As of the date of this Agreement, 4,968,860 options to acquire 4,968,860 Parent Common Shares were outstanding pursuant to Parent Stock Plans or otherwise. All of the issued and outstanding Parent Common Shares have been, and all Parent Common Shares that may be issued pursuant to Parent Stock Plans and the Merger will be, when issued in accordance with the terms thereof and hereof, respectively, duly authorized and validly issued as fully paid and non-assessable shares and free of preemptive rights, with no personal liability attaching to the ownership thereof. All securities of Parent (including the Parent Common Shares) have been issued in compliance with all applicable Laws (including the Securities Act and Applicable Canadian Securities Laws). Other than securities issued under the Parent Stock Plans, there are no securities of Parent or of any of its Subsidiaries outstanding which have the right to vote generally (or are convertible into or exchangeable for securities having the right to vote generally) with the holders of the outstanding Parent Common Shares on any matter. The total equity interests in MergerCo consist, as of the date of this Agreement, of 1 share of common stock (“MergerCo Common Stock”). All shares of the issued and outstanding MergerCo Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except pursuant to this Agreement and Parent Stock Plans, Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any Parent Common Shares or MergerCo Common Stock or any other equity securities of Parent or MergerCo or any securities representing the right to purchase or otherwise receive any Parent Common Shares or MergerCo Common Stock or the shares or stock of any of Parent’s Subsidiaries. Subject to the Parent Credit Facility, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Parent are owned by Parent, directly or indirectly, free and clear of any Liens.

5.3 Authority; No Violation. (a) Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Parent. The Board of Directors of Parent has determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Parent and its stockholders and has approved the issuance of Parent Common Shares in connection with the Merger and no other corporate proceedings on the part of Parent, including approval by Parent’s stockholders, are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by the Company) constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

(b) MergerCo has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly, validly and unanimously approved by the Board of Directors of MergerCo. The Board of Directors of MergerCo has determined that this Agreement and the transactions contemplated hereby are in the best interests of MergerCo and its stockholder and no other corporate proceedings on the part of MergerCo are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by MergerCo and (assuming due authorization, execution and delivery by the Company) constitutes the valid and binding obligation of MergerCo, enforceable against MergerCo in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

(c) Subject to the Parent Credit Agreement, neither the execution and delivery of this Agreement by Parent or MergerCo, nor the consummation by Parent or MergerCo of the transactions contemplated hereby, nor the performance of its obligations thereunder, nor compliance by Parent or MergerCo with any of the terms or provisions of this Agreement, will (i) violate, conflict with, or result (with or without notice or the passage of time) in a violation or breach of any provision of, or require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or result in the creation of any Lien upon, any of the properties or assets of Parent or any of its Subsidiaries, or cause any indebtedness to come due before its stated maturity or cause any credit commitment to cease to be available or cause any payment or other obligation to be imposed on Parent or any of its Subsidiaries, under any of the terms, conditions or provisions of (A) their respective certificate or articles of incorporation, charters or by-laws or other comparable organizational documents, or (B) any note, bond, mortgage, indenture, loan agreement, deed of trust, Lien, license, permit, or other Contract to which Parent or any of its Subsidiaries is a party or to which any of them, or any of their respective properties or assets, may be subject or by which Parent or any of its Subsidiaries is bound; or (ii) subject to obtaining the Requisite Approvals, (x) result (with or without notice or the passage of time) in a violation or breach of or constitute a default under any provisions of any Laws or Orders applicable to Parent or any of its Subsidiaries or any of their respective properties or assets; or (y) cause the suspension or revocation of any Permit currently in effect in regard of Parent or any of its Subsidiaries (except, in the case of each of clauses (i) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of Liens which, or any consents, approvals or notices which if not given or received, would not, individually or in the aggregate, reasonably be expected to have any Material Adverse Effect). Subject to the Parent Credit Agreement, the authorization of this Agreement, the execution and delivery by Parent of this Agreement and the performance by it of its obligations under this Agreement, and the consummation by Parent of the Merger, will not (x) give rise to any rights of first refusal or trigger any change in control provisions or any restrictions or limitation under any such note, bond, mortgage, indenture, contract, license, franchise or Permit, or result in the imposition of any encumbrance, charge or Lien upon any of Parent’ assets or the assets of any of its Subsidiaries; or (y) result in the imposition of any Liens upon any assets of Parent or any of its Subsidiaries. Since the date of its adoption, no event has occurred, or to the knowledge of Parent, is threatened, which has or will cause the issuance of securities under the Parent’s stockholder rights plan.

5.4 Consents and Approvals. Except for (i) the filing with, and the declaration of effectiveness by, the SEC of the Form F-4, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iii) any notices or filings under the HSR Act, (iv) such filings and approvals as are required to be made or obtained under the securities or “blue sky” laws of various states, provinces and territories in connection with the issuance of Parent Common Shares pursuant to this Agreement and approval of listing such Parent Common Shares on the NYSE and the TSX, and (v) such filings, consents and approvals as may be disclosed in the Data Room Materials, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Parent or MergerCo of this Agreement or the performance of any of its obligations hereunder and (B) the consummation by Parent or MergerCo of the Merger and the other transactions contemplated by this Agreement, except those the failure of which to be obtained or made individually or in the aggregate has not or would not reasonably be expected to have a Material Adverse Effect.

5.5 Reports. Parent has filed all forms, documents, reports, schedules and other documents or information required to be filed by it with (i) applicable securities regulatory authorities in the Canadian Jurisdictions under Applicable Canadian Securities Laws (the “Parent Reports”) or (ii) the SEC under the requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the applicable rules and regulations thereunder, in each case, since January 1, 2008. As of their respective dates, or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseded filing prior to the date hereof, Parent Reports complied in all material respects, and each of Parent Reports filed subsequent to the date of this Agreement will comply, in all material respects with the requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and Applicable Canadian Securities Laws, as the case may be. As of the time of filing with the SEC or the Applicable Canadian Securities Commissions, as applicable, none of Parent Reports so filed or that will be filed subsequent to the date of this Agreement contained or will contain, as the case may be, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that the information in such Parent Report has been amended or superseded by a later Parent Report filed prior to the date hereof. Parent has not filed any confidential material change report with securities regulatory authorities in the applicable Canadian Jurisdictions that, at the date hereof, remains confidential.

5.6 Reporting Status and Securities Laws Matters. (a) Parent is a “reporting issuer” and not on the list of reporting issuers in default under Applicable Canadian Securities Laws in the Province of Ontario. Parent Common Shares are registered under Section 12(b) of the Exchange Act and Parent is required to file reports with the SEC under Section 13(a) of the Exchange Act.; (b) Parent is a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act and there are no facts or circumstances that would preclude Parent from being a “foreign private issuer”. Parent is not, and after given effect to the Merger will not be, an investment company registered or required to be registered under the U.S. Investment Company Act of 1940, as amended. No delisting, suspension of trading in or cease trading or cease-and-desist order with respect to any securities of Parent and, to the knowledge of Parent, no inquiry or investigation in writing (formal or informal) by the SEC or of any securities regulatory authorities in the Canadian Jurisdictions, is in effect or ongoing or, to the knowledge of Parent, expected to be implemented or undertaken; and (c) None of the Subsidiaries of Parent (i) is a “reporting issuer” under Applicable Canadian Securities Laws in any Canadian Jurisdiction, (ii) has any class of securities registered under the Exchange Act and none of the Subsidiaries of Parent is required to file reports with the SEC, or (iii) is a reporting issuer in any other jurisdiction or required to file reports with any securities regulatory authority in any jurisdiction.

5.7 Financial Statements. Parent has previously made available to the Company copies of (i) the consolidated balance sheet of Parent and its Subsidiaries as of December 31, 2008 and 2009, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the years then ended as reported in Parent’s Annual Report on Form 40-F/A for the fiscal year ended December 31, 2009, (the “Parent 2009 40-F/A” or the “Parent Financial Information”) filed with the SEC under the Exchange Act, accompanied by the audit report of KPMG LLP, independent public accountants with respect to Parent for the years ended December 31, 2008 and 2009. The Parent Financial Information fairly presents in all material respects the consolidated financial position of Parent and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 5.6 (including the related notes, where applicable) fairly present in all material respects the results of the consolidated operations, cash flows and changes in stockholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject to normal year-end audit adjustments in amounts consistent with past experience in the case of unaudited statements. The Parent Financial Information has been prepared in conformity with Canadian GAAP applied on a consistent basis throughout the periods involved and has been reconciled to U.S. GAAP in accordance with and to the full extent required by applicable U.S. Securities Laws. Except as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect, all rentals, royalties, overriding royalty interests, production payments, net profits, interest burdens, payments and obligations due and payable, or performable, as the case may be, on or prior to the date hereof under, with respect to, or on account of, any direct or indirect assets of Parent, its Subsidiaries and its material joint ventures, have been: (i) duly paid; (ii) duly performed; or (iii) duly reserved or provided for prior for the date hereof.

5.8 Absence of Certain Changes or Events. Except as disclosed in the Data Room Material or as publicly disclosed in the Parent Reports filed since December 31, 2009 but prior to the date of this Agreement, since December 31, 2009, Parent and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice and there has been no material change (actual, contemplated or threatened) in the condition (financial or otherwise), earnings, value, operations, properties or business results of operations of Parent and its Subsidiaries, and the debt, business, and property of Parent and its Subsidiaries conform in all respects to the description thereof contained in the Parent Reports, and without limiting the foregoing, there has not been:

(a) any material change in accounting methods, principles or practices by Parent affecting its assets, liabilities or business, other than changes after the date hereof to the extent required by a change in U.S. GAAP, Canadian GAAP or regulatory accounting principles;

(b) any Tax election or change in or revocation of any Tax election, adoption of or change in any accounting method for Tax purposes, change in any accounting period for Tax purposes, amendment to any Tax return, amendment to or entry into any closing agreement with respect to an amount of Taxes, settlement or compromise of any income Tax liability by Parent or its Subsidiaries, surrender of any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or any similar action with respect to the filing of any Tax Return or payment of any Tax;

(c) any action or occurrence, or written (or to the knowledge of Parent other) notice that any customer, supplier, distributor or sales representative intends to cancel, terminate or otherwise modify or not renew its relationship with Parent or any of its Subsidiaries, and, to the knowledge of Parent, no such action has been threatened, which, in either case, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;

(d) any Material Adverse Effect with respect to Parent; or

(e) any agreement or commitment (contingent or otherwise) to do any of the foregoing.

5.9 Legal Proceedings.

(a) Except as disclosed in the Parent Reports filed since December 31, 2009, there are no (i) Actions pending (or, to the knowledge of Parent, threatened in writing) against or affecting Parent or any of its Subsidiaries, or any of their respective properties, at law or in equity, except those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, or (ii) Orders against Parent or any of its Subsidiaries, except those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. As of the date hereof, there is no Action pending (or, to the knowledge of Parent, threatened) against Parent that in any manner challenges or seeks to prevent, enjoin, alter or delay the Merger.

(b) Except as disclosed in the Parent Reports since December 31, 2009, neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other Order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is party to any commitment letter or similar undertaking to, or is subject to any Order or directive by, or has been, a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or has adopted any policies, procedures or board resolutions at the request or suggestion of any Governmental Entity, in each case that currently restricts in any respect the conduct of its business or that in any manner relates to its management or its business (each, a “Parent Regulatory Agreement”), nor has Parent or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Parent Regulatory Agreement.

5.10 Books and Records. The financial books, records and accounts of Parent and its Subsidiaries: (i) have been maintained in accordance with Canadian GAAP, (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Parent and its Subsidiaries, and (iii) accurately and fairly reflect the basis for the Parent Financial Statements. The corporate records and minute books for each of the Parent and its Subsidiaries contain, in all material respects, complete and accurate minutes of all meetings of the directors and stockholders of Parent and each of its Subsidiaries held since their incorporation or amalgamation, as the case may be.

5.11 Taxes and Tax Returns. Except where the failure to file Tax Returns or to pay or withhold Taxes would not have a Material Adverse Effect on the Parent, each of the Parent and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all Tax Returns required to be filed by it (all such Tax Returns being accurate and complete in all material respects), has timely paid or withheld all Taxes shown thereon as arising and has duly and timely paid or withheld all Taxes that are due and payable or claimed to be due from it by federal, state, foreign or local taxing authorities. The unpaid Taxes of the Parent and its Subsidiaries (i) did not, as of December 31, 2009, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet included in the Parent Financial Information (rather than in any notes thereto) and (ii) as of the Closing Date will not exceed that reserve as adjusted for the passage of time through the Effective Time in accordance with the past custom and practice of the Parent and its Subsidiaries in filing their Tax Returns. Except where the failure to pay or withhold Taxes would not have a Material Adverse Effect on the Parent, the Parent and each of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. The federal income Tax Returns of the Parent and its Subsidiaries have been examined by the Canada Revenue Agency or Mexican tax authorities, as applicable, for all years to and including December 31, 2008. All assessments for Taxes of the Parent or any of its Subsidiaries due with respect to completed and settled examinations or any concluded litigation have been fully paid. There are no disputes, audits, examinations or proceedings pending, or claims asserted, for Taxes upon the Parent or any of its Subsidiaries other than a review of Gammon Lake de Mexico S.A. de C.V. being undertaking by Mexican tax authorities. There are no liens for any material amount of Taxes (other than statutory liens for Taxes not yet due and payable) upon any of the assets of the Parent or any of its Subsidiaries.

5.12 Labor and Employment. Except as described in Parent Reports filed since December 31, 2009 or in the Data Room Materials, there are no labor unions, works councils or other organizations representing, purporting to represent or attempting to represent any employee of Parent or any of its Subsidiaries. Except as described in Parent Reports filed since December 31, 2009 or in the Data Room Materials, no strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity has occurred, been threatened or, to the knowledge of Parent, is anticipated with respect to any employee of the Parent or any of its Subsidiaries. Other than in respect of the El Cubo Mine, there are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending, threatened or, to the knowledge of Parent, anticipated with respect to any employee of the Parent or any of its Subsidiaries, which, if determined adversely to Parent or its Subsidiaries, would reasonably be expected to have a Material Adverse Effect. Neither Parent nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of applicable Law. Parent and its Subsidiaries are in compliance in all material respects with all applicable Laws relating to employment and employment practices, workers’ compensation, terms and conditions of employment, worker safety, wages and hours, civil rights, discrimination, and immigration. There have been no claims of harassment, discrimination, retaliatory act or similar actions against any employee, officer or director of Parent or any of its Subsidiaries at any time during the past four years and, to the knowledge of Parent, no facts exist that could reasonably be expected to give rise to such claims or actions. To Parent’s knowledge, no employees of Parent or any of its Subsidiaries are in any material respect in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Parent or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by Parent or any of its Subsidiaries or to the use of trade secrets or proprietary information of others.

5.13 Compliance with Law; Permits. Except as disclosed in Parent Reports filed since December 31, 2009 or in the Data Room Materials, Parent and each of its Subsidiaries have complied with and are not, in any material respect, in default under or in violation of any applicable Law. Except as disclosed in the Data Room Materials, the Parent and each of its Subsidiaries has obtained and is in compliance with all material Permits required by applicable Laws, necessary for Parent and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Parent Permits”), except where the failure to do so would not have a Material Adverse Effect. All Parent Permits are in full force and effect. Except as disclosed in the Data Room Materials, none of Parent or any of its Subsidiaries has knowledge of any facts, events or circumstances that would reasonably be expected to result in a failure to obtain or be in compliance with such Permits as are necessary to conduct its business as it is proposed to be conducted.

5.14 Material Contracts. Except as specifically disclosed in the Parent Reports or in the Data Room Materials, neither the Parent nor any of its Subsidiaries is party to any Material Contract. Each Material Contract is valid and binding on Parent (or, to the extent a Subsidiary of Parent is a party, such Subsidiary) and, to the knowledge of Parent, any other party thereto and is in full force and effect, except to the extent that the failure to be in full force and effect, and enforceable individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect. None of Parent, its Subsidiaries nor, to the knowledge of Parent, any of the other parties thereto, is in default or breach of, nor has Parent or its Subsidiaries received any notice of default or breach of, or termination under, any Material Contract and, to the knowledge of Parent, there exists no state of facts which after notice or lapse of time or both that would constitute a default or breach of such Material Contract, except in the case of those violations that would not have had or would not reasonably be expected to have a Material Adverse Effect. Prior to the date hereof, Parent has made available to Parent true and complete copies of all Material Contracts.

5.15 No Undisclosed Liabilities. Neither Parent nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for (i) liabilities that are reflected or reserved against on the consolidated balance sheet of Parent included in Parent’s 2009 40-F/A (including any notes thereto), (ii) liabilities incurred in connection with this Agreement and the transactions contemplated hereby, (iii) liabilities incurred in the ordinary course and not required by

Canadian GAAP to be reflected on the 2009 40-F/A balance sheet, (iv) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2009, (v)  as set out in the Parent Reports, or(vi) liabilities that would not reasonably be expected to have a Material Adverse Effect.

5.16 Environmental Liability. Except as has not had and as not reasonably expected to have a Material Adverse Effect, or as disclosed in the Parent Reports filed since December 31, 2009, to Parent’s knowledge, each of Parent and Parent’s Subsidiaries and their respective businesses, operations, and properties, in all material respects:

(a) is in compliance with all Environmental Laws and all terms and conditions of all Environmental Permits;

(b) has not received any order, request or notice from any Person alleging a violation of any Environmental Law;

(c) is not a party to any litigation or administrative proceeding, nor to the knowledge of Parent, is any litigation or administrative proceeding threatened against it or its property or assets, which in either case (1) asserts or alleges that it violated any Environmental Laws, (2) asserts or alleges that it is required to clean up, remove or take remedial or other response action due to the Release of any Hazardous Substances, or (3) asserts or alleges that it is required to pay all or a portion of the cost of any past, present or future cleanup, removal or remedial or other response action which arises out of or is related to the Release of any Hazardous Substances, (ii) has no knowledge of any conditions existing currently which could reasonably be expected to subject it to damages, penalties, injunctive relief or cleanup costs under any Environmental Laws or which require or are likely to require cleanup, removal, Remedial Action or other response by it pursuant to applicable Environmental Laws; and (iii) is not subject to any judgment, decree, order or citation related to or arising out of applicable Environmental Law and has not been named or listed as a potentially responsible party by any Governmental Entity in a matter arising under any Environmental Laws; and

(d) is not involved in operations and does not know of any facts, circumstances or conditions, including any Release of Hazardous Material, that would reasonably be expected to result in any Environmental Liabilities.

5.17 Property, Title and Mining Rights.

(a) Parent and each of its Subsidiaries has good and sufficient title to its real and immoveable property interests, surface rights, concessions, leases, licenses, easements, rights of way and permits permitting the use of land or premises by Parent and its Subsidiaries, necessary to permit the operation of its current business as it is now being conducted (which, for greater certainty, includes the exploration for, development of and all production of mineral products from mineral deposits). Except as disclosed in the Data Room Materials, none of Parent or any of its Subsidiaries has knowledge of any facts, events or circumstances that would reasonably be expected to result in (A) a failure of title in respect of any real and immoveable property or (B) a failure to hold such leases, licenses, easements, rights of way or permits that, in either case, are necessary to permit the operation of its business as it is proposed to be conducted, unless, in each case, such failure has not had and would not be reasonably expected to have a Material Adverse Effect.

(b) No Person other than Parent and its Subsidiaries has any interest in the property or any of the mineral rights of Parent or its Subsidiaries or the production or profits therefrom or any royalty in respect thereof or any right to acquire any such interest.

(c) There are no back-in rights, earn-in rights, rights of first refusal or similar provisions or rights which would affect Parent’s or any of its Subsidiary’s interest in the property or any of the mineral rights of Parent or its Subsidiaries.

(d) There are no material restrictions on the ability of Parent and its Subsidiaries to use, transfer or exploit the property or any of the mineral rights of Parent or its Subsidiaries, except pursuant to the applicable Law.

(e) Neither Parent nor any of its Subsidiaries has received any notice, whether written or oral, from any Governmental Entity of any revocation or intention to revoke any interest of Parent or a Subsidiary in any of their respective properties or mineral rights.

(f) All mines located in or on the lands of Parent or any of its Subsidiaries, or lands pooled or unitized therewith, which have been abandoned by Parent or any of its Subsidiaries, have been abandoned in accordance with good mining practices and in compliance with all applicable Laws, and all future abandonment, remediation and reclamation obligations known to Parent as of the date hereof have been accurately set forth in Parent Documents without omission of information necessary to make the disclosure not misleading.

5.18 Mineral Reserves and Resources. The estimated proven and probable mineral reserves and estimated indicated, measured and inferred mineral resources disclosed in the Parent Reports have been prepared and disclosed in accordance with National Instrument 43- 101 — “Standards of Disclosure for Mineral Projects” of the Canadian Securities Administrators. Parent has no reason to believe that the information provided by Parent to the qualified persons in connection with the preparation of such estimates was not complete and accurate in all material respects at the time such information was furnished. Except as a result of minerals extracted from the properties, there has been no material reduction in the aggregate amount of estimated mineral reserves or estimated mineral resources of Parent and its Subsidiaries, taken as a whole, from the amounts disclosed in the Parent Reports.

5.19 Intellectual Property. Except as would not have or would not reasonably be expected to have a Material Adverse Effect, either Parent or a Parent Subsidiary owns, or is licensed or otherwise possesses adequate rights to use, all Intellectual Property material to their respective businesses as currently conducted (“Parent IP”) free and clear of any Liens (other than, for the avoidance of doubt, obligations to pay royalties in the case of licensed Intellectual Property), and all such rights shall survive unchanged the consummation of the transactions contemplated in this Agreement. There are no pending or, to the knowledge of Parent, threatened claims by any person alleging infringement, misappropriation or other violation by Parent or any of its Subsidiaries of any other Person’s Intellectual Property. To the knowledge of Parent, the conduct of the business of Parent and its Subsidiaries and Parent IP does not misappropriate, infringe or otherwise violate any Intellectual Property of any other Person. Neither Parent nor any of its Subsidiaries has made any claim for any misappropriation, infringement or other violation by others of its rights in, to or in connection with the Intellectual Property of Parent or any of its Subsidiaries. To the knowledge of Parent, no person is misappropriating, infringing or otherwise violating any Intellectual Property of Parent or any of its Subsidiaries.

5.20 Restrictions on Business Activities. There is no arbitral award, judgment, injunction, order or decree binding upon Parent or any of its Subsidiaries that has or could reasonably be expected to have the effect of prohibiting, restricting, or impairing any business practice of any of them, any acquisition or disposition of property by any of them, or the conduct of the business by any of them as currently conducted.

5.21 Expropriation. No part of the property or assets of Parent or any of its Subsidiaries has been taken, condemned or expropriated by any Governmental Entity nor has any written notice or proceeding in respect thereof been given or commenced nor does Parent or any of its Subsidiaries know of any intent or proposal to give such notice or commence any such proceedings.

5.22 Insurance. As of the date hereof, Parent and its Subsidiaries have such policies of insurance as are included in Section 5.22 of the Parent Disclosure Letter. All insurance maintained by Parent or any of its Subsidiaries is in full force and effect and in good standing and neither Parent nor any of its Subsidiaries is in default, whether as to payment of premium or otherwise, under the terms of any such insurance nor has Parent or any of its

Subsidiaries failed to give any notice or present any material claim under any such insurance in a due and timely fashion or received notice of any intent of an insurer to either claim any default on the part of Parent or any of its Subsidiaries or not to renew any policy of insurance on its expiry or to increase any deductible or cost in any material respect.

5.23 Related Party Transactions. Except as contemplated hereby or as disclosed in the Parent Reports, there are no Contracts or other transactions currently in place between Parent or any of its Subsidiaries, on the one hand, and: (i) to the knowledge of Parent, any officer or director of Parent or any of its Subsidiaries; (ii) any holder of record or, to the knowledge of Parent, beneficial owner of 5% or more of the Parent Common Shares; and (iii) to the knowledge of Parent, any affiliate or associate of any such, officer, director, holder of record or beneficial owner, on the other hand.

5.24 Parent Information. The information relating to Parent and its Subsidiaries that is provided by Parent and MergerCo for inclusion in the Proxy Statement, or the information relating to Parent and its Subsidiaries that is provided by Parent or MergerCo or its representatives for inclusion in any other document filed with any other Governmental Entity in connection with the transactions contemplated by this Agreement, will not, at any time, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. All documents that Parent is required to file with the SEC pursuant to its obligations under this Agreement (including the Form F-4 (except for such portions thereof that relate only to Company or its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations promulgated thereunder, and Applicable Canadian Securities Laws.

5.25 Ownership of Company Securities. Neither Parent nor any of its Subsidiaries beneficially owns any shares of Company Common Stock or any options, warrants or other rights to acquire equity securities of the Company.

5.26 Data Room Information. All Parent Data Room Materials are listed in the index posted in the Parent Data Site and the Parent Data Room Materials were accurate in all material respects as at their respective date as stated therein, or, if any Parent Data Room Materials are undated, as of the date of their delivery to the Parent Data Site for purposes of the transactions contemplated by this Agreement. Additionally, all information provided to the Company in relation to the Company’s due diligence requests, including information not provided in the Parent Data Room Materials, is accurate in all material respects as at its respective date as stated therein. To the extent that there has been a material change to any of the Parent Data Room Materials or any other information provided to Parent since the date posted to the Parent Data Site or provided to Parent, as the case may be, such information is accurate in all material respects or is no longer relevant or material to Parent or additional information has been provided in the Parent Data Site or to the Company which supersedes or replaces such information.

ARTICLE 6

COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1 Covenants of the Company

(a) During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to maintain and preserve intact its business organization, employees and business relationships and retain the services of its key officers and key employees, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b) The directors of the Company shall use commercially reasonable efforts to cause the Company, its Subsidiaries and their respective officers and consultants to take such steps, as may be necessary to amend each Change of Control Agreement with any Person that provides for a Change of Control Payment, so as to provide that any Change of Control Payment paid to any Person shall be payable in Parent Common Shares, or in cash at the sole election of Parent; provided, however, that such Change of Control Agreements, as so amended, shall provide that Parent shall pay the Change of Control Payments in cash if the TSX does not approve the payment of such Change of Control Payments in Parent Common Shares. The number of Parent Common Shares to be paid to any such Person in satisfaction of any Change of Control Payment shall be determined by dividing the cash value of the Change of Control Payment payable to such Person by the volume weighted average price of the Parent Common Shares on the NYSE for the five trading days immediately preceding the Closing Date (or at such other price as is required by the TSX). Such Parent Common Shares shall be registered and freely tradable under applicable Canadian and United States securities Laws; provided, however, that such Parent Common Shares shall be subject to any restrictions under Applicable Canadian Securities Laws relating to distributions by control persons, and any restrictions under the Securities Act applicable to sales by affiliates of an issuer. Notwithstanding this Section 6.1(b) the Company shall not, and shall cause its Subsidiaries not to: (i) enter into any Change of Control Agreement that is not in existence on the date of this Agreement and disclosed on Schedule 4.18, (ii) amend or otherwise modify any Change of Control Agreement except as expressly required by the provisions of this Agreement, or (iii) amend or otherwise modify any other agreement in any manner that would cause such agreement to entitle a Person to a Change of Control Payment. In connection with the sale of any Parent Common Shares sold by any Person who has received such Parent Common Shares, Parent agrees to re-imburse such Person for up to 1% of any reasonable broker’s commissions and fees related to the sale of such Parent Common Shares through the facilities of any stock exchange on which the Parent Common Shares are traded or quoted for trading.

(c) The directors of the Company shall cause the beneficial owners of Caborca, and Caborca Industrial S.A. de C.V., a Mexican corporation (“Caborca”), to enter into an agreement (the “Caborca Sale Agreement”) with Parent and/or such of Parent’s Subsidiaries as Parent shall determine in its sole discretion, on terms and conditions reasonably acceptable to Parent, pursuant to which all of the ownership interests or assets of Caborca shall be transferred to such Subsidiary(ies) of Parent as Parent shall determine in its sole discretion, with such transfer to be closed concurrently with the Effective Time, or at such other time as Parent shall determine in its sole discretion.

(d) The Company shall use reasonable commercial efforts to cause key employees of the Company as requested by Parent to be seconded to the Parent for up to six months following the Effective Time for the purposes of assisting in transition issues.

(e) The Company shall, subject to applicable Laws, use commercially reasonable efforts to conduct itself so as to keep Parent fully informed as to the material decisions or actions made or required to be made with respect to the operation of its business and that of its Subsidiaries.

(f) Until the Effective Time or the day upon which this Agreement is terminated, whichever is earlier, subject to compliance with applicable Laws, the Company shall:

(i)	give Parent and its authorized representatives (including counsel, financial advisors and auditors) reasonable access during normal business hours or other mutually agreeable times to all employees, offices, properties, facilities, financial information, management reports, budgets, information systems, procurement and other information concerning the Company’s businesses and other facilities and to all books and records of the Company and its Subsidiaries, and give Parent and its authorized representatives sufficient opportunity and time to review all information so disclosed subject, in the case of any mine site inspection, to the compliance by Parent and its representatives with applicable health and safety laws and the health and safety procedures of the Company and its subsidiaries;

(ii)	permit Parent and its authorized representatives (including counsel, financial advisors and auditors) to make such inspections as Parent may reasonably require subject, in the case of any mine site inspection, to the compliance by Parent and its representatives with applicable health and safety laws and the health and safety procedures of the Company and its subsidiaries; and

(iii)	cause the Company’s officers and those of its Subsidiaries to furnish Parent promptly with such financial and operating data and other information with respect to the business, properties, personnel (including with respect to labor relations and union organizing activities), information systems or other aspects of the Company and its Subsidiaries as Parent may from time to time reasonably request.

(g) The Company shall provide to Parent a certificate (the “FIRPTA Certificate”), signed under penalties of perjury and in form and substance as required under Section 1.897-2(h) of the Treasury Regulations promulgated under the Code, stating that an interest in the Company is not a “United States real property interest” for purposes of Section 897 of the Code. At least ten business days prior to the Closing Date the Company shall inform Parent whether it has concluded that it cannot provide the FIRPTA Certificate and shall provide a reasonably detailed analysis of the reasons why the Company cannot deliver the FIRPTA Certificate. The failure of the Company to deliver the FIRPTA Certificate shall not affect the obligation of Parent and MergerCo to effect the Merger, but instead shall permit Parent and/or MergerCo to deduct and withhold from the Merger Consideration such amounts as may be required to be withheld by applicable Tax law as contemplated by Section 2.1(b) and Section 3.3.

6.2 Company Forbearances. During the period from the date of this Agreement to the earlier of (i) the Effective Time or (ii) the termination of this Agreement in accordance with its terms, except as set forth in Section 6.2 of the Company Disclosure Letter and except as expressly contemplated or permitted by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent:

(a)(i) other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to the Company or any direct or indirect wholly owned Subsidiary of the Company, declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, except upon the exercise of Company Stock Options that are outstanding as of the date hereof in accordance with their present terms, or (iii) purchase, redeem or otherwise acquire any shares of capital stock or other securities of the Company or any of its Subsidiaries, or any rights, warrants or options to acquire any such shares or other securities (other than the withholding of Company Common Stock to satisfy the exercise price or Tax withholding upon the exercise of Company Stock Options outstanding as of the date hereof in accordance with their present terms and the Company’s practices as of the date hereof);

(b) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities, including any restricted shares of Company Common Stock, or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, including any Company Stock Options (other than the issuance of Company Common Stock upon the exercise of Company Stock Options outstanding as of the date hereof in accordance with their present terms);

(c) amend its certificate of incorporation, by-laws or other comparable organizational documents;

(d) conduct its business other than in the usual and ordinary course, consistent with past practice;

(e) directly or indirectly, or through any officer, director or Representative, acquire, agree to acquire, or initiate or participate in discussions to acquire, including by merging or consolidating with, or by purchasing any assets or any equity securities of, or by reorganization, recapitalization or by any other manner, any business, Person or interests in any assets, properties or subsidiaries not owned directly or indirectly by the Company or any of its Subsidiaries on the date of this Agreement, or otherwise acquire or agree to acquire any assets except inventory or other similar assets in the usual and ordinary course of business consistent with past practice;

(f) sell, lease, license, mortgage or otherwise encumber or subject to any Lien, or otherwise dispose of any of its properties or assets, other than the sale of gold, minerals or other assets in the ordinary course of business, or create any security interest in such assets or properties;

(g) except for borrowings having a maturity of not more than 30 days under existing credit facilities in amounts not to exceed $15 million in the aggregate, and only to the extent required in order to operate its business in the ordinary course as operated on the date of this Agreement, incur any Indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any Person (other than the Company or any wholly owned Subsidiary thereof), or make any loans, advances or capital contributions to, or investments in, any Person other than its wholly owned Subsidiaries and as a result of ordinary advances and reimbursements to employees;

(h) change its accounting methods (or underlying assumptions), principles or practices affecting its assets, liabilities or business, including any reserving, renewal or residual method, practice or policy, in each case, in effect on the date hereof, except as required by changes in U.S. GAAP or regulatory accounting principles applicable to it;

(i) enter into any new line of business or change in any material respect its operating, asset liability, investment or risk management or other similar policies of the Company or any of its Subsidiaries;

(j) make any investment, whether by purchase of stock or securities, contributions to capital, property transfers, or entering into binding agreements with respect to any such investment or acquisition except those required to operate its business as operated on the date of this Agreement;

(k) make, change or revoke any Tax election, adopt or change any accounting method for Tax purposes, change any accounting period for Tax purposes, amend any Tax Return, amend or enter any closing agreement with respect to an amount of Taxes, settle or compromise any income Tax liability, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any similar action with respect to the filing of any Tax Return or payment of any Tax;

(l) terminate, waive, amend or otherwise modify any provision of any Material Contract other than normal renewals of Contracts without material changes, additions or deletions of terms, or enter into or renew any agreement or contract or other binding obligation of the Company or its Subsidiaries containing (i) any restriction on the ability of the Company and its Subsidiaries, or, after the Merger, Parent and its Subsidiaries, to conduct its business as it is presently being conducted or currently contemplated to be conducted after the Merger or (ii) any restriction on the Company or its Subsidiaries, or, after the Merger, Parent and its Subsidiaries, in engaging in any type or activity or business;

(m)(i) incur any expenditures in excess of $250,000 in the aggregate or (ii) enter into any agreement obligating the Company to spend, together with expenditures under clause (i), more than $250,000 in the aggregate, except for the expenditures specified in the Company’s Budget, a true and correct copy of which is attached as Section 6.2(m) to the Company Disclosure Letter;

(n) except as required by agreements or instruments in effect on the date hereof, alter in any material respect, or enter into any commitment to alter in any material respect, any interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any equity or ownership interest on the date hereof;

(o) acquire, directly or indirectly and whether by purchase or otherwise, any voting securities or securities convertible into or exchangeable for voting securities of Parent, any of its Subsidiaries or any other Person or direct or indirect rights or options to acquire any voting securities of Parent, its Subsidiaries or any other Person other than securities which may be issuable on the exercise or conversion of securities currently held by the Company or its Subsidiaries;

(p) except to the extent required by applicable Law, by written agreements existing on the date of this Agreement that have been provided to Parent, or with consent of Parent, which consent shall not be unreasonably withheld, (i) grant or announce any stock option, equity or incentive awards or increase in the salaries, bonuses or other compensation and benefits payable by the Company or any of its Subsidiaries to any of the employees, officers, directors, stockholders or other service providers of the Company or any of its Subsidiaries, (ii) hire any new employees (other than employees located in Mexico who have responsibilities below the level of department head) in the ordinary course of business, (iii) pay or agree to pay any pension, retirement allowance, termination or severance pay, bonus or other employee benefit not required by any existing Company Benefit Plan or other agreement or arrangement in effect on the date of this Agreement to any employee, officer, director, stockholder or other service provider of the Company or any of its Subsidiaries, whether past or present, (iv) enter into or amend any contracts of employment or any consulting, bonus, severance, retention, retirement or similar agreement, or (v) except as required to ensure that any Company Benefit Plan is not then out of compliance with applicable Law, enter into or adopt any new, or increase benefits under or renew, amend or terminate any existing, Company Benefit Plan or benefit arrangement or any collective bargaining agreement, provided, that the Company shall provide advance written notice to Parent of any action of the Company pursuant to clause (v) of this Section 6.2(p);

(q) communicate with employees of the Company or any of its Subsidiaries regarding the compensation, benefits or other treatment that they will receive in connection with the Merger, except with prior written consent of Parent or pursuant to written directives provided by Parent to the Company in advance of any such communication;

(r) agree, enter into or consent to any agreement or modifications of any existing agreements with any Governmental Entity in respect of the operations of its business, except as required by Law;

(s) pay, discharge, settle or compromise any claim, action, litigation, arbitration, suit, investigation or proceeding;

(t) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation), customers, suppliers, consults or others without the prior written approval of Parent (which will not be unreasonably delayed or withheld), except for communications in the ordinary course of business that do not relate to the Merger or other transactions contemplated hereby;

(u) let lapse, abandon or cancel any registered Company IP owned by the Company or its Subsidiaries;

(v) take any action, or omit to take any action, that would impede or materially delay the ability of the parties to obtain any of the Requisite Approvals or Key Third Party Consents required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or thereby;

(w) take any action that is intended or is reasonably likely to result in any of its representations or warranties set forth in this Agreement being or becoming untrue at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article 8 not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Law; or

(x) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section  6.2.

6.3 Covenants of the Parent

(a) During the period from the date of this Agreement to the Effective Time, Parent shall, and shall cause each of its Material Subsidiaries to, use commercially reasonable efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its key officers and key employees, except in relation to the El Cubo Mine or where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b) Until the Effective Time or the day upon which this Agreement is terminated, whichever is earlier, subject to compliance with applicable Laws, Parent shall:

(i)	give the Company and its authorized representatives (including counsel, financial advisors and auditors) reasonable access during normal business hours or other mutually agreeable times to all employees, offices, properties, facilities, financial information, management reports, budgets, information systems, procurement and other information concerning the Parent’s businesses and other facilities and to all books and records of Parent and its Subsidiaries, and give the Company and its authorized representatives sufficient opportunity and time to review all information so disclosed;

(ii)	permit the Company and its authorized representatives (including counsel, financial advisors and auditors) to make such inspections as the Company may reasonably require; and

(iii)	cause Parent’s officers and those of its Subsidiaries to furnish the Company promptly with such financial and operating data and other information with respect to the business, properties, personnel (including with respect to labor relations and union organizing activities), information systems or other aspects of Parent and its Subsidiaries as the Company may from time to time reasonably request.

6.4 Parent Forbearances. During the period from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Company:

(a) amend, repeal or otherwise modify any provision of Parent Articles or Parent By-laws in a manner that would be materially adverse to the Company or its stockholders or that would materially impede Parent’s or MergerCo’s ability to consummate the transactions contemplated hereby;

(b) amend, repeal or otherwise modify any provision of MergerCo’s certificate of incorporation or by-laws in a manner that would be materially adverse to the Company or its stockholders or that would impede Parent’s or MergerCo’ ability to consummate the transactions contemplated hereby;

(c) except for actions permitted by this Agreement (including actions permitted by Section 7.12) take any action that is intended or is reasonably likely to result in any of its representations or warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article 8 not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Law;

(d) take any action that would reasonably be expected to prevent or materially impede or delay the obtaining of, or materially adversely affect the ability of the parties to obtain, any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or thereby;

(e) change its primary business activities away from the exploration, development and production of gold and silver; or

(f) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 6.3.

ARTICLE 7

ADDITIONAL AGREEMENTS

7.1 Regulatory Matters. (a) The Company shall promptly prepare and file with the SEC the Proxy Statement and Parent shall promptly prepare and file with the SEC the Form F-4, in which the Proxy Statement will be included as part of as a prospectus. Parent shall promptly prepare the Parent Proxy Statement, if required, and promptly mail or deliver the Parent Proxy Statement to its stockholders and file it with all securities regulatory authorities having jurisdiction. Each of Parent and the Company shall use their commercially reasonable efforts to have the Form F-4 declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall thereafter mail or deliver the Proxy Statement to Company stockholders. Parent shall also use its commercially reasonable efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock and Company Stock Options as may be reasonably requested in connection with any such action. Each of Parent and the Company shall, as promptly as reasonably practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Proxy Statement and/or the Form F-4 received from the SEC. Each party shall also advise the other party, as promptly as reasonably practicable after receipt of notice thereof, of the time when the Form F-4 has become effective, the issuance of any stop order, or the suspensions of the qualification of the Parent Common Shares issuable in connection with the Merger for offering or sale in any jurisdiction. The parties shall cooperate and provide the other with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement, Parent Proxy Statement and the Form F-4 prior to filing such with the SEC and will provide each other with a copy of all such filings with the SEC to the extent not otherwise publicly available. If at any time prior to the Effective Time, Parent or the Company has knowledge of any information relating to Parent or the Company, or any of their respective officers, directors or other affiliates, which should be set forth in an amendment or supplement to the Form F-4, Parent Proxy Statement or the Proxy Statement so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party and, to the extent required by applicable Laws, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required under applicable Law, disseminated to the stockholders of the Company.

(b) The parties shall cooperate with each other and use their respective commercially reasonable efforts to promptly prepare and file all necessary documentation (including notification and report forms required under the HSR Act and any applicable Laws in other jurisdictions governing antitrust, competition or merger control matters), to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals, clearances and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), to use commercially reasonable efforts to cause the expiration or termination of any applicable waiting periods, or receipt of required authorizations, as applicable, under the HSR Act, and any applicable Laws in other jurisdictions governing antitrust or merger control matters, to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act, or any applicable Laws in foreign jurisdictions governing antitrust, competition or merger control matters and to comply with the terms and conditions of all such permits, consents, approvals, clearances and authorizations of all such Governmental Entities. The Company and Parent shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals, clearances and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this

Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions. Notwithstanding the foregoing, nothing in this Agreement shall require Parent or the Company to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals, clearances and authorizations of third parties or Governmental Entities, that would reasonably be expected to have a material adverse effect (measured on a scale relative to the Company and its Subsidiaries, taken as a whole) on Parent, the Company or the Surviving Company (a “Materially Burdensome Condition”). In addition, the Company and Parent agree to cooperate and use their commercially reasonable efforts to prepare and file such petitions and filings, and to obtain such permits, consents, approvals, clearances and authorizations of third parties and Governmental Entities, that may be necessary or advisable to effect any mergers and/or consolidations of Subsidiaries of the Company and Parent following consummation of the Merger.

(c) Subject to the provisos contained in Section 7.1(b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement, each of the Company and Parent shall cooperate in all respects with the other and shall use their respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 7.1 shall limit a party’s right to terminate this Agreement pursuant to Section 9.1(b) or 9.1(c) so long as such party has, prior to such termination, complied with its obligations under this Section 7.1.

(d) Each of Parent and the Company shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, Parent Proxy Statement, the Form F-4 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity, the NYSE or the TSX in connection with the Merger and the other transactions contemplated by this Agreement.

(e) Each of Parent, MergerCo and the Company shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement, or from the NYSE or TSX, that causes such party to believe that there is a reasonable likelihood that any Requisite Approval will not be obtained or that the receipt of any such approval may be materially delayed, and, to the extent permitted by applicable Law, shall promptly provide the other party with a copy of such communication.

7.2 Access to Information. (a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each of the Company and Parent shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, the parties shall, and shall cause its Subsidiaries to, make available to the other party all other information concerning its business, properties and personnel as the other may reasonably request. Each of the Company and Parent shall, and shall cause each of their respective Subsidiaries to, provide to Parent a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of applicable securities laws. Neither the Company nor Parent nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any Law, Order, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Letter of Intent.

(c) No investigation by any of the parties or their respective representatives shall affect the representations and warranties of the other set forth in this Agreement.

7.3 Company Stockholder Approval. The Company shall, as soon as reasonably practicable, and in any event prior to the date which is three months from the date hereof, call a meeting of its stockholders to be held for the purpose of obtaining the requisite stockholder approval required in connection with this Agreement and the Merger (the “Company Stockholder Meeting”), and the Company shall use commercially reasonable efforts to cause such meeting to be held on or before the date which is four months from the date hereof, and such meeting shall in any event occur no later than the date which is seven months from the date hereof; provided, however, that the Company shall not be responsible for any delay or failure of the foregoing events to occur on or before the specified dates if the reason for such delay or failure is that, due to no fault on the part of the Company, the Company’s auditors or other Company advisors, either the Form F-4 to be prepared and filed with the SEC by Parent or, if necessary, the Proxy Statement to be Prepared by the Company remains under review, and subject to further comment, by the SEC and the SEC shall not have declared the Form F-4 effective or, if necessary, cleared the Proxy Statement, and in such event, the Company Stockholder Meeting shall occur no later than 30 days after the later of: (i) the date that the Form F-4 is declared effective and (ii) if necessary, the date that the Proxy Statement is cleared by the SEC, as applicable. Subject to Section 7.11(c), the Board of Directors of the Company (i) has resolved to and shall recommend to the Company’s stockholders that such stockholders vote in favor of the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby (the “Company Recommendation”) and the Company shall use commercially reasonable efforts to obtain such approval and adoption, and (ii) shall, if a Takeover Proposal shall have been made to the holders of Company Common Stock or any Person shall have publicly announced an intention to make a Takeover Proposal, publicly reaffirm the Company Recommendation by press release within 2 Business Days of any written request by Parent (or in the event that the Company Stockholder Meeting is scheduled to occur within such 2-Business Day period, prior to the time or at such meeting). Subject to the provisions of this Agreement, including Section 7.11(d), this Agreement and the Merger shall be submitted to the stockholders of the Company at the Company Stockholder Meeting for the purpose of approving the Agreement and the Merger and the other transactions contemplated by this Agreement. Without the prior written consent of Parent, no other business shall be conducted at the Company Stockholder Meeting other than obtaining the requisite approval of the Company’s stockholders for the Merger.

7.4 Parent Stockholder Approval. If required by Law, the Parent shall, as soon as reasonably practicable, and in any event prior to the date which is three months from the date hereof, call a meeting of its stockholders to be held for the purpose of obtaining the requisite stockholder approval required in connection with this Agreement and the Merger (the “Parent Stockholder Meeting”), and the Parent shall use commercially reasonable efforts to cause such meeting to be held on or before the date which is four months from the date hereof, and such meeting shall in any event occur no later than the date which is seven months from the date hereof; provided, however, that the Parent shall not be responsible for any delay or failure of the foregoing events to occur on or before the specified dates if the reason for such delay or failure is that, due to no fault on the part of the Parent, the Form F-4 to be prepared and filed with the SEC by Parent remains under review, and subject to further comment, by the SEC and the SEC shall not have declared the Form F-4 effective, and in such event, the Parent Stockholder Meeting shall occur no later than 30 days after the date that the Form F-4 is declared effective. The board of directors of the Parent has resolved to and shall recommend to the Parent’s stockholders that such stockholders vote in favor of the issuance of the Merger Consideration as contemplated hereby and the Parent shall use commercially reasonable efforts to obtain such approval at the Parent Stockholder Meeting. Without the prior written consent of Company, no other business shall be conducted at the Parent Stockholder Meeting other than obtaining the requisite approval of the Parent’s stockholders for the issuance of the Merger Consideration and the ratification of the Parent’s stockholder rights plan.

7.5 Legal Conditions to Merger. Each of Parent and the Company shall, and shall cause its Subsidiaries to, use its commercially reasonable efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article 8, to consummate the transactions contemplated by this Agreement, and (ii) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

7.6 NYSE and TSX Listings. Parent shall promptly apply for and cause the Parent Common Shares (including Parent Common Shares issuable upon exercise of Assumed Options) to be issued pursuant to the Merger to be approved for listing on the NYSE and TSX, subject to official notice of issuance and, in the case of the TSX, satisfaction of customary listing conditions, prior to the Effective Time.

7.7 Employee Matters. From and after the Effective Time, the employees of the Company and its Subsidiaries who are employed by the Company immediately prior to the Effective Time and who remain employed with the Surviving Company or Parent thereafter (the “Assumed Employees”) will be offered participation and coverage under the employee benefit plans of Parent and its Subsidiaries that are generally made available to the employees of Parent and its Subsidiaries; provided, that continued participation and coverage following the Effective Time under the Company Benefit Plans as in effect immediately prior to the Effective Time shall be deemed to satisfy the obligations under this sentence, it being understood that the Assumed Employees may commence participating in the comparable benefit plans of Parent on different dates following the Effective Time with respect to different comparable benefit plans of Parent. Nothing in this Section 7.7 shall preclude Parent or its Subsidiaries at any time following the Effective Time from terminating the employment of any Assumed Employee for any reasons (or no reason). Without limiting the generality of Section 10.11, this Section 7.7 shall be binding upon and inure solely to the benefit of each party to this Agreement, and nothing in this Section 7.7, express or implied, is intended to confer upon any other Person, including without limitation, any current or former director, officer or employee of the Company or any of its Subsidiaries, any rights or remedies of any nature whatsoever under or by reason of this 7.7.

7.8 Indemnification; Directors’ and Officers’ Insurance

(a) As of the Effective Time, the indemnification and exculpation provisions contained in the Certificate of Incorporation and Bylaws of the Surviving Company shall be at least as favorable to individuals who immediately prior to the Effective Time were directors, officers, agents or employees of the Company or its Subsidiaries or otherwise entitled to indemnification under the Company Bylaws or Company Certificate of Incorporation or such similar organizational documents of any Company Subsidiary (an “Indemnified Party”) as those contained as of the date hereof in the Company Bylaws and Company Certificate of Incorporation or such similar organizational documents of any Company Subsidiary, and shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of any Indemnified Party; provided, however, that nothing contained herein shall limit Parent’s ability to merge the Surviving Company into Parent or any of its Subsidiaries or any other person or otherwise eliminate the Company’s or the Surviving Company’s corporate existence so long as such rights are preserved.

(b) The Company shall purchase, prior to the Effective Time, a six-year prepaid “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers, directors and other individuals named as insureds under the director and officer insurance policy of the Company in effect on the date of this Agreement. Notwithstanding the foregoing, the Company shall not expend more than 200% per year of coverage of the amount currently expended by the Company per year of coverage as of the date of this Agreement (the “Maximum Amount”) to maintain or procure insurance coverage pursuant hereto. If the Company is unable to obtain or the Surviving Company is unable to maintain the insurance called for by this Section 7.8, the Company shall obtain, or the Surviving Company shall maintain, as the case may be, as much comparable insurance as is reasonably available to the Company or the Surviving Company for substantially similar policies for the Maximum Amount. The Indemnified Parties may be required to make reasonable application and provide reasonable and customary representations and warranties to the Company’s insurance carrier for the purpose of obtaining such insurance.

(c) The provisions of this Section 7.8 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives. The obligations of the Surviving Company and its Subsidiaries under this Section 7.8 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party (or, if deceased, his or her heirs or beneficiaries) to whom this Section 7.8 applies without the consent of such affected person.

7.9 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Merger, the proper officers and directors of each party and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Parent.

7.10 Advice of Changes. Each of Parent, MergerCo and the Company shall promptly advise the other of any fact, change, effect, event, occurrence, development or state of circumstances (i) having or would reasonably be expected to have a Material Adverse Effect on it or (ii) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided, further, that a failure to comply with this Section 7.10 shall not constitute the failure of any condition set forth in Article 8 to be satisfied unless the Material Adverse Effect or material breach, in each case, that has occurred or that is reasonably likely to occur, would independently result in the failure of a condition set forth in Article 8 to be satisfied.

7.11 No Solicitation

(a) The Company shall not, and shall cause its Subsidiaries and their respective Representatives not to, directly or indirectly through another Person or otherwise: (i) solicit, initiate, approve, endorse, recommend or encourage, or take any other action designed to, or which could reasonably be expected to, result in or facilitate any inquiry or the making or announcement of any proposal or offer that constitutes, or that would reasonably be expected to lead to, a Takeover Proposal or the making or consummation thereof (including by way of furnishing information or entering into any form of agreement, arrangement or understanding), (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or provide to any Person any information, or otherwise cooperate in any way with, any Takeover Proposal, or (iii) approve or recommend, or propose to approve or recommend, or consummate, execute or enter into any letter of intent, memorandum of understanding or agreement in principle (whether or not binding), or any merger agreement, acquisition agreement, exchange agreement, option agreement, joint venture agreement, partnership agreement or other Contract, constituting or related to, or that is intended to or could reasonably be expected to lead to a Takeover Proposal (other than confidentiality agreements contemplated by this Section 7.11), (iv) waive, terminate, modify or fail to enforce any provision of any confidentiality or standstill obligation of any Person other than Parent, or (v) propose publicly or resolve to agree to do any of the foregoing. Notwithstanding the foregoing, at any time prior to receipt of the Company Stockholder Approval, in response to an unsolicited bona fide written Takeover Proposal

(which was not obtained as a result of breach of this Section 7.11, if, and only if, the Board of Directors of the Company reasonably determines in good faith (after consultation with outside counsel and Cormark or a financial advisor of nationally recognized reputation in Canada or the United States) (1) that such Takeover Proposal would, if consummated in accordance with its terms, constitute, or is reasonably likely to lead to, a Superior Proposal, and (2) that the failure to take such action would cause it to violate its fiduciary duties, then the Company may, provided that the Company has strictly complied with this Section 7.11, (A) provide information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal (and its Representatives) and (B) participate in discussions or negotiations with the Person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal; provided that (x) before providing any such information or participating in any such discussions or negotiations, the Company first enters into a confidentiality agreement with the Person proposing such Takeover Proposal on terms substantially similar to, and no less favorable to the Company than, those contained in the confidentiality agreement between the Parent and the Company dated February 27, 2009, (or, if there is already a confidentiality agreement in place between the Company and such Person, such confidentiality agreement is amended to satisfy the requirements of clauses (x) and (y) of this sentence), (y) such confidentiality agreement does not restrict or impede upon the ability of the Company to satisfy its obligations under this Agreement, and (z) all information provided to such Person either has previously been provided to Parent or is provided to Parent prior to or concurrent with the time it is provided to such Person.

(b) The Company shall, and shall cause its Subsidiaries and its and their Representatives to, immediately (i) cease and cause to be terminated all existing discussions or negotiations with any Person with respect to any potential or actual Takeover Proposal and (ii) terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives. The Company shall immediately request the return or destruction of all information provided to any third parties who have entered into a confidentiality agreement with the Company relating to a potential or actual Takeover Proposal and shall use its best efforts to ensure that such requests are honored.

(c) Subject only to Section 7.11(e), neither the Board of Directors of the Company nor any committee thereof shall:

(i)	(w) withhold, withdraw (or not continue to make), amend, modify or qualify (or resolve or propose publicly to do any of the foregoing) the Company Recommendation, or cause or permit the Company Board Recommendation to be less than unanimous, or (x) if a Takeover Proposal shall have been made to the holders of Company Common Stock or any Person shall have publicly announced an intention to make a Takeover Proposal, fail to publicly recommend against such Takeover Proposal (provided it is not a Superior Proposal) and to publicly reaffirm the Company Recommendation by press release within 2 Business Days of the Takeover Proposal having been made or publicly announced, as applicable (or in the event that the Company Stockholder Meeting is scheduled to occur within such 2-Business Day period, prior to the time of such meeting), or (y) approve, adopt or recommend, or propose publicly to approve, adopt or recommend to the stockholders of the Company, any Takeover Proposal, or (z) take any other action or make any public statement in connection with the Company Recommendation, the Company Stockholder Approval or the Company Stockholder Meeting that is in any manner adverse to the Company Recommendation (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) (it being understood and agreed that a “stop, look and listen” communication by the Board of Directors to the stockholders of the Company pursuant to Rule 14d — 9(f) of the Exchange Act, on no more than one (1) occasion with respect to any publicly announced Takeover Proposal (unless such publicly announced Takeover Proposal shall have been materially modified by way of a public announcement in good faith), shall not constitute a Company Adverse Recommendation Change), or

(ii)	approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any Contract, commitment,

arrangement, understanding, in each case whether written or oral (with the sole exception of a confidentiality agreement referred to in Section 7.11(a)) or any tender offer constituting or related to, or that is intended to or could reasonably be expected to lead to, any Takeover Proposal.

(d) The Company shall immediately notify Parent, at first orally and then promptly (and in any event within 24 hours) in writing, of (i) any Takeover Proposal or inquiry or request that the Company reasonably believes could be expected to relate or lead to a Takeover Proposal, in each case received after the date hereof, or any amendments to the foregoing, or (ii) any request for non-public information relating to the Company or any of its Subsidiaries in connection with any Takeover Proposal or for access to the properties, books or records of the Company or any of its Subsidiaries by any Person, in each case, of which any of its or its Subsidiaries’ officers, directors, employees, Representatives or agents are or become aware. Such notice shall include the identity of the Person making the Takeover Proposal, inquiry or request, a description of the material terms and conditions of any such Takeover Proposal, inquiry or request or amendment and shall include a copy of any written material received from or on behalf for such Person. The Company shall keep the Parent fully informed at all times of any change to the material terms of any such Takeover Proposal (as amended, if applicable), inquiry or request.

(e) Subject to Section 7.11(f), the Company covenants that it will not accept, approve or recommend, or enter into any Contract, commitment, arrangement, understanding, in each case whether written or oral in respect of a Takeover Proposal (with the sole exception of a confidentiality agreement referred to in Section 7.11(a)), terminate this Agreement, or make a Company Adverse Recommendation Change unless:

(i)	the Takeover Proposal constitutes a Superior Proposal;

(ii)	the Company has strictly complied with its obligations under this Section 7.11 and has provided the Parent with a copy of the Superior Proposal (together with copies of all other documentation relating to and detailing the Superior Proposal, including a copy of any confidentiality or standstill agreement between the Company or any of its Subsidiaries and the Person making the Superior Proposal, or any of its affiliates, if not previously delivered, and written notice from the Board of Directors of the Company regarding the value in financial terms that the Board of Directors of the Company in consultation with its financial advisors determined should be ascribed to any non-cash consideration offered under the said Superior Proposal);

(iii)	a period (the “Negotiation Period”) of five (5) Business Days shall have elapsed starting at 12:01 a.m. New York time on the Business Day following the date on which the Parent received the last to be delivered of written notice from the Board of Directors of the Company that the Board of Directors of the Company determined, subject only to compliance with Sections 7.11(d) and (e), to accept, approve, recommend or enter into a binding agreement to proceed with the Superior Proposal and the documentation referred to in Section 7.11(e)(ii) and ending at 11:59 p.m. New York time on the fifth (5th) Business Day thereafter; and

(iv)	the Company has paid the Termination Fee prescribed by Section 9.3.

(f) During the Negotiation Period, Parent may make, at its option and without derogating from its rights pursuant to any other provision or this Agreement, a counter-proposal. During the Negotiation Period the Company shall, and shall instruct its financial and legal advisors to, negotiate with Parent in good faith to attempt to make such adjustments in the terms and conditions of this Agreement as will enable the Company to proceed with this Agreement. If the Board of Directors of the Company (after consultation with its independent financial advisor and independent outside legal counsel) reasonably determines in good faith that such counterproposal by Parent is such that the Takeover Proposal previously constituting a Superior Proposal ceases to be a Superior Proposal, then the Board of Directors of the Company shall forthwith cease all discussions or negotiations with respect to such Takeover Proposal except to communicate with the Person making such Takeover Proposal that the Takeover Proposal has been matched pursuant to a prior agreement or a proposal has been made to the Company which causes the Takeover Proposal to no longer be a Superior Proposal and the Board of Directors of the Company shall recommend Parent’s counter-proposal to its stockholders. For greater certainty, the Board of Directors will advise the Parent and otherwise negotiate with the Parent in such manner as will afford the Parent reasonable opportunity to revise any counter-proposal by the Parent which the Board of Directors determines would not result in the Superior Proposal ceasing to be a Superior Proposal such that after such revision of the counter-proposal the Superior Proposal will cease to be a Superior Proposal. Each successive amendment to any Takeover Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the Company Common Stockholders or any other material terms or conditions thereof shall constitute a new Takeover Proposal for the purposes of Sections 7.11(d) and (e) and the Parent shall be afforded a new full Negotiation Period in respect of each such Takeover Proposal.

(g) Nothing contained in this Section 7.11 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a)(2) or (3) under the Exchange Act or making a statement required under Rule 14d-9 under the Exchange Act and, to the extent referred to therein, Item 1012(a) of Regulation M-A under the Exchange Act; provided, however, that (i) compliance with such rules shall in no way limit or modify the effect that any such action pursuant to such rules has under this Agreement (including, if applicable, the right of Parent to terminate this Agreement pursuant to Section 9.1(e) and (ii) in no event shall the Company or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by this Section 7.11.

(h) The Company shall ensure that its Representatives and the Representatives of each of its Subsidiaries are aware of the restrictions described in this Section 7.11 as reasonably necessary to avoid violations thereof. It is understood that any violation of the restrictions set forth in this Section 7.11 by any Representatives of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 7.11 by the Company.

7.12 Parent Transactions. The Company agrees that Parent shall be permitted to engage in one or more transactions, directly or indirectly, whether through one or more Subsidiaries of Parent or otherwise, including any acquisition transaction, joint venture, or equity or debt financings, (each, a “Transaction”) as the Board of Directors of Parent authorizes in its sole discretion; provided, however, that in respect of any particular Transaction, if, and only if, the aggregate amount to be raised, received, paid, or committed by Parent in any individual Transaction exceeds $300 million then Parent shall be required to obtain the written consent of the Company prior to entering into a binding agreement concerning such Transaction, which consent shall not be unreasonably withheld or delayed. The Company agrees to provide, and shall cause its Representatives to provide, all reasonable cooperation in connection with the arrangement of any such Transaction as may be reasonably requested by Parent (provided that such requested cooperation does not (a) unreasonably interfere with the ongoing operations of the Company and its Subsidiaries, (b) cause any representation or warranty in this Agreement to be breached, (c) cause any condition set forth in Article 8 to fail to be satisfied or otherwise cause any breach of this Agreement or any material agreement to which the Company or any of its Subsidiaries is a party or (d) involve any binding commitment by the Company or its Subsidiaries, other than a commitment that is conditioned on the consummation of the Merger and that terminates without Liability to the Company upon the termination of this Agreement), including (i) participation in meetings, presentations, road shows, drafting sessions, due diligence sessions and sessions with rating agencies, each customary in connection with any Transaction, (ii) providing Parent and its advisors, underwriters and financing sources with financial and other pertinent information regarding the Company as may be reasonably requested by Parent, (iii) assisting Parent and its advisors, underwriters and financing sources in the preparation of offering documents, materials for rating agency presentations, private placement memoranda, bank information memoranda, prospectuses, registration statements and similar documents customarily required in connection with any Transaction, (iv) subject to Section 7.2 permitting Parent and its advisors, underwriters and financing sources to conduct customary due diligence in connection with any Transaction, providing Parent and its advisors, underwriters and financing sources, and their respective Representatives, access to management of the Company and the books and records of the Company and its Subsidiaries, (v) providing Parent and its advisors and financing sources with financial and other pertinent information regarding the Company as may be reasonably requested by Parent, including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act and Applicable Canadian Securities Laws as and when such statements to date would otherwise be required to be publicly disclosed by the Company, (vi) using commercially reasonable efforts to obtain necessary and customary pledge and security documents, management representation letters, accountants’ comfort and reliance letters, opinions and consents, surveys and title insurance customarily required in connection with any Transaction as reasonably requested by Parent, (vii) providing Parent with the financial statements of the Company and its Subsidiaries that are required in connection with any Transaction, (viii) reasonably cooperating with the marketing efforts of Parent and its advisors and financing sources for any Transaction and (ix) reasonably cooperating with Parent and its advisors and financing sources in connection with the refinancing of any indebtedness of the Company or its Subsidiaries in connection with the consummation of the Merger. Parent shall be permitted to disclose to potential parties to such a Transaction, and to the advisors to such parties, the information provided by the Company to Parent, its advisors, underwriters or financing sources pursuant to this Section 7.12, subject to such parties and their advisors being bound by a confidentiality agreement customary in transactions of such type and that applies to such information provided by the Company. Notwithstanding any other provision of this Section 7.12, the Company shall not be required to pay any commitment or other similar fee or incur any other Liability in connection with such Transaction. Parent shall, promptly upon request by the Company, reimburse the Company for all out-of-pocket costs incurred by the Company in connection with such cooperation.

7.13 WARN Act. With respect to all employees of the Company and its Subsidiaries, the Company and/or any of its Subsidiaries shall be responsible for providing any notices required to be given and otherwise complying with the WARN Act or similar statutes or regulations of any jurisdiction relating to any plant closing or mass layoff (or similar triggering event) caused by the Company or any of its Subsidiaries, and Parent shall have no responsibility or liability under the WARN Act (or any other similar statute or regulation) with respect to such employees. Section 7.12 of the Company Disclosure Letter contains a true and complete list of the names and the sites of employment or facilities of those individuals who suffered an “employment loss” (as defined in the WARN Act) at any site of employment or facility of the Company or any of its Subsidiaries during the 90-day period prior to the date of this Agreement. Section 7.12 of the Company Disclosure Letter shall be updated immediately prior to the Effective Time with respect to the 90-day period prior to the Effective Time. Prior to the Effective Time, the Company agrees to provide any notice required under the WARN Act to any employee of the Company or its Subsidiaries as may be reasonably requested by Parent in writing.

7.14 Tax Compliance. Parent, MergerCo and the Company shall adopt this Agreement as a “plan of reorganization” within the meaning of United States Treasury Regulation section 1.368-2(g) and to treat the Merger as a “reorganization” within the meaning of section 368(a)(1) of the Code. However, neither Parent, MergerCo nor the Company makes any representation, warranty or covenant to the Company, any holder of Company Common Stock, or any other holder of any Company securities (including any holder of Company Stock Options or Company Restricted Stock) regarding: (a) the qualification of the Merger as a “reorganization” within the meaning of section 368(a)(1) of the Code or (b) the United States federal income tax consequences to the Company, any Company stockholder, or any other holder of Company securities (including any holder of Company Stock Options or Company Restricted Stock) of the Merger.

7.15 Pre-Merger Reorganization. In addition to, and not in limitation of, any other agreements, covenants or obligations contained in this Agreement, the Company further agrees that, upon the reasonable request by Parent, the Company shall, and shall cause each of its Subsidiaries to use its commercially reasonable efforts to (i) perform such reorganizations of its corporate structure, capital structure, business, operations and assets or such other transactions as Parent may request in writing, acting reasonably (collectively, the “Pre-Merger Reorganization”), and (ii) cooperate with Parent and its advisors to determine the nature of the Pre-Merger Reorganization that might be undertaken and the manner in which it would most effectively be undertaken; provided that the Pre-Merger Reorganization (a) is not prejudicial to the Company or the Company’s assets in any material respect, (b) does not unduly impede, interfere with, delay or prevent the completion of the transactions contemplated by this Agreement, (c) is not prejudicial to the holders of Company Common Stock or other securities of the Company or inconsistent with the provisions of this Agreement, and (d)  is reasonably capable of being consummated prior to or concurrent with the Effective Time.

ARTICLE 8

CONDITIONS PRECEDENT

8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, each of which may only be waived with the mutual consent of the parties:

(a) Company Stockholder Approval. This Agreement and the Merger contemplated thereby shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding Company Common Stock entitled to vote thereon (excluding, if required under MI 61-101 votes cast by Persons entitled to receive Change of Control Payments).

(b) Parent Stockholder Approval. If required by Law, this Agreement and the Merger contemplated thereby shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding Parent Common Shares entitled to vote thereon.

(c) NYSE and TSX Listings. The Parent Common Shares to be issued to the holders of Company Common Stock and the Assumed Stock Options upon consummation of the Merger shall have been authorized for listing on the NYSE and TSX, subject to customary conditions and official notice of issuance.

(d) Required Approvals. (i) Any applicable waiting period under the HSR Act shall have expired or been earlier terminated and (ii) any other approvals set forth in Sections 4.6 and 5.4 required to be obtained for the consummation, as of the Effective Time, of the Merger and the other transactions contemplated by this Agreement (all such approvals and the expiration or termination of all such waiting periods being referred as the “Requisite Approvals”).

(e) No Termination. This Agreement shall not have been terminated in accordance with its terms.

(f) Form F-4. The Form F-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form F-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(g) Other Securities Act Registrations. A registration statement filed by Parent on an appropriate form, or a post-effective amendment to a registration statement previously filed by Parent under the Securities Act with respect to Parent Common Shares subject to the Company Stock Options shall have become effective under the Securities Act and no stop order suspending the effectiveness of such registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(h) Canadian Distribution. The distribution in Canada of Parent Common Shares to holders of Company Common Stock, Company Stock Options, Company Restricted Stock and to the Persons listed in Section 4.18 of the Company Disclosure Letter who receive Parent Common Shares in respect of a Change of Control Payment (if the payment of such Change of Control Payments in Parent Common Shares has been approved by the TSX), shall be exempt from the prospectus and registration requirements of applicable Canadian Securities Laws either by virtue of exemptive relief from the securities regulatory authorities in each of the provinces and territories of Canada in which such distribution is made or by virtue of applicable exemptions under Canadian Securities Laws and shall not be subject to resale restrictions under applicable Canadian Securities Laws (other than as applicable to control persons).

(i) No Injunctions or Restraints; Illegality. No Order (whether temporary, preliminary or permanent) issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation or Order shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

8.2 Conditions to Obligations of Parent and MergerCo. The obligation of Parent and MergerCo to effect the Merger is also subject to the satisfaction, or waiver by Parent and MergerCo, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, however, that no representation or warranty of the Company (other than representations or warranties contained in Sections 4.1(a) (first sentence only), 4.2, 4.3(a) and 4.10 which shall be true and correct in all material respects) shall be deemed untrue or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of the Company, has had or would reasonably be expected to result in a Material Adverse Effect on the Company, disregarding for these purposes (i) any qualification or exception for, or reference to, materiality in any such representation or warranty and (ii) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty; and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the foregoing effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

(c) Support Agreements. Each director and officer of the Company shall have entered into a voting and support agreement with Parent and MergerCo, in the form attached hereto as Exhibit A, in respect of all shares of Company Common Stock of which such director or officer, as the case may be, is the direct or indirect beneficial owner or over which such director or officer exercises direct or indirect control or direction, and each such agreement shall be in full force and effect and shall have been performed by each director and officer party thereto.

(d) No Materially Burdensome Condition. None of the Requisite Approvals shall have resulted in the imposition of a Materially Burdensome Condition.

(e) No Material Adverse Effect. Since the date of this Agreement, there shall not have been any fact, change, effect, event, occurrence, development or state of circumstances that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company or the Surviving Company.

(f) Change of Control Amendments. The Change of Control Agreements shall have been amended as required by Section 6.1(b), and each such agreement as so amended shall be in full force and effect and enforceable against the Departing Officer and all other parties thereto in accordance with its terms.

(g) Releases

(i)	Each director, officer, employee or consultant of the Company or any of its Subsidiaries immediately prior to the Effective Time identified on Section 8.2(h) of the Company Disclosure Letter who, voluntarily or involuntarily, ceases to be a director, officer, or employee of the Company, the Surviving Company, Parent, or any of their respective Subsidiaries at the Effective Time, shall have entered into and delivered to Parent a release and waiver, in form and substance reasonably satisfactory to Parent, which shall release Parent, the Company and the Surviving Company and each of their respective Subsidiaries from, and waive, any and all claims of any nature whatsoever, provided, however, such release shall not release Parent from any of its obligation specifically provided for in this Agreement, including without limitation, Parent’s obligations pursuant to Section 7.7 of this Agreement.

(ii)	The Company, the Surviving Company and each of their respective Subsidiaries shall have entered into and delivered to Parent a release and waiver, in form and substance reasonably satisfactory to Parent, which shall release each director, officer, employee or consultant of the Company or any of its Subsidiaries identified on Section 8.2(h) of the Company Disclosure Letter, from, and waive, any and all claims of any nature whatsoever.

(h) Caborca Sale Agreement. The Caborca Sale Agreement shall have been entered into by Caborca and the beneficial owners of Caborca, on terms and conditions acceptable to Parent, in accordance with Section 6.1(e), and (i) such agreement shall be in full force and effect and shall be enforceable against the parties thereto in accordance with its terms and (ii) the transactions contemplated by such agreement shall close concurrently with the Effective Time or at such other time as Parent shall have agreed to in its sole discretion.

(i) Title Opinion. Parent shall have obtained title opinions, in form and substance satisfactory to Parent, acting reasonably, addressed to Parent relating to the Company’s material properties.

(j) No Appraisal Rights. Holders of shares of Company Common Stock shall not be entitled to dissenters’ or appraisal rights under Section 262 of the DGCL with respect to the Merger.

8.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Subject to any actions permitted by this Agreement, including actions permitted by Section 7.12, the representations and warranties of Parent and MergerCo set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, however, that no representation or warranty of Parent or MergerCo (other than representations or warranties in Sections 5.1(a) (first sentence only), 5.2 and 5.3(a) which shall be true and correct in all material respects) shall be deemed untrue or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Parent or MergerCo, has had or would reasonably be expected to result in a Material Adverse Effect on Parent, disregarding for these purposes (i) any qualification or exception for, or reference to, materiality in any such representation or warranty and (ii) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty; and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to the foregoing effect.

(b) Performance of Obligations of Parent and MergerCo. Each of Parent and MergerCo shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Parent shall have delivered to the Company a certificate signed on behalf of the Parent, dated as of the Closing Date, signed by the Chief Executive Officer or the Chief Financial Officer of the Parent certifying in such capacity as to the satisfaction of the conditions specified in Sections 8.3(a), (b) and (d) and the covenants set forth in Section 7.10.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have been any fact, change, effect, event, occurrence, development or state of circumstances that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on Parent.

(d) No Materially Burdensome Condition. None of the Requisite Approvals shall have resulted in the imposition of a Materially Burdensome Condition.

ARTICLE 9

TERMINATION AND AMENDMENT

9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company:

(a) by mutual consent of the Company and Parent in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its respective entire Board of Directors;

(b) by either the Board of Directors of the Company or the Board of Directors of Parent if any Governmental Entity that must grant a Requisite Approval has denied such Requisite Approval and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable Order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, provided that the party seeking to terminate this Agreement pursuant to this Section 9.1(b) shall have complied with its obligations pursuant to Section 7.1 with respect to such denial or Order;

(c) by either the Board of Directors of the Company or the Board of Directors of Parent (i) if the Merger shall not have been consummated on or before the date which is nine months from the date of this Agreement, or (ii) the requisite stockholder approval is not obtained at either the Company Stockholder Meeting or the Parent Stockholder Meeting, unless the failure of the Closing to occur by such date or the failure to obtain stockholder approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;

(d) by (i) the Board of Directors of Parent if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company, and (ii) the Board of Directors of the Company if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Parent or MergerCo, which breach, in the case of a breach by any of the Company, Parent or MergerCo, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 8.1, 8.2 or 8.3, as the case may be, and which is not cured within 30 days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period;

(e)	By the Board of Directors of Parent if:

(i)

the Company has (A)(1) failed to make the Company Recommendation, (2) failed to publicly reaffirm the Company Recommendation by press release after a Takeover Proposal shall have been made to the holders of Company Common Stock or any Person shall have publicly announced an intention to make a Takeover Proposal, within 2 Business Days (or in the event that the Company Stockholder Meeting is scheduled to occur within such 2-Business Day period, prior to the time or at such meeting), (B) failed to comply with any provision of Section 7.11, (C) made a Company Adverse Recommendation Change, or (D) entered into a binding agreement concerning a transaction that constitutes a Superior Proposal, or

(ii)	the requisite stockholder approval is not obtained at the Company Stockholder Meeting.

(f) By the Board of Directors of the Company if Parent or any of its Subsidiaries shall have entered into any binding agreement concerning a Transaction and the Merger is not completed on or prior to the date which is 12 months from the date of this Agreement as a result of such Transaction.

(g) By the Board of Directors of Parent if, since the date of this Agreement, there shall have been any event, occurrence, development or state of circumstances that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company or the Surviving Company.

(h) By the Board of Directors of the Company if, since the date of this Agreement, there shall have been any event, occurrence, development or state of circumstances that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on Parent.

(i) By the Board of Directors of Parent if any Requisite Approval shall have resulted in the imposition of a Materially Burdensome Condition.

(j) By the Board of Directors of Parent for any reason not otherwise set out in this Section 9.1.

(k) By the Board of Directors of the Company if (A) a Takeover Proposal constitutes a Superior Proposal and Parent fails to make a counter-proposal during the Negotiation Period which causes Takeover Proposal to no longer be a Superior Proposal and (B) it has complied fully with its obligations set out in Section 7.11 of this Agreement and the Company enters into a binding, definitive agreement to consummate the Takeover Proposal.

9.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of the Company, Parent, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 9.2, 9.3, 10.1, 10.2, 10.3, 10.4, 10.7, 10.8, 10.9, 10.11, 10.12 and 10.15 shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither the Company nor Parent shall be relieved or released from any Liabilities arising out of its willful breach of any provision of this Agreement.

9.3 Termination Fees and Expenses

(a) In the event that:

(i)	this Agreement is terminated by Parent pursuant to Section 9.1(e)(i), then the Company shall, within three Business Days after such termination, pay to Parent the Termination Fee by wire transfer of same day funds in recognition of the time and expense incurred by Parent in connection with this Agreement and transactions contemplated hereby, or

(ii)

this Agreement is terminated by Parent pursuant to Section 9.1(e)(ii), but only if prior to the Company Stockholder Meeting a Takeover Proposal shall have been made publicly to the holders of Company Common Stock or publicly announced, or any Person shall have publicly announced an intention to do so (in each of the foregoing cases, which has not been withdrawn prior to the

Company Stockholder Meeting), provided that within 6 months of the date of such termination: (A) a Takeover Proposal is consummated; or (B) the Company board of directors approves or recommends a Takeover Proposal, or the Company enters into an agreement with respect to a Takeover Proposal, and in either case such Takeover Proposal (whether or not amended prior to its consummation) is consummated, and whether or not such consummation is before or after the end of such 6 month period, then the Company shall, on or prior to the date that such Takeover Proposal is consummated, pay to Parent the Termination Fee by wire transfer of same day funds in recognition of the time and expense incurred by Parent in connection with this Agreement and transactions contemplated hereby; or

(iii)	This Agreement is terminated (A) by the Company pursuant to Section 9.1(f), or (B) by the Parent pursuant to Section 9.1(j) then the Parent shall, within three Business Days after such termination, pay to the Company, the Termination Fee by wire transfer of same day funds in recognition of the time and expense incurred by the party entitled to receive the Termination Fee in connection with this Agreement and the transactions contemplated hereby.

The “Termination Fee” shall be an amount equal to (i) US $2 million in the event of a termination pursuant to Sections 9.1(f) or 9.1(j); (ii) US $10.3 million in the event of a termination pursuant to Section 9.1(e)(i) or a Termination Fee payable pursuant to Section 7.11(e)(iv); or (iii) US$10.3 million in the event of a termination pursuant to Section 9.1(e)(ii), but only if prior to the Company Stockholder Meeting a Takeover Proposal shall have been made publicly to the holders of Company Common Stock or publicly announced, or any Person shall have publicly announced an intention to do so (in each of the foregoing cases, which has not been withdrawn prior to the Company Stockholder Meeting), provided that within 4 months of the date of such termination: (A) a Takeover Proposal is consummated; or (B) the Company board of directors approves or recommends a Takeover Proposal, or the Company enters into an agreement with respect to a Takeover Proposal, and in either case such Takeover Proposal (whether or not amended prior to its consummation) is consummated, and whether or not such consummation is before or after the end of such 4 month period; or (iv) US$10.3 million in the event of a termination pursuant to Section 9.1(e)(ii), but only if prior to the Company Stockholder Meeting a Takeover Proposal shall have been made publicly to the holders of Company Common Stock or publicly announced, or any Person shall have publicly announced an intention to do so (in each of the foregoing cases, which has not been withdrawn prior to the Company Stockholder Meeting), provided that more than 4 months but less than 6 months from the date of such termination: (A) a Takeover Proposal is consummated; or (B) the Company enters into a definitve agreement with respect to a Takeover Proposal, and in either case such Takeover Proposal (whether or not amended prior to its consummation) is consummated, and whether or not such consummation is before or after the end of such 4 to 6 month period.

(b) Each of Parent and the Company acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement. Each of Parent and the Company further acknowledges and agrees that the Termination Fee is not a penalty, but rather liquidated damages in amounts reasonably estimated by the parties to compensate the other party for efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby. Accordingly, if any party fails promptly to pay the amount due pursuant to this Section 9.3, and, in order to obtain such payment, the other party commences a suit which results in a judgment against such first party for the fee set forth in this Section 9.3, the other party shall pay to such first party its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at the rate of 5% per annum.

(c) Notwithstanding anything in this Agreement to the contrary, the parties agree that (i) in the circumstance where this Agreement is terminated by a party and the Termination Fee is payable as a result thereof by the Company in accordance with this Section 9.3, the Termination Fee shall be the sole and exclusive remedy of the Company under this Agreement, (ii) the payment of the Termination Fee by Parent when such Termination Fee shall become due and payable by Parent in accordance with this Section 9.3 shall be the sole and exclusive remedy of the Company under this Agreement and (iii) the Termination Fee is only payable pursuant to this Section 9.3 or Section 7.11(e).

9.4 Amendment. Subject to compliance with applicable Law and Section 1.1(b), this Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the stockholders of the Company; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of the Company, there may not be, without further approval of such stockholders, any amendment of this Agreement that requires such further approval under applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

9.5 Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Board of Directors, may, to the extent permitted by applicable Law, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement and (iii) waive compliance with any of the agreements or conditions contained in this Agreement; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of the Company, there may not be, without further approval of such stockholders any extension or waiver of this Agreement or any portion hereof that changes the amount or form of the consideration to be delivered to the holders of Company Common Stock under this Agreement, other than as contemplated by this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE 10

GENERAL PROVISIONS

10.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Article 1, Article 2, Article 3, Article 9 and Article 10 and Sections 7.8 and 7.9.

10.2 Fees and Expenses. Except as provided in Section 9.3, all fees and expenses incurred in connection with this Agreement the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated. The Company agrees that the fees and expenses of the Company and its Subsidiaries in connection with this Agreement and the Merger shall not exceed C$3.0 million, except with the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed.

10.3 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile transmission (with printed confirmation of receipt), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to the Company, to:

Capital Gold Corporation

76 Beaver Street, 26th Floor

New York, New York 10005

Attention: Christopher Chipman

Facsimile: (212) 344-4537

with a copy to (for informational purposes only and not constituting notice):

Ellenoff Grossman & Schole LLP

150 East 42nd Street

New York NY 10017

Attention: Barry I. Grossman, Esq.

Facsimile: (212) 370-7889

and

with a copy to (for informational purposes only and not constituting notice):

Macleod Dixon LLP

Suite 500 Canadian Pacific Tower

100 Wellington Street West

Toronto — Dominion Centre

Toronto, Ontario

M5K 1H1

Attention: Richard Lachik, Esq.

Facsimile: (416) 360-8277

with a copy to (for informational purposes only and not constituting notice):

Ballard Spahr LLP

1735 Market Street

51st Floor

Philadelphia, PA 19103

Attention: Justin P. Klein, Esq.

Facsimile: (215) 864-8999

(b) if to Parent or MergerCo, to:

Gammon Gold Inc.

56 Temperance Street

Suite 501

Toronto, Ontario

M5H 3V5

Attention: Rene Marion

Facsimile: (416) 646-3828

and

with a copy to (for informational purposes only and not constituting notice):

Fasken Martineau DuMoulin LLP

333 Bay Street, Suite 2400,

Bay Adelaide Centre, Box 20

Toronto, Ontario M5H 2T6

Attention: John Turner, Esq.

Facsimile: (416) 364-7813

and

with a copy to (for informational purposes only and not constituting notice):

Kirkland & Ellis LLP

153 East 53rd Street

New York, New York

10022

Attention: Jeffrey Symons, Esq.

Facsimile: (212) 446-6460

10.4 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Agreement instead of just the provision in which they are found. The Company Disclosure Letter and the Parent Disclosure Letter, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

10.5 Knowledge. In this Agreement, unless otherwise stated, references to (i) “the knowledge of the Company” (or similar expressions) means the actual knowledge, after reasonable inquiry, of Colin Sutherland, President of the Company, Christopher M. Chipman, Chief Financial Officer of the Company and Scott Hazlitt, Chief Operating Officer of the Company and, if applicable, any knowledge such officers would have had had they exercised reasonable due diligence and made such reasonable inquiry, in their capacity as officers of the Company and not in their personal capacity and without personal liability, and (ii) “the knowledge of Parent” (or similar expressions) means the actual knowledge, after reasonable inquiry, of Rene Marion, Chief Executive Officer of Parent, Scott Perry, Executive Vice President and Chief Financial Officer of Parent, and, if applicable, any knowledge such officers would have had had they exercised reasonable due diligence and made such reasonable inquiry, in their capacity as officers of Parent and not in their personal capacity and without personal liability.

10.6 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

10.7 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

10.8 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

10.9 Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction is vested in the federal courts, any court of the United States located in the State of Delaware and (d) consents to service of process being made through the notice procedures set forth in Section 10.3. Without limiting other means of service of process permissible under applicable law, each of the Company, Parent and MergerCo hereby agrees that service of any process, summons, notice or document by U.S. or Canadian registered mail to the respective addresses set forth in Section 10.3 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.10 Publicity. Neither the Company nor Parent shall, and neither the Company nor Parent shall permit any of their respective Subsidiaries or Representatives to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) of Parent, in the case of a proposed announcement or statement by the Company, or the Company, in the case of a proposed announcement or statement by Parent; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the NYSE or the TSX.

10.11 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 7.8, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.

10.12 Specific Performance

(a) Except with respect to the provisions of Section 9.3, the parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that the parties would not have any adequate remedy at law. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware or another court sitting in the state of Delaware. The foregoing is in addition to any other remedy to which any party is entitled at law, in equity or otherwise. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware or another court sitting in the state of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 10.11, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(b) Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action relating to this Agreement, on behalf of itself or its property, by the personal delivery of copies of such process to such party or by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10.3. Nothing in this Section 10.12(b) shall affect the right of any party hereto to serve legal process in any other manner permitted by Law.

10.13 Language. The Parties expressly acknowledge that they have requested that this Agreement and all ancillary and related documents thereto be drafted in the English language only. Les parties aux présentes reconnaissent avoir exigé que la présente entente et tous les documents qui y sont accessoires soient rédigés en anglais seulement.

10.14 Time of Essence. Time is of the essence of this Agreement.

10.15 Defined Terms. For purposes of this Agreement:

(a) “$” means United States dollars and “C$” means Canadian dollars;

(b) “Applicable Canadian Securities Laws” means, collectively, all applicable securities laws of each of the Canadian Jurisdictions and the respective rules and regulations under such laws together with applicable published instruments, notices and orders of the securities regulatory authorities in the Canadian Jurisdictions.

(c) “Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions are required or authorized by Law to be closed in New York, New York, Wilmington, Delaware or Toronto, Ontario.

(d) “Canadian GAAP” means generally accepted accounting principles in Canada;

(e) “Canadian Jurisdictions” means each province or territory of Canada in which Parent, the Company or any Subsidiary of the Company, as the case may be, is a “reporting issuer” at the relevant time for purposes of Applicable Canadian Securities Laws.

(f) “Code” means the United States Internal Revenue Code of 1986, as amended;

(g) “Company Restricted Stock” means the restricted shares of Company Common Stock under the Company Stock Plans;

(h) “Contract” means any contract, agreement, license, franchise, lease, arrangement, commitment, understanding or other right or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or affected or to which any of their respective properties or assets is subject;

(i) “Cormark” means Cormark Securities Inc.;

(j) “Departing Officer” means any individual who is employed as an officer of the Company or any of its Subsidiaries immediately prior to the Effective Time who, voluntarily or involuntarily, ceases to be an employee of the Company, the Surviving Company, Parent, or any of their respective Subsidiaries at the Effective Time, or who ceases to be an officer of, or whose employment with, the Company, the Surviving Company, Parent, or any of their respective Subsidiaries is terminated, voluntarily or involuntarily, within 90 days after the Effective Time.

(k) “Environmental Laws” means all applicable Laws, imposing liability or standards of conduct for or relating to the regulation of activities, materials, substances or wastes in connection with or for or to the protection of public health, safety, the environment or natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation) and under common law;

(l) “Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, consequential damages, treble damages, costs and expenses, fines, penalties and sanctions incurred as a result of or related to any claim, suit, action, administrative order, investigation, proceeding or demand by any person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, relating to any environmental matter arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Substance whether on, at, in, under, from or about or in the vicinity of any real or personal property;

(m) “Environmental Permits” means all permits, licenses, written authorizations, certificates, approvals, program participation requirements, sign-offs or registrations required by or available with or from any Governmental Entity under any Environmental Laws;

(n) “Governmental Entity” means any applicable (i) multinational, transnational, national, federal, state, provincial, regional, municipal, local or other government, governmental or public department, ministry, central bank, court, tribunal, arbitral body, commission, board, bureau, agency or official, in each case whether domestic or foreign, (ii) any subdivision, agency, commission, board or authority of any of the foregoing, or (iii) any quasi governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

(o) “Hazardous Substance” means any chemical, material or substance in any form, whether solid, liquid, gaseous, semisolid or any combination thereof, whether waste material, raw material, finished product, intermediate product, byproduct or any other material or article, that is listed or regulated under any Environmental Laws as a hazardous substance, toxic substance, waste or contaminant or is otherwise listed or regulated under any Environmental Laws because it poses a hazard to public health or the environment;

(p) “Intellectual Property” means all foreign and domestic intellectual property including without limitation all (i) trademarks, service marks, brand names, Internet domain names, logos, symbols, trade dress, fictitious names, trade names, and other indicia of origin and all goodwill associated therewith and symbolized thereby; (ii) patents and inventions and discoveries, whether patentable or not; (iii) confidential information, proprietary information, trade secrets and know-how, (including without limitation processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists) (collectively, “Trade Secrets”); (iv) copyrights and works of authorship in any media (including without limitation computer software programs, source code, databases and other complications of information); and (v) all disclosures, applications and registrations for any of the foregoing; (vi) all extensions, modifications, renewals, divisions, continuations, continuations-in-part, reissues, restorations and reversions related to any off the foregoing.

(q) “Key Third Party Consents” means those consents, approvals and notices contractually required from any third party, including from customers, to proceed with the transactions contemplated by this Agreement and Merger and in respect of any Contracts of the Company or any of its Subsidiaries and as set out in Section 4.3(b) of the Company Disclosure Letter;

(r) “Law” or “Laws” means all laws (including common law), by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, regulations, ordinances, judgments, injunctions, determinations, awards, decrees, settlements, agency requirements or other legally enforceable requirements, whether domestic or foreign, and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity or self-regulatory authority (including the New York Stock Exchange and the Toronto Stock Exchange), and the term “applicable” with respect to such Laws and in a context that refers to one or more parties, means such Laws as are applicable to such party or its business, undertaking, property or securities and emanate from a Person having jurisdiction over the party or parties or its or their business, undertaking, property or securities;

(s) “Liability” of any person shall mean and include: (i) any right against such person to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; (ii) any right against such person to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to any equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured; and (iii) any obligation of such person for the performance of any covenant or agreement (whether for the payment of money or otherwise);

(t) “Material Adverse Effect” means, with respect to Parent, MergerCo, the Company or the Surviving Company, as the case may be, any fact, change, effect, event, occurrence or development or state of circumstances that, individually or in the aggregate with all other facts, changes, effects, occurrences or development or state of circumstances, has a material adverse effect on (i) the business, operations, affairs, assets, properties, liabilities (including contingent liabilities), capitalization, results of operations (financial or otherwise) or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), any fact, change, effect, event, occurrence or development or state of circumstances to the extent resulting from (A) changes, after the date hereof, in generally accepted accounting principles generally applicable to such parties, (B) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by courts or Governmental Entities, (C) actions or omissions of Parent or MergerCo, on the one hand, or the Company, on the other hand, taken with the prior written consent of the other or expressly required or permitted hereunder, (D) changes, after the date hereof, in general economic or market conditions generally affecting companies engaged in the mining industry except to the extent that such changes have a disproportionate adverse effect on such party, (E) facts, changes, effects, events, occurrences, developments or states of circumstances disclosed by Parent in Data Room Material or in the Parent Disclosure Letter, (F) facts, changes, effects, events, occurrences, developments or states of circumstances disclosed by the Company in the Company Disclosure Letter, (G) any failure by a party to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), or (H) public disclosure of the transactions contemplated hereby, in each case shall be deemed not to constitute a “Material Adverse Effect”), or (ii) the ability of such party to timely consummate the transactions contemplated by this Agreement or perform its obligations hereunder;

(u) “Material Contracts” means any contract (i) under which the Company or any of its Subsidiaries has directly or indirectly guaranteed any liabilities or obligations of a third party (other than ordinary course endorsements for collection) in excess of $250,000 in the aggregate, (ii) relating to indebtedness for borrowed money, whether incurred, assumed, guaranteed or secured by any asset, with an outstanding principal amount in excess of $250,000, (iii) providing for the establishment, organization or formation of any joint ventures,

(iv) under which the Company or any of its Subsidiaries is obligated to make or expects to receive payments in excess of $250,000 over the remaining term of the contract, (v) that limits or restricts the Company or any of its Subsidiaries from engaging in any line of business or any geographic area in any material respect, or (vi) that is otherwise material to the Company and its Subsidiaries, considered as a whole; and, for greater certainty, includes the Material Contracts listed in Schedule 4.20 to the Company Disclosure Letter;

(v) “MI 61-101” means Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions of the Ontario Securities Commission and l’Autorité des marchés financiers (Quebec);

(w) “Parent Credit Facility” means, collectively, (i) the Credit Facility Agreement between Parent and Scotia Capital Inc. as agent for the Bank and Société Générale dated October 14, 2005, and the amending agreements between the Company and the Bank dated February 24, 2006, May 19, 2006, September 30, 2006, December 15, 2006, and March 29, 2007, (ii) the General Security Agreement dated October 14, 2005 executed by Parent (then known as Gammon Lake Resources Inc.) granting to the Bank a security interest in, among other things, the shares held by Parent in Mexgold Resources Inc., Gammon Holdings Inc. and Gammon Lake Resources (U.S.A.) Inc., (iii) the Debenture dated October 20, 2005 executed by Gammon Lake Holdings Inc. in favor of the Bank, granting to the Bank a charge over, among other things, the shares held by Gammon Lake Holdings Inc. in Gammon Lake de Mexico, S.A. de C.V., (iv) the General Security Agreement dated October 16, 2006 issued by Mexgold Resources Inc. in favor of the Bank, granting to the Bank a security interest in, among other things, the shares held by Mexgold Resources Inc. in Compania Minera del Cubo, S.A. de C.V. and Metales Interamericanos, S.A. de C.V., and (v) the Stock Pledge Agreement dated October 20, 2005 executed by Parent (then known as Gammon Lake Resources Inc.) and Gammon Lake Holdings Inc. pledging to the Bank the shares held by Parent and Gammon Lake Holdings Inc. in Gammon Lake de Mexico, S.A. de C.V.;

(x) “Parent Data Site” means the data site established by Parent and made available to the Company in connection with the transactions contemplated by this Agreement;

(y) “Parent Proxy Statement” means the proxy statement to be prepared and mailed by Parent to its stockholders for the purposes of considering and voting on the issuance of Parent Common shares under the transaction.

(z) “Person” includes an individual, partnership, association, body corporate, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

(aa) “Release” shall have the meaning prescribed under any applicable Environmental Law and includes any release, spill, leak, discharge, abandonment, disposal, pumping, pouring, emitting, emptying, injecting, leaching, dumping, depositing, dispersing, passive migration, allowing to escape or migrate into or through the environment (including ambient air, surface water, ground water, land surface and subsurface strata or within any building, structure, facility or fixture) of any Hazardous Material, including the abandonment or discarding of Hazardous Substance in barrels, drums, tanks or other containers, regardless of when discovered;

(bb) “Remedial Action” shall mean any investigation, feasibility study, monitoring, testing, sampling, removal (including removal of underground storage tanks), restoration, clean up, remediation, closure, site restoration, remedial response or remedial work;

(cc) “Stifel” means Stifel, Nicolaus & Company, Incorporated.

(dd) “Subsidiary” when used with respect to either party, means any corporation, partnership, limited liability company or other organization or entity, whether incorporated or unincorporated, that is consolidated with such party for financial reporting purposes under U.S. GAAP, in the case of the Company, or Canadian GAAP, in the case of Parent, and the terms “Company Subsidiary” and “Parent Subsidiary” shall mean any direct or indirect Subsidiary of the Company or Parent, respectively.

(ee) “Superior Proposal” means any bona fide unsolicited written Takeover Proposal made by a third party that (i) if consummated in accordance with its terms would result in such Person (or its stockholders) owning, directly or indirectly all but not less than all of the shares of Company Common Stock then outstanding (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis, (ii) that is not subject to a financing condition or a due diligence condition, (iii) that did not result from or involve a breach of Section 7.11 of this Agreement, and (iv) the Board of Directors of the Company reasonably determines in good faith (after consultation with its legal advisors and Cormark or a financial advisor of nationally recognized reputation in Canada or the United States) taking into account all financial, legal, regulatory and other aspects of such proposal (including any break-up fee, expense reimbursement provisions and conditions to consummation) and the Person making the proposal, but without assuming away the risk of non-completion, to be (x) more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by this Agreement (taking into account any changes to the financial terms of this Agreement offered by Parent in response to such offer or otherwise, including the certainty of the terms offered by Parent or lack thereof) and (y) reasonably capable of being completed without undue delay on the terms set forth in the proposal.

(ff) “Takeover Proposal” means any inquiry, proposal or offer from any Person (other than Parent and its Subsidiaries), written or oral, relating to, or that could reasonably be expected to lead to, (A) any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of any assets (including equity securities of any Subsidiary of the Company), properties or businesses (including any lease, long-term supply agreement or other agreement or arrangement having the same or similar economic effect as a sale of assets, properties or business, any sale or grant of a royalty or similar type transaction), any liquidation or winding up, in each case that constitute 20% or more of the revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 20% or more of any class of securities of the Company or any Subsidiary, (B) any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of any class of securities of the Company, (C) any merger, amalgamation, statutory arrangement, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, share exchange or similar transaction involving the Company or any of its Subsidiaries, or (D) any other similar transactions or series of transactions involving the Company or any of its Subsidiaries.

(gg) “U.S. GAAP” means generally accepted accounting principles in the United States;

(hh) The following terms have the meanings ascribed thereto in the Sections indicated below:

Section
Action	4.12(a)
Agreement	Preamble
Assumed Employees	7.7
Assumed Stock Option	2.2(a)
Cash Payment	2.6(b)
Certificate	2.1(b)
Certificate of Merger	1.2
Change of Control Agreement	4.18
Change of Control Payment	4.18
Closing	1.2
Closing Date	1.2
Company	Preamble
Company 10-Qs	4.9
Company 2009 10-K	4.9
Company Adverse Recommendation Change	7.11(d)
Company Adverse Recommendation Notice	7.11(f)
Company Certificate of Incorporation	4.1(b)
Company Benefit Plan	4.16(a)
Company By-laws	4.1(b)
Company Common Stock	2.2(a)
Company Due Diligence Information	4.39
Company Director Designee	1.8
Company Disclosure Letter	Article 4
Company Financial Information	4.8
Company IP	4.2
Company Permits	4.19
Company Recommendation	7.3
Company Regulatory Agreement	4.13(b)
Company Reports	4.8
Company Stockholder Meeting	7.3
Company Stock Option	2.2(a)
Company Stock Plans	2.2(a)
Data Room Materials	Article 5
DGCL	1.1
ERISA	4.16(a)
ERISA Affiliate	4.16(a)
Effective Time	1.2
Exchange Act	4.6
Exchange Agent	3.1
Exchange Fund	3.1
Exchange Ratio	2.1(a)
FIRPTA Certificate	6.2(h)
Form F-4	4.6
HSR Act	4.6
Indemnified Party	7.8(a)
IRS	4.14
Proxy Statement	4.4
Letter of Intent	Preamble
Liens	4.2

Section
Locked-up Stockholder	Recitals
Materially Burdensome Condition	7.1(b)
Maximum Amount	7.8(a)
Merger	Recitals
Merger Consideration	2.1(a)
MergerCo	Preamble
MergerCo Common Stock	5.2
Negotiation Period	7.11(f)
Nayarit	4.2
NYSE	2.2(a)
Orders	4.12(a)
Parent	Preamble
Parent 2008 40-F/A	5.6
Parent Articles	5.1(b)
Parent By-laws	5.1(b)
Parent Common Shares	2.1(a)
Parent Data Room Materials	Article 5
Parent Disclosure Letter	Article 5
Parent Financial Information	5.6
Parent IP	5.19
Parent Permits	5.13
Parent Regulatory Agreement	5.9(b)
Parent Reports	5.5
Parent Stockholder Meeting	7.4
Parent Stock Plans	5.2
Pre-Merger Reorganization	7.15
Proxy Statement	4.6
Representatives	4.16(b)
Requisite Approvals	8.1(d)
Sarbanes-Oxley Act	4.8
SEC	4.6
Securities Act	2.3
Superior Proposal	7.11(c)
Surviving Company	1.1
Takeover Proposal	7.11(b)
Tax	4.15(b)
Taxes	4.15(b)
Tax Return	4.15(c)
Termination Fee	9.3(a)
Trade Secrets	4.32
Transaction	7.13
TSX	2.1(b)
Voting and Support Agreement	Recitals
WARN Act	4.17(b)

Remainder of Page Intentionally Left Blank

IN WITNESS WHEREOF, Parent, MergerCo and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

GAMMON GOLD INC.

By:	/S/ RENÉ MARION
Name:	René Marion
Title:	Chief Executive Officer

CAPITAL GOLD ACQUIRECO, INC.

By:	/S/ RENÉ MARION
Name:	René Marion
Title:	President

CAPITAL GOLD CORPORATION

By:	/S/ CHRISTOPHER M. CHIPMAN
Name:	Christopher M. Chipman
Title:	Chief Financial Officer

EXHIBIT A

FORM OF VOTING AND SUPPORT AGREEMENT

SEE ANNEX B TO THIS

PROXY STATEMENT/PROSPECTUS

EXHIBIT B

CERTIFICATE OF INCORPORATION OF MERGERCO

EXHIBIT C

BY-LAWS OF MERGERCO

BYLAWS

OF

CAPITAL GOLD ACQUIRECO, INC.

A Delaware Corporation

ARTICLE I

OFFICES

Section 1 Registered Office

The registered office of the corporation in the State of Delaware shall be located at 2711 Centerville Road, Suite 400, Wilmington Delaware 19808, in the County of New Castle. The name of the corporation’s registered agent at such address shall be Corporation Service Company. The registered office and/or registered agent of the corporation may be changed from time to time by action of the board of directors.

Section 2 Other Offices

The corporation may also have offices at such other places, both within and without the State of Delaware, as the board of directors may from time to time determine or the business of the corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 1 Place and Time of Meetings

An annual meeting of the stockholders shall be held each year for the purpose of electing directors and conducting such other proper business as may come before the meeting. The date, time and place of the annual meeting may be determined by resolution of the board of directors or as set by the president of the corporation.

Section 2 Special Meetings

Special meetings of stockholders may be called for any purpose (including, without limitation, the filling of board vacancies and newly created directorships), and may be held at such time and place, within or without the State of Delaware, as shall be stated in a notice of meeting or in a duly executed waiver of notice thereof. Such meetings may be called at any time by two or more members of the board of directors, the president or the holders of shares entitled to cast not less than a majority of the votes at the meeting or the holders of fifty percent (50%) of the outstanding shares of any series or class of the corporation’s capital stock.

Section 3 Place of Meetings

The board of directors may designate any place, either within or without the State of Delaware, as the place of meeting for any annual meeting or for any special meeting called by the board of directors. If no designation is made, or if a special meeting is otherwise called, the place of meeting shall be the principal executive office of the corporation.

Section 4 Notice

Whenever stockholders are required or permitted to take action at a meeting, written or printed notice stating the place, date, time, and, in the case of special meetings, the purpose(s), of such meeting, shall be given to each stockholder entitled to vote at such meeting not less than 10 nor more than 60 days before the date of the meeting. All such notices shall be delivered, either personally or by mail, by or at the direction of the board of directors, the president or the secretary, and if mailed, such notice shall be deemed to be delivered when deposited in the United States mail, postage prepaid, addressed to the stockholder at his, her or its address as the same appears on the records of the corporation. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

Section 5 Stockholders List

The officer having charge of the stock ledger of the corporation shall make, at least 10 days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at such meeting arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

Section 6 Quorum

Except as otherwise provided by applicable law or by the corporation’s certificate of incorporation, a majority of the outstanding shares of the corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders. If less than a majority of the outstanding shares are represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time in accordance with Section 10.7 of this Article 10, until a quorum shall be present or represented.

Section 7 Adjourned Meetings

When a meeting is adjourned to another time and place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting, at which the adjournment is taken. At the adjourned meeting the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 8 Vote Required

When a quorum is present, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders, unless the question is one upon which by express provisions of an applicable law or of the corporation’s certificate of incorporation a different vote is required, in which case such express provision shall govern and control the decision of such question. Where a separate vote by class is required, the affirmative vote of the majority of shares of such class present in person or represented by proxy at the meeting shall be the act of such class, unless the question is one upon which by express provisions of an applicable law or of the corporation’s certificate of incorporation a different vote is required, in which case such express provision shall govern and control the decision of such question.

Section 9 Voting Rights

Except as otherwise provided by the General Corporation Law of the State of Delaware or by the certificate of incorporation of the corporation or any amendments thereto, every stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of common stock held by such stockholder.

Section 10 Proxies

Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person(s) to act for him, her or it by proxy. Every proxy must be signed by the stockholder granting the proxy or by his, her or its attorney-in-fact. No proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the corporation generally.

Section 11 Action by Written Consent

Unless otherwise provided in the corporation’s certificate of incorporation, any action required to be taken at any annual or special meeting of stockholders of the corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent(s) in writing, setting forth the action so taken and bearing the dates of signature of the stockholders who signed the consent(s), shall be signed by the holders of outstanding shares of stock having not less than a majority of the shares entitled to vote, or, if greater, not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation by delivery to its registered office in the state of Delaware, or the corporation’s principal place of business, or an officer or agent of the corporation having custody of the book(s) in which proceedings of meetings of the stockholders are recorded. Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested, provided, however, that no consent(s) delivered by certified or registered mail shall be deemed delivered until such consent(s) are actually received at the registered office. All consents properly delivered in accordance with this section shall be deemed to be recorded when so delivered. No written consent shall be effective to take the corporate action referred to therein unless, within sixty days of the earliest dated consent delivered to the corporation as required by this section, written consents signed by the holders of a sufficient number of shares to take such corporate action are so recorded. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. Any action taken pursuant to such written consent(s) of the stockholders shall have the same force and effect as if taken by the stockholders at a meeting thereof.

ARTICLE III

DIRECTORS

Section 1 General Powers

The business and affairs of the corporation shall be managed by or under the direction of the board of directors.

Section 2 Number, Election and Term of Office

The number of directors which shall constitute the first board shall be one or more, which number may be increased or decreased from time to time by resolution of the board. The directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors. The directors shall be elected in this manner at the annual meeting of the stockholders, except as provided in 11.4 of this Article 11. Each director elected shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

Section 3 Removal and Resignation

Any director or the entire board of directors may be removed at any time, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Whenever the holders of any class or series are entitled to elect one or more directors by the provisions of the corporation’s certificate of incorporation, the provisions of this section shall apply, in respect to the removal without cause or a director or directors so elected, to the vote of the holders of the outstanding shares of that class or series and not to the vote of the outstanding shares as a whole. Any director may resign at any time upon written notice to the corporation.

Section 4 Vacancies

Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director. Each director so chosen shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as herein provided.

Section 5 Annual Meetings

The annual meeting of each newly elected board of directors shall be held without other notice than this bylaw immediately after, and at the same place as, the annual meeting of stockholders.

Section 6 Other Meetings and Notice

Regular meetings, other than the annual meeting, of the board of directors may be held without notice at such time and at such place as shall from time to time be determined by resolution of the board. Special meetings of the board of directors may be called by or at the request of the president or vice president on at least 24 hours notice to each director, either personally, by telephone, by mail, or by telegraph; in like manner and on like notice the president must call a special meeting on the written request of at least a majority of the directors.

Section 7 Quorum, Required Vote and Adjournment

A majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of directors present at a meeting at which a quorum is present shall be the act of the board of directors. If a quorum shall not be present at any meeting of the board of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 8 Committees

The board of directors may, by resolution passed by a majority of the whole board, designate one or more committees, each committee to consist of one or more of the directors of the corporation, which to the extent provided in such resolution or these bylaws shall have and may exercise the powers of the board of directors in the management and affairs of the corporation except as otherwise limited by law. The board of directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Such committee(s) shall have such name(s) as may be determined from time to time by resolution adopted by the board of directors. Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required.

Section 9 Committee Rules

Each committee of the board of directors may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the board of directors designating such committee. Unless otherwise provided in such a resolution, the presence of at least a majority of the members of the committee shall be necessary to constitute a quorum. In the event that a member and that member’s alternate, if alternates are designated by the board of directors as provided in Section 11.8 of this Article 11, of such committee is or are absent or disqualified, the member(s) thereof present at any meeting and not disqualified from voting, whether or not such member(s) constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in place of any such absent or disqualified member.

Section 10 Communications Equipment

Members of the board of directors or any committee thereof may participate in and act at any meeting of such board or committee through the use of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in the meeting pursuant to this section shall constitute presence in person at the meeting.

Section 11 Waiver of Notice and Presumption of Assent

Any member of the board of directors or any committee thereof who is present at a meeting shall be conclusively presumed to have waived notice of such meeting except when such member attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Such member shall be conclusively presumed to have assented to any action taken unless his or her dissent shall be entered in the minutes of the meeting or unless his or her written dissent to such action shall be filed with the person acting as the secretary of the meeting before the adjournment thereof or shall be forwarded by registered mail to the secretary of the corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to any member who voted in favor of such action.

Section 12 Action by Written Consent

Unless otherwise restricted by the corporation’s certificate of incorporation, any action required or permitted to be taken at any meeting of the board of directors, or of any committee thereof, may be taken without a meeting if all members of the board or committee, as the case may be, consent thereto in writing, and the writing(s) are filed with the minutes of proceedings of the board or committee.

ARTICLE IV

OFFICERS

Section 1 Number

The officers of the corporation shall be elected by the board of directors and shall consist of a chairman, if any is elected, a president, one or more vice presidents, a secretary, a treasurer, and such other officers and assistant officers as may be deemed necessary or desirable by the board of directors. Any number of offices may be held by the same person, except that no person may simultaneously hold the office of president and secretary. In its discretion, the board of directors may choose not to fill any office for any period as it may deem advisable.

Section 2 Election and Term of Office

The officers of the corporation shall be elected annually by the board of directors at its first meeting held after each annual meeting of stockholders or as soon thereafter as conveniently may be. The president shall appoint other officers to serve for such terms as he or she deems desirable. Vacancies may be filled or new offices created and filled at any meeting of the board of directors. Each officer shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

Section 3 Removal

Any officer or agent elected by the board of directors may be removed by the board of directors whenever in its judgment the best interests of the corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

Section 4 Vacancies

Any vacancy occurring in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the board of directors for the unexpired portion of the term by the board of directors then in office.

Section 5 Compensation

Compensation of all officers shall be fixed by the board of directors, and no officer shall be prevented from receiving such compensation by virtue of his or her also being a director of the corporation.

Section 6 The Chairman of the Board

The Chairman of the Board, if one shall have been elected, shall be a member of the board and an officer of the corporation. He shall perform the duties as may from time to time be assigned to him by the board of directors.

Section 7 The President

The president shall be the chief executive officer of the corporation. The president (i) shall preside at all meetings of the stockholders and board of directors at which he or she is present; (ii) subject to the powers of the board of directors, shall have general charge of the business, affairs and property of the corporation, and control over its officers, agents and employees; and (iii) shall see that all orders and resolutions of the board of directors are carried into effect. The president shall have such other powers and perform such other duties as may be prescribed by the board of directors or as may be provided in these by-laws.

Section 8 Vice-presidents

The vice-president, if any, or if there shall be more than one, the vice-presidents in the order determined by the board of directors shall, in the absence or disability of the president, act with all of the powers and be subject to all the restrictions of the president. The vice-presidents shall also perform such other duties and have such other powers as the board of directors, the president or these by-laws may, from time to time, prescribe.

Section 9 The Secretary and Assistant Secretaries

The secretary shall attend all meetings of the board of directors, all meetings of the committees thereof and all meetings of the stockholders and record all the proceedings of the meetings in a book(s) to be kept for that purpose. Under the president’s supervision, the secretary (i) shall give, or cause to be given, all notices required to be given by these by-laws or by law; (ii) shall have such powers and perform such duties as the board of directors, the president or these by-laws may, from time to time, prescribe; and (iii) shall have custody of the corporate seal of the corporation. The secretary, or an assistant secretary, shall have authority to affix the corporate seal to any instrument requiring it and when so affixed, it may be attested by his or her signature or by the signature of such assistant secretary. The board of directors may give general authority to any other officer to affix the seal of the corporation and to attest the affixing by his or her signature. The assistant secretary, or if there be more than one, the assistant secretaries in the order determined by the board of directors, shall, in the absence or disability of the secretary, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the board of directors, the president, or secretary may, from time to time, prescribe.

Section 10 The Treasurer and Assistant Treasurers

The treasurer (i) shall have the custody of the corporate funds and securities; (ii) shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation; (iii) shall deposit all monies and other valuable effects in the name and to the credit of the corporation as may be ordered by the board of directors; (iv) shall cause the funds of the corporation to be disbursed when such disbursements have been duly authorized, taking proper vouchers for such disbursements; (v) shall render to the president and the board of directors, at its regular meeting or when the board of directors so requires, an account of the corporation; and (vi) shall have such powers and perform such duties as the board of directors, the president or these by-laws may, from time to time, prescribe. If required by the board of directors, the treasurer shall give the corporation a bond (which shall be rendered every six years) in such sums and with such surety or sureties as shall be satisfactory to the board of directors for the faithful performance of the duties of the office of treasurer and for the restoration to the corporation, in case of death, resignation, retirement, or removal from office, of all books, papers, vouchers, money, and other property of whatever kind in the possession or under the control of the treasurer belonging to the corporation. The assistant treasurer, or if there shall be more than one, the assistant treasurers in the order determined by the board of directors, shall in the absence or disability of the treasurer, perform the duties and exercise the powers of the treasurer. The assistant treasurers shall perform such other duties and have such other powers as the board of directors, the president or treasurer may, from time to time, prescribe.

Section 11 Other Officers, Assistant Officers and Agents

Officers, assistant officers and agents, if any, other than those whose duties are provided for in these by-laws, shall have such authority and perform such duties as may from time to time be prescribed by resolution of the board of directors.

Section 12 Absence or Disability of Officers

In the case of the absence or disability of any officer of the corporation and of any person hereby authorized to act in such officer’s place during such officer’s absence or disability, the board of directors may by resolution delegate the powers and duties of such officer to any other officer or to any director, or to any other person whom it may select.

ARTICLE V

CERTIFICATES OF STOCK

Section 1 Form

Every holder of stock in the corporation shall be entitled to have a certificate, signed by, or in the name of the corporation by (i) the chairman or vice chairman of the board, or the president or a vice-president and (ii) by the treasurer or an assistant treasurer, or the secretary or an assistant secretary of the corporation, certifying the number of shares owned by such holder in the corporation. If such a certificate is countersigned (1) by a transfer agent or an assistant transfer agent other than the corporation or its employee or (2) by a registrar, other than the corporation or its employee, the signature of any such chairman of the board, president, vice-president, secretary, or assistant secretary may be facsimiles. In case any officer(s) who have signed, or whose facsimile signature(s) have been used on, any such certificate(s) shall cease to be such officer(s) of the corporation whether because of death, resignation or otherwise before such certificate(s) have been delivered by the corporation, such certificate(s) may nevertheless be issued and delivered as though the person or persons who signed such certificate(s) or whose facsimile signature(s) have been used thereon had not ceased to be such officer(s) of the corporation. All certificates for shares shall be consecutively numbered or otherwise identified. The name of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the books of the corporation. Shares of stock of the corporation shall only be transferred on the books of the corporation by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the corporation of the certificate(s) for such shares endorsed by the appropriate person(s), with such evidence of the authenticity of such endorsement, transfer, authorization, and other matters as the corporation may reasonably require, and accompanied by all necessary stock transfer stamps. In that event, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate(s), and record the transaction on its books. The board of directors may appoint a bank or trust company organized under the laws of the United States or any state thereof to act as its transfer agent or registrar, or both in connection with the transfer of any class or series of securities of the corporation.

Section 2 Lost Certificates

The board of directors may direct a new certificate(s) to be issued in place of any certificate(s) previously issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. When authorizing such issue of a new certificate(s), the board of directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate(s), or his or her legal representative, to give the corporation a bond sufficient to indemnify the corporation against any claim that may be made against the corporation on account of the loss, theft or destruction of any such certificate or the issuance of such new certificate.

Section 3 Fixing a Record Date for Stockholder Meetings

In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which record date shall not be more than sixty nor less than ten days before the date of such meeting. If no record date is fixed by the board of directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the day immediately preceding the day on which notice is given, or if notice is waived, at the close of business on the day immediately preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the adjourned meeting.

Section 4 Fixing a Record Date for Action by Written Consent

In order that the corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the board of directors. If no record date has been fixed by the board of directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the board of directors is required by statute, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the board of directors and prior action by the board of directors is required by statute, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the board of directors adopts the resolution taking such prior action.

Section 5 Fixing a Record Date for Other Purposes

In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights of the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purposes of any other lawful action, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

Section 6 Registered Stockholders

Prior to the surrender to the corporation of the certificate(s) for a share(s) of stock with a request to record the transfer of such share(s), the corporation may treat the registered owner as the person entitled to receive dividends, to vote, to receive notifications, and otherwise to exercise all the rights and powers of an owner. The corporation shall not be bound to recognize any equitable or other claim to or interest in such share(s) on the part of any other person, whether or not it shall have express or other notice thereof.

Section 7 Subscriptions for Stock

Unless otherwise provided for in the subscription agreement, subscriptions for shares shall be paid in full at such time, or in such installments and at such times, as shall be determined by the board of directors. Any call made by the board of directors for payment on subscriptions shall be uniform as to all shares of the same class or as to all shares of the same series. In case of default in the payment of any installment or call when such payment is due, the corporation may proceed to collect the amount due in the same manner as any debt due the corporation.

ARTICLE VI

GENERAL PROVISIONS

Section 1 Dividends

Dividends upon the capital stock of the corporation, subject to the provisions of the certificate of incorporation, if any, may be declared by the board of directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the certificate of incorporation. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum(s) as the directors from time to time, in their absolute discretion, think proper as a reserve(s) to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or any other purpose and the directors may modify or abolish any such reserve in the manner in which it was created.

Section 2 Checks, Drafts or Orders

All checks, drafts, or other orders for the payment of money by or to the corporation and all notes and other evidences of indebtedness issued in the name of the corporation shall be signed by such officer(s), agent(s) of the corporation, and in such manner, as shall be determined by resolution of the board of directors or a duly authorized committee thereof.

Section 3 Contracts

The board of directors may authorize any officer(s), or any agent(s), of the corporation to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the corporation, and such authority may be general or confined to specific instances.

Section 4 Loans

The corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiary, including any officer or employee who is a director of the corporation or its subsidiary, whenever, in the judgment of the directors, such loan, guaranty or assistance may reasonably be expected to benefit the corporation. The loan, guaranty or other assistance may be with or without interest, and may be unsecured, or secured in such manner as the board of directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing in this section contained shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.

Section 5 Fiscal Year

The fiscal year of the corporation shall be fixed by resolution of the board of directors.

Section 6 Voting Securities Owned By Corporation

Voting securities in any other corporation held by the corporation shall be voted by the president, unless the board of directors specifically confers authority to vote with respect thereto, which authority may be general or confined to specific instances, upon some other person or officer. Any person authorized to vote securities shall have the power to appoint proxies, with general power of substitution.

Section 7 Inspection of Books and Records

Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the corporation’s stock ledger, a list of its stockholders, and its other books and records, and to make copies or extracts therefrom. A proper purpose shall mean any purpose reasonably related to such person’s interest as a stockholder. In every instance where an attorney or other agent shall be the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing which authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the corporation at its registered office in the State of Delaware or at its principal place of business.

Section 8 Section Headings

Section headings in these by-laws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

Section 9 Inconsistent Provisions

In the event that any provision of these by-laws is or becomes inconsistent with any provision of the corporation’s certificate of incorporation, the General Corporation Law of the State of Delaware or any other applicable law, such provision of these by-laws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

ARTICLE VII

AMENDMENTS

These bylaws may be amended, altered, or repealed and new by-laws adopted at any meeting of the board of directors by a majority vote. The fact that the power to adopt, amend, alter, or repeal the by-laws has been conferred upon the board of directors shall not divest the stockholders of the same powers.

ARTICLE VIII

INDEMNITY

Section 1 General

The corporation shall indemnify to the fullest extent permitted by and in the manner permissible under the General Corporation Law of the State of Delaware, as amended from time to time (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), any person made, or threatened to be made, a party to any threatened, pending or completed action, suit, or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that such person (a) is or was a director or officer of the corporation or any predecessor of the corporation or (b) is or was a director or officer of the corporation or any predecessor of the corporation and served any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner, trustee, employee or agent at the request of the corporation or any predecessor of the corporation; provided, however, that the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors.

Section 2 Advancement of Expenses

The right to indemnification conferred in this Article 16 shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition, such advances to be paid by the corporation within twenty days after the receipt by the corporation of a statement or statements from the claimant requesting such advance or advances from time to time; provided, however, that if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the corporation of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article 16 or otherwise.

Section 3 Procedure for Indemnification

To obtain indemnification under this Article 16, a claimant shall submit to the corporation a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification. Upon written request by a claimant for indemnification pursuant to the first sentence of this Section 16.3, a determination, if required by applicable law, with respect to the claimant’s entitlement thereto shall be made as follows: (a) if requested by the claimant or if there are no Disinterested Directors (as hereinafter defined), by Independent Counsel (as hereinafter defined), or (b) by a majority vote of the Disinterested Directors, even though less than a quorum, or by a majority vote of a committee of Disinterested Directors designated by a majority vote of Disinterested Directors, even though less than a quorum. If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within 10 days after such determination.

Section 4 Certain Definitions

(a)	“Disinterested Director” means a director of the corporation who is not and was not a party to the matter in respect of which indemnification is sought by the claimant.

(b)	“Independent Counsel” means a law firm, a member of a law firm, or an independent practitioner that is experienced in matters of corporation law and shall include any such person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the corporation or the claimant in an action to determine the claimant’s rights under this Article 16. Independent Counsel shall be selected by the board of directors.

ANNEX A-1

AMENDMENT NO. 1 TO THE

AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into this 29th day of October, 2010, by and among Gammon Gold Inc., a corporation incorporated under Part 1A of the Companies Act (Quebec) (“Parent”), Capital Gold AcquireCo, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“MergerCo”), and Capital Gold Corporation, a Delaware corporation (“Company”).

RECITALS

WHEREAS, Parent, MergerCo and Company entered into that certain Agreement and Plan of Merger dated October 1, 2010 (the “Merger Agreement”), pursuant to which, among other things, MergerCo will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent; and

WHEREAS, each of Parent, MergerCo and the Company wish to amend certain terms and provisions of the Merger Agreement as set forth herein.

NOW THEREFORE, in consideration of the premises and mutual agreements and covenants set forth herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.1 Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Merger Agreement.

ARTICLE II

AMENDMENTS TO MERGER AGREEMENT

Section 2.1. Section 2.4 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“2.4 Appraisal Rights. (a) Notwithstanding anything in this Agreement to the contrary, Company Common Stock that is issued and outstanding immediately prior to the Effective Time and which is held by holders who (i) have not voted in favor of or consented to the Merger, (ii) are entitled to demand and have properly demanded their rights to be paid the fair value of such Company Common Stock in accordance with Section 262 of the DGCL and (iii) have not effectively withdrawn or lost (through failure to perfect or otherwise) their rights to appraisal (the “Dissenting Shares”) shall not be canceled and converted into the right to receive the Merger Consideration, and the holders thereof shall be entitled to only such rights as are granted by the DGCL; provided, however, that if any such shareholder of the Company shall fail to perfect or shall effectively waive, withdraw or lose such shareholder’s rights under Section 262 of the DGCL, such shareholder’s Dissenting Shares in respect of which the shareholder would otherwise be entitled to receive fair value under Section 262 of the DGCL shall thereupon be deemed to have been canceled, at the Effective Time, and the holder thereof shall be entitled to receive the Merger Consideration (payable without any interest thereon and less any required withholding taxes), as compensation for such cancellation.

(b) Following the date of this Agreement, the Company promptly shall take all actions required by applicable Law with respect to any shareholders that have (or may have) dissenter’s rights, appraisal rights

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or similar rights, and promptly shall take all other actions advisable or otherwise reasonably requested by Parent to eliminate or otherwise reduce any such rights, including mailing any required notices or other information to any such shareholders. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares, and Parent shall have the opportunity to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.”

Section 2.2. Section 3.1 is hereby amended and restated in its entirety to read as follows:

“3.1 Parent to Make Merger Consideration Available. As promptly as practicable following the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company reasonably acceptable to each of the Company and Parent (the “Exchange Agent”), for the benefit of the holders of Certificates, for exchange in accordance with this Article 3, (i) certificates representing the number of Parent Common Shares sufficient to deliver the aggregate Merger Consideration, (ii) cash in the amount of US$0.79 for each share of Company Common Stock, except for shares of Company Common Stock owned by Parent, MergerCo or the Company and (iii) cash in lieu of any fractional shares (all such cash and certificates for Parent Common Shares, collectively being referred to as the “Exchange Fund”), to be issued pursuant to Section 2.1 and paid pursuant to Section 3.2(d) in exchange for outstanding shares of Company Common Stock.”

Section 2.3. The second sentence of Section 3.2(a) is hereby deleted and replaced with the following:

“Upon proper surrender to the Exchange Agent of a Certificate or Certificates for exchange and cancellation, together with such properly completed letter of transmittal, duly executed, and any other documents and instruments reasonably required by Parent and/or the Exchange Agent, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing the number of whole Parent Common Shares to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Article 2, and (ii) a check representing (A) US$0.79 for each share of Company Common Stock for which such holder was entitled to receive US$0.79 pursuant to the provisions of Article 2 plus (B) the amount of any cash in lieu of fractional shares which such holder has the right to receive in respect of the Certificate or Certificates surrendered pursuant to the provisions of this Article 3, and the Certificate or Certificates so surrendered shall forthwith be cancelled.”

Section 2.4. Section 8.2(j) is hereby amended and restated in its entirety to read as follows:

“(j) Appraisal Rights. The holders of less than ten percent (10%) of the outstanding shares of Company Common Stock shall have exercised and still have outstanding dissenters’ rights pursuant to the DGCL with respect to the Merger.”

ARTICLE III

MISCELLANEOUS

Section 3.1. References. All references in the Merger Agreement to “Agreement,” “herein,” “hereof,” or terms of like import referring to the Agreement or any portion thereof are hereby amended to refer to the Merger Agreement as amended by this Amendment.

Section 3.2. Effect of Amendment. Except as and to the extent expressly modified by this Amendment, the Merger Agreement (including all schedules and exhibits thereto) shall remain in full force and effect in all respects, and the parties hereby reaffirm and approve the Merger Agreement as amended by this Amendment.

Section 3.3. Entire Agreement . This Amendment, the Merger Agreement (including all schedules and exhibits thereto) embody the entire agreement and understanding of the parties in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein.

A_1-2

Section 3.4. Choice of Law and Venue . This Amendment and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State Of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware, in the event any dispute arises out of this Amendment or any of the transactions contemplated by this Amendment, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Amendment or any of the transactions contemplated by this Amendment in any court other than the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction is vested in the federal courts, any court of the United States located in the State of Delaware and (d) consents to service of process being made through the notice procedures set forth in Section 10.3 of the Merger Agreement. Without limiting other means of service of process permissible under applicable law, each of the Company, Parent and MergerCo hereby agrees that service of any process, summons, notice or document by U.S. or Canadian registered mail to the respective addresses set forth in Section 8.6 of the Merger Agreement shall be effective service of process for any suit or proceeding in connection with this Amendment or the transactions contemplated hereby.

Section 3.4. Jury Trial Waiver . EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.5. Severability . This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

Section 3.6. Counterparts . This Amendment may be executed and delivered (including by facsimile) in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be signed and delivered by their respective duly authorized officers as of the date first above written.

GAMMON GOLD INC.

By:	/S/ RENÉ MARION
Name:	René Marion
Title:	Chief Executive Officer

CAPITAL GOLD ACQUIRECO

By:	/S/ RENÉ MARION
Name:	René Marion
Title:	President

CAPITAL GOLD CORPORATION

By:	/S/ CHRISTOPHER M. CHIPMAN
Name:	Christopher M. Chipman
Title:	Chief Financial Officer

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ANNEX B

FORM OF VOTING AND SUPPORT AGREEMENT

VOTING AND SUPPORT AGREEMENT

THIS VOTING AND SUPPORT AGREEMENT made the 30th day of September, 2010 BETWEEN.

BETWEEN:

                                         , an individual,

(hereinafter referred to as the “Seller”),

- and -

GAMMON GOLD INC., a corporation existing under the laws of Quebec,

(hereinafter referred to as the “Acquiror”).

WHEREAS Seller is an officer and/or director and the legal and beneficial owner of                     common stock, par value $.0001 per share, (the “Common Shares”) of Capital Gold Corporation, a Delaware corporation (the “Company”);

AND WHEREAS the Acquiror is contemporaneously herewith entering into a transaction (the “Transaction”) contemplated by that certain Agreement and Plan of Merger by and among the Acquiror, Capital Gold AcquireCo, Inc. and the Company, dated of even date herewith (the “Merger Agreement”) which Transaction provides for, among other things, that each Common Share, other than Common Shares owned by the Acquiror or its Affiliates, shall be converted into the right to receive 0.5209 validly issued, fully paid and non-assessable common shares, no par value per share, of the Acquiror (“Acquiror Common Shares”) plus $0.79, in cash, pursuant to a Delaware plan of merger (the “Merger”) under the General Corporation Law of the State of Delaware (“DGCL”);

AND WHEREAS this Agreement sets out the terms and conditions of the agreement of the Seller (i) to support the Merger; (ii) to vote or cause to be voted the Subject Securities (as defined below) in favour of the Transaction and any other matter that could reasonably be expected to facilitate the Transaction; and (iii) to abide by the restrictions and covenants set forth herein;

AND WHEREAS the Acquiror is relying on the covenants, representations and warranties of the Seller set forth in this Agreement in connection with the entering into of the Merger Agreement;

NOW THEREFORE this Agreement witnesses that, in consideration of the premises and the covenants and agreement herein contained, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged by the parties, the parties hereto agree as follows:

ARTICLE 1

INTERPRETATION

1.1 In this Agreement, unless something in the subject matter or context is inconsistent therewith, the following terms shall have the respective meanings set out in Schedule A hereto and grammatical variations shall have the corresponding meanings.

1.2 All references herein to the Merger Agreement or any portion thereof refer to the Merger Agreement, as amended, modified, restated or waived.

1.3 In this Agreement, unless otherwise expressly stated or the context otherwise requires:

(a)	references to “herein”, “hereby”, “hereunder”, “hereof” and similar expressions are references to this Agreement and not to any particular Section of or Schedule to this Agreement;

(b)	references to a “Section”, “clause” or a “Schedule” are references to a Section or clause of or Schedule to this Agreement;

(c)	words importing the singular shall include the plural and vice versa, and words importing gender shall include the masculine, feminine and neuter genders;

(d)	the use of headings is for convenience of reference only and shall not affect the construction or interpretation hereof;

(e)	if the date on which any action is required to be taken hereunder by any of the parties is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day;

(f)	a period of Business Days is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. (Toronto time) on the last day of the period if the period is a Business Day or at 4:30 p.m. (Toronto time) on the next Business Day if the last day of the period does not fall on a Business Day;

(g)	the terms “material” and “materially” shall, when used in this Agreement, be construed, measured or assessed on the basis of whether the matter would materially affect a party and its subsidiaries, taken as a whole;

(h)	references to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislation provision substituted therefor and all regulations, rules and interpretations issued thereunder or pursuant thereto; and

(i)	wherever the term “includes” or “including” is used, it shall be deemed to mean “includes, without limitation” or “including, without limitation”, respectively.

1.4 References to the “knowledge of the Seller” mean the actual knowledge or awareness of, after due inquiry, of the Seller, including where applicable the officers and directors of the Seller, and any other person in an equivalent position with the Seller.

ARTICLE 2

AGREEMENT TO VOTE

2.1 Subject to the terms and conditions of this Agreement, and subject in all instances to the provisions of the Merger Agreement relating to Superior Proposals (as defined in the Merger Agreement, and including, without limitation, Section 7.11 of the Merger Agreement), which provisions are incorporated herein by reference and which shall apply to the Seller in his capacity as an officer and/or director of the Company (it being agreed that the Seller may take all actions not inconsistent with Section 7.11 of the Merger Agreement to facilitate the consummation of a Superior Proposal notwithstanding the provisions hereof), the Seller hereby irrevocably and unconditionally covenants and agrees from the date hereof until the earlier of (i) the time at which the Merger contemplated by the Merger Agreement is consummated (the “Effective Time”), and (ii) the termination of this Agreement pursuant to Article 6:

(a)	to vote or to cause to be voted the Subject Securities (as defined below) at the Meeting (or any adjournment or postponement thereof) in favour of the Transaction, including the Merger Resolution, and in favour of any other matter proposed by the Board or the Acquiror to be considered by the securityholders of the Company at the Meeting which could reasonably be expected to facilitate the Transaction. The Seller will also cause the Subject Securities to be counted as present for purposes of establishing a quorum at any such Meeting;

(b)

to vote or cause to be voted the Subject Securities against any Takeover Proposal and/or any matter that could reasonably be expected to delay, prevent, impede or frustrate the successful completion of the Transaction at any meeting of the securityholders of the Company called by the Board or a court (other than as a result of any application filed or supported by the Acquiror or the Seller without the consent of the Company) for the purpose of considering same;

(c)	no later than 5 Business Days prior to the Meeting, the Seller will deliver or cause to be delivered (including by instructing the participant(s) in the book-based system operated by CDS Clearing and Depository Services Inc. or other intermediary through which the Seller holds the Subject Securities to arrange for such delivery) to the Company (with a copy to the Acquiror concurrently) of a duly executed proxy (or other appropriate voting instrument) in favour of the Acquiror or its designee, with full power of substitution, to attend, vote and otherwise act for and on behalf of the Seller in respect of its Subject Securities and in respect of all matters which may come before a meeting of the securityholders of the Company called by the Board or a court (other than as a result of any application filed or supported by the Acquiror or the Seller without the consent of the Company) relating to the Transaction (other than any change in the terms of the Transaction that would decrease the value of the consideration to be received by the Seller or that would result in adverse tax implications for the Seller), and such proxy (or other voting instrument) shall not be revoked unless this Agreement is terminated pursuant to Article 6 prior to the exercise of such proxy (or other voting instrument);

(d)	to cause the Subject Securities to be counted as present for purposes of establishing a quorum and (A) to vote, or cause to be voted, the Subject Securities against, and (B) to not otherwise support, in each case, any: (i) liquidation, dissolution, recapitalization, merger, amalgamation, acquisition, strategic alliance, business combination, take-over bid, sale of material assets (or any lease, long- term supply agreement or other arrangement having the same economic effect as a sale), any material issue or sale of treasury shares or rights or interests therein or thereto (other than any treasury shares issued as a result of the exercise of any Options pursuant to the Option Plan), or similar transactions or series of transactions involving the Company, or a proposal to do any of the foregoing, excluding the Transaction; (ii) amendment of the Company’s articles or by-laws or other proposal or transaction involving the Company which amendment or other proposal or transaction would in any manner delay, impede, frustrate or prevent the Transaction or any of the transactions reasonably necessary for the consummation of the Merger, or change in any manner the voting rights of the Common Shares or any other securities of the Company; and (iii) action, agreement, transaction or proposal that might reasonably be regarded as being directed towards or likely to prevent or delay the Meeting or the successful completion of the Transaction or of the transactions reasonably necessary for the consummation of the Merger, at any meeting of securityholders of the Company called by the Board or a court (other than as a result of any application filed or supported by the Acquiror or the Seller without the consent of the Company);

(e)	not exercise any rights of a securityholder of the Company to dissent or appraisal pursuant to applicable Law in respect of the Transaction, the Merger, or otherwise in connection with the Transaction, in each case as such may be amended or varied at any time prior to the Effective Time; or

(f)	to support the completion of any Alternative Transaction in the same manner as the Seller is obligated to support the Merger under this Agreement if the Acquiror concludes, after the date of this Agreement, it is necessary or desirable and, without limiting the generality of the foregoing, if an Alternative Transaction is effected by way of a take-over bid:

(i)	the Seller shall validly tender or cause to be tendered and cause all acts and things to be done to tender the Seller’s Common Shares on the terms and conditions set out herein; and

(ii)	within five Business Days following the mailing of the take-over bid circular of the Company to be sent to securityholders of the Company in connection with the Alternative Transaction, the Seller shall deposit or cause to be deposited (including by instructing the participant in the book based system operated by The Depository Trust Company or such other intermediary through which the Seller holds the Subject Securities to arrange for such deposit) all of the Subject Securities in accordance with the provisions of the offer and circular and thereafter the Seller shall not withdraw or permit the Subject Securities to be withdrawn from such offer.

2.2 As used in this Agreement, the term “Subject Securities” means the Common Shares (including all Company Restricted Stock) that are beneficially owned, or in respect of which the voting is, directly or indirectly, controlled or directed by the Seller, as constituted at the date hereof, and includes:

(a)	any Common Share that may become beneficially owned, or in respect of which the voting may become, directly or indirectly, controlled or directed by the Seller after the date hereof and prior to the Effective Time, including any Common Share issued pursuant any convertible security of the Company owned by the Seller or which may otherwise be acquired by the Seller after the date hereof and prior to the Effective Time; and

(b)	any other voting securities of the Company that may result from a reclassification, conversion, consolidation, subdivision or exchange of, or distribution or dividend on, such shares or capital reorganization of the Company and all other securities exercisable, convertible or exchangeable into any of the foregoing.

2.3 During the term of this Agreement, the Seller hereby appoints the Acquiror as attorney-in-fact (which appointment is, subject to Article 6 and the Acquiror’s compliance with the terms and conditions of this Agreement and, upon the execution and delivery thereof by the Company and the Acquiror of the Merger Agreement, unconditional, irrevocable and coupled with an interest) for and on its behalf to execute a proxy appointing the Acquiror or its designee to attend and act on behalf of the Seller at any Meeting in respect of any of the matters referred to in Section 10.15(tt) and to act on behalf of the Seller on every action or approval by written consent of the Company Shareholders in respect of such matters, and if, pursuant to this power of attorney, the Acquiror has executed and not revoked a proxy in respect of a meeting for the Subject Securities which proxy has been accepted by the Company, then in such circumstances the Seller shall not be responsible for voting under Sections 10.15(rr) and (ss).

ARTICLE 3

CERTAIN COVENANTS OF THE SELLER

3.1 Subject to the terms and conditions of this Agreement, and subject in all instances to the provisions of the Merger Agreement relating to Superior Proposals (as defined in the Merger Agreement, and including, without limitation, Section 7.11 of the Merger Agreement), which provisions are incorporated herein by reference and which shall apply to the Seller in his capacity as an officer and/or director of the Company (it being agreed that the Seller may take all actions not inconsistent with Section 7.11 of the Merger Agreement to facilitate the consummation of a Superior Proposal notwithstanding the provisions hereof), the Seller hereby irrevocably and unconditionally covenants and agrees from the date hereof until the earlier of (i) the termination of this Agreement pursuant to Article 6 and (ii) the Effective Time, except in accordance with the provisions of this Agreement:

(a)	not, directly or indirectly, through any of its Representatives (i) solicit, assist, initiate, knowingly encourage or knowingly facilitate (including by way of discussion, negotiation, furnishing information, permitting any visit to any facilities or properties of the Company or any Company Subsidiary, or entering into any form of agreement, arrangement, commitment or understanding) any inquiries, proposals or offers regarding, or that may reasonably be expected to lead to, any Takeover Proposal, (ii) engage or participate in any discussions or negotiations regarding, or provide any information with respect to or otherwise cooperate with any person (other than the Company in connection with the Transaction, the Acquiror and their respective Representatives) regarding any Takeover Proposal or potential Takeover Proposal, (iii) accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking related to any Takeover Proposal, (iv) provide any information relating to the Company or any subsidiary to any person or group in connection with any Takeover Proposal, or (v) otherwise co-operate in any way with any effort or attempt by any person or group to do or seek to do any of the foregoing;

(b)	immediately cease and cause to be terminated all existing agreements, discussions and negotiations, if any, with any person or group or any Representatives of any person or group (in each case, other than the Company in connection with the Transaction, the Acquiror and their respective Representatives) entered into or conducted before the date of this Agreement with respect to any Takeover Proposal;

(c)	immediately notify the Acquiror and the Company of any Takeover Proposal of which the Seller or, to the knowledge of the Seller or any of its Representatives becomes, directly or indirectly, aware. Such notification shall be made first orally and then in writing and shall include a description of the material terms and conditions together with a copy of all documentation relating to any such Takeover Proposal or inquiry in respect of an Takeover Proposal within the Seller’s possession;

(d)	not option, sell, transfer, pledge, encumber, grant a security interest in, hypothecate or otherwise convey or enter into any forward sale, repurchase agreement or other monetization transaction with respect to any of the Subject Securities, or any right or interest therein (legal or equitable), to any person or group or agree to do any of the foregoing;

(e)	not grant or agree to grant any proxy, power of attorney or other right to vote the Subject Securities, or enter into any voting agreement, voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of securityholders of the Company or give consents or approval of any kind with respect to any of the Subject Securities;

(f)	not requisition or join in any requisition of any meeting of securityholders of the Company without the prior written consent of the Acquiror and the Company, or vote or cause to be voted any of the Subject Securities in respect of any proposed action by the Company or the Company Shareholders or Affiliates or any other person or group in a manner which might reasonably be regarded as likely to prevent or delay the successful completion of the Transaction or the other transactions contemplated by the Merger Agreement and this Agreement or have a material adverse effect on the Company; and

(g)	not do indirectly that which it may not do directly by the terms of this Article 3 or take any other action of any kind, directly or indirectly, which might reasonably be regarded as likely to reduce the success of, or delay or interfere with the completion of, the Transaction and the other transactions contemplated by the Merger Agreement and this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLER

4.1 The Seller represents, warrants and, where applicable, covenants to the Acquiror as follows and acknowledges that the Acquiror is relying upon these representations, warranties and covenants in connection with the entering into of this Agreement and the Merger Agreement:

(a)	this Agreement has been duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery by the Acquiror, constitutes a legal, valid and binding obligation, enforceable by the Acquiror against the Seller in accordance with its provisions, subject to bankruptcy, insolvency and other applicable Laws affecting creditor’s rights generally and general principles of equity;

(b)	(i) the Seller is the sole legal and beneficial owner of, or controls or directs the voting rights in respect of, the Subject Securities, (ii) the only Common Shares, Options or other securities of the Company beneficially owned, or over which control or direction is exercised by the Seller are the Subject Securities; and (iii) the Seller has no agreement or option, or right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase or acquisition by the Seller of additional Common Shares, Options or other securities of the Company;

(c)

the Seller has the sole right to vote all the Subject Securities and all such Subject Securities shall, immediately prior to the Effective Time, be beneficially owned solely by the Seller with good and marketable title thereto, free and clear of any and all mortgages, liens, charges, restrictions, security interests, adverse claims, pledges, encumbrances and demands or rights of others of any nature or kind whatsoever;

(d)	no individual or entity has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, acquisition or transfer from the Seller of any of the Subject Securities or any interest therein or right thereto, including any right to vote, except the Acquiror pursuant to this Agreement;

(e)	none of the execution and delivery by the Seller of this Agreement or the completion or performance of the transactions contemplated hereby or the compliance with the obligations hereunder by the Seller will result in a breach of (i) any agreement or instrument to which the Seller is a party or by which the Seller or any of the Seller’s property or assets is bound; or (ii) any judgment, decree, order or award of any Regulatory Authority with respect to the Seller, except, in the case of (ii), such breaches which could not, individually or in the aggregate, impair the ability of the Seller to perform its obligations under this Agreement or otherwise delay the Seller in performing such obligations; and

(f)	there are no legal proceedings in progress or pending before any Regulatory Authority, or, to the knowledge of the Seller, threatened, against the Seller that would adversely affect in any manner the Seller’s ability to enter into this Agreement and to perform its obligations hereunder.

The representations and warranties of the Seller set forth in this Article 4 shall not survive either the Effective Time or the termination of this Agreement, as the case may be.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR

5.1 The Acquiror represents, warrants and, where applicable, covenants to the Seller as follows and acknowledges that the Seller is relying upon these representations, warranties and covenants in connection with the entering into of this Agreement:

(a)	the Acquiror has been duly formed and is validly existing under the laws of Quebec and has the requisite corporate power and authority to conduct its business as it is now being conducted and to execute and deliver this Agreement and to perform its obligations hereunder;

(b)	the execution and delivery of this Agreement by the Acquiror and the performance by it of its obligations hereunder have been duly authorized by its respective board of directors and no other corporate proceedings on its part are necessary to authorize this Agreement and the performance of its obligations hereunder;

(c)	this Agreement has been duly executed and delivered by the Acquiror and, assuming the due authorization, execution and delivery by the Seller, constitutes a legal, valid and binding obligation, enforceable by the Seller against the Acquiror in accordance with its terms, subject to bankruptcy, insolvency and other applicable Laws affecting creditor’s rights generally and general principles of equity; and

(d)	none of the execution and delivery by the Acquiror of this Agreement or the completion or performance of the transactions contemplated hereby or the compliance with the obligations hereunder by the Acquiror will result in a breach of (i) the constating documents of the Acquiror; (ii) any agreement or instrument to which the Acquiror is a party or by which the Acquiror or any of the Acquiror’s property or assets is bound; or (iii) any judgment, decree, order or award of any Regulatory Authority with respect to the Acquiror, except, in the case of (ii) and (iii), such breaches which could not, individually or in the aggregate, impair the ability of the Acquiror to perform its obligations under this Agreement or otherwise delay the Acquiror in performing such obligations.

ARTICLE 6

TERMINATION

6.1 This Agreement may be terminated by the Acquiror by notice to the Seller if:

(a)	the Seller has not complied in all material respects with its covenants to the Acquiror contained herein;

(b)	the Company has not complied in all material respects with its covenants to the Acquiror under the Merger Agreement;

(c)	any of the representations and warranties of the Seller contained herein is untrue or inaccurate in any material respect; or

(d)	the Merger Agreement is terminated in accordance with its terms.

6.2 This Agreement may be terminated by the Seller by notice to the Acquiror if:

(a)	the Merger Agreement provides that the consideration payable to Seller per Common Share pursuant to the Transaction is less than set out in the second recital above;

(b)	the Transaction or the Merger is amended in any manner that would result in adverse tax implications for the Seller; or

(c)	the Merger Agreement is terminated in accordance with its terms.

6.3 This Agreement may be terminated at any time prior to the Effective Time by the mutual agreement of the Acquiror and the Seller.

6.4 In the case of any notice of termination of this Agreement pursuant to Section 6.1, 6.2 or 6.3 this Agreement shall terminate and be of no further force or effect. Notwithstanding anything else contained herein, such termination shall not relieve any party from liability for any breach of this Agreement by the party prior to such termination.

ARTICLE 7

DISCLOSURE

7.1 Except as required by applicable Laws or by any Regulatory Authority or in accordance with the requirements of any stock exchange, no party shall make any public announcement or statement with respect to this Agreement without the approval of the other, which shall not be unreasonably withheld or delayed. Moreover, the parties agree to consult with each other and the Company prior to making any public filing, summarizing any provisions of this Agreement in any proxy circular or other disclosure documents in respect of the Transaction or making any public announcement or statement with respect to this Agreement, subject to the overriding obligations of Laws or regulations. A copy of this Agreement and all amendments shall be provided to the Board.

ARTICLE 8

GENERAL

8.1 This Agreement shall become effective upon mutual execution and delivery hereof by the Seller and the Acquirer.

8.2 The Seller and the Acquiror shall, from time to time, promptly execute and deliver all such further documents and instruments and do all such acts and things as the other party may reasonably require to effectively carry out the intent of this Agreement.

8.3 This Agreement shall not be assignable by any party without the prior written consent of the other parties and the Company. This Agreement shall be binding upon and shall enure to the benefit of and be enforceable by each of the parties hereto and their respective successors and permitted assigns.

8.4 This Agreement shall not be amended, replaced or altered in any manner whatsoever without the prior written consent of the Company which consent shall not be unreasonably withheld or delayed.

8.5 Time shall be of the essence of this Agreement.

8.6 Any notice or other communication required or permitted to be given hereunder shall be sufficiently given if in writing, delivered or sent by telecopier or facsimile transmission:

(a)	in the case of the Seller,

Fax:

(b)	in the case of the Acquiror:

Gammon Gold Inc.

56 Temperance Street

Suite 501

Toronto, Ontario

M5H 3V5

Attention: Rene Marion

Fax: (416) 646-3828

(c)	at such other address as the party to which such notice or other communication is to be given has last notified the party giving the same in the manner provided in this Section 8.6 and if so given shall be deemed to have been received on the date of such delivery or sending (or, if such day is not a Business Day, on the next following Business Day).

8.7 This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State Of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

8.8 Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction is vested in the federal courts, any court of the United States located in the State of Delaware and (d) consents to service of process being made through the notice procedures set forth in Section 10.3. Without limiting other means of service of process permissible under applicable law, each of the Company, Parent and MergerCo hereby agrees that service of any process, summons, notice or document by U.S. or Canadian registered mail to the respective addresses set forth in Section 8.6 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

8.9 EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.10 Each of the parties hereto agrees with the others that: (i) money damages would not be a sufficient remedy for any breach of this Agreement by any of the parties; (ii) in addition to any other remedies at law or in equity that a party may have, such party shall be entitled to seek equitable relief, including injunction and specific performance, in addition to any other remedies available to the party, in the event of any breach of the provisions of this Agreement; and (iii) any party that is a defendant or respondent shall waive any requirement for the securing or posting of any bond in connection with such remedy. Each of the parties hereby consents to any preliminary applications for such relief to the courts provided for in Section 8.8 hereof. The prevailing party shall be reimbursed for all costs and expenses, including reasonable legal fees, incurred in enforcing the other party’s obligations hereunder. Such remedies shall not be deemed to be exclusive remedies for the breach of this Agreement but shall be in addition to all other remedies at law or in equity

8.11 If any provision of this Agreement is determined by a court of proper jurisdiction to be invalid, illegal or unenforceable in any respect, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not irremediably affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, but subject to the provisions hereof and in the Merger Agreement relating to Superior Proposals, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled according to their original tenor to the extent possible.

8.12 This Agreement constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof.

8.13 This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce more than one counterpart.

[Signature Page Follows]

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

GAMMON GOLD INC.

By:
Authorized Signatory

Irrevocably accepted and agreed to this 30th day of September, 2010.

Witness:	By:
Print Name:

SCHEDULE A

DEFINITIONS

“Affiliate” means an “affiliate” within the meaning of Part XX of the Securities Act (Ontario);

“Alternative Transaction” means another form of transaction (such as a take-over bid or amalgamation) to be entered into in accordance with the Merger Agreement and on economic terms and other terms and conditions (including tax treatment) and having consequences to the Company and the Company Shareholders that are equivalent to or better than those contemplated by the Merger Agreement in respect of which the Company has concluded, acting reasonably, that no action required to be taken in connection with such transaction (and not required to be taken in connection with the Merger) prior to the consummation thereof would have a material adverse effect on the Company;

“Board” means the board of directors of the Company as constituted as at the date of this Agreement (the “Incumbents”) together with any additions or replacements therefor as are approved or appointed by the Incumbents;

“Business Day” means a day, other than a Saturday or a Sunday, on which the principal commercial banks located in Toronto, Ontario are open for the conduct of business;

“Certificate of Merger” means a certificate of merger filed with the Secretary of State of Delaware consummating the Merger;

“Company Restricted Stock” means the restricted shares of the Company under the Company’s equity-based compensation plan;

“Company Shareholders” means holders of Common Shares;

“Company Subsidiaries” means of any subsidiaries of the Company;

“Common Share” means a common share of the Company;

“Laws” means any applicable laws, including international, national, provincial, state, municipal and local laws, treaties, statutes, ordinances, judgments, decrees, injunctions, writs, certificates and orders, by-laws, rules, regulations, ordinances, or other requirements of any Regulatory Authority having the force of law;

“Meeting” means the special meeting of Company Shareholders called by the Board or a court (other than as a result of any application filed or supported by the Acquiror or the Seller without the consent of the Company) to be held for the purpose of considering the Merger Resolution and any adjournments or postponements thereof;

“Merger” means upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the DGCL, at the Effective Time an Affiliate of the Acquiror shall merge with and into the Company;

“Merger Resolution” means the special resolution of Company Shareholders approving the Merger to be considered at the Meeting;

“Option Plan” means the option plan of the Company, as amended;

“Options” means the options issued pursuant to the Option Plan;

“Regulatory Authority” means:

(a)	any multinational or supranational body or organization, nation, government, state, province, country, territory, municipality, quasi-government, administrative, judicial or regulatory authority, agency, board, body, bureau, commission, instrumentality, court or tribunal or any political subdivision thereof, or any central bank (or similar monetary or regulatory authority) thereof, any taxing authority, any ministry or department or agency of any of the foregoing;

(b)	any self-regulatory organization or stock exchange, including the Toronto Stock Exchange and the New York Stock Exchange;

(c)	any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government; and

(d)	any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of such entities or other bodies pursuant to the foregoing;

“Representative” means, in respect of a person, its subsidiaries and its Affiliates and its and their directors, officers, employees, agents and representatives (including any financial, legal or other advisors);

“subsidiary” means, with respect to a person, any body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such person and shall include any body corporate, partnership, joint venture or other entity over which it exercises direction or control or which is in a like relation to a subsidiary;

“Takeover Proposal” means any inquiry, proposal or offer from any Person (other than Acquiror and its subsidiaries), written or oral, relating to, or that could reasonably be expected to lead to, (A) any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of any assets (including equity securities of any subsidiary of the Company), properties or businesses (including any lease, long-term supply agreement or other agreement or arrangement having the same or similar economic effect as a sale of assets, properties or business, any sale or grant of a royalty or similar type transaction), any liquidation or winding up, in each case that constitute 20% or more of the revenues, net income or assets of the Company and its subsidiaries, taken as a whole, or 20% or more of any class of securities of the Company or any subsidiary, (B) any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of any class of securities of the Company, (C) any merger, amalgamation, statutory arrangement, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, share exchange or similar transaction involving the Company or any of its subsidiaries, or (D) any other similar transactions or series of transactions involving the Company or any of its subsidiaries.

ANNEX C

OPINION OF STIFEL, NICOLAUS & COMPANY, INCORPORATED

September 30, 2010

Special Committee of the Board of Directors

Capital Gold Corporation

76 Beaver Street — 14th Floor

New York, NY 10005

Members of the Special Committee:

Stifel, Nicolaus & Company, Incorporated (“Stifel Nicolaus” or “we”) has been advised that Capital Gold Corporation (the “Company”) is contemplating entering into an Agreement and Plan of Merger (the “Merger Agreement”) with Gammon Gold Inc. (the “Buyer”) and Capital Gold AcquireCo, Inc., a wholly-owned subsidiary of Buyer (“MergerCo”), pursuant to which MergerCo will be merged with and into the Company with the Company continuing as the surviving corporation, and each share of common stock of the Company issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) shall be converted into the right to receive (i) .5209 validly issued, fully paid and nonassessable common shares of the Buyer and (ii) US$0.79 in cash, (together, the “Merger Consideration”), subject to adjustment and on terms and conditions more fully set forth in the Merger Agreement (the “Merger”).

The Special Committee (the “Special Committee”) of the Board of Directors of the Company (the “Board”) has requested Stifel Nicolaus’ opinion as to the fairness, from a financial point of view, to the holders of each share of common stock of the Company issued and outstanding immediately prior to the Effective Time (excluding shares owned by Buyer, MergerCo or the Company, shares owned by any Locked-up Shareholder (as defined in the Merger Agreement), and shares issuable upon exercise or conversion of any Company Stock Options, Company Warrants or Company Restricted Stock (each as defined in the Merger Agreement)) (the “Shares”) of the per Share Merger Consideration to be paid by the Buyer to such holders of Shares pursuant to the Merger Agreement in connection with the Merger (the “Opinion”).

In connection with our Opinion, we have, among other things:

(i)	reviewed and analyzed a draft copy of the Merger Agreement dated September 30, 2010;

(ii)	reviewed and analyzed the draft consolidated financial statements of the Company for the year ended July 31, 2010, audited consolidated financial statements of the Company contained in its Annual Report on Form 10-K for the fiscal years ended July 31, 2008 and July 31, 2009, and the unaudited consolidated financial statements of the Company contained in its Quarterly Report on Form 10-Q for the quarter ended April 30, 2010

(iii)	reviewed and analyzed the audited consolidated financial statements of the Buyer contained in its Annual Report on Form 40-F for the fiscal year ending December 31, 2009, and the unaudited consolidated financial statements of the Company contained in its 6-K for the quarter ended June 30, 2010;

(iv)	reviewed and analyzed certain other publicly available information concerning the Company and the Buyer;

(v)	reviewed and analyzed the Company’s financial projections dated September 1, 2010;

(vi)	reviewed and analyzed the Buyer’s financial projections dated September 1, 2010;

(vii)	held discussions with the Company and the Buyer concerning the Company’s and the Buyer’s business, financial condition and future prospects;

(viii)	reviewed the reported prices and trading activity of the publicly traded equity securities of the Company and the Buyer;

Special Committee of the Board of Directors

Capital Gold Corporation

September 30, 2010

(ix)	reviewed reserve and resource information based on public filings and other technical reports of the Company, the Buyer and certain publicly traded comparable companies;

(x)	analyzed the present value of the future cash flows expected to be generated by the Company and the Buyer under different commodity price scenarios;

(xi)	reviewed and analyzed certain publicly available financial and stock market data and pricing metrics for selected stock transactions that we considered may have relevance to our inquiry;

(xii)	reviewed the financial terms and valuation metrics, to the extent publicly available, of certain gold mining acquisitions and divestiture transactions that we considered may have relevance to our inquiry; and

(xiii)	conducted such other financial studies, analyses and investigations and considered such other information as we deemed necessary or appropriate for purposes of our Opinion.

In connection with our review, we relied upon and assumed, without independent verification, the accuracy and completeness of all financial, production, reserve, cash flow and other information that was made available, supplied, or otherwise communicated to Stifel Nicolaus by or on behalf of the Company, the Buyer or their respective advisors, or that was otherwise reviewed by Stifel Nicolaus, and have not assumed any responsibility for independently verifying any of such information. With respect to any financial forecasts supplied to us by the Company and the Buyer (including, without limitation, potential cost savings and operating synergies realized by a potential acquirer), we have assumed that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company and the Buyer as to the future operating and financial performance of the Company and the Buyer, respectively, and that they provided a reasonable basis upon which we could form our Opinion. Such forecasts and projections were not prepared with the expectation of public disclosure. All such projected financial information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic, market and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projected financial information. Stifel Nicolaus has relied on this projected information without independent verification or analyses and does not in any respect assume any responsibility for the accuracy or completeness thereof. We have further relied upon the assurances by the Company and the Buyer that they are unaware of any facts that would make their respective information incomplete or misleading. Stifel Nicolaus assumed, with the consent of the Company and the Buyer, that any material liabilities (contingent or otherwise, known or unknown), if any, relating to the Company and the Buyer, respectively, have been disclosed to Stifel Nicolaus.

We assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, reserves, production levels, business or prospects of the Company since the date of the financial statements contained in the Company’s Quarterly Report on Form 10-Q for the period ended April 30, 2010 and of the Buyer since the date of the financial statements contained in the Buyer’s Annual Report on Form 6-K for the period ended June 30, 2010. Stifel Nicolaus has not been requested to make, and has not made, an independent evaluation or appraisal of the reserve, production and cash flow forecasts of the Company or the Buyer, or any other assets or liabilities of the Company or the Buyer. Estimates of reserves, production and cash flow forecasts do not purport to be appraisals or necessarily reflect the prices at which the reserves, production, leases or other assets may actually be sold. Because such estimates are inherently subject to uncertainty, Stifel Nicolaus assumes no responsibility for their accuracy. Stifel Nicolaus has relied on the reserve, production and cash flow forecasts without independent verification or analysis and does not, in any respect, assume any responsibility for the accuracy or completeness thereof.

Special Committee of the Board of Directors

Capital Gold Corporation

September 30, 2010

Our Opinion is limited to whether the per Share Merger Consideration is fair to the holders of Shares, from a financial point of view. Our Opinion does not consider, address or include: (i) the allocation of the per Share Merger Consideration between cash and stock; (ii) any other strategic alternatives currently (or which have been or may be) contemplated by the Company, the Board or the Special Committee of the Board; (iii) the legal, tax or accounting consequences of the Merger on the Company or the holders of the Company’s equity securities; (iv) the fairness of the amount or nature of any compensation to any of the Company’s officers, directors or employees, or class of such persons, relative to the compensation to the public holders of the Company’s equity securities; (v) any advice or opinions provided by Cormark Capital Inc. or any other advisor to the Company or the Buyer; (vi) the treatment of, or effect of the Merger on, the Company Stock Options, Company Warrants or Company Restricted Stock (each as defined in the Merger Agreement); (vii) the closing conditions, termination fees or any other provision of the Merger Agreement or aspect of the Merger; or (viii) the Caborca Sale Agreement (as defined in the Merger Agreement) or any transaction contemplated thereby, or any transaction contemplated by Section 2.6 of the Merger Agreement. Furthermore, we are not expressing any opinion herein as to the prices, trading range or volume at which the Company’s or the Buyer’s equity securities will trade following public announcement or consummation of the Merger.

Our Opinion is necessarily based upon financial, economic, market and other conditions and circumstances existing and disclosed to us by the Company, the Buyer or their respective advisors as of the date hereof. It is understood that subsequent developments may affect the conclusions reached in this Opinion, and that Stifel Nicolaus does not have any obligation to update, revise or reaffirm this Opinion. We have also assumed that the Merger will be consummated on the terms and conditions described in the draft Merger Agreement, without any waiver of material terms or conditions by the Company, the Buyer, or any other party, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the Merger will not have an adverse effect on the Company, the Buyer or their respective equity securities. We relied on advice of counsel to the Company as to certain legal and tax matters with respect to the Company, the Buyer, the Merger and the Merger Agreement. In addition, we have assumed that the definitive Merger Agreement will not differ materially from the draft that we reviewed, and that there will be no change to the contemplated structure of the Merger by Buyer or MergerCo pursuant to Section 1.1(b) of the Merger Agreement. We have further assumed, with your consent, that there are no factors that would delay, or subject to any adverse conditions, any necessary regulatory or governmental approvals, and that all conditions to the Merger will be satisfied and not waived.

We have acted as financial advisor to the Special Committee and will receive a fee upon the delivery of this Opinion. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We will not receive any significant payment or compensation contingent upon the successful completion of the Merger. Stifel Nicolaus has in the past provided fairness opinions to the Company for transactions that were never consummated and has received fees of $475,000 for such opinions. There are no other material relationships that existed during the two years prior to the date of this Opinion or that are mutually understood to be contemplated in which any compensation was received or is intended to be received as a result of the relationship between Stifel Nicolaus and any party to the Merger. Stifel Nicolaus may seek to provide investment banking services to the Buyer or its affiliates in the future, for which we would seek customary compensation. In the ordinary course of business, Stifel Nicolaus and its clients may transact in the equity securities of the Company and the Buyer and may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of, and directed to, the Special Committee for its information and assistance in connection with its evaluation of the financial terms of the Merger. This Opinion does not constitute a recommendation to the Special Committee or the Board as to how the Special Committee or

Special Committee of the Board of Directors

Capital Gold Corporation

September 30, 2010

the Board should vote on the Merger or whether to enter into the Merger Agreement, or effect the Merger or any other transaction contemplated by the Merger Agreement, or to any shareholder of the Company or the Buyer as to how to vote at any shareholders’ meeting at which the Merger is considered, or whether or not any shareholder of the Company or the Buyer should enter into a voting, support or shareholders’ agreement with respect to the Merger (including, without limitation, the Voting and Support Agreement (as defined in the Merger Agreement)), or exercise any dissenters’ or appraisal rights that may be available to such shareholder. Additionally, we have not been involved in structuring or negotiating the Merger, the Merger Agreement or any other agreements relating thereto. Our Opinion does not compare the relative merits of the Merger with any other alternative transaction or business strategy which may have been available to or considered by the Special Committee, the Board or the Company (including, without limitation, any offer to acquire the Company proposed by Timmins Gold Corp.) or address the underlying business decision of the Special Committee, the Board or the Company to proceed with or effect the Merger. Stifel Nicolaus was not requested to, and did not, explore alternatives to the Merger or solicit the interest of any other parties in pursuing transactions with the Company.

This Opinion was approved by Stifel Nicolaus’ Fairness Opinion Committee. This letter is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities or to seek approval for the Merger, nor shall this letter be used for any other purposes, without the prior written consent of Stifel Nicolaus, except in accordance with the terms and conditions of the engagement letter agreement among Stifel Nicolaus, the Special Committee and the Company.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the per Share Merger Consideration to be paid by the Buyer to the holders of Shares in connection with the Merger pursuant to the Merger Agreement is fair to such holders of Shares, from a financial point of view.

Very truly yours,

/s/ STIFEL, NICOLAUS & COMPANY, INCORPORATED

ANNEX D

DELAWARE GENERAL CORPORATION LAW SECTION 262 (as in effect with respect to this transaction)

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if one of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253 or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if one of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX E

Nayarit Gold Inc. (An Exploration Stage Company)

Interim Consolidated Financial Statements

For the Three and Nine Months Ended June 30, 2010 and 2009

(Unaudited)

(Expressed in Canadian Dollars)

Interim Consolidated Balance Sheets	E-2

Interim Consolidated Statements of Loss, Comprehensive Loss and Deficit	E-3

Interim Consolidated Statements of Cash Flows	E-4

Interim Consolidated Statements of Changes in Shareholders’ Equity	E-5

Notes to the Unaudited Interim Consolidated Financial Statements	E-6

Nayarit Gold Inc. (An Exploration Stage Company)

Interim Consolidated Balance Sheets

(Unaudited)

(Expressed in Canadian Dollars)

	June 30, 2010	September 30, 2009
Assets
Current assets
Cash	$183,109	$2,481,433
Short-term investments	2,500	8,614
Prepaids and sundry receivables (Note 7)	22,089	53,618

	207,698	2,543,665
Property, plant and equipment (Note 5)	206,400	244,463
Exploration property interests (Note 6)	24,653,967	22,408,137

	$25,068,065	$25,196,265

Liabilities
Current liabilities
Accounts payable and accrued liabilities (Note 7)	$922,588	$378,613

Shareholders’ Equity
Share capital (Note 8)	27,959,380	26,272,181
Warrants (Note 9)	5,520,225	5,325,976
Contributed surplus (Note 10)	6,381,046	6,838,609
Deficit	(15,715,174)	(13,619,114)

	24,145,477	24,817,652

	$25,068,065	$25,196,265

Going Concern (Note 1)
Commitments and Contingencies (Note 11)
Subsequent Events (Note 13)

The accompanying notes are an integral part of these unaudited interim consolidated financial statements.

Nayarit Gold Inc. (An Exploration Stage Company)

Interim Consolidated Statements of Loss, Comprehensive Loss and Deficit

(Unaudited)

(Expressed in Canadian dollars)

	For the three months ended June 30,		For the nine months ended June 30,
	2010	2009	2010	2009
Operating Expenses
Management and consulting fees	$207,397	$196,543	$745,026	$654,075
Travel & entertainment	47,284	80,795	187,064	233,419
Investor relations	36,509	108,330	122,492	293,147
Professional fees	42,752	119,988	88,690	184,450
Stock-based compensation (Note 8(c))	24,605	114,839	68,648	618,865
General exploration expense	1,217	—	44,422	1,984
Communications	9,481	12,359	40,646	42,409
Amortization	13,327	10,956	39,245	64,724
Insurance expense	10,019	12,728	34,472	33,799
Occupancy cost	9,623	12,095	29,252	31,069
Transfer agent, listing and filing fees	4,944	4,660	26,701	29,370
Office and general	5,259	9,416	20,869	34,868
Interest and bank charges	986	1,394	3,740	18,453
Foreign exchange loss (gain)	12,553	(28,921)	(8,446)	(71,193)
Transaction costs	340,134	—	656,702	—

	766,090	655,182	2,099,523	2,169,439

Loss before the undernoted	(766,090)	(655,182)	(2,099,523)	(2,169,439)

Other Income (Expense)
Gain on disposal of asset	—	—	—	15,153
Unrealized (loss) in market value of investments	(1,000)	—	(1,000)	—
Interest income	8	8,911	4,463	34,637

Net Loss and Comprehensive
Loss for the Period	$(767,082)	$(646,271)	$(2,096,060)	$(2,119,649)
Deficit, beginning	(14,948,092)	(12,392,078)	(13,619,114)	(10,918,700)

Deficit, ending	$(15,715,174)	$(13,038,349)	$(15,715,174)	$(13,038,349)

Loss Per Share - basic and diluted	$(0.01)	$(0.01)	$(0.02)	$(0.03)

Weighted Average Outstanding Shares - basic and diluted	92,129,073	88,759,548	90,752,382	75,668,522

The accompanying notes are an integral part of these unaudited interim consolidated financial statements.

Nayarit Gold Inc. (An Exploration Stage Company)

Interim Consolidated Statements of Cash Flows

(Unaudited)

(Expressed in Canadian dollars)

	For the three months ended June 30,		For the nine months ended June 30,
	2010	2009	2010	2009
Cash (Used In) Provided By:

Operating Activities
Net loss for the period	$(767,082)	$(646,271)	$(2,096,060)	$(2,119,649)
Items not involving cash
Stock-based compensation	24,605	114,839	68,648	618,865
Amortization	13,327	10,956	39,245	64,724
Gain on disposal of asset	—	—	—	(15,153)
Unrealized loss in market value of investments	1,000	—	1,000	—
Accrued interest income	—	(11)	(6)	(70)
Change in non-cash operating working capital
Prepaids and sundry receivables	36,182	(12,104)	31,529	237,013
Accounts payable and accrued liabilities	373,732	(65,689)	582,763	(181,632)

	(318,236)	(598,280)	(1,372,881)	(1,395,902)
Financing Activities
Issuance of private placement units, net of costs	—	(153,499)	—	8,994,916
Exercise of options	245,000	—	665,000	68,278

	245,000	(153,499)	665,000	9,063,194

Investing Activities
Short term investments	5,120	—	5,120	—
Purchase of property, plant and equipment	—	—	(1,182)	(13,899)
Exploration property expenditures	(321,047)	(3,015,980)	(1,594,381)	(9,081,720)

	(315,927)	(3,015,980)	(1,590,443)	(9,095,619)

Change in cash and cash equivalents	(389,163)	(3,767,759)	(2,298,324)	(1,428,327)

Cash and cash equivalents, opening	$572,272	$7,695,598	$2,481,433	$5,356,166

Cash and cash equivalents, closing	$183,109	$3,927,839	$183,109	$3,927,839

Cash and cash equivalents consist of:
Cash	$183,109	$918,939	$183,109	$918,939
Cash equivalents	—	3,008,900	—	3,008,900

	$183,109	$3,927,839	$183,109	$3,927,839

Supplemental Cash Flow Information (Note 12)

The accompanying notes form an integral part of these unaudited interim consolidated financial statements.

Nayarit Gold Inc. (An Exploration Stage Company)

Interim Consolidated Statements of Changes in Shareholders’ Equity

(Unaudited)

(Expressed in Canadian dollars)

	Common Shares		Warrants	Contributed Surplus	Accumulated Deficit
	Number	Amount				Total
Balance, September 30, 2008	67,870,262	$18,969,087	$3,283,451	$5,783,716	$(10,918,700)	$17,117,554
Private placements	20,000,000	10,000,000	—	—	—	10,000,000
Warrant valuation	—	(1,789,000)	1,789,000	—	—	—
Finders’ fees	—	—	622,000	—	—	622,000
Cost of issue	—	(1,677,722)	(368,475)	—	—	(2,046,197)
Shares issued for acquisition of property	1,500,000	675,000	—	—	—	675,000
Stock-based compensation	—	—	—	535,008	—	535,008
Stock-based compensation recorded as share and warrant issue costs	—	—	—	420,000	—	420,000
Stock-based compensation recorded as exploration property interests	—	—	—	126,423	—	126,423
Exercise of stock options	139,286	94,816	—	(26,538)	—	68,278
Net loss for the period	—	—	—	—	(2,700,414)	(2,700,414)

Balance, September 30, 2009	89,509,548	$26,272,181	$5,325,976	$6,838,609	$(13,619,114)	$24,817,652
Warrant valuation	—	(197,313)	197,313	—	—	—
Shares issued in predecessor share exchange	117	—	—	—	—	—
Shares issued for acquisition of property	1,500,000	720,000	—	—	—	720,000
Stock-based compensation	—	—	—	68,648	—	68,648
Stock-based compensation recorded as exploration property interests	—	—	—	(29,762)	—	(29,762)
Exercise of stock options	1,900,000	1,164,512	—	(499,513)	—	664,999
Expiry of warrants			(3,064)	3,064
Net loss for the period	—	—	—	—	(2,096,060)	(2,096,060)

Balance, June 30, 2010	92,909,665	$27,959,380	$5,520,225	$6,381,046	$(15,715,174)	$24,145,477

Nayarit Gold Inc. (An Exploration Stage Company)

Notes to the Unaudited Interim Consolidated Financial Statements

For the Three and Nine Months Ended June 30, 2010 and 2009

(Expressed in Canadian Dollars)

1.	Nature of Business and Going Concern

Nature of Business

Nayarit Gold Inc. (the “Company” or “Nayarit”) is a Canadian mineral exploration company engaged in locating, acquiring and exploring for gold, silver and base metals primarily in Mexico and has not yet determined whether its exploration property interests contain mineral reserves that are economically recoverable. The Company’s continuing operations and the underlying value and recoverability of the amounts shown for exploration property interests are dependent upon the existence of economically recoverable mineral reserves, the ability of the Company to obtain the necessary financing to complete the exploration and development of its exploration property interests, and on future profitable production or proceeds from the disposition of the exploration property interests. The Company was incorporated pursuant to the laws of Ontario on November 27, 2003. To date, the Company has not earned any revenue and is considered to be in the development stage as defined by the Canadian Institute of Chartered Accountants (“CICA”) Accounting Guideline 11 “Enterprises in the Development Stage”.

The Company’s operations comprise a single reporting operating segment engaged in mineral exploration in Mexico (2009 – same). As the operations comprise a single reporting segment, amounts disclosed in the consolidated statements of loss for the period also represent segment amounts. At June 30, 2010 (2009 – same), all of the Company’s mineral properties are located in Mexico and substantially all cash is on deposit with Canadian chartered banks.

All of the Company’s mining assets are located outside of Canada and are subject to the risk of foreign investments, including increase in taxes and royalties, renegotiation of contracts, currency exchange fluctuations and political uncertainty.

Although the Company has taken steps to verify title to the properties on which it is conducting exploration and in which it has an interest, in accordance with industry standards for the current stage of exploration of such properties, these procedures do not guarantee the Company’s title. Property title may be subject to unregistered prior agreements and non-compliance with regulatory requirements.

Going Concern

These unaudited interim consolidated financial statements have been prepared using Canadian generally accepted accounting principles (“Canadian GAAP”) applicable to a going concern, which assumes continuity of operations and realization of assets and settlement of liabilities and commitments in the normal course of business. In assessing whether the going concern assumption is appropriate, management takes into account all available information about the future, which is at least, but is not limited to, twelve months from the end of the reporting period. Management is aware, in making its assessment, of material uncertainties related to events or conditions that may cast substantial doubt upon the entity’s ability to continue as a going concern, as described in the following paragraph. These unaudited interim consolidated financial statements do not reflect the adjustments to the carrying values of assets and liabilities and the reported expenses and balance sheet classifications that would be necessary were the going concern assumption inappropriate. These adjustments could be material.

The Company is in the exploration stage and is subject to the risks and challenges similar to other companies in a comparable stage of exploration. These risks include, but are not limited to, dependence on key individuals, successful exploration results and the ability to secure adequate financing to meet the minimum capital required to successfully complete the project and continue as a going concern. As at

Nayarit Gold Inc. (An Exploration Stage Company)

Notes to the Unaudited Interim Consolidated Financial Statements—(Continued)

For the Three and Nine Months Ended June 30, 2010 and 2009

(Expressed in Canadian Dollars)

1.	Nature of Business and Going Concern (continued)

Going Concern (continued)

June 30, 2010, the Company had negative working capital of approximately $714,890, including cash and cash equivalents of approximately $183,109; however, management estimates that these funds will not be sufficient to meet the Company’s obligations and budgeted expenditures through June 30, 2011. Any funding shortfall may be met in the future in a number of ways including, but not limited to, the sale of equity or debt securities, further expenditure reductions, renegotiation of the amount and timing of exploration property payments, the introduction of joint venture partners, and/or a business combination (see Note 13). There is, however, no assurance that these sources of funding or initiatives will be available to the Company, or that they will be available on terms which are acceptable to the Company.

2.	Summary of Significant Accounting Policies

The unaudited interim consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles for interim financial statements. Accordingly, they do not include all of the information and notes to the consolidated financial statements required by Canadian generally accepted accounting principles for annual consolidated financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. Operating results for the three and nine months ended June 30, 2010 may not necessarily be indicative of the results that may be expected for the year ending September 30, 2010.

The consolidated balance sheet at September 30, 2009 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by Canadian generally accepted accounting principles for complete consolidated financial statements. The unaudited interim consolidated financial statements have been prepared by management in accordance with the accounting policies described in the Company’s annual audited consolidated financial statements for the year ended September 30, 2009. For further information, refer to the audited consolidated financial statements and notes thereto for the year ended September 30, 2009.

(a) Recently Adopted Accounting Policies

Financial Instruments

In June 2009, the AcSB issued amendments to Section 3862, “Financial Instruments – Disclosures”, to require enhanced disclosures about the relative reliability of the data, or “inputs”, that an entity uses in measuring the fair values of its financial instruments. The new requirements are effective for annual financial statements for fiscal years ending after September 30, 2009. The additional disclosures will be included in the Company’s annual financial statements for the year ending September 30, 2010.

(b) Future Accounting Changes

Business Combinations, Consolidated Financial Statements and Non-controlling Interests

In January 2009, the CICA issued Section 1582, “Business Combinations”, Section 1601, “Consolidated Financial Statements”, and Section 1602, “Non-controlling Interests” which replace Section 1581, “Business Combinations” and Section 1600, “Consolidated Financial Statements”. Section 1582 establishes standards for the accounting for business combinations that is equivalent to the business combination accounting standard under International Financial Reporting Standards (“IFRS”). Section 1582 is applicable

Nayarit Gold Inc. (An Exploration Stage Company)

Notes to the Unaudited Interim Consolidated Financial Statements—(Continued)

For the Three and Nine Months Ended June 30, 2010 and 2009

(Expressed in Canadian Dollars)

2.	Summary of Significant Accounting Policies (continued)

(b) Future Accounting Changes (continued)

Business Combinations, Consolidated Financial Statements and Non-controlling Interests (continued)

for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after January 1, 2011. Early adoption of this section is permitted. Section 1601 together with Section 1602 establishes standards for the preparation of consolidated financial statements. Section 1601 is applicable for the Company’s interim and annual consolidated financial statements for fiscal years beginning on or after January 1, 2011. Early adoption of this section is permitted. If the Company chooses to early adopt any one of these sections, the other two sections must also be adopted at the same time.

International Financial Reporting Standards (“IFRS”)

In 2006, the Canadian Accounting Standards Board (“AcSB”) published a new strategic plan that will significantly affect financial reporting requirements for Canadian companies. The AcSB strategic plan outlines the convergence of Canadian GAAP with IFRS over an expected five year transitional period. In February 2008, the AcSB announced that the changeover date for publicly-listed companies to use IFRS, replacing Canada’s own GAAP is for interim and annual financial statements relating to the fiscal year beginning on or after January 1, 2011. Accordingly, the Company will begin reporting under IFRS for its interim and annual periods for the year ended September 30, 2012. The Company’s transition date will be October 1, 2010, which will require restatement for comparative purposes of amounts reported by the Company for the year ended September 30, 2011. While the Company has begun assessing the adoption of IFRS, the financial reporting impact of the transition to IFRS cannot be reasonably estimated at this time.

3.	Capital Management

The Company considers the items included in consolidated Shareholders’ Equity as capital. Accordingly, the capital of the Company is $24.1 million and $24.8 million as at June 30, 2010 and September 30, 2009, respectively. The Company manages its capital structure and makes adjustments to it, based on the funds available to the Company, in order to support the acquisition, exploration and development of mineral properties. The Board of Directors does not establish quantitative return on capital criteria for management, but rather relies on the expertise of the Company’s management to sustain future development of the business.

The properties in which the Company currently has an interest are in the exploration stage; as such the Company is dependent on external financing to fund its activities. In order to carry out the planned exploration and pay for administrative costs, the Company will spend its existing working capital and raise additional amounts as needed. The Company will continue to assess new properties and seek to acquire an interest in additional properties if it feels there is sufficient geologic or economic potential and if it has adequate financial resources to do so.

Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable.

There were no changes in the Company’s approach to capital management during the period ended June 30, 2010. Neither the Company nor its subsidiary is subject to externally imposed capital requirements.

Nayarit Gold Inc. (An Exploration Stage Company)

Notes to the Unaudited Interim Consolidated Financial Statements—(Continued)

For the Three and Nine Months Ended June 30, 2010 and 2009

(Expressed in Canadian Dollars)

4.	Significant Risk Factors

The Company’s risk exposures and the impact on the Company’s unaudited interim consolidated financial statements are summarized below:

Credit Risk

The Company’s credit risk is primarily attributable to short-term investments and receivables. The Company has no significant concentration of credit risk arising from operations. Short-term investments consist of guaranteed investment certificates, which have been invested with reputable financial institutions, from which management believes the risk of loss to be remote. Management believes that the credit risk concentration with respect to financial instruments in these areas is remote.

Liquidity Risk

The Company’s approach to managing liquidity risk is to ensure that it will have sufficient liquidity to meet liabilities when due. As at June 30, 2010, the Company had a cash and cash equivalents balance of $183,109 (September 30, 2009 - $2,481,433) to settle current liabilities of $922,588 (September 30, 2009 - $378,613). All of the Company’s accounts payable and accrued liabilities have contractual maturities of less than 30 days and are subject to normal trade terms. See Note 1.

Market Risk

(a)	Interest Rate Risk

The Company’s current policy is to invest excess cash in investment grade short-term deposit certificates issued by its banking institutions. The Company periodically monitors the investments it makes and is satisfied with the credit ratings of its banks.

(b)	Foreign Currency Risk

The Company’s functional currency is the Canadian dollar and major purchases are transacted in Canadian dollars. The Company funds certain operations, exploration and administrative expenses in Mexican Pesos (MXN) or US Dollars (USD) on a cash call basis using MXN or USD currencies converted from its Canadian dollar bank accounts held in Canada. Included in exploration property interests are estimated IVA amounts recoverable which are recoverable in Mexican Pesos. The estimated IVA amounts recoverable balance was $1,158,906CAD ($14,177,954MXN) and $1,043,579CAD ($13,005,720 MXN) as at June 30, 2010 and September 30, 2009, respectively. Management believes the foreign exchange risk derived from currency conversions is insignificant and therefore does not hedge its foreign exchange risk.

(c)	Price Risk

The Company is exposed to price risk with respect to commodity prices. The Company closely monitors commodity prices to determine the appropriate course of action to be taken by the Company.

(d)	Property Risk

See Note 1.

Nayarit Gold Inc. (An Exploration Stage Company)

Notes to the Unaudited Interim Consolidated Financial Statements—(Continued)

For the Three and Nine Months Ended June 30, 2010 and 2009

(Expressed in Canadian Dollars)

4.	Significant Risk Factors (continued)

Sensitivity Analysis

The Company has designated its cash and cash equivalents and short term investments as held-for-trading, and measured them at fair value. Financial instruments included in prepaids and sundry receivables are classified as loans and receivables, which are measured at amortized cost. Accounts payable and accrued liabilities are classified as other financial liabilities, which are measured at amortized cost.

As at June 30, 2010, the carrying and fair value amounts of the Company’s financial instruments are approximately the same. Based on management’s knowledge and experience of the financial markets, the Company believes movements in interest rates, foreign exchange, and commodity prices are reasonably possible over a three month period.

Short term investments include deposits at call which are at variable rates. Sensitivity to a plus or minus 1% change in rates would affect net loss by $nil.

The Company has IVA amounts recoverable in Mexican Pesos that give rise to exposure to foreign exchange risk. The impact of a 10% increase in the Mexican Peso relative to the Canadian Dollar is an increase in the consolidated net loss and other comprehensive loss of $106,000CAD. The impact of a 10% decrease in the Mexican Peso relative to the Canadian Dollar is a decrease in the consolidated net loss and other comprehensive loss of $129,000CAD.

Price risk is remote at this time since the Company is not a producing entity.

5.	Property, Plant and Equipment

	June 30, 2010
	Cost	Accumulated Amortization	Net
	$	$	$
Computer equipment	44,544	25,354	19,190
Furniture and equipment	15,000	6,668	8,332
Software	136,127	130,972	5,155
Vehicle	68,800	37,075	31,725
Leasehold improvements	34,448	17,336	17,112
Building	99,860	15,614	84,246
Land	40,640	—	40,640

	439,419	233,019	206,400

Nayarit Gold Inc. (An Exploration Stage Company)

Notes to the Unaudited Interim Consolidated Financial Statements—(Continued)

For the Three and Nine Months Ended June 30, 2010 and 2009

(Expressed in Canadian Dollars)

5.	Property, Plant and Equipment (continued)

	September 30, 2009
	Cost	Accumulated Amortization	Net
	$	$	$
Computer equipment	43,362	19,215	24,147
Furniture and equipment	15,000	6,360	8,640
Software	136,127	115,157	20,970
Vehicle	68,800	27,864	40,936
Leasehold improvements	34,448	12,169	22,279
Building	99,860	13,009	86,851
Land	40,640	—	40,640

	438,237	193,774	244,463

6.	Exploration Property Interests

	June 30, 2010
	Orion	IVA	Advances	Total
	$	$	$	$
Beginning balance	21,312,940	1,043,579	51,618	22,408,137
Additions during the year
Acquisition costs	1,243,460	—	—	1,243,460
Assays and analysis	35,683	—	—	35,683
Environmental	71,879	—	—	71,879
Exploration support	62,476	—	—	62,476
Field supplies & equipment	661	—	—	661
Geological	149,673	—	—	149,673
Land payments	42,012	—	—	42,012
Metallurgical	73,182	—	—	73,182
Mining duties, permits and fees	113,777	—	—	113,777
Transportation	40,671	—	—	40,671
Wages and consulting fees	343,660	—	—	343,660

	2,177,134	—	—	2,177,134
Collected during the period	—	—	—	—
Increase (decrease) during the period	—	115,327	(46,631)	68,696

Ending balance	23,490,074	1,158,906	4,987	24,653,967

Nayarit Gold Inc. (An Exploration Stage Company)

Notes to the Unaudited Interim Consolidated Financial Statements—(Continued)

For the Three and Nine Months Ended June 30, 2010 and 2009

(Expressed in Canadian Dollars)

6.	Exploration Property Interests (continued)

	September 30, 2009
	Orion	IVA	Advances	Total
	$	$	$	$
Beginning balance	11,110,355	944,527	63,914	12,118,796
Additions during the year
Acquisition costs	1,964,012	—	—	1,964,012
Assays and analysis	863,120	—	—	863,120
Environmental	50,943	—	—	50,943
Drilling	4,956,907	—	—	4,956,907
Exploration support	430,006	—	—	430,006
Field supplies & equipment	114,328	—	—	114,328
Geological	242,983	—	—	242,983
Mapping & surveying	11,144	—	—	11,144
Metallurgical	46,499	—	—	46,499
Mining duties, permits and fees	213,506	—	—	213,506
Transportation	93,843	—	—	93,843
Wages and consulting fees	1,215,294	—	—	1,215,294

	10,202,585	—	—	10,202,585
Collected during the year	—	(1,009,585)	(12,296)	(1,021,881)
Increase during the year	—	1,108,637	—	1,108,637

Ending balance	21,312,940	1,043,579	51,618	22,408,137

Orion

The Orion Gold Project consists of several mineral concessions containing a total area of approximately 105,000 hectares located in the state of Nayarit, on the Pacific coast of the Republic of Mexico.

The El Magnifico concession, which formed part of the Company’s initial land holdings, was staked for the Company and is not subject to any royalty or other agreements. The Bonanza I, Reese, Gross and El Dorado concessions, staked at various times since September, 2005 by the Company, are likewise not subject to any royalty or other agreements.

The following concessions are subject to a royalty or option agreement:

(a)	Orion

The Orion concession is made up of one concession comprising approximately 528 hectares. The Orion concession is subject to a 3.5% net smelter royalty, which may be purchased at any time for $250,000 and a 10% net profits interest.

(b)	La Estrella

Pursuant to an option agreement dated November 28, 2003, the Company can acquire a 100% interest in the La Estrella concession. The La Estrella concession is made up of one claim comprising approximately 146 hectares. Consideration for the acquisition of the concessions is as follows:

•	Aggregate payments of USD$1,450,000 (CAD$1,527,984) over six years with an initial payment of USD$25,000 (CAD$24,870) (paid) and payments in year one - USD$50,000 (CAD$49,740)

Nayarit Gold Inc. (An Exploration Stage Company)

Notes to the Unaudited Interim Consolidated Financial Statements—(Continued)

For the Three and Nine Months Ended June 30, 2010 and 2009

(Expressed in Canadian Dollars)

6.	Exploration Property Interests (continued)

Orion (continued)

(b)	La Estrella (continued)

(paid); year two - USD$75,000 (CAD$74,610) (paid); year three - USD$100,000 (CAD$134,628) (paid); year four - USD$100,000 (CAD$102,072) (paid); year five - US$100,000 (CDN$115,420) (paid); year six - US$1,000,000 (CDN$1,049,390).

•

On December 8, 2009, the Company renegotiated the property payments on the La Estrella concession. The original agreement provided for a USD$1,000,000 (CAD$1,049,390) payment to be made on November 28, 2009; however, the Company has restructured the payment as follows: December 8, 2009 USD$75,000 (CAD$79,240) (paid), June 8, 2010 USD$25,000 (CAD $26,235) (paid), December 8, 2010 USD$100,000 (CAD$104,939), June 8, 2011 USD$100,000 (CAD$104,939), December 8, 2011 USD$175,000 (CAD$183,643), June 8, 2012 USD$175,000 (CAD$183,643) and December 8, 2012 USD$350,000 (CAD$367,286).

(c)	San Juan, San Francisco, San Miguel and Isis (collectively known as Huajicari concessions)

On July 25, 2008, the Company entered into a definitive option agreement with Compania Minera Huajicari, S.A. de D.V. (“Compania Minera Huajicari”) to acquire six additional mining concessions totaling 2,730 hectares in the Orion Silver-Gold Mining District in the State of Nayarit, Mexico. Consideration for the acquisition of the concessions is as follows:

•

Aggregate payments of USD$2,500,000 (CAD$2,588,130) with an initial payment of USD$500,000 (CAD$511,650) (paid), and payments six months from closing - USD$500,000 (CAD$601,900) (paid), twelve months from closing - USD$500,000 (CAD$567,408) (paid), eighteen months from closing - USD$500,000 (CAD$524,225) and twenty-four months from closing - USD$500,000 (CAD$524,225).

•

On December 10, 2009, the Company renegotiated the property payments on the Huajicari concession. The original agreement provided for a USD$500,000 payment to be made on November 8, 2009; however, the Company has restructured the payment as follows: January 31, 2010 USD$250,000 (CAD$262,348) (paid) and April 30, 2010 USD$250,000 (CAD$261,112).

•

On June 14, 2010, the Company renegotiated the property payments on the Huajicari concession. The amended agreement provided for a USD$250,000 payment to be made on April 30, 2010 and the original agreement provided for a final payment of USD$500,000 on May 8, 2010; however, the Company restructured the payments as follows: July 31, 2010 USD$250,000 (CAD$261,112) (paid subsequent to June 30, 2010. See Note 13), August 31, 2010 USD$250,000 (CAD$261,112) (paid subsequent to June 30, 2010. See Note 13) and October 31, 2010 USD$250,000 (CAD$261,112).

•

3,500,000 common shares of the Company, of which 500,000 was due upon closing (issued), 750,000 was due six months from closing (issued), 750,000 was due twelve months from closing (issued), 750,000 was due eighteen months from closing (issued), and 750,000 was due twenty-four months from closing (issued). The shares issued are recorded based on the share price on the date the shares are issuable.

•	Compania Minera Hujicari has the option to acquire an additional 500,000 common shares of the Company by foregoing and in lieu of receiving the USD$500,000 (CAD$509,620) final payment.

Nayarit Gold Inc. (An Exploration Stage Company)

Notes to the Unaudited Interim Consolidated Financial Statements—(Continued)

For the Three and Nine Months Ended June 30, 2010 and 2009

(Expressed in Canadian Dollars)

6.	Exploration Property Interests (continued)

Orion (continued)

(c)	San Juan, San Francisco, San Miguel and Isis (collectively known as Huajicari concessions) (continued)

•	The Company committed to and incurred exploration expenditures of USD$3,000,000 (CAD$3,057,720) over the first two years on the acquired concessions.

•	3% Net Smelter Royalty (“NSR”) on production from the acquired concessions, however, the Company has the option to purchase the NSR for US$3,000,000 (CAD$3,057,720).

•	The Company may early terminate the agreement without further responsibility upon payment of 20% of the total remaining cash payments at the time of termination.

7.	Related Party Transactions

(a)	During the three months ended June 30, 2010, the Company paid or accrued nil (2009 - $52,560) consulting fees to an officer of the Company. The fees were recorded as exploration property interests.

(b)	During the nine months ended June 30, 2010, the Company paid or accrued $55,877 (2009 - $98,388) consulting fees to an officer of the Company. The fees were recorded as exploration property interests. In addition, for the nine months ended June 30, 2010, the Company recorded ($26,763) of stock based compensation cost as exploration property interests.

(c)	Included in accounts payable and accrued liabilities at June 30, 2010 is nil (September 30, 2009 - $16,586) owing to one officer of the Company for management fees and expenses incurred on behalf of the Company. These amounts are unsecured, non-interest bearing with no fixed terms of repayment.

(d)	Included in prepaids and sundry receivables at June 30, 2010 is nil (September 30, 2009 - $885) as an advance for travel costs to an officer of the Company.

The above related party transactions occurred in the normal course of operations and were measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

8.	Share Capital

(a)	Authorized

Unlimited number of common shares

Nayarit Gold Inc. (An Exploration Stage Company)

Notes to the Unaudited Interim Consolidated Financial Statements—(Continued)

For the Three and Nine Months Ended June 30, 2010 and 2009

(Expressed in Canadian Dollars)

8.	Share Capital (continued)

(b)	Issued

	Number	Amount
	#	$
Balance at September 30, 2008	67,870,262	18,969,087
Private placement at $0.50 per share (i)	20,000,000	10,000,000
Warrant valuation (i)	—	(1,789,000)
Exercise of stock options	139,286	94,816
Issue of shares for acquisition of property (Note 6 (c))	1,500,000	675,000
Share issue costs (i)	—	(1,677,722)

Balance at September 30, 2009	89,509,548	26,272,181
Warrant valuation (ii)	—	(197,313)
Exercise of stock options	1,900,000	1,164,512
Issue of shares in predecessor share exchange	117	—
Issue of shares for acquisition of property (Note 6 (c))	1,500,000	720,000

Balance at June 30, 2010	92,909,665	27,959,380

(i)	On March 24, 2009, the Company completed a brokered private placement consisting of 20,000,000 units (the “Units”) in the Company at a price of $0.50 per Unit for gross proceeds of $10,000,000. Each Unit is comprised of one common share and one-half of one common share purchase warrant. Each warrant entitles the holder to purchase one additional common share (“Warrant Share”) of the Company at an exercise price of $0.65 per Warrant Share at any time within two years from the date of closing. Jennings Capital Inc. and BMO Capital Markets acted as co-lead agents in a syndicate which included Wolverton Securities Inc.

The agents were paid a cash commission of $700,000 and were issued a total of 1,400,000 warrants (the “Broker Warrants”). Each Broker Warrant is exercisable for one Unit at $0.50 per Unit at any time within 24 months of closing. The fair value of the Broker Warrants issued was determined to be $0.44 per warrant or $622,000 in the aggregate using the Black-Scholes option pricing model and was charged to share issue costs. The following weighted average assumptions were used: risk-free interest rate of 1.07%, expected dividend yield of 0%, expected stock volatility of 84% and an expected life of 2 years.

Other consultants were issued a total of 1,000,000 stock options related to the successful completion of the financing. The fair value of the stock options issued was determined to be $0.42 per stock options or $420,000 in the aggregate using the Black-Scholes option pricing model and was charged to share issue costs. The following weighted average assumptions were used: risk-free interest rate of 2.535%, expected dividend yield of 0%, expected stock volatility of 84% and an expected life of 5 years. Other share issue costs totaled $305,084. Issue costs of $368,475 were allocated to warrants.

The fair value of the private placement warrants issued was determined to be $0.18 per warrant or $1,789,000 in the aggregate using the Black-Scholes option pricing model. The following weighted average assumptions were used: risk-free interest rate of 1.07%, expected dividend yield of 0%, expected stock volatility of 84% and an expected life of 2 years.

Nayarit Gold Inc. (An Exploration Stage Company)

Notes to the Unaudited Interim Consolidated Financial Statements—(Continued)

For the Three and Nine Months Ended June 30, 2010 and 2009

(Expressed in Canadian Dollars)

8.	Share Capital (continued)

(b)	Issued (continued)

(ii)	On December 31, 2009, the Company obtained approval to extend the term of 5,682,500 common share purchase warrants that were issued by the Company as part of the January 11, 2008 private placement. The term of these warrants was extended by six months; accordingly, the new expiry date is now July 11, 2010. The amended fair value of the warrants has been estimated using the Black-Scholes option pricing model using the following assumptions: risk-free interest rate of 0.5%; expected life of 0.53 years; expected volatility of 62%, and expected dividend yield of 0%. The additional estimated fair value of $197,313 was allocated to the warrants.

(c)	Stock Options

The Company has a stock option plan (the “Plan”) providing the Board of Directors with the discretion to issue stock options to its directors, officers and certain consultants of the Company. Previously, the aggregate number of shares of the Company which could be issued and sold under the Plan should not exceed 9,775,000. At the annual general meeting of the shareholders in March 2009, an amendment to the Plan was approved whereby the aggregate number of shares of the Company which may be issued and sold under the Plan was increased to 11,300,000. Stock options are granted with an exercise price determined by the Board of Directors. Options shall not be granted for a term exceeding five years. Options vest over a period of at least 18 months and must be released in equal stages on a quarterly basis and options issued to Investor Relations Consultants must vest in stages of not less than twelve months with no more than one-quarter of the options vesting in any three month period.

The following is a summary of stock option activity for the nine months ended June 30, 2010 and the year ended September 30, 2009:

	Nine Months Ended June 30, 2010		Year Ended September 30, 2009
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
	#	$	#	$
Beginning Balance	9,089,286	0.65	7,795,000	0.65
Granted	—	—	1,978,572	0.58
Forfeited (vested)	(240,000)	0.65	(356,666)	0.52
Forfeited (unvested)	(120,000)	0.65	(188,334)	0.48
Exercised	(1,900,000)	0.35	(139,286)	0.48

Ending Balance	6,829,286	0.73	9,089,286	0.65

Nayarit Gold Inc. (An Exploration Stage Company)

Notes to the Unaudited Interim Consolidated Financial Statements—(Continued)

For the Three and Nine Months Ended June 30, 2010 and 2009

(Expressed in Canadian Dollars)

8.	Share Capital (continued)

(c)	Stock Options (continued)

The estimated fair value of options has been estimated at the grant date using the Black-Scholes option pricing model. The weighted average assumptions used in the pricing model to assign value to the options granted during the period are as follows:

	Nine Months Ended June 30, 2010	Year Ended September 30, 2009
Risk free interest rate	nil	2.17%
Expected life	nil	4.3 years
Expected volatility	nil	86%
Expected dividend yield	nil	—

The weighted average fair value of options granted whose exercise price at grant date was greater than the market price on the grant date during the three months ended June 30, 2010 is nil (year ended September 30, 2009 – $0.26). The weighted average fair value of options granted whose exercise price at grant date was less than the market price on the grant date during the year ended June 30, 2010 is nil (year ended September 30, 2009 – $0.39).

As at June 30, 2010, the Company has outstanding stock options entitling the holders to acquire common shares as follows:

Weighted Average Exercise Price	Number Outstanding	Number Exercisable	Weighted Average Remaining Contractual Life
$	#	#	Years
0.75	89,286	89,286	0.1
1.30	700,000	700,000	0.8
1.33	75,000	75,000	0.8
0.98	1,550,000	1,550,000	1.9
0.90	50,000	50,000	1.9
0.90	50,000	50,000	2.1
0.80	100,000	100,000	2.1
0.60	10,000	10,000	2.2
0.44	140,000	140,000	2.1
0.49	100,000	100,000	2.5
0.50	2,315,000	2,315,000	2.8
0.50	100,000	100,000	2.9
0.70	500,000	312,500	3.2
0.50	50,000	50,000	3.6
0.55	1,000,000	666,667	3.8

0.73	6,829,286	6,308,453	2.0

As at June 30, 2010, 4,470,714 options remained available for future grants under the plan. Options vested and exercisable at June 30, 2010 totaled 6,308,453 at an average exercise price of $0.75 per share.

Nayarit Gold Inc. (An Exploration Stage Company)

Notes to the Unaudited Interim Consolidated Financial Statements—(Continued)

For the Three and Nine Months Ended June 30, 2010 and 2009

(Expressed in Canadian Dollars)

9.	Warrants

The following is a summary of warrant activity for the nine months ended June 30, 2010 and the year ended September 30, 2009:

	Nine Months Ended June 30, 2010			Year Ended September 30, 2009
	Number	Amount	Weighted Average Exercise Price	Number	Amount	Weighted Average Exercise Price
	#	$	$	#	$	$
Beginning Balance	36,038,800	5,325,976	0.70	24,638,800	3,283,451	0.73
Granted	—	—	—	11,400,000	2,411,000	0.63
Cost of issue	—	—	—	—	(368,475)	—
Extended	—	197,313	—	—	—	—
Exercised	—	—	—	—	—	—
Expired	(27,300)	(3,064)	0.70	—	—	—

Ending Balance	36,011,500	5,520,225	0.70	36,038,800	5,325,976	0.70

The following warrants are outstanding as at June 30, 2010:

Number of Warrants	Exercise Price	Expiry Date
#	$
5,637,500	0.70	July 11, 2010(1)
17,900,000	0.75	July 25, 2010
1,074,000	0.56	July 25, 2010(2)
10,000,000	0.65	March 24, 2011
1,400,000	0.50	March 24, 2011(3)

36,011,500

(1)	Approval for the extension of the warrants was obtained on December 31, 2009. See Note 8(b)(ii).
(2)	Each whole warrant entitles the holder to acquire one unit comprised of one common share and one warrant to acquire one additional common share for $0.75 for a period of two years.
(3)	Each whole warrant entitles the holder to acquire one unit comprised of one common share and one half of one warrant to acquire one additional common share for $0.65 for a period of two years.

Nayarit Gold Inc. (An Exploration Stage Company)

Notes to the Unaudited Interim Consolidated Financial Statements—(Continued)

For the Three and Nine Months Ended June 30, 2010 and 2009

(Expressed in Canadian Dollars)

10.	Contributed Surplus

	Nine Months Ended June 30, 2010	Year ended September 30, 2009
	$	$
Beginning Balance	6,838,609	5,783,716
Stock-based compensation expense	68,648	535,008
Stock-based compensation recorded as share and warrant issue costs	—	420,000
Stock-based compensation recorded as exploration property interests	(29,762)	126,423
Exercise of stock options	(499,513)	(26,538)
Expiration of warrants	3,064	—

Ending Balance	6,381,046	6,838,609

11.	Commitments and Contingencies

On October 1, 2007, the Company entered into a lease for office space for a term of five years ending September 30, 2012. Minimum lease commitments for successive fiscal years ending September 30 are approximated as follows:

$
2010	5,735
2011	22,940
2012	23,680

52,355

The Company has an employment agreement with the Chief Executive Officer that contains change of control, change of location and termination clauses under which the Chief Executive Officer would be entitled to three times his annual salary of $250,000 and bonus (determined by the compensation committee on an annual basis with the bonus amount not to exceed 150% of the annual salary) and his listed benefits would continue for a period of three years. Subsequent to June 30, 2010, the Chief Executive Officer negotiated an employment contract with Capital Gold Corporation and waived all change of control, change of location and termination clauses under his employment contract with the Company.

The Company has an employment agreement with the Chief Financial Officer that contains change of control, change of location and termination clauses under which the Chief Financial Officer would be entitled to two times her annual salary of $100,000 and bonus (determined by the compensation committee on an annual basis with the bonus amount not to exceed 150% of the annual salary) and her listed benefits would continue for a period of three years. As at June 30, 2010, $220,000 was accrued as transaction costs related to the proposed business combination with Capital Gold Corporation.

See also Note 6(c) regarding the early termination clause with respect to the Huajicari concessions.

Nayarit Gold Inc. (An Exploration Stage Company)

Notes to the Unaudited Interim Consolidated Financial Statements—(Continued)

For the Three and Nine Months Ended June 30, 2010 and 2009

(Expressed in Canadian Dollars)

12.	Supplemental Cash Flow Information

	Three Months Ended June 30,		Nine Months Ended June 30,
	2010	2009	2010	2009
	$	$	$	$
Interest paid	—	—	—	—
Income taxes paid	—	—	—	—

Non-cash investing and financing transactions:
Acquisition of exploration property interests for share consideration (Note 6(c))	360,000	—	720,000	337,500
Change in exploration property interests payable	59,675	654,895	38,788	106,944
Fair value of warrants extended	—	—	197,313	—
Recorded value of warrants expired	—	—	3,064	—
Fair value of warrants included in share issue costs	—	—	—	322,000
Stock-based compensation recorded as exploration property interests	—	—	(29,762)	—
Recorded value of options exercised	184,032	—	499,513	26,538

13.	Subsequent Events

In February 2010, the Company jointly announced with Capital Gold Corporation (“Capital Gold”) that they had entered into an agreement with respect to a proposed business combination in an all-share transaction subject to the completion of certain terms and conditions. $656,702 of transaction costs had been incurred as of June 30, 2010 related to this proposed transaction. On August 2, 2010, the proposed business combination closed. Pursuant to the transaction, Nayarit Gold Inc. was amalgamated with a wholly-owned subsidiary of Capital Gold and each common share of Nayarit Gold Inc. was exchanged for 0.134048 shares of common stock of Capital Gold. Upon the exercise or conversion of former convertible securities (stock options, warrants and agents’ warrants) of Nayarit, holders will receive shares of Capital Gold in lieu of shares of Nayarit on the basis of the exchange ratio. A total of 12,454,354 shares of Capital Gold were issued pursuant to the transaction and a further 2,525,464 shares were reserved for issuance upon the exercise or conversion of former Nayarit convertible securities.

In conjunction with the closing of the business combination with Capital Gold, revised expiration dates were provided for 4,970,000 options (666,218 stock options on a post-merger basis) for directors, employees and consultants that would not be providing services to Capital Gold post-merger. The revised expiration date for 4,970,000 stock options was November 1, 2010.

On August 29, 2010, the Company received a Decision Document from the Ontario Securities Commission which had the effect of Nayarit Gold Inc. ceasing to be a reporting issuer in Canada.

Subsequent to June 30, 2010, 5,637,500 warrants expired unexercised (exercise price $0.70) , 17,900,000 warrants expired unexercised (exercised price $0.75) and 1,074,000 Agents warrants expired unexercised (exercised price $0.56)

Subsequent to June 30, 2010, $500,000USD was paid pursuant to the amended Huajicari option agreement.

Nayarit Gold Inc. (An Exploration Stage Company)

Notes to the Unaudited Interim Consolidated Financial Statements—(Continued)

For the Three and Nine Months Ended June 30, 2010 and 2009

(Expressed in Canadian Dollars)

14.	Differences Between Canadian and U.S. Generally Accepted Accounting Principles

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Canada (“Canadian GAAP”). The following represents material adjustments to the consolidated financial statements as at June 30, 2010 and September 30, 2009 and for the three and nine months ended June 30, 2010 and 2009 in order to conform to accounting principles generally accepted in the United States (“US GAAP”).

	June 30, 2010	September 30, 2009
	$	$
Assets
Canadian GAAP	25,068,065	25,196,265
Deferred exploration expenditures (a)	(18,487,393)	(17,553,717)

US GAAP	6,580,672	7,642,548

Future Income Taxes
Canadian GAAP	—	—
Deferred exploration expenditures expensed (a)	5,176,470	4,915,000
Increase in valuation allowance	(5,176,470)	(4,915,000)

US GAAP	—	—

Deficit
Canadian GAAP	(15,715,174)	(13,619,114)
Cumulative deferred exploration expenditures adjustment (a)	(18,487,393)	(17,553,717)

US GAAP	(34,202,567)	(31,172,831)

	For the three months ended June 30,
	2010	2009
	$	$
Statement of Operations
Net loss under Canadian GAAP	(767,082)	(646,271)
Deferred exploration expenditures (a)	(211,824)	(2,236,554)

Net loss under US GAAP	(978,906)	(2,882,825)

Basic and diluted loss per share - US GAAP	(0.01)	(0.03)

Statement of Cash Flows
Cash flows used in operating activities under Canadian GAAP	(318,236)	(598,280)
Deferred exploration expenditures (a)	(271,499)	(2,891,449)

Cash flows used in operating activities under US GAAP	(589,735)	(3,489,729)

Cash flows used in investing activities under Canadian GAAP	(315,927)	(3,015,980)
Deferred exploration expenditures (a)	271,499	2,891,449

Cash flows used in investing activities under US GAAP	(44,428)	(124,531)

Nayarit Gold Inc. (An Exploration Stage Company)

Notes to the Unaudited Interim Consolidated Financial Statements—(Continued)

For the Three and Nine Months Ended June 30, 2010 and 2009

(Expressed in Canadian Dollars)

14.	Differences Between Canadian and U.S. Generally Accepted Accounting Principles (continued)

	For the nine months ended June 30,
	2010	2009
	$	$
Statement of Operations
Net loss under Canadian GAAP	(2,096,060)	(2,119,649)
Deferred exploration expenditures (a)	(933,675)	(7,364,417)

Net loss under US GAAP	(3,029,735)	(9,484,066)

Basic and diluted loss per share - US GAAP	(0.03)	(0.13)

Statement of Cash Flows
Cash flows used in operating activities under Canadian GAAP	(1,372,881)	(1,395,902)
Deferred exploration expenditures (a)	(972,463)	(7,471,361)

Cash flows used in operating activities under US GAAP	(2,345,344)	(8,867,263)

Cash flows used in investing activities under Canadian GAAP	(1,590,443)	(9,095,619)
Deferred exploration expenditures (a)	972,463	7,471,361

Cash flows used in investing activities under US GAAP	(617,980)	(1,624,258)

(a)	Deferred Exploration Expenditures

Under Canadian GAAP, exploration expenditures may be capitalized during the search for a commercially mineable body of ore and amortized later during commercial production. Under US GAAP, exploration expenditures can only be deferred subsequent to the determination that proven or probable mineral reserves exist at which time costs incurred to bring the mine into production are capitalized as development costs. Capitalized costs are then amortized on a unit of production basis based on proven and probable reserves.

For the purposes of the consolidated statements of cash flows, these costs are classified as cash used in investing activities under Canadian GAAP and cash used in operations under US GAAP.

(b)	Income Taxes

Under Canadian GAAP, future income taxes are calculated based on enacted or substantively enacted tax rates applicable to future years. Under US GAAP, only enacted rates are used in the calculation of future income taxes. This difference in GAAP did not result in a difference in the financial position, results of operations or cash flows of the Company.

(c)	Stock Based Employee Compensation

On November 27, 2003 (date of incorporation), the Company prospectively adopted the fair value based method for its employee options. Consequently, there were no differences between Canadian and US GAAP with respect to options granted since inception. Canadian GAAP permits a choice which allows companies to estimate forfeitures at the grant date or recognize forfeitures as they occur. US GAAP requires forfeitures to be estimated at the grant date. Management has evaluated the impact of estimating forfeitures at the grant date for the purposes of this reconciliation and determined that the impact is not material.

Nayarit Gold Inc. (An Exploration Stage Company)

Notes to the Unaudited Interim Consolidated Financial Statements—(Continued)

For the Three and Nine Months Ended June 30, 2010 and 2009

(Expressed in Canadian Dollars)

14.	Differences Between Canadian and U.S. Generally Accepted Accounting Principles (continued)

(d)	Uncertainty in Income Taxes

In July 2006, the ASC issued guidance for Accounting for Uncertainty in Income Taxes. The guidance prescribes a comprehensive model for how a company should recognize, measure, present, and disclose in its financial statements, uncertain tax positions that the Company has taken or expects to take on a tax return (including a decision whether to file or not file a return in a particular jurisdiction). Under the guidance, the financial statements will reflect expected future tax consequences of such positions presuming the taxing authorities’ full knowledge of the position and all relevant facts, but without considering time value. The guidance also revises disclosure requirements and introduces a prescriptive, annual, tabular roll-forward of the unrecognized tax benefits. It is effective for fiscal years beginning after December 15, 2006. Management has evaluated the adoption of the guidance for purposes of this reconciliation and has determined there is no impact.

(e)	Recently Issued Accounting Pronouncements

The Accounting Standards Codification

In June 2009, the Financial Accounting Standards Board (“FASB”) established the FASB Accounting Standards Codification (“ASC”) as the single source of authoritative GAAP to be applied by nongovernmental entities. The ASC is a new structure which took existing accounting pronouncements and organized them by accounting topic. Relevant authoritative literature issued by the Securities and Exchange Commission (“SEC”) and select SEC staff interpretations and administrative literature was also included in the ASC. All other accounting guidance not included in the ASC is non-authoritative. The ASC is effective for annual or interim periods ending after September 15, 2009. The adoption of the ASC did not have an impact on the Company’s consolidated financial position, results of operations or cash flows.

Fair Value Accounting

In September 2006, the ASC guidance for fair value measurements and disclosure was updated to define fair value, establish a measurement framework, and expand disclosures about fair value measurements. This guidance does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements. The provisions of the updated guidance were adopted October 1, 2008. In February 2008, the FASB staff issued an update to the guidance which delayed the effective date for nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. The adoption of guidance is not expected to have a significant impact on the Company.

In October 2008, the guidance was further updated to provide guidance on how the fair value of a financial asset is to be determined when the market for that financial asset is inactive. The guidance states that determining fair value in an inactive market depends on the facts and circumstances, requires the use of significant judgment and, in some cases, observable inputs may require significant adjustment based on unobservable data. Regardless of the valuation technique used, an entity must include appropriate risk adjustments that market participants would make for nonperformance and liquidity risks when determining fair value of an asset in an inactive market. The guidance was effective upon issuance. The adoption of guidance did not have a significant impact on the Company.

Nayarit Gold Inc. (An Exploration Stage Company)

Notes to the Unaudited Interim Consolidated Financial Statements—(Continued)

For the Three and Nine Months Ended June 30, 2010 and 2009

(Expressed in Canadian Dollars)

14.	Differences Between Canadian and U.S. Generally Accepted Accounting Principles (continued)

(e)	Recently Issued Accounting Pronouncements (continued)

Fair Value Option

In February 2007, the ASC issued guidance that permits entities to choose to measure many financial instruments and certain other items at fair value, with the objective of improving financial reporting by mitigating volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The guidance was adopted October 1, 2008. The Company did not elect the Fair Value Option for any of its financial assets or liabilities, and therefore, the adoption of the guidance had no impact on the Company’s consolidated financial position, results of operations or cash flows.

Accounting for the Useful Life of Intangibles

In April 2008, the ASC updated guidance on the determination of the useful life of intangible assets which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. The guidance is effective for the Company’s fiscal year beginning October 1, 2009 and will be applied prospectively to intangible assets acquired after the effective date. The Company does not expect the adoption of the guidance to have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

Business Combinations

In December 2007, the ASC guidance for business combinations was updated to provide new guidance for recognizing and measuring identifiable assets and goodwill acquired, liabilities assumed, and any non-controlling interest in the acquiree. The updated guidance also provides disclosure requirements to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The provisions of the updated guidance is effective for assets or liabilities arising from contingencies in business combinations for which the acquisition date is on or after October 1, 2009. The Company will apply the guidance to all future business combinations.

Equity Method Investment

In November 2008, the ASC updated guidance which clarifies the accounting for certain transactions and impairment considerations involving equity method investments. The intent of the changes is to provide guidance on (i) determining the initial measurement of an equity method investment, (ii) recognizing other-than-temporary impairments of an equity method investment and (iii) accounting for an equity method investee’s issuance of shares. The updated guidance will be effective for the Company’s fiscal year beginning October 1, 2009. The adoption of the updated guidance did not have an impact on the Company’s consolidated financial position or results of operations and is not expected to have an impact on the Company’s consolidated financial position or results of operations.

Nayarit Gold Inc. (An Exploration Stage Company)

Notes to the Unaudited Interim Consolidated Financial Statements—(Continued)

For the Three and Nine Months Ended June 30, 2010 and 2009

(Expressed in Canadian Dollars)

14.	Differences Between Canadian and U.S. Generally Accepted Accounting Principles (continued)

(e)	Recently Issued Accounting Pronouncements (continued)

Variable Interest Entities

In June 2009, the ASC guidance for consolidation accounting was updated to require an entity to perform a qualitative analysis to determine whether the enterprise’s variable interest gives it a controlling financial interest in a variable interest entity (“VIE”). This analysis identifies a primary beneficiary of a VIE as the entity that has both of the following characteristics: i) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and ii) the obligation to absorb losses or receive benefits from the entity that could potentially be significant to the VIE. The updated guidance also requires ongoing reassessments of the primary beneficiary of a VIE. The provisions of the updated guidance are effective for the Company’s fiscal year beginning October 1, 2010. The Company does not expect the adoption of this guidance to have an impact on consolidated financial position, results of operations or cash flows.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

The laws of Quebec and the Registrant’s Articles permit indemnification of its directors and officers against certain liabilities, which would include liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”).

Sections 123.87, 123.88 and 123.89 of the Companies Act (Quebec) (the “QCA”), as amended, provide as follows:

123.87 [Defense] A company shall assume the defense of its mandatory prosecuted by a third person for an act done in the exercise of his duties and shall pay damages, if any, resulting from that act, unless the mandatary has committed a grievous offence or a personal offence separable from the exercise of his duties.

[Criminal Proceedings] However, in a penal or criminal proceeding the company shall assume only the payment of the expenses of its mandatary if he had reasonable grounds to believe that his conduct was in conformity with the law, or the payment of the expenses of its mandatary if he has been freed or acquitted.

123.88 [Expense] A company shall assume the expenses of its mandatary if, having prosecuted him for an act done in the exercise of his duties, it loses its case and the court so decides.

[Expenses] If the company wins its case only in part, the court may determine the amount of the expenses it shall assume.

123.89 [Obligations] A company shall assume the obligations contemplated in sections 123.87 and 123.88 in respect of any person who acted at its request as director for a legal person of which it is a shareholder or creditor.

The Bylaws of the Registrant provide that, subject to the limitations contained in the QCA, the Registrant shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Registrant’s request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Corporation or such body corporate, if:

(a) he acted honestly and in good faith with a view to the best interests of the Registrant; and

(b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

Item 21.	Exhibits and Financial Statement Schedules

The exhibits to this Registration Statement are listed in the exhibit index which appears elsewhere herein.

Item 22.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)(1) The undersigned registrant undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus shall contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the application form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, shall be filed as a part of an amendment to the registration statement and shall not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in clause (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, Gammon Gold Inc. has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Ontario, Canada, on February 15, 2011.

GAMMON GOLD INC.

By:	/S/ RENÉ MARION
Name:	René Marion
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Amendment No. 4 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Dates

/S/ RENÉ MARION René Marion	President and Chief Executive Officer and Director	February 15, 2011

/S/ SCOTT PERRY Scott Perry	Chief Financial Officer (principal financial officer and principal accounting officer)	February 15, 2011

* Dr. Luis Chavez	Corporate Director of Mexican Operations and Director	February 15, 2011

* Colin Benner	Chairman of the Board of Directors (principal executive officer)	February 15, 2011

* Richard M. Colterjohn	Director	February 15, 2011

* Terrence Cooper	Director	February 15, 2011

* Alan R. Edwards	Director	February 15, 2011

* George D. Elliot	Director	February 15, 2011

* Joseph Spiteri	Director	February 15, 2011

* Ronald E. Smith	Director	February 15, 2011

*By:	/S/ SCOTT PERRY
Scott Perry, as Attorney-in-fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this Amendment No. 4 to the Registration Statement, solely in the capacity of the duly authorized representative of the Registrant in the City of Golden, Colorado, United States on February 15, 2011.

GAMMON LAKE RESOURCES (USA), INC.

By:	/S/ PETER DROBECK
Name:	Peter Drobeck
Title:	Senior Vice President of Exploration and Business Development

EXHIBIT INDEX

Exhibit No.	Description of Document

2.1	Agreement and Plan of Merger, dated October 1, 2010, by and among Gammon Gold Inc., Capital Gold AcquireCo, Inc. and Capital Gold Corporation (incorporated by reference to Annex A included in this proxy statement/prospectus).

2.2	Amendment No.1 to the Agreement and Plan of Merger, dated October 29, 2010, by and among Gammon Gold Inc., Capital Gold AcquireCo, Inc. and Capital Gold Corporation (incorporated by reference to Annex A-1 included in this proxy statement/prospectus).

3.1	Articles of Amendment of Gammon Gold Inc. (incorporated by reference to the Gammon Gold Inc. Form 8-A filed on August 25, 2003).

3.2	Bylaws of Gammon Gold Inc. (incorporated by reference to the Gammon Gold Inc. Form 6-K filed on June 23, 2006).

5.1	Opinion of Fasken Martineau DuMoulin LLP as to the validity of the common shares of Gammon Gold Inc. being registered.*

21.1	Subsidiaries of registrant of Gammon Gold Inc. (incorporated by reference to page 9 of Exhibit 99.1 to Form 40-F for the fiscal year ended December 31, 2009).

23.1	Consent of Fasken Martineau DuMoulin LLP (included in Exhibit 5.1).

23.2	Consent of KPMG LLP, independent registered accounting firm of Gammon Gold Inc.

23.3	Consent of BDO USA, LLP, independent registered accounting firm of Capital Gold Corporation.

23.4	Consent of Wolinetz, Lafazan & Company, P.C., independent registered accounting firm of Capital Gold Corporation.

23.5	Consent of PricewaterhouseCoopers LLP, independent auditor of Nayarit Gold Inc.

23.6	Consent of McGovern, Hurley, Cunningham, LLP, independent auditor of Nayarit Gold Inc.

24.1	Powers of Attorney*.

99.1	Consent of Ramon Luna Espinoza, P. Geo.

99.2	Consent of Clarence J. Wendt, P.Geo.

99.3	Consent of Mark G. Stevens.

99.4	Consent of Glenn R. Clarke & Associates Ltd.

99.5	Consent of Glenn R. Clarke, P. Eng.

99.6	Consent of Pincock, Allen & Holt.

99.7	Consent of SRK Consulting (US), Inc.

99.8	Consent of Stifel, Nicolaus & Company, Incorporated.

99.9	Form of Capital Gold Corporation Proxy Card.*

*	Previously filed.